Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-151532

51,000,000 shares of common stock — maximum offering

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC.

$10.00 PER SHARE Minimum Initial Purchase — 200 Shares

Lightstone Value Plus Real Estate Investment Trust II, Inc. is a Maryland corporation incorporated on April 28, 2008 that qualifies as a real estate investment trust for U.S. federal income tax purposes, or REIT. We are sponsored by The Lightstone Group, LLC, one of the largest private residential and commercial real estate owners in the United States. We are offering up to 51,000,000 shares of common stock to investors who meet our suitability standards and up to 6,500,000 shares of common stock to participants in our distribution reinvestment program. The dealer manager of the offering, Lightstone Securities, LLC, is not required to sell a specific number or dollar amount of shares but will use its best efforts to sell 51,000,000 of our shares. The dealer manager may engage third party soliciting dealers in connection with this offering.

Our offering was originally set to expire on February 17, 2011. However, as permitted by Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, on December 13, 2010, our Board of Directors approved an extension of our offering of up to 51,000,000 primary shares and up to 6,500,000 shares pursuant to our distribution reinvestment program until the earlier of the sale of all 57,500,000 shares or February 17, 2012. We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and the distribution reinvestment program. We may terminate this offering at any time.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 20 for a discussion of the risks which should be considered in connection with your investment in our common stock. Some of these risks include:

•	We may be considered a “blind pool” because we own a limited number of properties and real estate-related investments and have not identified most of the investments we will make with the offering proceeds and we have a limited operating history and no established financing sources;
•	No public market currently exists for our shares of common stock, no public market for those shares may ever exist and our shares are illiquid;
•	There are substantial conflicts between the interests of our investors, our interests and the interests of our advisor, sponsor and our respective affiliates regarding affiliate compensation, investment opportunities and management resources because David Lichtenstein, the Chairman of our Board of Directors, is the majority owner of our sponsor and our advisor; the sponsor and advisor may compete with us and acquire properties that suit our investment objectives; we have no employees that do not also work for our sponsor or advisor and the advisor is not obligated to devote any fixed, minimum amount of time or effort to management of our operations;
•	We may maintain a level of leverage as high as 75% of the aggregate fair market value of our properties;
•	Federal income tax law limits ownership and transferability of our shares that prohibit five or fewer individuals from beneficially owning more than 50% of our outstanding shares during the last half of each taxable year and, subject to exceptions, we restrict any person from beneficially owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% of our common stock;
•	Our investment objectives and strategies may be changed without stockholder consent;
•	We are obligated to pay substantial fees to our advisor and its affiliates, including fees payable upon the sale of properties, and our incentive advisor fee structure may result in our advisor recommending riskier or more speculative investments;
•	We may make distributions that include a return of principal and may borrow to make these distributions;
•	If we fail to maintain our qualification as a REIT, it may reduce the amount of income available for distribution and limit our ability to make distributions to our stockholders; and
•	Disruptions in the financial markets and deteriorating economic conditions could adversely affect the values of our investments and our ongoing results of operations.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

These are speculative securities and this investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in us is not permitted.

	Per Share		Maximum Offering
Public offering price	$10.00	(1)	$510,000,000
Selling commissions(2)	$—		—
Dealer manager fee(2)	$—		—
Proceeds, before expenses, to us	$10.00		$510,000,000

(1)	The offering price per share of common stock issuable pursuant to our distribution reinvestment program is initially $9.50.
(2)	Dealer manager fees and selling commissions will be paid for with the cash proceeds, if any, from our sale to Lightstone SLP II LLC, which is majority owned and controlled by our sponsor, of subordinated profits interests from Lightstone Value Plus REIT II LP, our Operating Partnership. Distributions with respect to these subordinated profits interests will be made only after stockholders have received a stated preferred return.

Prospectus dated May 2, 2011

SUITABILITY STANDARDS

Because an investment in our common stock is risky and is a long-term investment, it is suitable and appropriate for you only if you have adequate financial means to make this investment, you have no immediate need for liquidity in your investment and you can bear the loss of your investment.

Therefore, we have established financial suitability standards for investors who purchase shares of our common stock, which we sometimes refer to as the “shares.” In addition, residents of some states must meet higher suitability standards under state law. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Arkansas

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas resident that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

Kentucky

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Oregon, Pennsylvania or Washington resident’s net worth.

Kansas, Missouri, and California

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Alabama

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Tennessee

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and Tennessee residents’ maximum investment in us and our affiliates must not exceed ten percent (10%) of their liquid net worth. The foregoing suitability standards must be met by the investor who purchases the shares. In the case of sales to fiduciary accounts, these minimum standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the common stock if the donor or the grantor is the fiduciary.

The foregoing suitability standards must be met by the investor who purchases the shares. In the case of sales to fiduciary accounts, these minimum standards must be met by the beneficiary, the fiduciary account or

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by the donor or grantor who directly or indirectly supplies the funds to purchase the common stock if the donor or the grantor is the fiduciary. Investors with investment discretion over assets of an employee benefit plan covered by ERISA should carefully review the information in the section entitled “ERISA Considerations.”

In the case of gifts to minors, the suitability standards must be met by the custodian of the account or by the donor.

In order to ensure adherence to the suitability standards described above, requisite criteria must be met, as set forth in the subscription agreement in the form attached hereto as Appendix C. In addition, our sponsor, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed subscription agreements will be maintained in our records for six years.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the USA PATRIOT Act), the units offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “Prohibited Shareholder,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

The date of this Prospectus is May 2, 2011

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PROSPECTUS SUMMARY

This prospectus summary highlights material information contained in this prospectus. Because it is a summary, it does not contain all the information that may be important to you. You should read this entire prospectus, including the “Risk Factors” section, the financial statements, and the appendices carefully before you making a decision to invest in our common stock.

Lightstone Value Plus Real Estate Investment Trust II, Inc.

We are a Maryland corporation formed on April 28, 2008. We have qualified as a real estate investment trust, or REIT, for U.S. federal income tax purposes since our taxable year ending December 31, 2009. We were formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout North America, as well as other real estate-related investments. We are structured as an umbrella partnership REIT, or UPREIT, and substantially all of our current and future business is and will be conducted through Lightstone Value Plus REIT II LP, a Delaware limited partnership formed on April 30, 2008, our Operating Partnership, in which we, as the general partner, held a 99.99% general partnership interest as of December 31, 2010.

We were formed as a corporation with perpetual existence; however, our corporate existence may be terminated upon our dissolution and the liquidation of our assets in accordance with the terms of our charter. Because we own a limited number of properties and other real estate-related investments and have not yet identified most of the investments we will make with proceeds from this offering, we are considered to be a “blind pool”.

Our principal executive offices are located at 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, our telephone number is (732) 367-0129 and our website address is www.lightstonereit.com.

REIT Status

If we remain qualified as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification under the Internal Revenue Code of 1986, as amended, or the Code, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to remain qualified for taxation as a REIT in any subsequent year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some U.S. federal, state and local taxes on our income and property and to U.S. federal income taxes and excise taxes on our undistributed income. See “Material U.S. Federal Income Tax Considerations.”

Terms of the Offering

We are offering a maximum of 51,000,000 shares of our common stock in this offering. We are offering these shares on a best efforts basis through the dealer manager at $10.00 per share, subject to volume discounts in some cases. An offering on a best efforts basis is one in which the securities dealers participating in the offering are under no obligation to purchase any of the securities being offered and, therefore, no specified number of securities are guaranteed to be sold and no specified amount of money is guaranteed to be raised from the offering. Assuming we sell 51,000,000 shares in this offering, the organization and offering expenses, including selling commissions and the dealer manager fee, are expected to be approximately $51,000,000. We have sold and will continue to sell subordinated general partner participation units in Lightstone Value Plus REIT II LP, our Operating Partnership, which we refer to as the “subordinated profits interests,” to Lightstone SLP II LLC. Our sponsor may elect to purchase subordinated profits interests with either cash or an interest in real property of equivalent value. The proceeds received from the cash sale of subordinated profits interests, if any, will be used to pay the dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in properties, a majority of our

Board of Directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying property.

On June 30, 2010 and December 29, 2010, respectively, through our Operating Partnership, we entered into Contribution Agreements with Lightstone Holdings LLC (“LGH”), a majority owned subsidiary of our sponsor, pursuant to which LGH contributed to our Operating Partnership 26.25% and 8.163% respectively of the equity interests in Brownmill LLC (“Brownmill”) in order to fulfill our sponsor’s commitment as described above. As a result, we have an aggregate 34.413% equity interest in Brownmill as of December 31, 2010.

Any subordinated profits interests purchased with the sponsor’s interest in real property may have property level secured indebtedness to which our purchase may be subject. In determining the value of such interests, the Board of Directors will consider our individual and portfolio leverage limitations, the maturity date and interest rate of any such indebtedness and the current state of the real estate debt markets at the time of such purchase in determining the value of such property.

We will pay all organization and other offering expenses in connection with this offering, except that we will use (i) the portion of the dealer manager fee that is not reallowed to participating broker dealers and (ii) the remaining proceeds from the sale of our subordinated profits interests to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross offering proceeds. Although not assured, Lightstone SLP II LLC may receive distributions after stockholders receive a 7% cumulative return, including up to 40% of proceeds upon sale or other disposition of our properties after stockholders have received their initial capital and a 12% cumulative return. Sponsors of other REITs typically receive up to 15% of proceeds after their stockholders receive a 6% or more cumulative return. Although Lightstone SLP II LLC will not receive any distributions until our stockholders receive a 7% cumulative return, any distributions it does receive will lower distributions that would otherwise be made to our stockholders. See “Compensation Table.”

Certain of our affiliates, including our sponsor, promoters, advisor, dealer manager and Property Managers, will receive substantial fees and profits in connection with this offering. Such compensation is described more fully below under the heading “Compensation Table” and includes: selling commissions and a dealer manager fee payable to the dealer manager, acquisition fees, asset management fees, regular and liquidation distributions with respect to the subordinated profits interests, reimbursement of certain expenses, and property management fees payable to our Property Managers.

Status of the Offering

Our Registration Statement on Form S-11 (the “Registration Statement”) was declared effective under the Securities Act on February 17, 2009, and on April 24, 2009, we commenced our initial public offering of 51,000,000 shares of common stock. As of March 31, 2011, we had received aggregate gross offering proceeds of approximately $35.9 million from the sale of approximately 3.6 million shares in our initial public offering. Since we have received in excess of $25.5 million in aggregate gross offering proceeds, we have satisfied our minimum offering requirements for all states.

After allowing for the payment of approximately $3.2 million in selling commissions and dealer manager fees and $3.7 million in other offering expenses, through March 31, 2011, the Company has raised aggregate net offering proceeds of approximately $29.0 million. In addition, through March 31, 2011, we have issued approximately 91,530 shares associated with our distribution reinvestment program which represents $0.9 million of additional proceeds. As of March 31, 2011, there were approximately 47.4 million shares available for sale under our initial public offering, excluding shares available under our distribution reinvestment program.

Extension of the Offering

Our initial public offering was originally set to expire on February 17, 2011. However, as permitted under Rule 415 of the Securities Act, on December 13, 2010, our Board of Directors approved an extension of our offering of up to 51,000,000 primary shares and up to 6,500,000 shares pursuant to our distribution reinvestment program until the earlier of the sale of all 57,500,000 shares or February 17, 2012. We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and the distribution reinvestment program. We may terminate this offering at any time.

Our Sponsor

Our sponsor David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name is one of the largest private residential and commercial real estate owners and operators in the United States today, with a diversified portfolio of over 100 properties containing approximately 9,611 multifamily units, 1.1 million square feet of office space, 2.4 million square feet of industrial space, a 300-suite limited service hotel, and 4.0 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 500 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations. Our sponsor is also the sponsor of Lightstone Value Plus Real Estate Investment Trust, Inc. (referred to in this prospectus as “Lightstone I”), a non-traded REIT with similar investment objectives to ours. For a description of the recent adverse developments that have affected and may continue to affect some of our sponsor’s properties, see the section of this prospectus captioned “Prior Performance of Affiliates of Our Sponsor — Adverse Business Developments.”

Certain officers and directors of The Lightstone Group and its affiliates also have senior management positions with us. The positions and biographical information for these directors and executive officers can be found in the section “Management” under the heading “Our Directors and Executive Officers” appearing elsewhere in this prospectus.

Wholesaling Agreement

On November 12, 2010, the Company and Lightstone Securities Corp. (the “Dealer Manager”), the exclusive dealer manager for the Company’s offering of common stock, entered into a wholesaling agreement with ICON Securities Corp. (“ICON Securities”) pursuant to which ICON Securities will serve as the Company’s wholesaler. Under the agreement, ICON Securities has agreed to identify and introduce to the Company and the Dealer Manager additional selling agents, assist the Dealer Manager with the sale of the Company’s common stock through such additional selling agents, and provide other assistance to the Dealer Manager in connection with the marketing of the Company’s common stock. The Dealer Manager will pay to ICON Securities a distribution fee equal to 3% of the purchase price of the shares of common stock sold by each additional selling agent. In addition, the Dealer Manager has agreed to assign to ICON Securities the Dealer Manager Agreement between the Company and the Dealer Manager at such time as ICON Securities receives a no objections letter from the Financial Industry Regulatory Authority, Inc., or FINRA.

Joint Venture between our Sponsor and ICON Capital Corp.

Our sponsor and ICON Capital Corp. (“ICON Capital”), an affiliate of ICON Securities, have entered into a joint venture with respect to our management. Pursuant to the joint venture, ICON Capital has been admitted as a member of Lightstone Value Plus REIT II LLC, the advisor to the Company, and Lightstone SLP II LLC, the holder of the subordinated profits interest in our Operating Partnership, as described in Terms of the Offering above, which is majority owned by our sponsor.

Our Advisor and our Property Managers

Lightstone Value Plus REIT II LLC, our advisor, is majority owned indirectly by our sponsor. Our advisor, together with our Board of Directors, is and will continue to be primarily responsible for making investment decisions and managing our day-to-day operations. Through his ownership and control of The Lightstone Group, Mr. Lichtenstein is the majority owner of our advisor and the majority owner and manager of Lightstone SLP II LLC, the associate general partner of our Operating Partnership. Mr. Lichtenstein also acts as our Chairman and Chief Executive Officer. As a result, he controls both the general partner and associate general partner of our Operating Partnership and is the majority decision-maker of our Operating Partnership.

We do not have and will not have any employees that are not also employed by our sponsor or its affiliates. We depend substantially on our advisor, which generally has responsibility for our day-to-day operations. Under the terms of the advisory agreement, the advisor also undertakes to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our Board of Directors.

We have two affiliated property managers (our “Property Managers”), which may manage the properties we acquire. Our Property Managers are Paragon Retail Property Management LLC (“Paragon”) and Beacon Property Management LLC (“Beacon”), both of which are majority owned and controlled by our sponsor. Paragon, which previously operated under the name, Prime Retail Property Management, LLC, manages, leases, develops and redevelops all the factory outlet malls and certain other retail properties controlled by our sponsor. Beacon is a significant manager in the multi-family residential housing sector and oversees the management of approximately 11,000 multifamily units.

Our Operating Partnership

Our structure is generally referred to as an “UPREIT” structure. Substantially all of our assets are or are expected to be held through our Operating Partnership. This structure enables us to acquire assets from other partnerships and individual owners in a manner that will defer the recognition of gain to the partners of the acquired partnerships or the individual owners, assuming certain conditions are met. We provide our stockholders with appropriate tax information including an Internal Revenue Service, or IRS, Form 1099.

Summary Risk Factors

Investment in shares of our common stock involves risks which are described in detail under the heading “Risk Factors.” If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. The most significant risks relating to this offering and an investment in our shares include:

•	Because this is considered a “blind pool” offering, you may not have the opportunity to evaluate most of our investments before you make your purchase of our common stock, making your investment more speculative;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our advisor, our sponsor, and their respective affiliates;
•	The subordinated profits interests will entitle a majority owned subsidiary of our sponsor to certain payments and distributions that will significantly reduce the distributions available to stockholders after they receive a 7% cumulative return on their net investment.
•	We currently own a limited number of properties and other real estate-related investments and have not identified most of the investments we will make with the offering proceeds;
•	We may not be able to continue to make distributions and we may borrow to make distributions, which could reduce the cash available to us, and these distributions made with borrowed funds may constitute a return of capital to stockholders;
•	The profitability of our acquisitions is uncertain;
•	The bankruptcy or insolvency of a major tenant would adversely impact us;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions in the United States credit markets;
•	If lenders are not willing to make loans to our sponsor because of defaults on some of the sponsor’s properties, lenders may be less inclined to make loans to us and we may not be able to obtain financing for any future acquisitions;
•	There are limitations on ownership and transferability of our shares;
•	Our sponsor’s other public program, Lightstone I may be engaged in competitive activities;
•	We have limited operating history and no established financing sources;

•	Our investment objectives and strategies may be changed without stockholder consent;
•	If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment;
•	We are obligated to pay substantial fees to our advisor and its affiliates, including fees payable upon the sale of properties;
•	The incentive advisor fee structure may result in our advisor recommending riskier or more speculative investments;
•	No public market currently exists for our shares of common stock, no public market for our shares may ever exist and our shares are, and may continue to be, illiquid;
•	There are significant risks associated with maintaining as high level of leverage as permitted under our charter (which permits leverage of up to 75% of the fair market value of all of our properties);
•	Our advisor may have an incentive to incur high levels of leverage due to the fact that asset management fees payable to our advisor are based on total assets, including assets purchased with indebtedness;
•	Our advisor has no direct experience as a property manager and relies on affiliated and unaffiliated, fully established management companies to provide all property management services to our properties;
•	Our ability to diversify our investments may be limited by the number of shares sold in this offering;
•	Our dealer manager has not conducted an independent review of this prospectus;
•	We may fail to continue to qualify as a REIT for U.S. federal income tax purposes;
•	Our share repurchase program is subject to numerous restrictions, may be cancelled at any time and should not be relied upon as a means of liquidity;
•	Our operations could be restricted if we become subject to the Investment Company Act of 1940; and
•	Changes in applicable laws may adversely affect the income and value of our properties and our investments.

Types of Real Estate We Have Acquired and Plan to Acquire and Manage

We have acquired and intend to continue to acquire residential and commercial properties principally in North America. Our acquisitions may include both portfolios and individual properties. Unlike other REITs, which typically specialize in one sector of the real estate market, we invest and intend to continue to invest in both residential and commercial properties to create a diverse portfolio of property types and take advantage of our sponsor’s expertise in acquiring larger properties and portfolios of both residential and commercial properties. We generally intend to hold each property for seven to ten years.

We are not limited in the number, size or geographical location of any real estate assets. The number and mix of assets we acquire depends, in part, upon real estate and market conditions and other circumstances existing at the time we acquire our assets and, in part, on the net proceeds raised in this offering. We may expand our focus to include properties located outside the United States. If we invest in properties outside of the United States, we intend to focus on properties which we believe to have similar characteristics as those properties in which we have previous investment and management expertise. We do not anticipate that these international investments would comprise more than 10% of our portfolio. Investment in areas outside of the United States may be subject to risks different than those impacting properties in the United States. See “Risk Factors — Risks Associated with Our Properties and the Market — Your investment may be subject to additional risks if we make international investments.”

We have made and/or expect that we will make the following types of real estate investments:

•	Fee interests in market-rate, multifamily properties located either in or near major metropolitan areas. We will attempt to identify those sub-markets with job growth opportunities and demand demographics which support potential long-term value appreciation for multifamily properties.
•	Fee interests in power shopping centers and malls located in highly trafficked retail corridors, in selected high-barrier to entry markets and sub-markets. “Power” shopping centers are large retail complexes that are generally unenclosed and located in suburban areas that typically contain one or more large brand name retailers rather than a department store anchor tenant. We will attempt to identify those sub-markets with constraints on the amount of additional property supply, which will make future competition less likely.
•	Fee interests in improved, multi-tenanted, industrial properties and properties that contain industrial and office space (“industrial flex”) located near major transportation arteries and distribution corridors with limited management responsibilities.
•	Fee interests in improved, multi-tenanted, office properties located near major transportation arteries in urban and suburban areas.
•	Fee interests in lodging properties located near major transportation arteries in urban and suburban areas.
•	Preferred equity interests in entities that own the property types listed above.
•	Mezzanine loans secured by the pledges of equity interests in entities that own the property types listed above.
•	Commercial mortgage-backed securities secured by mortgages on real property.
•	Collateralized debt obligations.
•	Investments in equity securities issued by public or private real estate companies.

In addition, we further diversify and intend to continue to diversify our portfolio by investing up to 20% of our net assets in collateralized debt obligations, commercial mortgage-backed securities and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which we may acquire directly. We may also acquire majority or minority interests in other entities (or business units of such entities) with investment objectives similar to ours or with management, investment or development capabilities that our Board of Directors deems desirable or advantageous to acquire.

Primary Business Objectives and Strategies

Our primary objective is to achieve capital appreciation with a secondary objective of income without subjecting principal to undue risk. We intend to achieve this goal primarily through investments in real estate properties. We intend to use substantially all of the net proceeds from this offering to acquire and operate a diversified portfolio of real estate investments.

If we have not provided some form of liquidity for our stockholders or if our company is not liquidated, generally within seven to ten years after the proceeds from the offering are fully invested, we will cease reinvesting our capital and sell the properties and other assets, either on a portfolio basis or individually, or engage in another transaction approved by our Board of Directors (market conditions permitting) unless the directors, including a majority of the independent directors, determine that, in light of our expected life at any given time, it is deemed to be in the best interest of the stockholders to reinvest proceeds from property sales or refinancings. Alternatively, we may merge with, or otherwise be acquired by, an unaffiliated entity, our sponsor or affiliates of our sponsor.

See the “Investment Objectives and Strategies” section of this prospectus for a more complete description of our business and objectives.

Our Structure

The following chart depicts our structure and the services that affiliates of our sponsor will render to us:

OUR STRUCTURE

(1)	Our Property Managers are Paragon and Beacon. For more information on our Property Managers please see the section of this prospectus captioned “Management — Our Advisor and our Property Managers.”
(2)	On November 12, 2010, our sponsor and ICON Capital Corp. entered into a joint venture agreement with respect to our management. For more information please see the section of this prospectus captioned “Management — Joint Venture between our Sponsor and ICON Capital Corp.”

Conflicts of Interest

Conflicts of interest may exist between us and some of our affiliates, including our sponsor and advisor. Some of these potential conflicts include:

•	the possibility that our affiliates may invest in properties that meet our investment profile;
•	competition for the time and services of personnel that work for us and our affiliates;
•	substantial compensation payable by us to our advisor, Property Managers, dealer manager and affiliates for their various services, which may not be on market terms and is payable, in some cases, whether or not our stockholders receive distributions; and
•	the possibility that we may do business with entities that have pre-existing relationships with our affiliates which may result in a conflict between our business and the ongoing business relationships our affiliates have with each other.

Conflicts of interest may also arise in connection with the potential sale or refinancing of our properties or the enforcement of agreements.

See “Conflicts of Interest” for more details of these and other conflicts of interest.

Status of Fees Paid and Deferred

From our inception through December 31, 2009, we did not reimburse our advisor for any organization and other offering expenses. For the year ended December 31, 2010, we reimbursed our advisor approximately $1.7 million for organization and other offering expenses.

The following table shows the other amounts incurred and paid to our advisor and its affiliates since inception through December 31, 2010.

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Period April 28, 2008 (date of inception) through December 31, 2008
Acquisition fees	$74,642	$16,055	$—
Asset management fees	95,786	2,676	—
Property management fees	—	—	—
Acquisition expenses reimbursed to Advisor	—	—	—
Development fees	—	—	—
Leasing commissions	—	—	—
Total	$170,428	$18,731	$—

Through December 31, 2010, no fees have been deferred.

Actual and Estimated Use of Proceeds of this Offering

The amounts listed in the table below represent our actual use of offering proceeds through December 31, 2010 and our current estimates concerning the use of the maximum offering proceeds under two scenarios. The table does not give effect to the sale of any shares of common stock under our distribution reinvestment program. Our current estimates may not accurately reflect the actual receipt or application of the maximum offering proceeds.

The first estimated scenario, “Maximum Offering Amount”, assumes we sell the maximum of 51,000,000 shares in this offering at $10 per share. The second estimated scenario, “Maximum Offering Amount, Assuming Maximum Leverage”, assumes that we sell the maximum of 51,000,000 shares in this offering at $10 per share and that we maintain the maximum leverage of 75% of the aggregate fair market value of our properties.

We will pay all organization and other offering expenses in connection with this offering, except that we will use (i) the portion of the dealer manager fee that is not reallowed to participating broker dealers and (ii) the remaining proceeds from the sale of our subordinated profits interests to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross offering proceeds.

Additionally, for each of the estimated scenarios presented in the following table we have not given effect to the following:

•	any special sales or volume discounts which could reduce selling commissions; and
•	that our sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests.

	Actual Sale of 3,386,382 Shares through December 31, 2010	Percent	Maximum Offering Amount	Percent	Maximum Offering Amount, Assuming Maximum Leverage	Percent
Gross offering proceeds	$33,818,235	100.00%	$510,000,000	100.00%	$510,000,000	100.00%
Less offering expenses
Selling commissions, dealer manager fee and organization and other offering expenses	3,039,191	8.99%	$51,000,000	10.00%	$51,000,000	10.00%
Amount available for investment before sale of subordinated profits interests to sponsor	30,779,044	91.01%	$459,000,000	90.00%	$459,000,000	90.00%
Proceeds from cash sale of subordinated profits interests to sponsor	—		$47,700,000		$47,700,000
Total proceeds after cash sale of subordinated profits interests to sponsor to be contributed to the Operating Partnership	30,779,044	100.00%	$506,700,000	100.00%	$506,700,000	100.00%
Acquisition costs
Acquisition fees	90,697	0.29%	$4,813,650	0.95%	$19,254,600	3.80%
Acquisition expenses	137,934	0.45%	$2,280,150	0.45%	$6,080,400	1.20%
Initial working capital reserves	$—	0.00%	$2,550,000	0.50%	$2,550,000	0.50%
Total proceeds available for investment	$30,550,413	99.26%	$497,056,200	98.10%	$478,815,000	94.50%

Distribution Reinvestment and Share Repurchase Programs

Our distribution reinvestment program provides our stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares back to us, subject to restrictions. From our inception through December 31, 2009, we did not receive any requests to redeem shares under our share repurchase program. For the year ended December 31, 2010, we received requests to redeem 2,675 common shares pursuant to our share repurchase program. We redeemed 100% of the redemption requests at an average price per share of $9.00 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our distribution reinvestment plan and from our operating funds.

However, our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the distribution reinvestment program to all participants or written notice of termination of the share repurchase program to all stockholders. Both programs are described in greater detail under the heading “Distribution Reinvestment and Share Repurchase Programs,” below.

Financing Strategy

We intend to utilize leverage to make our investments. The number of different investments we will acquire will be affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain investments for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. There is no limitation on the amount we may invest in any single investment or on the amount we can borrow for the purchase of any investment.

Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our Board of Directors at least quarterly. The maximum amount of these borrowings in relation to net assets will not exceed 300% of net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate, approval by a majority of the independent directors and disclosure to our stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over this 300% level will be approved by a majority of independent directors and disclosed to our stockholders in our next quarterly report, along with justification for such excess.

Further, our charter limits our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders.

In addition, our charter prohibits us from making or investing in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value.

By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although our liability for the repayment of indebtedness is expected to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We will endeavor to obtain financing on the most favorable terms available. We expect that our loans will be non-recourse mortgage loans, however our lenders may have recourse to assets not securing the repayment of the indebtedness if we determine that it is beneficial for us to make a recourse loan. Our sponsor may refinance properties during the term of a loan, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage or when an existing mortgage matures. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements or an increase in distributions from proceeds of the refinancing.

Suitability Standards

In order to purchase shares, you must meet the financial suitability standards we have established for this offering. In general you must have either $70,000 in annual gross income and a minimum net worth of $70,000 or a minimum net worth of $250,000. However, residents of some states must meet higher suitability standards under state law. See “Suitability Standards” appearing elsewhere in this prospectus. Employee benefit plans covered by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) must consider additional factors before investing. To invest in this offering, you must complete a subscription agreement which, in part, provides that you meet these standards.

Distributions

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to continue to qualify for REIT status, we may be required to make distributions in excess of cash available. For a discussion of the tax treatment of distributions to you, see “Material U.S. Federal Income Tax Considerations.”

Distributions will be at the discretion of our Board of Directors. We commenced quarterly distributions beginning with the fourth quarter of 2009 and we have generally paid such distributions from cash proceeds from the sale of our common stock. We may continue to pay such distributions from the sale of our common stock or borrowings if we have not generated sufficient cash flow from our operations to fund distributions. Our ability to pay regular distributions and the size of these distributions will depend upon a variety of factors. For example, our borrowing policy permits us to incur short-term indebtedness, having a maturity of two years or less, and we may have to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the U.S. federal income tax benefits associated with qualifying as a REIT. We cannot assure that regular distributions will continue to be made or that we will maintain any particular level of distributions that we have established or may establish.

We are an accrual basis taxpayer, and as such our REIT taxable income could be higher than the cash available to us. We may therefore borrow to make distributions, which could reduce the cash available to us, in order to distribute 90% of our REIT taxable income as a condition to our election to be taxed as a REIT. These distributions made with borrowed funds may constitute a return of capital to stockholders. “Return of capital” refers to distributions to investors in excess of net income. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for U.S. federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Because our earnings and profits are reduced for depreciation and other non-cash items, it is likely that a portion of each distribution will constitute a tax-deferred return of capital for U.S. federal income tax purposes.

Distributions Declared by our Board of Directors and Source of Distributions

On March 30, 2009, our Board of Directors declared an annualized distribution rate (the “Annualized Distribution Rate”) for each quarterly period commencing 30 days subsequent to achieving the minimum offering of 500,000 shares. The distribution is calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per share per day, and equals a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the share price of $10.00.

At the beginning of October 2009, we achieved the minimum offering of 500,000 shares and on November 3, 2009, our Board of Directors declared our first quarterly distribution at the Annualized Distribution Rate for the three-month period ending December 31, 2009. Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Distribution Rate. The following table provides a summary of our quarterly distributions declared and the source of distributions based upon cash flows used in operations for the years ended for December 31, 2010 and 2009. There were no distributions declared during the period April 28, 2008 (date of inception) through December 31, 2008. All distributions have been funded from cash from the sale of our common stock. Our stockholders have the option to elect the receipt of shares in lieu of cash under our Distribution Reinvestment Program.

	2010					2009
	Year Ended December 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended December 31,
Distribution period		4th Quarter	3rd Quarter	2nd Quarter	1st Quarter		4th Quarter
Declaration date		November 12, 2010	September 16, 2010	July 9, 2010	March 23, 2010		November 12, 2009
Payment date		January 15, 2011	October 29, 2010	July 15, 2010	April 15, 2010		January 15, 2010
Distributions:
Cash	$830,218	$275,098	$240,192	$192,562	$122,366	$83,852	$83,852
Distribution Reinvestment Program	797,947	268,275	230,911	172,777	125,984	73,325	73,325
Total	$1,628,165	$543,373	$471,103	$365,339	$248,350	$157,177	$157,177
Source of Distributions:
Cash flows used in operations	$—	$—	$—	$—	$—	$(178,410)	$(178,410)
Proceeds from issuance of common stock	1,628,165	543,373	471,103	365,339	248,350	335,587	335,587
Total	$1,628,165	$543,373	$471,103	$365,339	$248,350	$157,177	$157,177

Additionally, on March 4, 2011, the Board of Directors declared the quarterly distribution at the Annualized Distribution Rate for the three-month period ending March 31, 2011. The distribution was paid on April 15, 2011 to shareholders of record as of March 31, 2011.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated fair value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.14. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Is an Investment in Us Appropriate for You?

An investment in us might be appropriate as part of your investment portfolio if you are looking for regular distributions. Our primary goal is achieve capital appreciation with a secondary objective of income without subjecting principal to undue risk. We plan to achieve our primary goal by acquiring and managing a portfolio of commercial and residential properties. We cannot guarantee that we will achieve this goal. Moreover, while we intend to continue to make regular quarterly distributions to our stockholders, distributions will be made at the discretion of our Board of Directors, and we cannot assure you that regular distributions will continue to be made or that any particular level of distributions will be maintained. In order to be qualified as a REIT, we are required under U.S. federal income tax law to annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to make such distributions, we will not be able to maintain our qualification as a REIT.

An investment in us will not be appropriate for you unless you are prepared to retain our shares for approximately seven to ten years. There is no public trading market for our shares and we do not expect a public trading market for our shares to develop in the near term. The absence of an active public market for our shares could impair your ability to sell our stock at a profit or at all. Within seven to ten years after the net proceeds of this offering are fully invested, our Board of Directors may determine that it is in our best interests to apply to have the shares listed on a national stock exchange or included for quotation on a national market system if we meet the applicable listing requirements at that time. Alternatively, our Board of Directors may decide that it is in our best interests to liquidate or to merge or otherwise consolidate with a publicly-traded REIT or merge with, or otherwise be acquired by, an unaffiliated third party, our sponsor or affiliates of our sponsor. Therefore, our shares should be purchased as a long term investment only.

Compensation

We pay our advisor, Property Managers, dealer manager, The Lightstone Group and their affiliates fees and reimburse certain expenses for services rendered to us. Outlined below are the most significant items of compensation. For a more complete explanation of the fees and expenses, as well as the restrictions on compensation, see the sections captioned “Compensation Table” and “Compensation Restrictions.”

•	Acquisition Fee: Our advisor will be paid an acquisition fee in an amount equal to 0.95% of the gross contract purchase price (including any mortgage assumed) of the property purchased. Our advisor will also be reimbursed for expenses incurred in connection with purchase of the property. The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate, 5% of the gross contractual purchase price (including any mortgage assumed) of the property acquired. From our inception through December 31, 2010, we incurred and paid approximately $90,697 of acquisition fees to our advisor. Assuming we achieve the maximum offering, we currently estimate that the acquisition fees paid to our advisor will be approximately $4.8 million, or $19.4 million with maximum leverage of 75%.
•	Property Management Fees: Our Property Managers and unaffiliated third party property managers have been and will continue to be paid monthly management fees of 5% of the gross revenues from our residential and retail properties, up to 4.5% of gross revenues from our office and industrial properties and up to 5% of revenues from our hotel properties. In addition, we may pay our Property Managers a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. The actual amounts of future property management fees are dependent upon results of operations and, therefore, cannot be determined at the present time.
•	Asset Management Fee: Our advisor will be paid an asset management fee of 0.95% of average invested assets. Average invested assets means the average of the aggregate book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. We will compute the average invested assets by taking the average of these book values at the end of each month during the quarter for which we are calculating the fee. From our date of inception through December 31, 2010, we incurred and paid approximately $98,462 of asset management fees to our advisor. The actual amount of the future asset management fees depends on the cost of the average invested assets at the time and, therefore, cannot be determined at the present time.

•	Distributions From Operating Cash Flow to Lightstone SLP II LLC:
•	We will first distribute cash available for distribution to the holders of our common stock until these holders have received distributions equal to a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our Operating Partnership will not pay to Lightstone SLP II LLC any distributions with respect to the subordinated profits interests. After the first 7% threshold is reached, our Operating Partnership will make all of its distributions to Lightstone SLP II LLC until that entity receives an amount equal to a cumulative non-compounded return of 7% per year on the price of the subordinated profits interests. Commencing with the quarter ended December 31, 2009, our Board of Directors has declared regular quarterly distributions at the Annualized Distribution Rate. Because the Annualized Distribution Rate equals a 6.5% annualized rate based on the share price of $10.00, no distributions have been made to Lightstone SLP II LLC with respect to subordinated profits interests.
•	After this second 7% threshold is reached and until the holders of our common stock have received distributions in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in immediately preceding paragraph), 70% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC. After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.
•	Liquidation Distributions to Lightstone SLP II LLC:
•	Distributions in connection with our liquidation will be made initially to us, which we will distribute to holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this initial investment plus 7% threshold is reached, our Operating Partnership will not pay to Lightstone SLP II LLC any special liquidation distribution in connection with our liquidation. After the first 7% threshold is reached, Lightstone SLP II LLC will receive special liquidation distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay dealer manager fees and selling commissions until it receives an amount equal to the purchase price of the subordinated profits interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests.
•	After this second 7% threshold is reached and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment (“net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties) (including, for the purpose of the calculation of such amount, the amounts described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the Operating Partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.

•	After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the Operating Partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.

There are also a number of other smaller items of compensation and expense reimbursement that our advisor, our sponsor or any of our sponsor’s affiliates may receive. The table set forth below briefly outlines certain additional fees in connection with the offering, but should not be relied on as a complete description of all the terms of all of such fees. For a more complete explanation of the fees and expenses, please see the section of this prospectus captioned “Compensation Table.”

Type of Compensation and Recipient	Method of Compensation	Actual through December 31, 2010 and Estimated Maximum Dollar Amount
Organizational and Offering Stage
Selling commissions and dealer manager fees paid to Lightstone Securities LLC.	Up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Lightstone Securities, our dealer manager, intends to reallow 100% of commissions earned for those transactions that involve participating broker-dealers.	We have incurred approximately $2.4 million of selling commissions from our inception through December 31, 2010. We currently estimate selling commissions of approximately $35.7 million if the maximum offering is sold.
	Up to 3% of gross offering proceeds before reallowance to participating broker-dealers. Lightstone Securities, in its sole discretion, may reallow all or any portion of its dealer manager fee of up to 3% of the gross offering proceeds to be paid to such participating broker-dealers.	We have incurred approximately $0.6 million of dealer manager fees from our inception through December 31, 2010. We currently estimate dealer manager fees of approximately $15.3 million if the maximum offering is sold.
We have sold and will continue to sell subordinated profits interests of our Operating Partnership to Lightstone SLP II LLC and will use the cash sale proceeds, if any, to pay selling commissions and dealer manager fees.
Organization and other offering expenses.	We will pay all organization and other offering expenses in connection with this offering, except we will use the proceeds from (i) the portion of dealer manager fee that is not reallowed to participating broker dealers and (ii) the cash sale of our subordinated profits interests, if any, to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross proceeds.	From our inception through December 31, 2010, we incurred and paid approximately $3.5 million of organization and other offering expenses, including approximately $1.7 million of reimbursements to our advisor during the year ended December 31, 2010. We currently estimate organization and other offering expenses of approximately $4.1 million if the maximum offering is sold.

Type of Compensation and Recipient	Method of Compensation	Actual through December 31, 2010 and Estimated Maximum Dollar Amount
If the selling commissions and dealer manager fees exceed 10% of the proceeds raised in the offering and, due to unforeseen circumstances the offering abruptly terminates after receiving the minimum subscription proceeds, the excess will be paid by the dealer manager without recourse to us.

The selling commissions, all of which Lightstone Securities LLC will reallow to unaffiliated broker-dealers, and dealer manager fee are unsubordinated payments that we are contractually obligated to make regardless of our sale of the subordinated profits interests. In a separate agreement Lightstone SLP II LLC has committed to purchase subordinated profits interests semiannually at a price of $100,000 for each $1,000,000 in subscriptions that we accept until we achieve the maximum offering. Our sponsor may elect to purchase subordinated profits interests for cash or may contribute interests in real property of equivalent value. The proceeds received from the cash sale of subordinated profits interests, if any, will be used to pay the dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in real properties, a majority of our Board of Directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying value of the property. If our sponsor elects to contribute interests in real property in exchange for subordinated profits interests, we would own real property interests valued at the time of contribution at $51,000,000 if we achieve the maximum offering, without paying any acquisition fees or acquisition expenses. Any subordinated profits interests purchased with the sponsor’s interest in real property may have property level secured indebtedness to which our purchase may be subject. In determining the value of such interests, the Board of Directors will consider our individual and portfolio leverage limitations, the maturity date and interest rate of any such indebtedness and the current state of the real estate debt markets at the time of such purchase in determining the value of such property.

In consideration of its purchase of subordinated profits interests, Lightstone SLP II LLC will receive an interest in our regular and liquidation distributions. See “Compensation Table — Subordinated Payments.” These distributions to Lightstone SLP II LLC are always subordinated to our stockholders’ receipt of a stated preferred return and are unrelated to the payments to our dealer manager and unaffiliated soliciting dealers discussed above.

Distribution Chart

We have made and intend to continue to make distributions to our stockholders. Since the period beginning October 1, 2009, our Board of Directors has authorized quarterly distributions in the amount of $0.00178082191 per share per day payable to stockholders of record at the close of business each during the applicable period. The annualized rate declared was equal to 6.5%, which represents the annualized rate of return on an investment of $10.00 per share attributable to these daily amounts, if paid for each day for a 365 day period. Total distributions declared for the years ended December 31, 2010 and 2009 were $1.1 million and $0.2 million, respectively. Additionally, for the quarter ended March 31, 2011, our Board of Directors authorized a distribution at an annualized rate of 6.5% on March 4, 2011 which was paid on April 15, 2011. In addition, the subordinated profits interests will entitle Lightstone SLP II LLC to certain distributions from our Operating Partnership, but only after our stockholders have received a stated preferred return. The following table sets forth information with respect to the apportionment of any regular and liquidation distributions that our Operating Partnership may make among Lightstone SLP II LLC and us, which we will distribute to our stockholders. The return calculations outlined below account for all regular and liquidation distributions that our Operating Partnership has made to Lightstone SLP II LLC and to us, which we will distribute to our stockholders. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement.”

Note that the chart reads chronologically from top to bottom, so that all distributions are initially made to stockholders in accordance with row (i), until the stockholders have received a return of 7% on their net investment. For purposes of the preceding sentence, “net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Then, all distributions will be made to Lightstone SLP II LLC in accordance with row (ii) until that entity has received 7% on its net investment. Row (iii) will then apply, and after that row (iv).

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.

Recipient(s) of Distribution (Listed Chronologically)	Apportionment of Distributions	Cumulative Non-Compounded Return Threshold (That Initiates Next Level of Distributions)
(i) Stockholders	100%	7% per year on stockholders’ net investment (and, in the case of liquidation, an amount equal to the stockholders’ initial investment)
(ii) Lightstone SLP II LLC	100%	7% per year on subordinated profits interest purchase price (and, in case of liquidation, an amount equal to the purchase price of the subordinated profits interest)
(iii) Stockholders/Lightstone SLP II LLC	70% to stockholders; 30% to Lightstone SLP II LLC	Until 12% per year on stockholders’ net investment
(iv) Stockholders/Lightstone SLP II LLC	60% to stockholders; 40% to Lightstone SLP II LLC	Above 12% on stockholders’ net investment (remainder of regular distributions apportioned in this manner)

Investment Company Act of 1940 Considerations

We conduct our operations so that the Company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. Our assets generally are held in wholly and majority-owned subsidiaries of the Company, each formed to hold a particular asset.

We intend to continue conducting our operations so that the Company and most, if not all, of its wholly owned and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the Company and each wholly owned and majority-owned subsidiary with this test. We expect that most, if not all, of the Company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the Company and most, if not all, of its wholly owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the Company nor any of its wholly or majority-owned subsidiaries are or will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they do not and will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the Company and its subsidiaries are and will continue to be primarily engaged in non-investment company businesses related to real estate. Consequently, the Company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We have not requested that the Securities and Exchange Commission, or the SEC, staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to continue conducting our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the Company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the Company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Compensation Restrictions

As discussed, our compensation structure differs from that of other REITs. For the benefit of our stockholders, our charter limits acquisition fees, acquisition expenses and asset management fee paid to the advisor, and subordinated payments by the operating partnership to our sponsor and Lightstone SLP LLC, collectively. Specifically, our charter prohibits the total of those expenditures from exceeding (i) six percent of all properties’ aggregate gross contract purchase price, (ii) as determined annually, the greater, in the aggregate, of two percent of average invested assets or twenty-five percent of our net income after reducing such asset management amount by those total operating expenses as defined in the Statement of Policy Regarding Real Estate Investment Trusts, as adopted by the North American Securities Administrators Association on May 7, 2007, or the NASAA REIT Guidelines, that exclude the asset management amount, (iii) disposition fees, if any, of up to three percent of the contract sales price of all properties that we sell and (iv) fifteen percent of net sales proceeds, if any, remaining after we pay our stockholders an aggregate amount sufficient to repay their shares’ initial issue price plus six percent of that issue price per annum, cumulative.

Our charter requires us annually to prepare a comparison between our compensation structure and the compensation structure prescribed by the NASAA REIT Guidelines. Certain state securities regulators require us to deliver this comparison for their review on a regular basis. If the comparison indicates that our proceeds exceed those allowed by the NASAA REIT Guidelines on a cumulative basis, our charter requires us to return any excess proceeds to our stockholders within 30 days of making the comparison.

RISK FACTORS

An investment in our shares involves significant risks and therefore is suitable only for persons who understand those risks and their consequences, and are able to bear the risk of loss of their investment. While we believe that all material risks are presented in this section, you should consider the following risks as well as the other information set forth in this prospectus before making your investment decisions.

Risks Related to the Offering and the Common Stock

Because we may be considered a “blind pool” offering, you may not have the opportunity to evaluate most of our investments before you make your purchase of our common stock, which makes your investment more speculative.

We currently own a limited number of properties and other real estate-related investments, we have not obtained any financing and we have limited operating history. Because we have not yet acquired or identified most of the investments that we may make, we are not able to provide you with information to evaluate our investments prior to acquisition. You will be unable to evaluate the economic merit of real estate projects before we invest in them and will be relying entirely on the ability of our advisor to select well-performing investment properties. Furthermore, our Board of Directors will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness, and you will not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

We are a relatively newly formed company with limited operating history upon which to evaluate our likely performance.

We currently own a limited number of properties and real estate-related investments, we have not obtained any financing and we have a limited operating history upon which to evaluate our likely performance. We may not be able to implement our business plan successfully.

Our dealer manager has limited experience in public offerings.

Our dealer manager, Lightstone Securities, LLC, which we sometimes refer to as “Lightstone Securities,” was formed in 2004 and has conducted one public offering such as this. This lack of experience may affect the way in which Lightstone Securities conducts the offering. Since it was formed in 2004, Lightstone Securities does not have long established relationships with registered broker dealers, registered investment advisors and bank trust departments. Our dealer manager is described in more detail below under the heading “Management — Our Affiliated Companies.”

The price of our common stock is subjective and may not bear any relationship to what a stockholder could receive if it was sold.

Our Board of Directors arbitrarily determined the offering price of the common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. It determined the offering price of our shares of common stock based primarily on the range of offering prices of other REITs that do not have a public trading market. In addition, our Board of Directors set the offering price of our shares at $10, a round number, in order to facilitate calculations relating to the offering price of our shares. However, the offering price of our shares of common stock may not reflect the price at which the shares may trade if they were listed on an exchange or actively traded by brokers, nor of the proceeds that a stockholder may receive if we were liquidated or dissolved.

The dealer manager has not made an independent review of us or this prospectus.

Our dealer manager, Lightstone Securities, is one of our affiliates and has not and will not make an independent due diligence review of us or the offering. Therefore, you will not have the benefit of a due diligence review conducted by an unaffiliated managing dealer in connection with your investment in this offering.

Our common stock is not currently listed on an exchange or trading market and is illiquid. There is currently no public trading market for the shares.

Following this offering, our common stock will not be listed on a stock exchange. Accordingly, we do not expect a public trading market for our shares to develop. We may never list the shares for trading on a national stock exchange or include the shares for quotation on a national market system. The absence of an active public market for our shares could impair your ability to sell our stock at a profit or at all. Therefore, our shares should be purchased as a long term investment only.

Distributions to stockholders may be reduced or not made at all.

Distributions will be based principally on cash available from our properties. The amount of cash available for distributions will be affected by many factors, such as our ability to buy properties as offering proceeds become available, the operating performance of the properties we acquire and many other variables. We may not be able to pay or maintain distributions or increase distributions over time. Therefore, we cannot determine what amount of cash will be available for distributions. Some of the following factors, which we believe are the material factors that can affect our ability to make distributions, are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions:

•	Some of the properties we may acquire may be adversely affected by the recent adverse market conditions that are affecting real property. If our properties are adversely affected by the recent adverse market conditions, our cash flows from operations will decrease and we will have less cash available for distributions.
•	Cash available for distributions may be reduced if we are required to make capital improvements to properties.
•	Cash available to make distributions may decrease if the assets we acquire have lower cash flows than expected.
•	A substantial period of time (i.e., up to one year) may pass between the sale of the common stock through this offering and our purchase of real properties. During that time, we may invest in lower yielding short term instruments, which could result in a lower yield on your investment. See “Investment Objectives and Strategies — Distributions” for a discussion of borrowing in order to make distributions and maintain our status as a REIT.
•	In connection with future property acquisitions, we may issue additional shares of common stock and/or operating partnership units or interests in the entities that own our properties. We cannot predict the number of shares of common stock, units or interests that we may issue, or the effect that these additional shares might have on cash available for distributions to you. If we issue additional shares, that issuance could reduce the cash available for distributions to you.
•	We make distributions to our stockholders to comply with the distribution requirements of the Code and to eliminate, or at least minimize, exposure to U.S. federal income taxes and the nondeductible REIT excise tax. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the U.S. federal income tax benefits associated with qualifying as a REIT.

Our cash flows from real estate investments may become insufficient to pay our operating expenses and to cover the distributions we have paid and/or declared.

We cannot assure you that we will be able to maintain sufficient cash flows to fund operating expenses and distributions at any particular level, if at all.

As we raise proceeds from this offering, the sufficiency of cash flow to fund future distributions with respect to an increased number of outstanding shares will depend on the pace at which we are able to identify and close on suitable cash-generating real property investments. Because the receipt of offering proceeds may outpace the investment of these funds in real property acquisitions, cash generated from such investments may become insufficient to fund operating expenses and distributions.

If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for the acquisition of properties and real estate-related investments, which may adversely affect your overall return.

We may pay distributions from sources other than from our cash flow from operations. Until we acquire properties or real estate-related investments, we will not generate sufficient cash flow from operations to pay distributions and we intend to fund our distributions, in part, by proceeds of this offering. If we fund distributions from the proceeds of this offering, we will have less funds available for acquiring properties or real estate-related investments. Our inability to acquire properties or real estate-related investments may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions. As a result, the return you realize on your investment may be reduced. Additionally, we may fund our distributions from borrowings, the sale of assets, or the sale of additional securities if we do not generate sufficient cash flow from operations to pay distributions. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sold shares of our preferred or common stock to third party investors. Payment of distributions from these sources would restrict out ability to generate sufficient cash flow from operations or would affect the distributions payable to you upon a liquidity event, which may have an adverse affect on your investment.

Our Board of Directors may amend or terminate our distribution reinvestment program.

The directors, including a majority of independent directors, may, by majority vote, amend or terminate the distribution reinvestment program upon 30 days notice to participants. If our Board of Directors terminates our distribution reinvestment program, you will not be able to reinvest your distributions to purchase our shares at a lower price, which may have a material effect on your investment. Our distribution reinvestment program is described in greater detail below under the heading “Distribution Reinvestment and Share Repurchase Programs.”

You may not be able to receive liquidity on your investment through our share repurchase program.

Limitations on participation in our share repurchase program, and the ability of our Board of Directors to modify or terminate the plan, may restrict your ability to participate in and receive liquidity on your investment through this program. Our share repurchase program is described in greater detail below under the heading “Distribution Reinvestment and Share Repurchase Programs.”

Your percentage of ownership may become diluted if we issue new shares of stock.

Stockholders have no rights to buy additional shares of stock in the event we issue new shares of stock. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, upon exercise of options, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. In addition, we may also issue shares under our Employee and Director Incentive Restricted Share Plan. Investors purchasing common stock in this offering who do not participate in any future stock issues will experience dilution in the percentage of the issued and outstanding stock they own.

Our charter permits our Board of Directors to issue stock with terms that may subordinate the rights of common stockholders.

Our charter permits our Board of Directors to issue up to 100,000,000 shares of stock, including 10,000,000 shares of preferred stock. In addition, our Board of Directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our Board of Directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, if also approved by a majority of our independent directors not otherwise interested in the transaction, our Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Preferred Stock” section of this prospectus.

Our operations could be restricted if we become subject to the Investment Company Act of 1940.

We are not registered, and do not intend to register ourselves or any of our subsidiaries, as an investment company under the Investment Company Act. If we or any of our subsidiaries become obligated to register as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We intend to conduct our operations, directly and through wholly or majority-owned subsidiaries, so that we and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a Company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.”

Since we will be primarily engaged in the business of acquiring real estate, we believe that the Company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If we or any of our wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

Under Section 3(c)(5)(C), the SEC staff generally requires us to maintain at least 55% of its assets directly in qualifying assets and at least 80% of the entity’s assets in qualifying assets and in a broader category of real estate related assets to qualify for this exception. Mortgage-related securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. Our ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register the Company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

The subordinated profits interests will entitle Lightstone SLP II LLC, which is controlled and majority owned by The Lightstone Group, our sponsor, to certain payments and distributions that will significantly reduce the distributions available to you after a 7% return.

Lightstone SLP II LLC will receive returns on its subordinated profits interests that are subordinated to stockholders’ 7% return on their net investment. Distributions to stockholders will be reduced after they have received this 7% return because of the payments and distributions to Lightstone SLP II LLC in connection with its subordinated profits interests that will be issued as more proceeds are raised in this offering. In addition, if the advisory agreement is terminated we may repay Lightstone SLP II LLC up to $51,000,000 for its investment in the subordinated profits interests, which will result in a smaller pool of assets available for distribution to you.

Conflicts of Interest

There are conflicts of interest between our dealer manager, advisor, property managers and their affiliates and us.

David Lichtenstein, our sponsor, is the founder of The Lightstone Group, LLC, which he wholly owns and does business in his individual capacity under that name. Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns a majority of our advisor, our Property Managers, our Operating Partnership, our dealer manager and their affiliates, except for us. Our advisor does not advise any entity other than us. However, employees of our advisor are also employed by Lightstone Value Plus REIT LLC, the advisor to Lightstone I. Mr. Lichtenstein is one of our directors and The Lightstone Group or an affiliated entity controlled by Mr. Lichtenstein employs Bruno de Vinck, our other non-independent director, and each of our officers. As a result, our operation and management may be influenced or affected by conflicts of interest arising out of our relationship with our affiliates.

There is competition for the time and services of the personnel of our advisor and its affiliates.

Our sponsor and its affiliates may compete with us for the time and services of the personnel of our advisor and its other affiliates in connection with our operation and the management of our assets. Specifically, employees of our sponsor, the advisor and our Property Managers will face conflicts of interest relating to time management and the allocation of resources and investment opportunities.

We do not have employees.

We and our advisor will rely on the employees of the sponsor and its affiliates to manage and operate our business. The sponsor is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and will continue to be actively involved in operations and activities other than our operations and activities. The sponsor currently controls and/or operates other entities that own properties in many of the markets in which we may seek to invest. The sponsor spends a material amount of time managing these properties and other assets unrelated to our business. Our business may suffer as a result because we lack the ability to manage it without the time and attention of our sponsor’s employees.

Our sponsor and its affiliates are general partners and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours. Because the sponsor and its affiliates have interests in other real estate programs and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of the advisor, may own equity interests in entities affiliated with our sponsor from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with the sponsor other than us. As a result of these interests, they could pursue transactions that may not be in our best interest. Also, if our sponsor suffers financial or operational problems as the result of any of its activities, whether or not related to our business, the ability of our sponsor and its affiliates, our advisor and Property Managers to operate our business could be adversely impacted.

Certain of our affiliates who provide services to us may be engaged in competitive activities.

Our advisor, Property Managers and their respective affiliates may, in the future, be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us. In addition, the sponsor may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment following the final closing of this offering, and after 75% of the total gross proceeds from the offering of the shares offered for sale pursuant to this offering have been invested or committed for investment in real properties.

Our sponsor’s other public program, Lightstone I, may be engaged in competitive activities.

Our advisor, Property Managers and their respective affiliates through activities of Lightstone I may be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us, including Lightstone I may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment.

If we invest in joint ventures, the objectives of our partners may conflict with our objectives.

In accordance with one of our acquisition strategies, we may make investments in joint ventures or other partnership arrangements between us and affiliates of our sponsor or with unaffiliated third parties. Investments in joint ventures which own real properties may involve risks otherwise not present when we purchase real properties directly. For example, our co-venturer may file for bankruptcy protection, may have economic or business interests or goals which are inconsistent with our interests or goals, or may take actions contrary to our instructions, requests, policies or objectives. Among other things, actions by a co-venturer might subject real properties owned by the joint venture to liabilities greater than those contemplated by the terms of the joint venture or other adverse consequences.

These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Moreover, there is an additional risk that the co-venturers may not be able to agree on matters relating to the property they jointly own. In addition, the fiduciary obligation that our sponsor or our Board of Directors may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

We may purchase real properties from persons with whom affiliates of our advisor have prior business relationships.

If we purchase properties from third parties who have sold, or may sell, properties to our advisors or its affiliates, our advisor will experience a conflict between our current interests and its interest in preserving any ongoing business relationship with these sellers.

Property management services are being provided by affiliated parties.

Our Property Managers are controlled by our sponsor, and are thus subject to an inherent conflict of interest. In addition, our advisor may face a conflict of interest when determining whether we should dispose of any property we own that is managed by one of our Property Managers because the Property Managers may lose fees associated with the management of the property. Specifically, because the Property Managers will receive significant fees for managing our properties, our advisor may face a conflict of interest when determining whether we should sell properties under circumstances where the Property Managers would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

Our advisor and its affiliates receive fees and other compensation based upon our investments.

Some compensation is payable to our advisor whether or not there is cash available to make distributions to our stockholders. To the extent this occurs, our advisor and its affiliates benefit from us retaining ownership of our assets and leveraging our assets, while our stockholders may be better served by sale or disposition or not leveraging the assets. In addition, the advisor’s ability to receive fees and reimbursements depends on our continued investment in real properties. Therefore, the interest of the advisor and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock. Because asset management fees payable to our advisor are based on total assets under management, including assets purchased using debt, our advisor may have an incentive to incur a high level of leverage in order to increase the total amount of assets under management.

Our sponsor may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between our sponsor and its affiliates.

The Property Managers and the advisor will manage our day-to-day operations and properties pursuant to management agreements and an advisory agreement. These agreements were not negotiated at arm’s length and certain fees payable by us under such agreements are paid regardless of our performance. Our sponsor and its affiliates may be in a conflict of interest position as to matters relating to these agreements. Examples include the computation of fees and reimbursements under such agreements, the enforcement and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to our sponsor’s affiliates. These fees may be higher than fees charged by third parties in an arm’s length transaction as a result of these conflicts.

Title insurance services are being provided by an affiliated party. From time to time, Lightstone purchases title insurance from an agent in which our sponsor owns a fifty percent limited partnership interest. Because this title insurance agent receives significant fees for providing title insurance, our advisor may face a conflict of interest when considering the terms of purchasing title insurance from this agent. However, prior to the purchase by Lightstone of any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. This process results in terms similar to those that would be negotiated at an arm’s-length basis.

We may compete with other entities affiliated with our sponsor for tenants.

The sponsor and its affiliates, as well as Lightstone I, are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. The sponsor, its affiliates or Lightstone I may own and/or manage properties in most if not all geographical areas in which we expect to acquire real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by the sponsor and its affiliates. The sponsor may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by the sponsor, its affiliates and Lightstone I and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

We have the same legal counsel as our sponsor and its affiliates.

Proskauer Rose LLP acts as legal counsel to us and also represents our sponsor and various affiliates including, our advisor. The interests of our sponsor and its affiliates, including our advisor, may become adverse to ours in the future. Under legal ethics rules, Proskauer Rose LLP may be precluded from representing us due to any conflict of interest between us and our sponsor and its affiliates, including our advisor.

Each member of our Board of Directors is also on the board of directors of Lightstone I

Each of our directors is also a director of Lightstone I. Accordingly; each of our directors owes fiduciary duties to Lightstone I and its stockholders. The duties of our directors to Lightstone I may influence the judgment of our Board of Directors when considering issues that may affect us. For example, we are permitted to enter into a joint venture or preferred equity investment with Lightstone I for the acquisition of property or real estate-related investments. Decisions of our Board of Directors regarding the terms of those transactions may be influenced by our directors’ duties to Lightstone I and its stockholders.

Risks Related to our Organization, Structure and Management

There are Limitations on Changes in Control (Anti-Takeover Provisions).

Because of the way we are organized, we would be a difficult takeover target. Certain provisions in our charter, bylaws, operating partnership agreement, advisory agreement and Maryland law may have the effect of discouraging a third party from making an acquisition proposal and could thereby depress the price of our stock and inhibit a management change.

There are ownership limits and restrictions on transferability and ownership in our charter.

In order for us to qualify as a REIT, no more than 50% of the outstanding shares of our stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this test, our charter provides that, subject to some exceptions, no person may beneficially own (i) more than 9.8% in value of our aggregate outstanding stock or (ii) more than 9.8% in terms of the number of outstanding shares or the value of any class or series of our stock, including our common stock. Our Board of Directors may exempt a person from the 9.8% ownership limit upon such conditions as the Board of Directors may direct. However, our Board of Directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee if it would result in the termination of our status as a REIT.

This restriction may:

•	have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock; or
•	compel a stockholder who had acquired more than 9.8% of our stock to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares.

Our charter permits our Board of Directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter authorizes us to issue additional authorized but unissued shares of common stock or preferred stock. In addition, our Board of Directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the classified or reclassified shares. Our Board of Directors could establish a series of Preferred Stock that could delay or prevent a transaction or a change in control that might involve a premium price for the Common Stock or otherwise be in the best interest of our stockholders.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor. In particular, we depend on the skills and expertise of David Lichtenstein, the architect of our investment strategies. Neither we nor our advisor has employment agreements with any of our or its key personnel, including Mr. Lichtenstein, and we cannot guarantee that all, or any particular one, will remain affiliated with us or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer.

Further, we do not intend to separately maintain key person life insurance that would provide us with proceeds in the event of death or disability of Mr. Lichtenstein or any of our key personnel. We believe our future success depends upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

The operating partnership agreement contains provisions that may discourage a third party from acquiring us.

A limited partner in Lightstone Value Plus REIT II LP, a Delaware limited partnership and our Operating Partnership, has the option to exchange his or her limited partnership units for cash or, at our option, shares of our common stock. Those exchange rights are generally not exercisable until the limited partner has held those limited partnership units for more than one year. However, if we or the operating partnership propose to engage in any merger, consolidation or other combination with or into another person or a sale of all or substantially all of our assets, or a liquidation, or any reclassification, recapitalization or change of common and preferred stock into which a limited partnership common unit may be exchanged, each holder of a limited partnership unit will have the right to exchange the partnership unit into cash or, at our option, shares of common stock, prior to the stockholder vote on the transaction. As a result, limited partnership unit holders who timely exchange their units prior to the record date for the stockholder vote on any transaction will be entitled to vote their shares of common stock with respect to the transaction. The additional shares that might be outstanding as a result of these exchanges of limited partnership units may deter an acquisition proposal.

Certain provisions of Maryland law may discourage a third party from acquiring us.

Certain provisions of Maryland law restrict mergers and other business combinations and provide that holders of control shares of a Maryland corporation acquired in a control share acquisition may have limited voting rights. The business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer. The control share statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, however, this provision may be amended or eliminated at any time in the future.

Management and Policy Changes

Our rights and the rights of our stockholders to take action against the directors and the advisor are limited.

Maryland law provides that a director has no liability in that capacity if he or she performs his duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Subject to the restrictions discussed below, our charter, in the case of our directors and officers, and the advisory agreement, in the case of the advisor, require us to indemnify our directors and officers and the advisor for actions taken on our behalf, determined in good faith and in our best interest and without negligence or misconduct or, in the case of independent directors, without gross negligence or willful misconduct. We may, with the approval of our Board of Directors, provide indemnification to any of our employees or agents. As a result, we and the stockholders may have more limited rights against our directors, officers, employees and agents, and the advisor than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or the advisor in some cases.

Stockholders have limited control over changes in our investment objectives and strategies.

Our Board of Directors determines our investment objectives, financing, growth, debt capitalization, REIT qualification and distributions. Subject to the investment objectives and limitations set forth in our charter, our board of Directors may amend or revise these and other objectives and strategies. Although stockholders will have limited control over changes in our objectives and strategies, our charter requires the affirmative vote of a majority of all votes entitled to be cast on the matter in order for the Board of Directors to amend our charter (except for amendments that do not adversely affect stockholders’ rights, preferences and privileges or are permitted to be made without stockholder approval under Maryland law or our charter), sell all or substantially all of our assets, cause our merger or other reorganization, or dissolve us.

Certain of our affiliates will receive substantial fees prior to the payment of dividends to our stockholders.

We will pay or cause to be paid substantial compensation to our dealer manager, advisor, Property Managers, management and affiliates and their employees. In addition, our affiliates, Lightstone Securities LLC and Lightstone Value Plus REIT II LLC, will receive compensation for acting, respectively, as our dealer manager and advisor (although we will pay dealer manager fees and selling commissions with the proceeds from the sale of the subordinated profits interests in our Operating Partnership to the sponsor or an affiliate). In general, this compensation will not be dependent on our success or profitability. These payments are payable before the payment of dividends to our stockholders and none of these payments are subordinated to a specified return to our stockholders. Also, although our Property Managers, affiliates of our sponsor, will receive compensation under management agreements, in general this compensation would be dependent on our gross revenues. In addition, other affiliates of our sponsor may from time to time provide services to us if approved by the disinterested directors. It is possible that we could obtain such goods and services from unrelated persons at a lesser price.

We may not be reimbursed by our advisor for certain operational stage expenses.

Our advisor may be required to reimburse us for certain operational stage expenses. In the event our advisor’s net worth or cash flow is not sufficient to cover these expenses, we will not be reimbursed. This may adversely affect our financial condition and our ability to pay distributions.

Limitations on Liability and Indemnification

The liability of directors and officers is limited.

Our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our directors are also required to act in good faith in a manner believed by them to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his obligations as a director. We are permitted to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Advisor and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status, except as limited by our charter. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders

We may indemnify our directors, officers and agents against loss.

Under our charter, we will, under specified conditions, indemnify and pay or reimburse reasonable expenses to our directors, officers, employees and other agents, including our advisor and its affiliates, against all liabilities incurred in connection with their serving in such capacities, subject to the limitations set forth in our charter. Our advisor and its affiliates may be indemnified and held harmless from liability only if it has been determined in good faith that its actions were in our best interests and it has acted in a manner not constituting negligence or misconduct. We may also enter into any contract for indemnity and advancement of expenses in this regard. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

Risks Associated with Our Properties and the Market

Real Estate Investment Risks

Our cash flows from real estate investments may become insufficient to pay our operating expenses and to cover the dividends we have paid and/or declared.

We intend to rely primarily on our cash flow from our investments to pay our operating expenses and to make distributions to our stockholders. The cash flow from equity investments in commercial and residential properties depends on the amount of revenue generated and expenses incurred in operating the properties. If the properties we invest in fail to generate revenue that is sufficient to meet operating expenses, debt service, and capital expenditures, our income and ability to make distributions to stockholders will be adversely affected. We cannot assure you that we will be able to maintain sufficient cash flows to fund operating expenses and debt service payments and dividend at any particular level, if at all. The sufficiency of cash flow to fund future dividend payments will depend on the performance of our real property investments.

Economic conditions may adversely affect our income.

U.S. and international markets have recently experienced increased levels of volatility due to a combination of many factors, including decreasing values of home prices, limited access to credit markets, higher fuel prices, less consumer spending and a national and global recession. The effects of the market dislocation linger as financial institutions continue to take the necessary steps to restructure their business and capital structures. As a result, this economic downturn has reduced demand for space and removed support for rents and property values.

A commercial or residential property’s income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of “for sale” properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. The continued rise in energy costs could result in higher operating costs, which may affect our results from operations. Our income will be adversely affected if a significant number of tenants are unable to pay rent or if our properties cannot be rented on favorable terms. Additionally, if tenants of properties that we lease on a triple-net basis fail to pay required tax, utility and other impositions, we could be required to pay those costs, which would adversely affect funds available for future acquisitions or cash available for distributions. Our performance is linked to economic conditions in the regions where our properties will be located and in the market for residential, office, retail and industrial space generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

The profitability of our acquisitions is uncertain.

We have acquired and intend to continue to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

Real estate investments are illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. While some of our properties may be leased on a triple-net-lease basis or require the tenants to pay a portion of the expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a triple-net-lease basis or on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

We will depend on tenants who lease from us on a triple-net basis to pay the appropriate portion of expenses.

If the tenants lease on a triple-net basis fail to pay required tax, utility and other impositions, we could be required to pay those costs for properties we invest in, which would adversely affect funds available for future acquisitions or cash available for distributions. If we lease properties on a triple-net basis, we run the risk of tenant default or downgrade in the tenant’s credit, which could lead to default and foreclosure on the underlying property.

If we purchase assets at a time when the commercial and residential real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The commercial and residential real estate markets may experience substantial influxes of capital from investors. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

The bankruptcy or insolvency of a major commercial tenant would adversely impact us.

Any or all of our commercial tenants, or a guarantor of a commercial tenant’s lease obligations, could be subject to a bankruptcy proceeding. The bankruptcy or insolvency of a significant commercial tenant or a number of smaller commercial tenants would have an adverse impact on our income and our ability to pay dividends because a tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments which would mean a reduction in our cash flow and the amount available for distributions to you.

Generally, under bankruptcy law, a tenant has the option of continuing or terminating any unexpired lease. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will continue our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected. If the tenant continues its current lease, the tenant must cure all defaults under the lease and provide adequate assurance of its future performance under the lease. If the tenant terminates the lease, we will lose future rent under the lease and our claim for past due amounts owing under the lease will be treated as a general unsecured claim and may be subject to certain limitations. General unsecured claims are the last claims paid in a bankruptcy and therefore this claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims. While the bankruptcy of any tenant and the rejection of its lease may provide us with an opportunity to lease the vacant space to another more desirable tenant on better terms, there can be no assurance that we would be able to do so.

The terms of new leases may adversely impact our income.

Even if the tenants of the properties we invest in do renew their leases, or we relet the units to new tenants, the terms of renewal or reletting may be less favorable than current lease terms. If the lease rates upon renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. As noted above, certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances result in a reduction in rental income.

We may depend on commercial tenants for our revenue and therefore our revenue may depend on the success and economic viability of our commercial tenants. Our reliance on single or significant commercial tenants in certain buildings may decrease our ability to lease vacated space.

Our financial results will depend in part on leasing space in the properties we acquire to tenants on economically favorable terms. A default by a commercial tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a commercial tenant’s election not to extend a lease upon its expiration could have an adverse effect on our income, general financial condition and ability to pay distributions. Therefore, our financial success is indirectly dependent on the success of the businesses operated by the commercial tenants of our properties.

Lease payment defaults by commercial tenants would most likely cause us to reduce the amount of distributions to stockholders. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default by a significant commercial tenant or a substantial number of commercial tenants at any one time on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenants could cause us to reduce the amount of distributions to stockholders.

Even if the tenants of our properties do renew their leases or we relet the units to new tenants, the terms of renewal or reletting may be less favorable than current lease terms. If the lease rates upon renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. Commercial tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may be able to renew their leases on terms that are less favorable to us than the terms of the current leases. If a lease is terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. Therefore, the weakening of the financial condition of a significant commercial tenant or a number of smaller commercial tenants and vacancies caused by defaults of tenants or the expiration of leases may adversely affect our operations.

A property that incurs a vacancy could be difficult to re-lease.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. If we terminate any lease following a default by a lessee, we will have to re-lease the affected property in order to maintain our qualification as a REIT. If a tenant vacates a property, we may be unable either to re-lease the property for the rent due under the prior lease or to re-lease the property without incurring additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against, and collecting rents (and, in some cases, real estate taxes and insurance costs) due from a defaulting tenant. Any delay we experience in re-leasing a property or difficulty in re-leasing at acceptable rates may reduce cash available to make distributions to our stockholders.

In many cases, tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center, or limit the ability of other tenants to sell such merchandise or provide such services. When re-leasing space after a vacancy is necessary, these provisions may limit the number and types of prospective tenants for the vacant space.

We also may have to incur substantial expenditures in connection with any re-leasing. A number of our properties may be specifically suited to the particular needs of our tenants. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our properties, particularly if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to stockholders. As noted above, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. The failure to re-lease or to re-lease on satisfactory terms could result in a reduction of our income, funds from operations and cash available for distributions and thus affect the amount of distributions to you. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We may be unable to sell a property if or when we decide to do so.

We may give some commercial tenants the right, but not the obligation, to purchase their properties from us beginning a specified number of years after the date of the lease. Some of our leases also generally provide the tenant with a right of first refusal on any proposed sale provisions. These policies may lessen the ability of the advisor and our Board of Directors to freely control the sale of the property.

Although we may grant a lessee a right of first offer or option to purchase a property, there is no assurance that the lessee will exercise that right or that the price offered by the lessee in the case of a right of first offer will be adequate. In connection with the acquisition of a property, we may agree on restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. Even absent such restrictions, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We may not be able to sell any property for the price or on the terms set by us, and prices or other terms offered by a prospective purchaser may not be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct such defects or to make such improvements.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our properties may not be diversified.

Our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions.

If we are unable to diversify our investments by industry, a downturn in any particular industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments.

If we are unable to diversify our investments by region, our performance will be linked to a greater extent to economic conditions in the regions in which we acquire properties. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

If we are unable to diversify our investments by industry, a downturn in any particular industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments.

If we are unable to diversify our investments by region, our performance will be linked to a greater extent to economic conditions in the regions in which we acquire properties. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

We may incur liabilities in connection with properties we acquire.

Our anticipated acquisition activities are subject to many risks. We may acquire properties or entities that are subject to liabilities or that have problems relating to environmental condition, state of title, physical condition or compliance with zoning laws, building codes, or other legal requirements. In each case, our acquisition may be without any recourse, or with only limited recourse, with respect to unknown liabilities or conditions. As a result, if any liability were asserted against us relating to those properties or entities, or if any adverse condition existed with respect to the properties or entities, we might have to pay substantial sums to settle or cure it, which could adversely affect our cash flow and operating results. However, some of these liabilities may be covered by insurance. In addition, we intend to perform customary due diligence regarding each property or entity we acquire. We also will attempt to obtain appropriate representations and indemnities from the sellers of the properties or entities we acquire, although it is possible that the sellers may not have the resources to satisfy their indemnification obligations if a liability arises. Unknown liabilities to third parties with respect to properties or entities acquired might include:

•	liabilities for clean-up of undisclosed environmental contamination;
•	claims by tenants, vendors or other persons dealing with the former owners of the properties;
•	liabilities incurred in the ordinary course of business; and
•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Competition with third parties in acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, REITs and U.S. institutional and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, office, retail, lodging, industrial and other properties that will be seeking investments and tenants for these properties. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. In addition, those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while we (and our competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to our stockholders. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and you may experience a lower return on your investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. These competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters, retail customer traffic and creditworthy commercial tenants. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions to you. See “Competition.”

We may not have control over costs arising from rehabilitation of properties.

We may elect to acquire properties which may require rehabilitation. In particular, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. Consequently, we intend to retain independent general contractors to perform the actual physical rehabilitation work and will be subject to risks in connection with a contractor’s ability to control rehabilitation costs, the timing of completion of rehabilitation, and a contractor’s ability to build in conformity with plans and specifications.

We may incur losses as result of defaults by the purchasers of properties we sell in certain circumstances.

If we decide to sell any of our properties, we will use our best efforts to sell them for cash. However, we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law. There are no limitations or restrictions on our ability to take purchase money obligations. We may incur losses as a result of such defaults, which may adversely affect our available cash and our ability to make distributions to stockholders.

We may experience energy shortages and allocations.

There may be shortages or increased costs of fuel, natural gas, water, electric power or allocations thereof by suppliers or governmental regulatory bodies in the areas where we purchase properties, in which event the operation of our properties may be adversely affected. Increased costs of fuel may reduce discretionary spending on luxury retail items, which may adversely affect our retail tenants if we purchase retail properties. Our revenues will be dependent upon payment of rent by retailers, which may be particularly vulnerable to uncertainty in the local economy and rising costs of energy for their customers. Such adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to you.

We have limited experience with international investments.

Neither we nor our sponsor, The Lightstone Group, or any of its affiliates have any substantial experience investing in properties or other real estate-related assets located outside the United States. We may acquire real estate assets located outside the United States and may make or purchase mortgage or mezzanine loans made by a buyer located outside of the United States or secured by property located outside of the United States. We may not have the expertise necessary to maximize the return on our international investments.

Your investment may be subject to additional risks if we make international investments.

We may purchase real estate assets located outside the United States and may make or purchase mortgage or mezzanine loans or joint venture interests in mortgage or mezzanine loans made by a borrower located outside the United States or secured by property located outside the United States. Any international investments may be affected by factors peculiar to the laws of the jurisdiction in which the borrower or the property is located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following risks:

•	governmental laws, rules and policies, including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;
•	variations in currency exchange rates or exchange controls or other currency restrictions and fluctuations in exchange ratios related to foreign currency;

•	adverse market conditions caused by inflation or other changes in national or local economic conditions;
•	changes in relative interest rates;
•	changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;
•	changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we have an investment;
•	lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles);
•	changes in land use and zoning laws;
•	more stringent environmental laws or changes in these laws;
•	changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;
•	legal and logistical barriers to enforcing our contractual rights; and
•	expropriation, confiscatory taxation and nationalization of our assets located in the markets where we operate;

Any of these risks could have an adverse effect on our business, results of operations and ability to pay distributions to our stockholders.

We may be affected by foreign government regulations and actions and foreign conditions.

If we pursue investment opportunities in international markets, foreign laws and governmental regulations may be applicable to us, our affiliates and our investors. Changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur. Further, economic and political factors, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders in the United States, but primarily in the foreign countries in which we may invest, can have a major impact on us.

We may acquire properties with lock-out provisions which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

We may acquire properties in exchange for operating partnership units and agree to restrictions on sales or refinancing, called “lock-out” provisions that are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. Lockout provisions may restrict sales or refinancings for a certain period in order to comply with the applicable government regulations. Lockout provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. This would affect our ability to turn our investments into cash and thus affect cash available to return capital to stockholders. Lockout provisions could impair our ability to take actions during the lockout period that would otherwise be in the best interests of our stockholders and, therefore, might have an adverse impact on the value of the shares, relative to the value that would result if the lockout provisions did not exist. In particular, lockout provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Changes in applicable laws may adversely affect the income and value of our properties.

The income and value of a property may be affected by such factors as environmental, rent control and other laws and regulations, changes in applicable general and real estate tax laws (including the possibility of changes in U.S. federal income tax laws or the lengthening of the depreciation period for real estate) and interest rates, the availability of financing, acts of nature (such as hurricanes and floods) and other factors beyond our control.

Retail Industry Risks

Retail conditions may adversely affect our income.

A retail property’s revenues and value may be adversely affected by a number of factors, many of which apply to real estate investment generally, but which also include trends in the retail industry and perceptions by retailers or shoppers of the safety, convenience and attractiveness of the retail property. In addition, to the extent that the investing public has a negative perception of the retail sector, the value of our common stock may be negatively impacted.

Some of our leases may provide for base rent plus contractual base rent increases. A number of our retail leases may also include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate. Under those leases which contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue which we may derive from percentage rent leases could decline upon a general economic downturn.

Our revenue will be impacted by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space.

In the retail sector, any tenant occupying a large portion of the gross leasable area of a retail center, a tenant of any of the triple-net single-user retail properties outside the primary geographical area of investment, commonly referred to as an anchor tenant, or a tenant that is our anchor tenant at more than one retail center, may become insolvent, may suffer a downturn in business, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases permit cancellation or rent reduction if another tenant’s lease is terminated. We may own properties where the tenants may have rights to terminate their leases if certain other tenants are no longer open for business. These “co-tenancy” provisions may also exist in some leases where we own a portion of a retail property and one or more of the anchor tenants leases space in that portion of the center not owned or controlled by us. If such tenants were to vacate their space, tenants with co-tenancy provisions would have the right to terminate their leases with us or seek a rent reduction from us. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases at the retail center. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one tenant.

Competition with other retail channels may reduce our profitability and the return on your investment.

Retail tenants will face potentially changing consumer preferences and increasing competition from other forms of retailing, such as discount shopping centers, outlet centers, upscale neighborhood strip centers, catalogues, discount shopping clubs, internet and telemarketing. Other retail centers within the market area of properties we invest in will compete with our properties for customers, affecting their tenants’ cash flows and thus affecting their ability to pay rent. In addition, tenants’ rent payments may be based on the amount of sales revenue that they generate. If these tenants experience competition, the amount of their rent may decrease and our cash flow will decrease.

Residential Industry Risks

Residential properties are subject to the various risks discussed above. In addition, they are subject to the risks discussed below.

The short-term nature of our residential leases may adversely impact our income.

If our residents decide not to renew their leases upon expiration, we may not be able to relet their units. Because substantially all of our residential leases will be for apartments, they will generally be for terms of no more than one or two years. If we are unable to promptly renew the leases or relet the units then our results of operations and financial condition will be adversely affected. Certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances result in a reduction in rental income.

An economic downturn could adversely affect the residential industry and may affect operations for the residential properties that we acquire.

As a result of the effects of an economic downturn, including increased unemployment rates, the residential industry may experience a significant decline in business caused by a reduction in overall renters. The current economic downturn and increase in unemployment rates may have an adverse affect on our operations if the tenants occupying the residential and office properties we acquire cease making rent payments to us or if there a change in spending patterns resulting in reduced traffic at the retail properties we acquire. Moreover, low residential mortgage interest rates could accompany an economic downturn and encourage potential renters to purchase residences rather than lease them. The residential properties we acquire may experience declines in occupancy rate due to any such decline in residential mortgage interest rates.

Lodging Industry Risks

We may be subject to the risks common to the lodging industry.

Our hotels will be subject to all of the risks common to the hotel industry and subject to market conditions that affect all hotel properties. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;
•	increases in energy costs and other travel expenses that reduce business and leisure travel;
•	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;
•	adverse effects of declines in general and local economic activity;
•	adverse effects of a downturn in the hotel industry; and
•	risks generally associated with the ownership of hotels and real estate, as discussed below.

We do not have control over the market and business conditions that affect the value of our lodging properties, and adverse changes with respect to such conditions could have an adverse effect on our results of operations, financial condition and cash flows. Hotel properties, including extended stay hotels, are subject to varying degrees of risk generally common to the ownership of hotels, many of which are beyond our control, including the following:

•	increased competition from other existing hotels in our markets;
•	new hotels entering our markets, which may adversely affect the occupancy levels and average daily rates of our lodging properties;
•	declines in business and leisure travel;
•	increases in energy costs, increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and leisure travelers;
•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in, and the related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances; and
•	adverse effects of international, national, regional and local economic and market conditions.

Adverse changes in any or all of these factors could have an adverse effect on our results of operations, financial condition and cash flows, thereby adversely impacting our ability to service debt and to make distributions to our stockholders.

Third-Party management of lodging properties can adversely affect our properties.

If we invest in lodging properties, such properties will be operated by a third-party management company and could be adversely affected if that third-party management company, or its affiliated brands, experiences negative publicity or other adverse developments, such as financial disagreements between the third party manager and the owner, disagreements about marketing between the third party manager and the owner and the third party manager’s brand falls out of favor. Any lodging properties we may acquire are expected to be operated under brands owned by an affiliate our sponsor and managed by a management company that is affiliated with such brands. Because of this concentration, negative publicity or other adverse developments that affect that operator and/or its affiliated brands generally may adversely affect our results of operations, financial condition, and consequently cash flows thereby impacting our ability to service debt, and to make distributions to our stockholders. There can be no assurance that our affiliate continues to manage any lodging properties we acquire.

As a REIT, we cannot directly operate our lodging properties.

We cannot and will not directly operate our lodging properties and, as a result, our results of operations, financial position, ability to service debt, and our ability to make distributions to stockholders are dependent on the ability of our third-party management companies and our tenants to operate our extended stay hotel properties successfully. In order for us to satisfy certain REIT qualification rules, we cannot directly operate any lodging properties we may acquire or actively participate in the decisions affecting their daily operations. Instead, through a taxable REIT subsidiary, or TRS, we must enter into management agreements with a third-party management company, or we must lease our lodging properties to third-party tenants on a triple-net lease basis. We cannot and will not control this third-party management company or the tenants who operate and are responsible for maintenance and other day-to-day management of our lodging properties, including, but not limited to, the implementation of significant operating decisions. Thus, even if we believe our lodging properties are being operated inefficiently or in a manner that does not result in satisfactory operating results, we may not be able to require the third-party management company or the tenants to change their method of operation of our lodging properties. Our results of operations, financial position, cash flows and our ability to service debt and to make distributions to stockholders are, therefore, dependent on the ability of our third-party management company and tenants to operate our lodging properties successfully.

We will rely on a third-party hotel management company to establish and maintain adequate internal controls over financial reporting at our lodging properties. In doing this, the property manager should have policies and procedures in place which allows them to effectively monitor and report to us the operating results of our lodging properties which ultimately are included in our consolidated financial statements. Because the operations of our lodging properties ultimately become a component of our consolidated financial statements, we evaluate the effectiveness of the internal controls over financial reporting at all of our properties, including our lodging properties, in connection with the certifications we provide in our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, pursuant to the Sarbanes Oxley Act of 2002. However, we will not control the design or implementation of or changes to internal controls at any of our lodging properties. Thus, even if we believe that our lodging properties are being operated without effective internal controls, we may not be able to require the third-party management company to change its internal control structure. This could require us to implement extensive and possibly inefficient controls at a parent level in an attempt to mitigate such deficiencies. If such controls are not effective, the accuracy of the results of our operations that we report could be affected. Accordingly, our ability to conclude that, as a company, our internal controls are effective is significantly dependent upon the effectiveness of internal controls that our third-party management company will implement at our lodging properties. While we do not consider it likely, it is possible that we could have a significant deficiency or material weakness as a result of the ineffectiveness of the internal controls at one or more of our lodging properties.

If we replace a third-party management company or tenant, we may be required by the terms of the relevant management agreement or lease to pay substantial termination fees, and we may experience significant disruptions at the affected lodging properties. While it is our intent to enter into management agreements with a third-party management company or tenants with substantial prior lodging experience, we may not be able to make such arrangements in the future. If we experience such disruptions, it may adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and to make distributions to our stockholders.

Our use of the TRS structure will increase our expenses.

A TRS structure will subject us to the risk of increased lodging operating expenses. The performance of our TRSs will be based on the operations of our lodging properties. Our operating risks will include not only changes in hotel revenues and changes to our TRSs’ ability to pay the rent due to us under the leases, but also increased hotel operating expenses, including, but not limited to, the following cost elements:

•	wage and benefit costs;
•	repair and maintenance expenses;
•	energy costs;
•	property taxes;
•	insurance costs; and
•	other operating expenses.

Any increases in one or more these operating expenses could have a significant adverse impact on our results of operations, cash flows and financial position.

Failure to maintain franchise licenses could decrease our revenues.

Our inability or that of our third-party management company or our third-party tenants to maintain franchise licenses could decrease our revenues. Maintenance of franchise licenses for our lodging properties is subject to maintaining our franchisor’s operating standards and other terms and conditions. Franchisors periodically inspect lodging properties to ensure that we, our third-party tenants or our third-party management company maintain their standards. Failure by us or one of our third-party tenants or our third-party management company to maintain these standards or comply with other terms and conditions of the applicable franchise agreement could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination fee. As a condition to the maintenance of a franchise license, our franchisor could also require us to make capital expenditures, even if we do not believe the capital improvements are necessary, desirable, or likely to result in an acceptable return on our investment. We may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If our franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the lodging property without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the lodging property because of the loss associated with the brand recognition and/or the marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more lodging properties could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

There are risks associated with employing hotel employees.

We will generally be subject to risks associated with the employment of hotel employees. Any lodging properties we acquire will be leased to a wholly-owned TRS entity and be subject to management agreements with a third-party manager to operate the properties that we do not lease to a third party under a net lease. Hotel operating revenues and expenses for these properties will be included in our consolidated results of operations. As a result, although we do not directly employ or manage the labor force at our lodging properties, we are subject to many of the costs and risks generally associated with the hotel labor force. Our third-party manager will be responsible for hiring and maintaining the labor force at each of our lodging properties and for establishing and maintaining the appropriate processes and controls over such activities. From time to time, the operations of our lodging properties may be disrupted through strikes, public demonstrations or other labor actions and related publicity. We may also incur increased legal costs and indirect labor costs as a result of the aforementioned disruptions, or contract disputes or other events. Our third-party manager may be targeted by union actions or adversely impacted by the disruption caused by organizing activities. Significant adverse disruptions caused by union activities and/or increased costs affiliated with such activities could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

Travel and hotel industries may be affected by economic slowdowns, terrorist attacks and other world events.

The recent economic slowdown, terrorist attacks, military activity in the Middle East, natural disasters and other world events impacting the global economy had adversely affected the travel and hotel industries, including extended stay hotel properties, in the past and these adverse effects may continue or occur in the future. If there is less travelling due an economic slowdown, increased unemployment rates or rise in fuel prices, the lodging properties we may acquire may be adversely affected. As a result of terrorist attacks around the world, the war in Iraq and the effects of the recent economic recession, subsequent to 2001 the lodging industry experienced a significant decline in business caused by a reduction in both business and leisure travel. We cannot presently determine the impact that future events such as military or police activities in the U.S. or foreign countries, future terrorist activities or threats of such activities, natural disasters or health epidemics could have on our business. Our business and lodging properties may continue to be affected by such events, including our hotel occupancy levels and average daily rates, and, as a result, our revenues may decrease or not increase to levels we expect. In addition, other terrorist attacks, natural disasters, health epidemics, acts of war, prolonged U.S. involvement in Iraq or other significant military activity could have additional adverse effects on the economy in general, and the travel and lodging industry in particular. These factors could have a material adverse effect on our results of operations, financial condition, and cash flows, thereby impacting our ability to service debt and ability to make distributions to our stockholders.

Hotel industry is very competitive.

The hotel industry is intensely competitive, and, as a result, if our third-party management company and our third-party tenants are unable to compete successfully or if our competitors’ marketing strategies are more effective, our results of operations, financial condition, and cash flows including our ability to service debt and to make distributions to our stockholders, may be adversely affected. The hotel industry is intensely competitive. Our lodging properties compete with other existing and new hotels in their geographic markets.

Since we do not operate our lodging properties, our revenues depend on the ability of our third-party management company and our-third party tenants to compete successfully with other hotels in their respective markets. Some of our competitors have substantially greater marketing and financial resources than we do. If our third-party management company and our third-party tenants are unable to compete successfully or if our competitors’ marketing strategies are effective, our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders may be adversely affected.

Hotel industry is seasonal which can adversely affect our hotel properties.

The hotel industry is seasonal in nature, and, as a result, our lodging properties may be adversely affected. The seasonality of the hotel industry can be expected to cause quarterly fluctuations in our revenues. In addition, our quarterly earnings may be adversely affected by factors outside our control, such as extreme or unexpectedly mild weather conditions or natural disasters, terrorist attacks or alerts, outbreaks of contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flows from operations are insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may attempt to borrow in order to make distributions to our stockholders or be required to reduce other expenditures or distributions to stockholders.

Expanding use of internet travel websites by customers can adversely affect our profitability.

The increasing use of internet travel intermediaries by consumers may experience fluctuations in operating performance during the year and otherwise adversely affect our profitability and cash flows. Our third party hotel management company will rely upon Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com to generate demand for our lodging properties. As Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our third-party management company. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. Consumers may eventually develop brand loyalties to their reservations system rather than to our third-party management company and/or our brands, which could have an adverse effect on our business because we will rely heavily on brand identification. If the amount of sales made through Internet intermediaries increases significantly and our third-party management company and our third-party tenants fail to appropriately price room inventory in a manner that maximizes the opportunity for enhanced profit margins, room revenues may flatten or decrease and our profitability may be adversely affected.

Industrial Industry Risks

Potential liability as the result of, and the cost of compliance with, environmental matters is greater if we invest in industrial properties or lease our properties to tenants that engage in industrial activities.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

We may invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances.

Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Industrial properties are subject to fluctuations in manufacturing activity in the United States.

To the extent we acquire industrial properties, such properties may be adversely affected if manufacturing activity decreases in the United States. Trade agreements with foreign countries have given employers the option to utilize less expensive non-US manufacturing workers. The outsourcing of manufacturing functions could lower the demand for our industrial properties. Moreover, an increase in the cost of raw materials or decrease in the demand of housing could cause a slowdown in manufacturing activity, such as furniture, textiles, machinery and chemical products, and our profitability may be adversely affected.

Office Industry Risks

The loss of anchor tenants for our office properties could adversely affect our profitability.

We may acquire office properties and, as with our retail properties, we are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of space in one of our office properties (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant or the closure of the business of an anchor tenant that leaves its space vacant, even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. In the event of default by an anchor tenant, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

Declines in overall activity in our markets may adversely affect the performance of our office properties.

Rental income from office properties fluctuates with general market and economic conditions. Our office properties may be adversely affected during periods of diminished economic growth and a decline in white-collar employment. We may experience a decrease in occupancy and rental rates accompanied by increases in the cost of re-leasing space (including for tenant improvements) and in uncollectible receivables. Early lease terminations may significantly contribute to a decline in occupancy of our office properties and may adversely affect our profitability. While lease termination fees increase current period income, future rental income may be diminished because, during periods in which market rents decline, it is unlikely that we will collect from replacement tenants the full contracted amount which had been payable under the terminated leases.

Risks Related to Real Estate-Related Investments

Risks Associated with Investments in Mezzanine and Mortgage Loans

Our advisor does not have substantial experience investing in mezzanine and mortgage loans, which could result in losses to us.

Neither our advisor nor any of its affiliates have substantial experience investing in mezzanine or mortgage loans. If we make or acquire such loans, or participations in them, we may not have the necessary expertise to maximize the return on our investment in these types of loans.

The risk of default on mezzanine and mortgage loans is caused by many factors beyond our control, and our ability to recover our investment in foreclosure may be limited.

The default risk on mezzanine and mortgage loans is caused by factors beyond our control, including local and other economic conditions affecting real estate values, interest rate changes, rezoning and failure by the borrower to maintain the property. We do not know whether the values of the property securing the loans will remain at the levels existing on the dates of origination of the loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans.

In the event that there are defaults under these loans, we may not be able to quickly repossess and sell the properties securing such loans. An action to foreclose on a property securing a loan is regulated by state statutes and regulations and is subject to many delays and expenses typical of any foreclosure action. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan, which could reduce the value of our investment in the defaulted loan.

The mezzanine loans in which we may invest involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment.

Our mortgage or mezzanine loans will be subject to interest rate fluctuations, which could reduce our returns as compared to market interest rates and reduce the value of the loans in the event we sell them.

If we invest in fixed-rate, long-term mortgage or mezzanine loans and interest rates rise, the loans could yield a return lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that mortgage or mezzanine loans are prepaid, because we may not be able to make new loans at the previously higher interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. Fluctuations in interest rates adverse to our loans could adversely affect our returns on such loans.

The liquidation of our assets may be delayed as a result of our investment in mortgage or mezzanine loans, which could delay distributions to our stockholders.

The mezzanine and mortgage loans we may purchase will be illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. If we enter into mortgage or mezzanine loans with terms that expire after the date we intend to have sold all of our properties, any intended liquidation of us may be delayed beyond the time of the sale of all of our properties until all mortgage or mezzanine loans expire or are sold.

Risks Related to Investments in Real Estate-Related Securities

We may invest in various types of real estate-related securities.

We may invest in real estate-related securities, including securities issued by other real estate companies, commercial mortgage-backed securities (“CMBS”) or collateralized debt obligations (“CDOs”). We may also invest in real estate-related securities of both publicly traded and private real estate companies. Neither we nor our advisor may have the expertise necessary to maximize the return on our investment in real estate-related securities. If our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates do not have experience, our advisor intends to employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.

Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

Our investments in real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus, including risks relating to rising interest rates.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities, (2) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slowdown or downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

The mortgage loans in which we may invest and the commercial mortgage loans underlying the commercial mortgage backed securities in which we may investment will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are secured by multifamily or other types of commercial property, and are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single family residential property. The ability of a borrower to repay a loan secured by a property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

The CMBS and CDOs in which we may invest are subject to several types of risks.

CMBS are bonds which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CDOs are a type of collateralized debt obligation that is backed by commercial real estate assets, such as CMBS, commercial mortgage loans, B-notes, or mezzanine paper. Accordingly, the CMBS and CDOs we invest in are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS and CDOs may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS and CDOs may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, CMBS and CDOs are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third party guarantees or other forms of credit support can reduce the credit risk.

CMBS and CDOs are also subject to several risks created through the securitization process. Subordinate CMBS and CDOs are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate CMBS and CDOs will not be fully paid. Subordinate securities of CMBS and CDOs are also subject to greater credit risk than those CMBS and CDOs that are more highly rated.

If we use leverage in connection with our investment in CMBS or CDOs, the risk of loss associated with this type of investment will increase.

We may use leverage in connection with our investment in CMBS or CDOs. Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase the risk of loss. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying securities acquired. Therefore, such financing may mature prior to the maturity of the CMBS or CDOs acquired by us. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the CMBS or CDOs subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying these securities.

Investments in real estate-related preferred equity securities involve a greater risk of loss than traditional debt financing.

We may invest in real estate-related preferred equity securities, which may involve a higher degree of risk than traditional debt financing due to a several factors, including that such investments are subordinate to traditional loans and are not secured by property underlying the investment. If the issuer defaults on our investment, we would be only be able to take action against the entity in which we have an interest, not the property owned by such entity underlying our investment. As a result, we may not recover some or all of our investment, which could result in losses to us.

Market conditions and the risk of further market deterioration may cause a decrease in the value of our real estate securities.

The U.S. credit markets and the sub-prime residential mortgage market have experienced severe dislocations and liquidity disruptions. Sub-prime mortgage loans have experienced increased rates of delinquency, foreclosure and loss. These and other related events have had a significant impact on the capital markets associated not only with sub-prime mortgage-backed securities and asset-backed securities and CDOs, but also with the U.S. credit and financial markets as a whole.

We may invest in any real estate securities, including CMBS and CDOs, that contain assets that could be classified as sub-prime residential mortgages. The values of many of these securities are sensitive to the volatility of the credit markets, and many of these securities may be adversely affected by future developments. In addition, to the extent there is turmoil in the credit markets, it has the potential to materially affect both the value of our real estate related securities investments and/or the availability or the terms of financing that we may anticipate utilizing in order to leverage our real estate related securities investments.

The market volatility has also made the valuation of these securities more difficult, particularly the CMBS and CDO assets. Management’s estimate of the value of these investments incorporates a combination of independent pricing agency and third-party dealer valuations, as well as comparable sales transactions. However, the methodologies that we will use in valuing individual investments are generally based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investments therefore often vary materially from such assumptions or estimates.

Because there is significant uncertainty in the valuation of, or in the stability of the value of, certain of these securities holdings, the fair values of such investments as reflected in our results of operations may not reflect the prices that we would obtain if such investments were actually sold. Furthermore, due to market events, many of these investments are subject to rapid changes in value caused by sudden developments which could have a material adverse effect on the value of these investments.

A portion of our real estate securities investments may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

Certain of the real estate securities that we may purchase in the future in connection with privately negotiated transactions may not be registered under the relevant securities laws, resulting in a prohibition against their sale, transfer pledge or other disposition except in a transaction exempt from the registration requirements of those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

Interest rate and related risks may cause the value of our real estate securities investments to be reduced.

Interest rate risk is the risk that fixed income securities will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such securities will decline, and vice versa. Our investment in such securities means that the net asset value and market price of the common shares may tend to decline if market interest rates rise.

During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which is generally known as call or prepayment risk. If this occurs, we may be forced to reinvest in lower yielding securities. This is known as reinvestment risk. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. These risks may reduce the value of our real estate securities investments.

Real Estate Financing Risks

General Financing Risks

We plan to incur mortgage indebtedness and other borrowings, which may increase our business risks.

We intend to acquire properties subject to existing financing or by borrowing new funds. In addition, we intend to incur or increase our mortgage debt by obtaining loans secured by selected or all of the real properties to obtain funds to acquire additional real properties. We may also borrow funds if necessary to satisfy the requirement that we annually distribute to stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

We intend to incur mortgage debt on a particular real property if we believe the property’s projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall in cash flow, requiring us to use cash from other sources to make the mortgage payments on the property, then the amount available for distributions to stockholders may be affected. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan which is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one of our properties. In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.

Any mortgage debt which we place on properties may contain clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially, and may even be prohibitive. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money. Moreover, if we enter into financing arrangements involving balloon payment obligations, such financing arrangements will involve greater risks than financing arrangements whose principal amount is amortized over the term of the loan. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment.

If we have insufficient working capital reserves, we will have to obtain financing from other sources.

We have established working capital reserves that we believe are adequate to cover our cash needs. However, if these reserves are insufficient to meet our cash needs, we may have to obtain financing to fund our cash requirements. Sufficient financing may not be available or, if available, may not be available on economically feasible terms or on terms acceptable to us. If mortgage debt is unavailable at reasonable rates, we will not be able to place financing on the properties, which could reduce the number of properties we can acquire and the amount of distributions per share. If we place mortgage debt on the properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, our income could be reduced, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money. Additional borrowing for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay distributions may be adversely affected.

We may not have funding or capital resources for future improvements.

When a commercial tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for leasing costs, tenant improvements and tenant refurbishments to the vacated space. We will incur certain fixed operating costs during the time the space is vacant as well as leasing commissions and related costs to re-lease the vacated space. We may also have similar future capital needs in order to renovate or refurbish any of our properties for other reasons.

Also, in the event we need to secure funding sources in the future but are unable to secure such sources or are unable to secure funding on terms we feel are acceptable, we may be required to defer capital improvements or refurbishment to a property. This may cause such property to suffer from a greater risk of obsolescence or a decline in value and/or produce decreased cash flow as the result of our inability to attract tenants to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted. Or, we may be required to secure funding on unfavorable terms.

We may be adversely affected by limitations in our charter on the aggregate amount we may borrow.

Our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess.

That limitation could have adverse business consequences such as:

•	limiting our ability to purchase additional properties;
•	causing us to lose our REIT status if additional borrowing was necessary to pay the required minimum amount of cash distributions to our stockholders to maintain our status as a REIT;
•	causing operational problems if there are cash flow shortfalls for working capital purposes; and

•	resulting in the loss of a property if, for example, financing was necessary to repay a default on a mortgage.

Our debt financing for acquisitions will frequently be determined from appraised values in lieu of acquisition cost. As appraisal values are typically greater than acquisition cost for the type of value assets we seek to acquire, our debt can be expected to exceed certain leverage limitations of the Lightstone REIT II. Our Board of Directors, including all of its independent directors, will approve any leverage exceptions as required by the Lightstone REIT II’s Articles of Incorporation.

Any excess borrowing over the 300% level will be disclosed to stockholders in our next quarterly report, along with justification for such excess. As of September 30, 2010, we had no borrowings.

Lenders may require us to enter into restrictive covenants relating to our operations.

In connection with obtaining financing, a bank or other lender could impose restrictions on us affecting our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain negative covenants limiting our ability to, among other things, further mortgage our properties, discontinue insurance coverage or replace Lightstone Value Plus REIT II LLC as our advisor. In addition, prepayment penalties imposed by banks or other lenders could affect our ability to sell properties when we want.

If lenders are not willing to make loans to our sponsor because of recent defaults on some of the sponsor’s properties, lenders may be less inclined to make loans to us and we may not be able to obtain financing for our acquisitions.

U.S. and international markets have recently experienced increased levels of volatility due to a combination of factors, including decreasing values of residential and commercial real estate, limited access to credit, the collapse or near collapse of certain financial institutions, higher energy costs, decreased consumer spending and a national and global recession. Certain of our sponsor’s program and non-program properties have been adversely affected by these market conditions and their impact on the real estate market. For example, increased unemployment and the resulting decrease in business travel has adversely affected the occupancy rates and revenues per room at our sponsor’s lodging properties. After an analysis of these factors and other factors, taking into account the increased costs of borrowing, the dislocation in the credit markets and that certain properties are not generating sufficient cash flow to cover their fixed costs, the sponsor has elected to stop paying payments on the non-recourse debt obligations for certain program and non-program properties. As a result, lenders may be less willing to make loans to our sponsor or its affiliates. If lenders are unwilling to make loans to us, we may be unable to purchase certain properties or may be required to defer capital improvements or refurbishments to our properties. Additionally, sellers of real property may be less inclined to enter into negotiations with us if they believe that we may be unable to obtain financing. The inability to purchase certain properties may increase the time it takes for us to generate funds from operations. Additionally, the inability to improve our properties may cause such property to suffer from a greater risk of obsolescence or a decline in value, which could result in a decrease in our cash flow from the inability to attract tenants. For a description of certain recent adverse developments, see the section of this prospectus captioned “Prior Performance of Affiliates of Our Sponsor — Recent Adverse Business Developments.”

Financing Risks on the Property Level

Some of our mortgage loans may have “due on sale” provisions.

We currently own a limited number of properties and other real estate-related investments, none of which are subject to financing. However, in purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Lenders may be able to recover against our other properties under our mortgage loans.

We currently own a limited number of properties and other real estate-related investments, none of which are subject to financing. However, we will seek secured loans (which are nonrecourse) to acquire properties. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender may look to our other assets for satisfaction of the debt. Thus, should we be unable to repay a recourse loan with the proceeds from the sale or other disposition of the property securing the loan, the lender could look to one or more of our other properties for repayment. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

Our mortgage loans may charge variable interest.

Some of our mortgage loans will be subject to fluctuating interest rates based on certain index rates, such as the prime rate. Future increases in the index rates would result in increases in debt service on variable rate loans and thus reduce funds available for acquisitions of properties and dividends to the stockholders.

Insurance Risks

We may suffer losses that are not covered by insurance.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We intend to cause comprehensive insurance to be obtained for our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts which our advisor determines are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. Some of our commercial tenants may be responsible for insuring their goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts which our advisor determines are sufficient to cover reasonably foreseeable losses. Material losses may occur in excess of insurance proceeds with respect to any property as insurance proceeds may not provide sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, mold or, in the future, terrorism which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

Insurance companies have recently begun to exclude acts of terrorism from standard coverage. Terrorism insurance is currently available at an increased premium, and it is possible that the premium will increase in the future or that terrorism coverage will become unavailable. Mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans. We intend to obtain terrorism insurance if required by our lenders, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, we may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses. If such an event occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from such property. In addition, certain losses resulting from these types of events are uninsurable and others may not be covered by our terrorism insurance. Terrorism insurance may not be available at a reasonable price or at all.

In addition, many insurance carriers are excluding asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to this coverage. Because of our inability to obtain specialized coverage at rates that correspond to the perceived level of risk, we may not obtain insurance for acts of terrorism or asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for terrorism or asbestos, the cost could have a negative impact on our results of operations. If an uninsured loss or a loss in excess of insured limits occurs on a property, we could lose our capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt that is recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss of this nature would adversely affect us. Although we intend to adequately insure our properties, we cannot assure that we will successfully do so.

Compliance with Laws

The costs of compliance with environmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation could be substantial. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site. The presence of hazardous or toxic materials, or the failure to address conditions relating to their presence properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of removal or remediation of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not the facility is or ever was owned or operated by those persons. In addition, environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

There may be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. Typically, the existence of lead paint is more of a concern in residential units than in commercial properties. Although a structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead, structures built after 1978 are not likely to contain lead-based paint.

Properties’ values may also be affected by their proximity to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields (“EMFs”) to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, and other states have required transmission facilities to measure for levels of EMFs. On occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and

EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing and in condemnation proceedings. We may not, in certain circumstances, search for electric transmission lines near our properties, but are aware of the potential exposure to damage claims by persons exposed to EMFs.

Recently, indoor air quality issues, including mold, have been highlighted in the media and the industry is seeing mold claims from lessees rising. To date, we have not incurred any material costs or liabilities relating to claims of mold exposure or abating mold conditions. However, due to the recent increase in mold claims and given that the law relating to mold is unsettled and subject to change, we could incur losses from claims relating to the presence of, or exposure to, mold or other microbial organisms, particularly if we are unable to maintain adequate insurance to cover such losses. We may also incur unexpected expenses relating to the abatement of mold on properties that we may acquire.

Limited quantities of asbestos-containing materials are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatment. Environmental laws govern the presence, maintenance and removal of asbestos. These laws could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials, into the air. Such laws require that owners or operators of buildings containing asbestos (1) properly manage and maintain the asbestos, (2) notify and train those who may come into contact with asbestos and (3) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. These laws may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos fibers. As the owner of our properties, we may be potentially liable for any such costs.

We cannot assure you that properties which we acquire in the future will not have any material environmental conditions, liabilities or compliance concerns. Accordingly, we have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we own.

The costs of compliance with laws and regulations relating to our lodging and residential properties may adversely affect our income and the cash available for any distributions.

Various laws, ordinances, and regulations affect multi-family residential properties, including regulations relating to recreational facilities, such as activity centers and other common areas. Although we do not currently own properties or other investments, we have not obtained any financing and we do not currently conduct any operations, we intend for our properties to have all material permits and approvals to operate. In addition, rent control laws may also be applicable to any of our residential properties.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental contamination may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liabilities, and the current environmental condition of our properties might be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties.

These laws typically allow liens to be placed on the affected property. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

Any newly acquired or developed lodging or multi-family residential properties must comply with Title II of the Americans with Disabilities Act (the “ADA”) to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the ADA. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas of the properties where such removal is “readily achievable.” We intend for our properties to comply in all material respects with all present requirements under the ADA and applicable state laws. We will attempt to acquire properties which comply with the ADA or place the burden on the seller to ensure compliance with the ADA. We may not be able to acquire properties or allocate responsibilities in this manner. Noncompliance with the ADA could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages to private litigants. The cost of defending against any claims of liability under the ADA or the payment of any fines or damages could adversely affect our financial condition and affect cash available to return capital and the amount of distributions to you.

The Fair Housing Act (the “FHA”) requires, as part of the Fair Housing Amendments Act of 1988, apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. We intend for any of our properties that are subject to the FHA to be in compliance with such law. The cost of defending against any claims of liability under the FHA or the payment of any fines or damages could adversely affect our financial condition.

Changes in applicable laws and regulations may adversely affect the income and value of our properties.

The income and value of a property may be affected by such factors as environmental, rent control and other laws and regulations and changes in applicable general and real estate tax laws (including the possibility of changes in the U.S. federal income tax laws or the lengthening of the depreciation period for real estate). For example, the properties we will acquire will be subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. We anticipate that most of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.

Failure to comply with applicable laws and regulations where we invest could result in fines, suspension of personnel of our advisor, or other sanctions. Compliance with new laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures, which could reduce the available cash flow for distributions to our stockholders. Additionally, future laws, ordinances or regulations may impose material environmental liability, which may have a material adverse effect on our results of operations.

Risks Related to General Economic Conditions and Terrorism

Adverse economic conditions may negatively affect our returns and profitability.

The timing, length and severity of any economic slowdown that the nation may experience, including the current economic slowdown, cannot be predicted with certainty. Since we may liquidate within seven to ten years after the proceeds from the offering are fully invested, there is a risk that depressed economic conditions at that time could cause cash flow and appreciation upon the sale of our properties, if any, to be insufficient to allow sufficient cash remaining after payment of our expenses for a significant return on stockholders’ investment.

The terrorist attacks of September 11, 2001 on the United States negatively impacted the U.S. economy and the U.S. financial markets. Any future terrorist attacks and the anticipation of any such attacks, or the consequences of the military or other response by the U.S. and its allies, may have further adverse impacts on the U.S. financial markets and the economy and may adversely affect our operations and our profitability. It is not possible to predict the severity of the effect that any of these future events would have on the U.S. financial markets and economy.

It is possible that the economic impact of the terrorist attacks may have an adverse effect on the ability of the tenants of our properties to pay rent. In addition, insurance on our real estate may become more costly and coverage may be more limited due to these events. The instability of the U.S. economy may also reduce the number of suitable investment opportunities available to us and may slow the pace at which those investments are made. In addition, armed hostilities and further acts of terrorism may directly impact our properties. These developments may subject us to increased risks and, depending on their magnitude, could have a material adverse effect on our business and stockholders’ investment.

State of debt markets could limit our ability to obtain financing which may have a material adverse impact on our earnings and financial condition.

The commercial real estate debt markets are experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold Collateralized Mortgage Backed Securities in the market. Credit spreads for major sources of capital have widened significantly as investors have demanded a higher risk premium. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions. This may result in our acquisitions generating lower overall economic returns and potentially reducing cash flow available for distribution.

The recent dislocations in the debt markets has reduced the amount of capital that is available to finance real estate, which, in turn, (a) will no longer allow real estate investors to rely on capitalization rate compression to generate returns and (b) has slowed real estate transaction activity, all of which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans. Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long-term quality of the underlying real estate.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We believe that we have qualified to be taxed as a REIT commencing with our taxable year ending December 31, 2009. However, we may terminate our REIT qualification, if our Board of Directors determines that not qualifying as a REIT is in the best interests of our stockholders, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We intend to structure our activities in a manner designed to satisfy all the requirements for qualification as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization could jeopardize our ability to satisfy all the requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even REITs, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our Operating Partnership or at the level of the other companies through which we indirectly own our assets, such as our TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify and maintain our status as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for distributions paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our Operating Partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our Operating Partnership, but generally excluding our TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Our TRSs are subject to corporate-level taxes and our dealings with our TRSs may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRS. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRS.

A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We must operate our “qualified lodging facilities” through one or more TRS that lease such properties from us. We may use our TRSs generally for other activities as well, such as to hold properties for sale in the ordinary course of business or to hold assets or conduct activities that we cannot conduct directly as a REIT. A TRS will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, the rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If our leases to our TRSs are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” In order for such rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

If our Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We intend to maintain the status of the Operating Partnership as a partnership or a disregarded entity for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the Operating Partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the Operating Partnership could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

If our “qualified lodging facilities” are not properly leased to a TRS or the managers of such “qualified lodging facilities” do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT.

In general, we cannot operate any lodging facilities and can only indirectly participate in the operation of “qualified lodging facilities” on an after-tax basis through leases of such properties to our TRSs. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis at which or in connection with which wagering activities are not conducted. Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. A TRS that leases lodging facilities from us will not be treated as a “related party tenant” with respect to our lodging facilities that are managed by an independent management company, so long as the independent management company qualifies as an “eligible independent contractor.”

Each of the management companies that enters into a management contract with our TRSs must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRSs to be qualifying income for purposes of the REIT gross income tests. An “eligible independent contractor” is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for any person not related, as defined in the Code, to us or the TRS. Among other requirements, in order to qualify as an independent contractor a manager must not own, directly or applying attribution provisions of the Code, more than 35% of our outstanding shares of stock (by value), and no person or group of persons can own more than 35% of our outstanding shares and 35% of the ownership interests of the manager (taking into account only owners of more than 5% of our shares and, with respect to ownership interest in such managers that are publicly traded, only holders of more than 5% of such ownership interests). The ownership attribution rules that apply for purposes of the 35% thresholds are complex. Although we intend to monitor ownership of our stock by our managers and their owners, there can be no assurance that these ownership levels will not be exceeded.

Our investments in certain debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments, and certain modifications of such debt by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” In addition, if a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms, (c) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (d) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

Moreover, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt taxable exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value and would cause us to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt.

The failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

In general, in order for a loan to be treated as a qualifying real estate asset producing qualifying income for purposes of the REIT asset and income tests, the loan must be secured by real property. We may acquire mezzanine loans that are not directly secured by real property but instead secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan that is not secured by real estate would, if it meets each of the requirements contained in the Revenue Procedure, be treated by the IRS as a qualifying real estate asset. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law and in many cases it may not be possible for us to meet all the requirements of the safe harbor. We cannot provide assurance that any mezzanine loan in which we invest would be treated as a qualifying asset producing qualifying income for REIT qualification purposes. If any such loan fails either the REIT income or asset tests, we may be disqualified as a REIT.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to annually distribute to our stockholders at least 90% of our taxable income determined without regard to the deduction for distributions paid and excluding net capital gain. In order to satisfy this requirement, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Generally, under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in a combination of cash and stock with respect to the taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Our stockholders may have tax liability on distributions that they elect to reinvest in common stock, but they would not receive the cash from such distributions to pay such tax liability.

If our stockholders participate in our distribution reinvestment program, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless a stockholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the value of the shares of common stock received.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment program inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, we can provide no assurance to this effect.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary generally will not provide any tax benefit, except for being carried forward against future taxable income of such taxable REIT subsidiary.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our Board of Directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in the best interests of our stockholders. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our Board of Directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board of Directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable to sales or exchanges of U.S. real property generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Our common stock will not constitute a “U.S. real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a U.S. real property interest if (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. However, it is not anticipated that our common stock will be “regularly traded” on an established market. We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Employee Benefit Plan Risks

An investment in our common stock may not satisfy the requirements of ERISA or other applicable laws.

When considering an investment in our common stock, an individual with investment discretion over assets of any pension plan, profit-sharing plan, retirement plan, individual retirement account (IRA) or other employee benefit plan covered by ERISA or other applicable laws should consider whether the investment satisfies the requirements of Section 404 of ERISA or other applicable laws. In particular, attention should be paid to the diversification requirements of Section 404(a)(1)(C) of ERISA in light of all the facts and circumstances, including the portion of the plan’s portfolio of which the investment will be a part. All plan investors should also consider whether the investment is prudent and meets plan liquidity requirements as there may be only a limited market in which to sell or otherwise dispose of our common stock, and whether the investment is permissible under the plan’s governing instrument. We have not, and will not, evaluate whether an investment in our common stock is suitable for any particular plan. Rather, we will accept entities as stockholders if an entity otherwise meets the suitability standards.

The annual statement of value that we will be sending to stockholders subject to ERISA and stockholders is only an estimate and may not reflect the actual value of our shares. The annual statement of value will report the value of each common share as of the close of our fiscal year. The value will be based upon an estimated amount we determine would be received if our properties and other assets were sold as of the close of our fiscal year and if such proceeds, together with our other funds, were distributed pursuant to a liquidation. However, the net asset value of each share of common stock will be deemed to be $10 until the end of the first year following the completion of this offering. Thereafter, our advisor or its affiliates will determine the net asset value of each share of common stock. Because this is only an estimate, we may subsequently revise any annual valuation that is provided. It is possible that:

•	a value included in the annual statement may not actually be realized by us or by our stockholders upon liquidation;
•	stockholders may not realize that value if they were to attempt to sell their common stock; or
•	an annual statement of value might not comply with any reporting and disclosure or annual valuation requirements under ERISA or other applicable law. We will stop providing annual statements of value if the common stock becomes listed for trading on a national stock exchange or included for quotation on a national market system.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate,” “continue,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ from those implied by the forward-looking statements in this prospectus:

•	changes in economic conditions generally and the real estate market specifically;
•	legislative/regulatory changes (including changes to laws governing the taxation of REITs);
•	availability of capital, changes in interest rates and interest rate spreads; and
•	changes in generally accepted accounting principles in the United States and policies and guidelines applicable to REITs.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section and elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

HOW WE OPERATE

We operate as a REIT for U.S. federal and state income tax purposes. Our sponsor is David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name. Our sponsor is instrumental in our organization.

Our sponsor is one of the largest private residential and commercial real estate owners and operators in the United States today. Our sponsor has a portfolio of over 100 properties containing approximately 9,611 multifamily units, 1.1 million square feet of office space, 2.4 million square feet of industrial space, a 300-suite limited service hotel and 4.0 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employees approximately 500 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations.

We contract with Lightstone Value Plus REIT II LLC for its services as our advisor. Our advisor is majority owned by The Lightstone Group and has the responsibility for our day-to-day operations and the management of our assets.

In addition to the services of our advisor, we may contract with Paragon and Beacon for property management services. Our Property Managers may provide the day-to-day property management services for our properties. In addition, our Property Managers may engage one or more third parties to provide the day-to-day property management services for some or all of our properties, in which case our Property Managers will supervise the services provided by such parties. Our Property Managers are owned by or affiliated with The Lightstone Group.

Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns a majority of our advisor, our Property Managers, our Operating Partnership, our dealer manager and affiliates, except for us. As of December 31, 2010, Mr. Lichtenstein owned 20,000 shares (less than 1%) of our shares indirectly through our advisor. Mr. Lichtenstein is one of our non-independent directors and The Lightstone Group, or an affiliated entity controlled by Mr. Lichtenstein, employs Bruno de Vinck, our other non-independent director, and each of our officers. Neither The Lightstone Group nor any of our other affiliates has been or currently is the subject of any regulatory action or proceeding.

Our structure is generally referred to as an “UPREIT” structure. Substantially all of our assets are or will be held through Lightstone Value Plus REIT II LP, a Delaware limited partnership and our Operating Partnership. This structure enables us to acquire assets from other partnerships and individual owners that will defer the recognition of gain to the partners of the acquired partnerships or the individual owners, assuming certain conditions are met.

We are the general partner of the Operating Partnership. As the general partner of the Operating Partnership, we generally have the exclusive power under the partnership agreement to manage and conduct the business of the Operating Partnership. The partnership interests in the Operating Partnership are owned by us and any persons who transfer interests in properties to the Operating Partnership in exchange for units in the Operating Partnership. We will own one unit in the Operating Partnership for each outstanding share of our common stock. Our interest in the Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership. Holders of limited partnership units in the Operating Partnership will have the same rights to distributions as our holders of common stock. In addition, each limited partnership interest will be exchangeable by the holder for cash at the-then fair market value or, at our option, one share of common stock. For a detailed discussion of the structure and operation of the Operating Partnership, including the responsibilities of the partners thereof, please see the section titled “Operating Partnership Agreement,” below.

All of our properties are or are expected to be owned by subsidiary limited partnerships or limited liability companies. These subsidiaries are or will be single-purpose entities that we created or will create to own a single property, and each has or will have no assets other than the single investment property it owns. These entities represent a useful means of shielding our Operating Partnership from liability under the state laws and will make the underlying properties easier to transfer. These subsidiary arrangements are intended to ensure that no environmental or other liabilities associated with any particular property can be attributed against other properties that the operating partnership or we will own. The limited liability aspect of a subsidiary’s form will shield parent and affiliated (but not subsidiary) companies, including the Operating Partnership and us, from liability assessed against it.

U.S. federal income tax law disregards single-member LLCs and so it will be as if the Operating Partnership owns the underlying properties for U.S. federal income tax purposes. Use of single-purpose entities in this manner is customary for REITs.

CONFLICTS OF INTEREST

We are subject to conflicts of interest arising out of our relationships with our sponsor, advisor, Property Managers and their affiliates. All of our agreements and arrangements with such parties, including those relating to compensation, are not the result of arm’s-length negotiations. Some of the conflicts inherent in our transactions with our sponsor, advisor, Property Managers and their affiliates, and the limitations on such parties adopted to address these conflicts, are described below. Our sponsor, advisor, Property Managers and their affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock.

There are conflicts of interest between our advisor, Property Managers and their affiliates and us.

David Lichtenstein, our sponsor, is the founder of The Lightstone Group, LLC which he wholly owns and does business in his individual capacity under that name. Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns a majority of our advisor, our Property Managers, our Operating Partnership, our dealer manager and affiliates, except for us. Our advisor does not advise any entity other than us. However, employees of our advisor are also employed by Lightstone Value Plus REIT LLC, the advisor to Lightstone I, our sponsor’s other public program. Mr. Lichtenstein is one of our directors and The Lightstone Group or an affiliated entity controlled by Mr. Lichtenstein employs Bruno de Vinck, our other non-independent director, and each of our officers. As a result, our operation and management may be influenced or affected by conflicts of interest arising out of our relationship with our affiliates.

There is competition for the time and services of the personnel of our advisor and its affiliates.

We rely on our advisor and its affiliates for our daily operation and the management of our assets. Personnel of our advisor and its affiliates have conflicts in allocating their management time, services and functions among our sponsor, the real estate investment programs it currently services and any future real estate investment programs or other business ventures which they may organize or serve, as applicable. Specifically, employees of our sponsor, the advisor and our Property Managers will face conflicts of interest relating to time management and the allocation of resources and investment opportunities. Our advisor and its affiliates believe they have enough staff to perform their responsibilities in connection with all of the real estate programs and other business ventures in which they are involved. In addition, other persons employed by the advisor may devote such time to our business as is necessary.

We do not have employees.

We and our advisor will rely on the employees of the sponsor and its affiliates to manage and operate our business. The sponsor is not restricted from acquiring, developing, operating, managing, leasing or selling real estate through entities other than us and will continue to be actively involved in operations and activities other than our operations and activities. The sponsor currently controls and/or operates other entities that own properties in many of the markets in which we may seek to invest. The sponsor spends a material amount of time managing these properties and other assets unrelated to our business. Our business may suffer as a result because we lack the ability to manage it without the time and attention of our sponsor’s employees. We encourage you to read the “Conflicts of Interest” section of this prospectus for a further discussion of these topics.

Our sponsor and its affiliates are general partners and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to ours. Because the sponsor and its affiliates have interests in other real estate programs and also engage in other business activities, they may have conflicts of interest in allocating their time and resources among our business and these other activities. Our officers and directors, as well as those of the advisor, may own equity interests in entities affiliated with our sponsor from which we may buy properties. These individuals may make substantial profits in connection with such transactions, which could result in conflicts of interest. Likewise, such individuals could make substantial profits as the result of investment opportunities allocated to entities affiliated with the sponsor other than us. As a result of these interests, they could pursue transactions that may not be in our best interest. Also, if our sponsor suffers financial or operational problems as the result of any of its activities, whether or not related to our business, the ability of our sponsor and its affiliates, our advisor and Property Manager to operate our business could be adversely impacted.

Certain of our affiliates who provide services to us may be engaged in competitive activities.  Our advisor, Property Managers and their respective affiliates may, in the future, be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us. In addition, the sponsor may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment after 75% of the total gross proceeds from our initial public offering have been invested or committed for investment in real properties.

Our sponsor’s other public program, Lightstone I, may be engaged in competitive activities.  Our advisor, Property Managers and their respective affiliates through activities of Lightstone I may be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us, including Lightstone I may compete with us for both the acquisition and/or refinancing of properties of a type suitable for our investment.

If we invest in joint ventures, the objectives of our partners may conflict with our objectives.  In accordance with one of our acquisition strategies, we may make investments in joint ventures or other partnership arrangements between us and affiliates of our sponsor or with unaffiliated third parties. Investments in joint ventures which own real properties may involve risks otherwise not present when we purchase real properties directly. For example, our co-venturer may file for bankruptcy protection, may have economic or business interests or goals which are inconsistent with our interests or goals, or may take actions contrary to our instructions, requests, policies or objectives. Among other things, actions by a co-venturer might subject real properties owned by the joint venture to liabilities greater than those contemplated by the terms of the joint venture or other adverse consequences.

These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Moreover, there is an additional risk that the co-venturers may not be able to agree on matters relating to the property they jointly own. In addition, the fiduciary obligation that our sponsor or our Board of Directors may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

We may purchase real properties from persons with whom affiliates of our advisor have prior business relationships.  We may purchase properties from third parties who have sold properties in the past, or who may sell properties in the future, to our advisor or its affiliates. If we purchase properties from these third parties, our advisor will experience a conflict between our current interests and its interest in preserving any ongoing business relationship with these sellers. The prices we pay to these third parties may not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with other third parties. However, we will only purchase properties from third parties with whom our affiliates have prior business relationships if the purchase price of the property acquired does not exceed its current appraised value, which must be determined by a qualified appraiser selected by our independent directors. In addition, a majority of our directors, including a majority of our independent directors, that are disinterested in the transaction must determine that the purchase or sale of property is fair and reasonable to us. We will not purchase or sell real properties to any of our affiliates, however we may enter into joint ventures and preferred equity investments to co-invest with our affiliates for the acquisition of properties.

Property management services are being provided by companies owned by or affiliated with The Lightstone Group.  Our Property Managers, which are affiliated with our sponsor, may provide property management services to us or may engage one or more third parties to provide such services for some or all of our properties, in which case our Property Managers will supervise the services provided by such parties. Our property management services agreements provide that we pay our Property Managers a monthly management fee equal to 4.5% or 5% of gross revenues, depending on the property type. In addition, we may pay a separate fee for the one-time initial rent-up or leasing-up of newly constructed office and industrial properties in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Our Property Managers may be entitled to receive higher fees in the event our Property Managers demonstrate to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered. In the event that one of our Property Managers engage one or more third parties to perform the day-to-day property management services for some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to such property manager pursuant to the immediately preceding sentence or paid by such property manager.

Our advisor and the Property Managers believe that the Property Managers have sufficient personnel and other required resources to discharge all responsibilities to us.

Our advisor and its affiliates receive commissions, fees and other compensation based upon our investments.  We believe that the compensation we pay to our advisor and its affiliates is no more than what we would pay for similar services performed by independent firms. Some compensation is payable whether or not there is cash available to make distributions to our stockholders. To the extent this occurs, our advisor and its affiliates benefit from us retaining ownership of our assets and leveraging our assets, while our stockholders may be better served by the sale, disposition or avoidance of new or additional debt on the assets. In addition, the advisor’s ability to receive fees and reimbursements depends on our continued investment in properties and in other assets which generate fees. Therefore, the interest of the advisor and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock. Because asset management fees payable to our advisor are based on total assets under management, including assets purchased using debt, our advisor may have an incentive to incur a high level of leverage in order to increase the total amount of assets under management. Our advisor and its affiliates recognize that they have a fiduciary duty to us and our stockholders, and have represented to us that their actions and decisions will be made in the manner taking into account our interests and those of our stockholders.

While we will not make loans to our advisor or its affiliates, we may borrow money from them for various purposes, including funding working capital requirements and funding acquisitions before we receive the proceeds of this offering. If we do, the terms, such as the interest rate, security, fees and other charges, will be at least as favorable to us as those which would be charged by unaffiliated lending institutions in the same locality on comparable loans.

Our advisor and its affiliates may do business with others who also do business with us, although presently there are no instances of this. However, our advisor or its affiliates may not receive rebates or participate in any reciprocal business arrangements which would have the effect of circumventing our agreement with our advisor.

Our advisor may have conflicting fiduciary obligations if we co-invest with our sponsor or its affiliates.  Our advisor may cause us to acquire an interest in a property through a joint venture with its affiliates. In these circumstances, our advisor will have a fiduciary duty to both us and its affiliates participating in the joint venture. In order to minimize the conflict between these fiduciary duties, the advisory agreement provides guidelines for investments in joint ventures with affiliates. In addition, our charter requires a majority of our disinterested directors to determine that the transaction is fair and reasonable to us and is on terms and conditions no less favorable than from unaffiliated third parties entering into the venture.

Our sponsor may face conflicts of interest in connection with the management of our day-to-day operations and in the enforcement of agreements between our sponsor and its affiliates.  The Property Managers and the advisor will manage our day-to-day operations and properties pursuant to management agreements and an advisory agreement. These agreements were not negotiated at arm’s length and certain fees payable by us under such agreements are paid regardless of our performance. Our sponsor and its affiliates may be in a conflict of interest position as to matters relating to these agreements. Examples include the computation of fees and reimbursements under such agreements, the enforcement and/or termination of the agreements and the priority of payments to third parties as opposed to amounts paid to our sponsor’s affiliates. These fees may be higher than fees charged by third parties in an arm’s length transaction as a result of these conflicts.

Title insurance services are being provided by an affiliated party. From time to time, The Lightstone Group’s affiliates purchase title insurance from an agent in which our sponsor owns a fifty percent limited partnership interest. Because this title insurance agent receives significant fees for providing title insurance, our advisor may face a conflict of interest when considering the terms of purchasing title insurance from this agent. However, prior to the purchase by The Lightstone Group’s affiliates of any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. This process results in terms similar to those that would be negotiated at an arm’s-length basis.

Our advisor may face a conflict of interest when determining whether we should dispose of any property.  Our advisor may face a conflict of interest when determining whether we should dispose of any property we own that is managed by one of our Property Managers because such property manager may lose fees associated with the management of the property. Specifically, because our Property Managers will receive significant fees for managing our properties, our advisor may face a conflict of interest when determining whether we should sell properties under circumstances where our Property Managers would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

We may compete with other entities affiliated with our sponsor for tenants.  The sponsor and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects. The sponsor or its affiliates may own and/or manage properties in most if not all geographical areas in which we expect to acquire real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by the sponsor and its affiliates. The sponsor may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by the sponsor and its affiliates and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

We have the same legal counsel as our sponsor and its affiliates.  Proskauer Rose LLP serves as our general legal counsel, as well as special counsel to our sponsor and various affiliates, including our advisor. The interests of our sponsor and its affiliates, including our advisor, may become adverse to ours in the future. Under legal ethics rules, Proskauer Rose LLP may be precluded from representing us due to any conflict of interest between us and our sponsor and its affiliates, including our advisor.

Each member of our Board of Directors is also on the Board of Directors of Lightstone I.

Each of our directors is also a director of Lightstone I, the other public program of our sponsor. Accordingly, our Board of Directors will owe fiduciary duties and duties of loyalty to Lightstone I and its stockholders. The loyalties of our directors to Lightstone I may influence the judgment of our Board of Directors when considering issues that may affect us. For example, we are permitted to enter into a joint venture or preferred equity investment with Lightstone I for the acquisition of property or real estate-related investments. Decisions of our Board of Directors regarding the terms of those transactions may be influenced by its loyalties to Lightstone I and its stockholders. In addition, decisions of our Board of Directors regarding the timing of our property sales could be influenced by concerns that the sales would compete with those of Lightstone I.

There is competition for the time and services of our advisor.  We rely on our advisor and its affiliates for our daily operation and the management of our assets. Personnel of our advisor and its affiliates have conflicts in allocating their management time, services and functions among our sponsor, the real estate investment programs it currently services and any future real estate investment programs or other business ventures which they may organize or serve, as applicable. Our advisor and its affiliates believe they have enough staff to perform their responsibilities in connection with all of the real estate programs and other business ventures in which they are involved. In addition, other persons employed by the advisor may devote such time to our business as is necessary.

We do not have arm’s-length agreements with our advisor, Property Managers and dealer manager.  As we have noted, our agreements and arrangements with our advisor, Property Managers, dealer manager, or any of their affiliates, including those relating to compensation, are not the result of arm’s-length negotiations. However, we believe these agreements and arrangements approximate the terms of arm’s-length transactions, as they contain similar terms as recent similar agreements and arrangements with unaffiliated third parties.

Our dealer manager is affiliated with us and will not perform an independent due diligence review.  Because our dealer manager is affiliated with us, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities, although the participating broker-dealers will perform a due diligence review of us and the offering.

There may be conflicting investment opportunities among us and affiliates of The Lightstone Group.  Our advisor does not advise any entity other than us. However, employees of our advisor are also employed by Lightstone Value Plus REIT LLC, the advisor to Lightstone I. In addition, our advisor may, in the future, advise entities that invest in properties that meet our investment criteria. Likewise, David W. Lichtenstein, a principal of our sponsor may, in the future, invest in properties that meet our investment criteria. Therefore, our sponsor, our advisor and their affiliates, could face conflicts of interest in determining which investment programs or joint ventures will finance or acquire real properties and other assets as they become available. Such conflicts could result in a particular property being offered to an affiliate rather than to us. If our advisor, in the future, offers our sponsor or its other affiliates the opportunity to acquire or finance such properties, they may decide not to pursue investments in such properties. In such case these investments may be offered to us.

The method for allocation of the acquisition of properties by two or more programs of our sponsor or advisor that seek to acquire similar types of assets must be reasonable. Under our charter and the advisory agreement, before our advisor may take advantage of an investment opportunity for its own account or recommend it to others, it is obligated to present such opportunity to us if (i) such opportunity is compatible with our investment objectives and strategies (including our requirements relating to all pertinent factors, including diversification, size of the investment, property type and location), (ii) such opportunity is of a character which could be taken by us, and (iii) we have the financial resources to take advantage of such opportunity.

In the event that an investment opportunity meets the investment objectives and strategies of us and Lightstone I, the REIT with offering proceeds uninvested for the longest period of time shall have priority. The board of directors of such REIT will review the investment opportunity in accordance with its investment policies and objectives, including geographic and property type diversification. If the board of directors decides not to pursue this investment opportunity, the other REIT shall be afforded the opportunity. If the investment opportunity is of the magnitude that both REITs may participate, they may enter into a joint venture on the same terms and conditions. In addition, neither our advisor nor any affiliate of our advisor may make any investment in property where the investment objective is substantially similar to our investment objectives until such time as 75% of the total gross proceeds from the offering of the shares offered for sale pursuant to this offering, following the final closing of this offering, have been invested or committed for investment in properties.

Our sponsor and advisor will each use their respective best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our sponsor or advisor or any of their respective affiliates is presented with a potential investment in a property which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio of each entity and upon factors such as:

•	cash flow from the property;
•	the effect of the acquisition of the property on the diversification of each entity’s portfolio;
•	the amount of equity required to make the investment;

•	the policies of each entity relating to leverage;
•	the funds of each entity available for investment; and
•	the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity.

To the extent that a particular property might be determined to be suitable for more than one investment entity, priority generally will be given to the investment entity having uninvested funds for the longest period of time. In addition, our advisor currently believes that sufficient investment opportunities exist so that we and any REITs, programs and joint ventures that our sponsor may form in the future will have enough properties meeting our respective investment objectives in which to invest.

Finally, all actions that occur between us and our advisor or its affiliates that present potential conflicts with us must be approved by a majority of our independent directors.

COMPENSATION TABLE

The compensation arrangements between us, our advisor, Property Managers, dealer manager, The Lightstone Group and their affiliates were not determined by arm’s-length negotiations. The following table discloses the compensation which we may pay such parties. In those instances in which there are maximum amounts or ceilings on the compensation which may be received, our affiliates may not recover any excess amounts for those services by reclassifying them under a different compensation or fee category. See the section of the Prospectus captioned “Conflict of Interest” for more information about the conflicts of interest with our affiliates.

We define net income as total revenues less expenses other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. When we use the term “net income” for purposes of calculating some expenses and fees, it excludes the gain from the sale of our assets. However, this net income definition is not in accordance with generally accepted accounting principles in the United States, because we do not deduct depreciation and other non-cash reserves in determining net income.

We define the term “net investment” to mean the original issue price paid for our common stock, reduced by distributions from the sale or financing of our properties.

For a description of an undertaking that we have made to limit compensation paid to our affiliates, see “Compensation Restrictions” and “Reports to Stockholders.”

Non-Subordinated Payments

The following aggregate amounts of compensation, allowances and fees we may pay to our affiliates are not subordinated to the returns on initial investments that we are required to pay to our stockholders.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
Organizational and Offering Stage
Selling commissions and dealer manager fees paid to Lightstone Securities LLC.(1)	Up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Lightstone Securities, our dealer manager, intends to reallow 100% of commissions earned for those transactions that involve participating broker-dealers.	We currently estimate selling commissions of approximately $35.7 million if the maximum offering is sold. From our inception through December 31, 2010, approximately $2.4 million of selling commissions have been incurred and paid.
	Up to 3% of gross offering proceeds before reallowance to participating broker-dealers. Lightstone Securities, in its sole discretion, may reallow all or any portion of its dealer manager fee of up to 3% of the gross offering proceeds to be paid to such participating broker-dealers.	We currently estimate a dealer manager fee of approximately $15.3 million if the maximum offering is sold. From our inception through December 31, 2010, approximately $0.6 million of dealer management fees have been incurred and paid.
We have sold and will continue to sell subordinated profits interests of our Operating Partnership to Lightstone SLP II LLC and use the cash sale proceeds, if any, to pay selling commissions and dealer manager fees.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
Organization and other offering expenses.(2)	We will pay all organization and other offering expenses in connection with this offering, except we will use the proceeds from (i) the portion of dealer manager fee that is not reallowed to participating broker dealers and (ii) the cash sale of our subordinated profits interests, if any, to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross proceeds.	We currently estimate organization and other offering expenses of approximately $4.1 million if the maximum offering is sold. From our inception through December 31, 2010, we incurred and paid approximately $3.5 million of organization and other offering expenses, including approximately $1.7 million of reimbursements to our advisor during the year ended December 31, 2010.
If the selling commissions and dealer manager fees exceed 10% of the proceeds raised in the offering and, due to unforeseen circumstances the offering abruptly terminates after receiving the minimum subscription proceeds, the excess will be paid by the dealer manager without recourse to us.
Acquisition Stage
Acquisition fee and expenses paid to our advisor.	Our advisor will be paid an acquisition fee in an amount equal to 0.95% of the gross contractual purchase price (including any mortgage assumed) of the property acquired. Our advisor will also be reimbursed for expenses that it incurs in connection with purchase of the property.	Approximately $4.8 million of aggregate acquisition fees will be paid if 51,000,000 shares are sold (approximately $19.3 million assuming aggregate long-term permanent leverage of approximately 75%). From our inception through December 31, 2010, approximately $90,697 of acquisition fees have been incurred and paid.
The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate, 5% of the gross contractual purchase price (including any mortgage assumed) of the property. If we request additional services, the compensation will be provided on separate agreed-upon terms and the rate will be approved by a majority of disinterested directors, including a majority of the disinterested independent directors, as fair and reasonable for us.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
Operational Stage
Property management fee paid to our property managers. This fee will be paid for services in connection with the rental, leasing, operation and management of the properties and the supervision of any third parties that are engaged by our property managers to provide such services.	Residential and Retail Properties: Our property managers will be paid a monthly management fee of 5% of the gross revenues from our residential and retail properties.
	Office and Industrial Properties: For the management and leasing of our office and industrial properties, we will pay to our property managers property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.	The actual future amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. From our inception through December 31, 2010, no property management fees have been incurred and paid.
Lodging Properties: For the management and leasing of our lodging properties, we will pay to our property managers property management fees of up to 5% of gross revenues.
Notwithstanding the foregoing, our property managers may be entitled to receive higher fees in the event our property managers demonstrate to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.
Our property managers may subcontract their duties for a fee that may be less than the fee provided for in the management services agreements. In the event one of our property managers subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to such property manager by us or paid directly by such property manager.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
Asset management fee paid to our advisor.	Our advisor will be paid an advisor asset management fee of 0.95% of our average invested assets. Average invested assets means the average of the aggregate book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. We will compute the average invested assets by taking the average of these values at the end of each month during the quarter for which we are calculating the fee. The fee will be payable quarterly in an amount equal to 0.2375 of 1% of average invested assets as of the last day of the immediately preceding quarter.	The amount of the future fees depends on the cost of the average invested assets at the time the fee is payable and, therefore, cannot be determined now. From our inception through December 31, 2010, approximately $98,462 of asset management fees have been incurred and paid.
Our advisor must reimburse us for the amounts, if any, by which our total operating expenses, the sum of the advisor asset management fee plus other operating expenses, paid during the previous fiscal year exceed the greater of:
2% of our average invested assets for that fiscal year, or
25% of our net income for that fiscal year;
Items such as interest payments, taxes, non-cash expenditures, the special liquidation distribution, organization and offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expenses of any kind paid or incurred by us. Excess amounts relating to items listed above may not need to be reimbursed. See “Management — Our Advisory Agreement” for an explanation of circumstances where the excess amount specified in clause (1) may not need to be reimbursed.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
Reimbursable expenses to our advisor. These may include costs of goods and services, administrative services and non-supervisory services performed directly for us by independent parties.	We will reimburse some expenses of the advisor related to our organization and this offering. We will reimburse our advisor for acquisition expenses up to a maximum amount which, collectively with all acquisition expenses and fees, will not exceed, in the aggregate, 5% of the gross contractual price (including any mortgage assumed) of the property acquired. The compensation and reimbursements to our advisor will be approved by a majority of our directors and a majority of our independent directors as fair and reasonable for us.	The actual amounts of reimbursable expenses in connection with this offering are dependent upon results of operations and, therefore, cannot be determined at the present time. The reimbursable expenses are subject to aggregate limitations on our operating expenses referred to under “Non-Subordinating Payments — Operational Stage — Asset Management Fee” above.
Subordinated Payments	Operational Stage
We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the compensation of our sponsor and affiliates.
Distributions with respect to the subordinated profits interests, payable to Lightstone SLP II LLC, which is controlled by our sponsor.(3)	(i) Before Achieving the 7% Stockholder Return Threshold. Regular distributions will be made initially to us, which we will then distribute to the holders of our common stock, until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. Until this 7% threshold is reached, our Operating Partnership will not pay to Lightstone SLP II LLC, which is majority owned and controlled by our sponsor, any distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay the dealer manager fees and selling commissions.	The actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time.
(ii) After Achieving the 7% Stockholder Return Threshold. After the first 7% threshold is reached, our Operating Partnership will make all of its distributions to Lightstone SLP II LLC until that entity receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the subordinated profits interests.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
(iii) Before Achieving the 12% Stockholder Return Threshold. After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.
(iv) After Achieving the 12% Stockholder Return Threshold. After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
Liquidation Stage
Special liquidation distribution, payable to Lightstone SLP II LLC, which is controlled by our sponsor.(4)	(i) Before Achieving the 7% Stockholder Return Threshold. Distributions in connection with our liquidation will be made initially to us, which we will distribute to holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our Operating Partnership will not pay to Lightstone SLP II LLC any special liquidation distribution in connection with our liquidation.	The actual amounts to be received depend upon the net sale proceeds upon our liquidation and, therefore, cannot be determined at the present time.
(ii) After Achieving the 7% Stockholder Return Threshold. After the first 7% threshold is reached, Lightstone SLP II LLC will receive special liquidation distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay the costs and expenses of this offering, including dealer manager fees and selling commissions, until it receives an amount equal to the purchase price of the subordinated profits interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
(iii) Before Achieving the 12% Stockholder Return Threshold. After this second 7% threshold is reached and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment (“net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties) purpose of the calculation of such amount, the amounts described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC; and
(iv) After Achieving the 12% Stockholder Return Threshold”. After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.
In the event of the termination of the advisory agreement, Lightstone SLP II LLC may elect to (i) receive cash in an amount equal to the cash purchase price per subordinated profits interest and the value of the contributed interests in real property (with such value determined at the time o contribution) per subordinated profits interest, or (ii) retain the subordinated profits interests and receive distributions in accordance with the terms of such interests.

Type of Compensation and Recipient	Method of Compensation	Actual and Estimated Maximum Dollar Amount
We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the compensation of our sponsor and affiliates.

(1)	The selling commissions, all of which Lightstone Securities will reallow to unaffiliated broker-dealers, and dealer manager fee are unsubordinated payments that we are contractually obligated to make regardless of our sale of the subordinated profits interests. In a separate agreement, Lightstone SLP II LLC committed to purchase subordinated profits interests semiannually at a price of $100,000 for each $1,000,000 in subscriptions that we accept until the earlier of (i) we achieve the maximum offering or (ii) the offering expires on February 17, 2012. Our sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value. The proceeds received from the cash sale of subordinated profits interests, if any, will be used to pay dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in real properties, a majority of our Board of Directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying property. If our sponsor elects to contribute interests in real property in exchange for subordinated profits interests, we would own real property interests valued at the time of contribution of approximately $51.0 million if we achieve the maximum offering, in each case without paying any acquisition fees or acquisition expenses. Any subordinated profits interests purchased with the sponsor’s interest in real property may have property level secured indebtedness to which our purchase may be subject. In determining the value of such interests, the Board of Directors will consider our individual and portfolio leverage limitations, the maturity date and interest rate of any such indebtedness and the current state of the real estate debt markets at the time of such purchase in determining the value of such property. Our sponsor will independently finance Lightstone SLP II’s cash purchases of these interests without using any funds that we receive from the sale of our common stock. As a result, we will be able to use all of the proceeds from the sale of our common stock to invest in real properties. We will use cash proceeds, if any, received for the subordinated profits interests to pay the unsubordinated selling commissions, dealer manager fee and organization and other offering expenses described above. In consideration of its purchase of subordinated profits interests, Lightstone SLP II LLC will receive an interest in our regular and liquidation distributions. See “Compensation Table — Subordinated Payments.” These distributions to Lightstone SLP II LLC are always subordinated to our stockholders’ receipt of a stated preferred return and are unrelated to the payments to our dealer manager and unaffiliated soliciting dealers discussed above.
(2)	Organization costs consist of actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including, but not limited to, amounts to reimburse our advisor for marketing, salaries and direct expenses of its employees, employees of its affiliates and others while engaged in registering and marketing the shares of our common stock to be sold in connection with this offering, which shall include, but not be limited to, development of marketing materials and marketing presentations, participating in due diligence, training seminars and educational conferences and coordinating generally the marketing process for this offering in addition to certain oversight costs. We structure the allocation of distributions and other subordinated payments differently than most REITs. In order to facilitate a complete understanding of our allocation structure, please see “Subordinated Distribution Chart” below for a basic table that illustrates how we will allocate these subordinated payments.
(3)	This section describes the apportionment of any regular distributions that the Operating Partnership may make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular distributions received and not the specific distribution being made. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our Operating Partnership to Lightstone SLP II, LLC and to us, which distributions we will distribute to holders of our common stock. Once a threshold is reached, the operating partnership will make all subsequent regular distributions pursuant to the allocation method triggered by that or later thresholds.

(4)	This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our Operating Partnership to Lightstone SLP II LLC and to us, which we will distribute to our stockholders.

Calculations of cumulative non-compounded returns in the above table are computed as follows: for the period for which the calculation is being made, the percentage resulting from dividing: (i) the total distributions paid on each distribution payment date during the designated period, by (ii) the product of (a) the average adjusted investor capital for such period (calculated on a daily basis), and (b) the number of years (including the fractions thereof) elapsed during the specified period.

Subordinated Distribution Chart

We have made and intend to continue to make distributions to our stockholders. In addition, the subordinated profits interests will entitle Lightstone SLP II LLC, which is majority owned and controlled by our sponsor, to certain distributions from our Operating Partnership, but only after our stockholders have received a stated preferred return. The following table sets forth information with respect to the apportionment of any regular and liquidation distributions that the operating partnership may make among Lightstone SLP II LLC and us, which we will distribute to our stockholders. The return calculations outlined below account for all regular and liquidation distributions that our Operating Partnership has made to Lightstone SLP II LLC and to us, which we will distribute to our stockholders. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement.”

Note that the chart reads chronologically from top to bottom, so that all distributions are initially made to stockholders in accordance with row (i), until the stockholders have received a return of 7% on their net investment. For purposes of the preceding sentence, “net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Then, all distributions will be made to Lightstone SLP II, LLC in accordance with row (ii) until that entity has received 7% on the purchase price of the subordinated profits interests. Row (iii) will then apply, and after that row (iv).

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the compensation of our sponsor and affiliates.

Recipient(s) of Distribution (Listed Chronologically)		Apportionment of Distribution	Cumulative Non-Compounded Return Threshold (That Initiates Next Level of Distributions)
(i)	Stockholders	100%	7% per year on stockholders’ net investment (and, in the case of liquidation, an amount equal to the stockholders’ initial investment)
(ii)	Lightstone SLP II LLC	100%	7% per year on the purchase price of the subordinated profits interest (and, in the case of liquidation, an amount equal to the purchase price of the subordinated profits interest)
(iii)	Stockholders/Lightstone SLP II LLC	70% to stockholders; 30% to Lightstone SLP II LLC	Until 12% per year on stockholders’ net investments
(iv)	Stockholders/Lightstone SLP II LLC	60% to stockholders; 40% to Lightstone SLP II LLC	Above 12% on stockholders’ net investment (remainder of regular distributions apportioned in this manner)

Status of Fees Paid and Deferred

From our inception through December 31, 2009, we did not reimburse our advisor for any organization and other offering expenses. During the year ended December 31, 2010, we reimbursed our advisor approximately $1.7 million for organization and other offering expenses.

The following table shows the other amounts incurred and paid to our advisor and its affiliates since inception through December 31, 2010.

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Period April 28, 2008 (date of inception) through December 31, 2008
Acquisition fees	$74,642	$16,055	$—
Asset management fees	95,786	2,676	—
Property management fees	—	—	—
Acquisition expenses reimbursed to Advisor	—	—	—
Development fees	—	—	—
Leasing commissions	—	—	—
Total	$170,428	$18,731	$—

Through December 31, 2010, no fees have been deferred.

ACTUAL AND ESTIMATED USE OF PROCEEDS OF THIS OFFERING

The amounts listed in the table below represent our actual use of offering proceeds through December 31, 2010 and our current estimates concerning the use of the maximum offering proceeds under two scenarios. The table amounts do not give effect to the sale of any shares of common stock under our distribution reinvestment program. Our current estimates may not accurately reflect the actual receipt or application of the maximum offering proceeds.

The first estimated scenario, the “Maximum Offering Amount”, assumes we sell the maximum of 51,000,000 shares in this offering at $10 per share. The second estimated scenario, the “Maximum Offering Amount, Assuming Maximum Leverage”, assumes that we sell the maximum of 51,000,000 shares in this offering at $10 per share and that we maintain the maximum leverage of 75% of the aggregate fair market value of our properties.

We will pay all organization and other offering expenses in connection with this offering, except that we will use (i) the portion of the dealer manager fee that is not reallowed to participating broker dealers and (ii) the remaining proceeds from the sale of our subordinated profits interests to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross offering proceeds.

Additionally, for each of the estimated scenarios presented in the table we have not given effect to the following:

•	any special sales or volume discounts which could reduce selling commissions; or
•	That our sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests.

	Actual Sale of 3,386,382 Shares through December 31, 2010	Percent	Maximum Offering Amount	Percent	Maximum Offering Amount, Assuming Maximum Leverage	Percent
Gross offering proceeds	$33,818,235	100.00%	$510,000,000	100.00%	$510,000,000	100.00%
Less offering expenses(1)
Selling commissions, dealer manager fee and organization and other offering expenses(2)	$3,039,191	8.99%	$51,000,000	10.00%	$51,000,000	10.00%
Amount available for investment before sale of subordinated profits interests to sponsor(3)	$30,779,044	91.01%	$459,000,000	90.00%	$459,000,000	90.00%
Proceeds from cash sale of subordinated profits interests to sponsor	$—		$47,700,000		$47,700,000
Total proceeds after cash sale of subordinated profits interests to sponsor to be contributed to the Operating Partnership	$30,779,044	100.00%	$506,700,000	100.00%	$506,700,000	100.00%
Acquisition costs
Acquisition fees(4)	$90,697	0.29%	$4,813,650	0.95%	$19,254,600	3.80%
Acquisition expenses(5)	$137,934	0.45%	$2,280,150	0.45%	$6,080,400	1.20%
Initial working capital reserves	$—	0.00%	$2,550,000	0.50%	$2,550,000	0.50%
Total proceeds available for investment(6)(7)	$30,550,413	99.26%	$497,056,200	98.10%	$478,815,000	94.50%

(1)	All dealer manager fees and selling commissions will be paid with the proceeds from the sale of subordinated profits interests to Lightstone SLP II LLC, if our sponsor elects to purchase subordinated profits interests for cash. Lightstone SLP II LLC will purchase subordinated profits interests of our

Operating Partnership at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. These subordinated profits interests will also entitle Lightstone SLP II LLC to a portion of any regular distributions made by the operating partnership, but only if our stockholders receive a 7% preferred return. Our sponsor will pay the dealer manager fees and selling commissions to the extent that such fees and commissions exceed the proceeds from the sale of the subordinated profits interests to Lightstone SLP II LLC. From our inception through December 31, 2010, our sponsor elected to contribute equity interests totaling 34.413% in Brownmill in exchange for 33 subordinated profits interests with aggregate value of $3.3 million. Our sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests. We will pay dealer manager fees and selling commissions with proceeds from this offering to the extent that our sponsor elects to contribute interests in real property in exchange for subordinated profits interests.
(2)	Includes selling commissions generally equal to 7% of aggregate gross offering proceeds and a dealer manager fee equal to 3% of aggregate gross offering proceeds and the payment of all organization and other offering expenses with the portion of the dealer manager fee that is not reallowed to participating broker dealers. See “Plan of Distribution — Volume Discounts” for a description of volume discounts. From our inception through December 31, 2010, we incurred and paid approximately $3.5 million of organization and other offering expenses. We currently expect to incur approximately $4.1 million of organization and other offering expenses, if we achieve the maximum offering. We expect a portion of these fees to be paid with the portion of the dealer manager fee that is not reallowed to participating broker dealers. Lightstone Securities, in its sole discretion, intends to reallow selling commissions of up to 7% of gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, Lightstone Securities may reallow all or any portion of its dealer manager fee to participating dealers in the aggregate amount of up to 3% of gross offering proceeds to be paid to such participating dealers as marketing fees, based upon such factors as the volume of sales of such participating dealers, the level of marketing support provided by such participating dealers and the assistance of such participating dealers in marketing the offering, or to reimburse representatives of such participating dealers for the costs and expenses of attending our educational conferences and seminars. On November 12, 2010, we and Lightstone Securities entered into a wholesaling agreement with ICON Securities pursuant to which ICON Securities will serve as our wholesaler. See “Management — Wholesaling Agreement” section appearing elsewhere in this prospectus. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. See the “Plan of Distribution” section of this prospectus for a description of such provisions.
(3)	Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our Board of Directors.
(4)	Acquisition fees do not include acquisition expenses. Acquisition fees exclude any construction fee paid to a person who is not our affiliate in connection with construction of a project after our acquisition of the property.
(5)	Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties, whether or not acquired. For purposes of the estimated maximum amounts in this table, we have assumed expenses of 0.45% of average invested assets; however, expenses on a particular acquisition may be higher. Acquisition fees and expenses for any particular property will not exceed, in the aggregate, 5% of the gross contractual purchase price (including any mortgage assumed) of the property acquired.
(6)	We may pay distributions from offering proceeds if we have not generated sufficient cash flow from our operations to fund distributions. Our ability to pay regular distributions and the size of these distributions will depend upon a variety of factors. If we pay such distributions from offering proceeds then we will have less offering proceeds available for investment. From our inception through December 31, 2010, we have paid approximately $0.9 million out of offering proceeds to fund cash distributions to our shareholders. As we invest the proceeds, we believe that we will generate over time excess funds from operations to cover these distributions paid out of offering proceeds.

(7)	From our inception through December 31, 2010, our sponsor elected to contribute equity interests totaling 34.413% in Brownmill in exchange for 33 subordinated profits interests with a aggregate value of $3.3 million. The actual amounts in the table reflect such activity through December 31, 2010. The estimated amounts in the table reflect such activity through December 31, 2010 and assume that our sponsor elects to purchase all future subordinated profits interests with cash. If our sponsor elects to contribute interests in real property of an equivalent value in lieu of cash, we will have less total proceeds available for investment. Assuming our sponsor does not purchase any future subordinated profits interests with cash, the total proceeds available for investment will be approximately $450.0 million if we achieve the maximum offering and approximately $433.5 million if we achieve the maximum offering assuming maximum leverage. However we would own real property interests valued at approximately $51.0 million at the time of contribution if we achieve the maximum offering without paying acquisition fees or acquisition expenses.

Organization and Other Offering Expenses

The term “organization and other offering expenses” in the Prospectus means the actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including, but not limited to, amounts to reimburse our advisor for marketing, salaries and direct expenses of its employees, employees of its affiliates and others while engaged in registering and marketing the shares of our common stock to be sold in connection with this offering, which shall include, but not be limited to, development of marketing materials and marketing presentations, participating in due diligence, training seminars and educational conferences and coordinating generally the marketing process for this offering in addition to certain oversight costs. We will pay all organization and other offering expenses in connection with this offering, except we will use the proceeds from (i) the portion of the dealer manager fee that is not reallowed to participating broker dealers and (ii) the cash sale of our subordinated profits interests, if any, to pay such expenses to the extent that we do not pay dealer manager fees and selling commissions up to 10% of our gross proceeds.

PRIOR PERFORMANCE OF AFFILIATES OF OUR SPONSOR

Prior Performance Summary

The following paragraphs contain information on prior programs sponsored by its owner, David Lichtenstein), to invest in real estate. This discussion includes a narrative summary of our sponsor’s experience in the last ten years for (i) all programs sponsored by him that have invested in real estate regardless of the investment objectives of the program and (ii) its investments for his own account. The information set forth is current as of December 31, 2010, except where a different date is specified. You are strongly encouraged to carefully read the section captioned “Prior Performance of Affiliates of Our Sponsor — Recent Adverse Business Developments” below for recent adverse developments that have occurred and may continue to occur in 2011 that are not reflected in the tabular information reflected in this prospectus, including current and potential loan defaults and other adverse developments.

For purposes of this summary and the tables included in this Prospectus, we have divided the information into two separate sections. One section deals with the investment performance of our sponsor, investing for its own account. These investments are referred to as “Non-Program Properties”. The other section deals with the 19 public and non-public real estate investment programs sponsored by our sponsor and its affiliates which raised funds from outside investors during the 10 years ended December 31, 2010. These investments are referred to as “Program Properties.”

The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and its affiliates. The information summarized below is set forth in greater detail in the Prior Performance Tables for Program and Non-Program Properties included in this Prospectus. Investors should direct their attention to the Prior Performance Tables for Program and Non-Program Properties for further information regarding the prior performance of the Sponsor and its affiliates. In addition, as part of its Registration Statement, we have filed certain tables with the Securities and Exchange Commission which report more detailed information regarding Program Property acquisitions by prior programs. Investors can obtain copies of such tables, without charge, by requesting Table VI — Acquisition of Properties by Programs from Part II of this registration statement from us.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

Our Sponsor

Our business is managed by Lightstone Value Plus REIT II, LLC (the “Advisor”), an affiliate of the Lightstone Group, under the terms and conditions of an advisory agreement. Our sponsor and Advisor are owned and controlled by David Lichtenstein, the Chairman of our Board of Directors. Our sponsor is one of the largest private residential and commercial real estate owners and operators in the United States today. Our sponsor has a portfolio of over 100 properties containing approximately 9,611 multifamily units, 2.1 million square feet of office space, 2.4 million square feet of industrial space, a 300-suite limited service hotel and 4.0 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 500 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations.

For a description of the recent adverse developments that have affected and may continue to affect some of our sponsor’s properties, see the section of this prospectus captioned “Prior Performance of Affiliates of our Sponsor — Recent Adverse Business Developments,” below.

During the past ten years, our sponsor has invested in numerous real estate properties. Generally, our sponsor acquired such properties for its own account, or Non-Program Properties. Additionally, our sponsor also purchased certain real estate properties through 18 non-public programs and one public program in which it raised funds from outside investors during the last ten years, or Program Properties.

Non-Program Properties

The following is a summary of the Non-Program Properties since 2005. Mr. Lichtenstein has been in the real estate business since 1985 and has been operating independently since 1995. Prior to that date, Mr. Lichtenstein operated in an organization that was controlled by a group over which he did not have operational control. For all Non-Program Properties, our sponsor has operational control, including making all material property decisions.

The following definitions are applicable to the Non-Program Properties summaries below:

“Acquisition Costs” include a Non-Program Property’s total purchase price including closing costs (e.g., legal fees and expenses, appraisals, accounting fees, due diligence expenses, title insurance and similar and related costs).

“Cumulative Capital Advanced” is the total cash capital contributed or loans advanced to the owning entities by our sponsor and its affiliates.

“Cumulative Cash Distributions” is the aggregate amount of cash distributed by the owning entities from operating cash flow and sale and refinancing to our sponsor and its affiliates.

These Non-Program Properties have similar investment objectives as us, capital appreciation with a secondary objective of income. The Non-Program Properties differ from those of us in that: (i) a substantial portion of our sponsor’s returns have come from refinancing proceeds; (ii) our sponsor utilizes more leverage than we are permitted to use; (iii) the Non-Program Properties owning entities generally do not pay any acquisition fees, asset management fees or other fees to our sponsor which we do pay; and (iv) the Non-Program Properties owning entities’ operational documents generally do not contain the prohibitions of self-dealing activities and the operational and investment limitations that are applicable to the us. YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

At December 31, 2010, the aggregate acquisition cost of the Non-Program Properties owned is approximately $1.9 billion. Such cost is the actual total acquisition costs of the Non-Program Properties and does not represent the current fair market value of such properties. The Cumulative Capital Advanced in the Non-Program Properties is approximately $348.8 million with no capital advanced remaining in such properties (after taking into account all cash distributions as indicated in the table below). As a percentage of cumulative capital invested in these properties, cumulative cash distributions since the inception of these investments in 1995 were 115% as of December 31, 2010. For the period January 1, 2006 through December 31, 2010, the Non-Program Properties owned by our sponsor made aggregate cash distributions to our sponsor from operations, sales and refinancing proceeds of approximately $392.5 million.

Average cash distributed per year for the last five years as a percentage of cumulative capital invested in all non-program properties at December 31, 2010 was 14.4% per year. Based upon appraisals and other valuations, we believe that the value of the equity in these Non-Program Properties as of December 31, 2010 is in excess of the Cumulative Capital Advanced.

For the period January 1, 2006 through December 31, 2010, the Non-Program Properties owned by our sponsor made aggregate cash distributions to our sponsor from operations, sales and refinancing proceeds of approximately $241.7 million. Information on such Non-Program Properties owned is set forth in the table below.

Aggregate Cash Distributions from Non-Program Properties
for the Period January 1, 2006 to December 31, 2010

	2006	2007	2008	2009	2010
Number of Non-Program Real Estate Properties Owned	89	124	114	79	75
Cumulative Acquisition Costs to date(1)	$1,640,447,392	$1,901,263,338	$1,901,263,338	$1,901,263,338	$1,926,263,338
Cumulative Capital Advanced as of the end of the period(2)	$270,952,381	$295,664,928	$299,982,142	$305,225,534	$330,861,183
Cumulative Cash Distributions as of the end of the period(3)	$303,098,044	$314,054,088	$367,677,063	$390,509,205	$392,523,400
Total Acquisition Costs during the period	$307,720,303	$260,815,946	$—	$—	$25,000,000
Original Mortgage	$286,573,360	$237,550,000	$—	$—	$—
Cash down Payment	$21,146,943	$23,265,946	$—	$—	$25,000,000
Capital Invested during the period	$23,353,767	$24,712,547	$4,317,214	$5,243,392	$25,000,000
Total Cash distributions during the period	$152,285,555	$10,956,043	$53,622,975	$22,832,142	$2,014,195
From operating cash flow	$4,470,024	$7,968,543	$12,109,474	$16,109,815	$2,014,195
From sales	$67,476,682	$—	$41,513,501	$6,722,237	$—
From refinancing	$80,338,849	$2,987,500	$—	$—	$—
Non Program Debt at December 31,	$1,615,573,995	$1,958,967,844	$1,781,087,533	$1,209,684,292	$1,019,359

(1)	Costs for all years include acquisition costs in the amount of $424 million, which were for the properties sold shown on Table V of Appendix A.
(2)	Cumulative capital advanced as of December 31, 2010 included $46.6 million of capital contributed for the properties sold shown in Table V of Appendix A.
(3)	Cumulative capital distributed as of December 31, 2010 included $52.1 million of capital distributed for the properties sold shown in the following table and $4.8 million for properties sold prior to 2008.

Non-Program Properties Sales for 2008 to 2010

Property	Five Industrial Properties Sold from the Original Sealy Portfolio		Edgemere - Residential	Towne Oaks	Maryland Industrial Portfolio		Heathercroft	Property from the Original Acadia Portfolio		HFI		Kirk Road (PGRT)	Jorie (PGRT)	7100 Madison Ave (PGRT)	180 North LaSalle Street (PGRT)	280 Shuman Boulevard (PGRT)	Brush Hill Office Court (PGRT)	Continental Towers (PGRT)
Date Acquired	February 2007		1995	1998	2000		July 2005	December 2002		July 2007		July 2005	July 2005	July 2005	July 2005	July 2005	July 2005	July 2005
Date Sold	Various months in 2008	(2)	June 2008	July 2008	June 2008/ July 2009		May 2009	August 2009		December 2009		May 2008	July 2009	February 2010	May 2010	August 2010	October 2010	June 2010
Total costs of properties, including closing and soft costs	$23,260,347		$9,100,000	$4,012,111	$9,000,000		$9,625,000	$3,597,344		$185,732,433		$3,791,356	$28,031,416	$4,254,256	$68,740,193	$3,697,054	$7,332,427	$63,908,376
Original Mortgage Financing	$21,225,000		$9,000,000	$3,300,000	$8,550,000		$7,565,428	$3,360,702	(4)	$170,680,000		$4,472,743	$22,010,745	$3,753,176	$65,752,340	$—	$7,873,065	$108,887,568
Total Cumulative Capital Advanced during period owned	$460,000		$706,425	$100,740	$1,750,774		$6,332,033 (5)	$236,642		$15,079,641		$—	$1,810,313	$—	$—	$—	$163,047	$19,973,857
Total Selling Price, Net of Closing Costs	$24,345,594		$33,248,239	$8,533,696	$13,709,211		$4,485,314	$3,872,780		$170,680,000	(3)	$4,070,246	$21,250,853	$4,132,746	$71,504,341	$3,347,134	$7,146,066	$115,000,000
Mortgage Balance at time of Sale	$21,225,000		$22,231,604	$5,509,717	$6,530,567		$8,000,000	$—	(4)	$170,680,000		$4,263,750	$21,250,853	$3,551,170	$60,739,230	$—	$6,993,209	$115,000,000
Total Cumulative Cash Distributions during period owned from operations	$1,305,727		$6,061,548	$789,029	$2,191,014		$569,279	$635,067		$14,192,000		$169,806	$—	$687,528	$21,637,000	$3,906,912	$—	$—
Cash Received Net of Closing costs	$3,120,594		$11,016,635	$3,023,979	$7,178,644	(6)	$(3,514,686)	$3,872,780		$—		$(193,504)	$—	$581,576	$10,765,111	$3,347,134	$152,857	$—
Total cash distributions	$4,426,321		$17,078,183	$3,813,008	$9,369,658		$(2,945,407)	$4,507,847		$14,212,000		$(23,698)	$—	$1,269,104	$32,402,111	$7,254,046	$(10,190)	$(19,973,857)

(1)	Three sales for five properties which occurred in May, September and November of 2008.
(2)	Debt amount relieved through foreclosure on the HFI portfolio.
(3)	49% of one property from this portfolio was sold. There was no debt associated with this property after the portfolio debt was refinanced in 2005.
(4)	Capital Contribution includes $4.2 million liability assumed for remaining line of credit used to finance the property, after sale of property.
(5)	Sale of first property in 2008 includes defeasance: $1.3 million paydown of loan on second property. Second property sold in 2009.

Narrative Summary of Acquisitions of Non-Program Properties for the Period 2001 through 2010

In 2001, our sponsor acquired Belford Towers, a 467 unit residential property located in Takoma Park, Maryland. In addition, our sponsor acquired a portfolio of over 730,000 square feet of office properties in Pennsylvania and Florida.

In 2002, our sponsor acquired a portfolio of 17 shopping centers (6 centers were sold in 2006) located in the Eastern U.S. containing approximately 2,300,000 square feet and Lakewood Plaza, a 98 unit residential property located in Lakewood, New Jersey.

In 2003, our sponsor acquired a portfolio of 19 apartment buildings in Virginia containing 1,808 units. Finally, it acquired a six-building high-tech industrial complex, containing approximately 375,000 square feet, located in Las Piedras, Puerto Rico, and three shopping centers containing approximately 193,000 square feet, located in New Jersey.

In 2005, our sponsor acquired a portfolio of two full price malls of over 1.1 million square feet of retail space located in Macon, Georgia and Burlington, North Carolina. In addition, our sponsor acquired 101,000 square feet of retail space located in Egg Harbor, New Jersey. Finally, our sponsor acquired 11 office buildings totaling 4.6 million square feet, a 120,000-square-foot industrial property, and 9.3 acres of developable land, in addition to three joint venture interests in office properties totaling 2.8 million square feet, all located primarily in the Chicago metropolitan area.

In 2006, our sponsor acquired fifteen residential properties in Detroit, Michigan which consisted of over 4,000 units.

In 2007, our sponsor acquired eighteen industrial, office and flex use properties in the gulf coast area in two private programs containing over 1.4 million square feet. Our sponsor also acquired land and associated ground leases for 17 hotel properties in 2007, which included over 70,000 available rooms.

In 2007, our sponsor acquired seventeen hotels in the eastern United States including 2,268 rooms.

In 2010, our sponsor acquired a full-price mall located in Orlando, Florida containing approximately 750,000 square feet of retail space.

Program Properties

Generally our sponsor acquired properties for its own account. As of December 31, 2010, our sponsor has also purchased properties through 18 non-public programs and one public program, which as of December 31, 2010 had 36 and 7,582 aggregate investors, respectively. Prior to 2010, the sponsor closed four non-public programs. As of December 31, 2010, our sponsor and its affiliates have raised approximately $846.6 million in these 18 non-public programs that have acquired interests in Program Properties with an aggregate investment in excess of $9.7 billion. Our sponsor has financed these programs primarily with institutional first mortgages. The cumulative capital advanced or contributed for Program Properties (both investors and our sponsor) was $846.6 million at December 31, 2010; $839.3 million at December 31, 2009; $820.8 million at December 31, 2008; $803.5 million at December 31, 2007; and $144.1 million at December 31, 2006. The retail properties consist of 41 properties located 27 U.S. states. As a percentage of acquisition costs, 56.82% of the Program Properties acquired are retail, 29.93% of the Program Properties acquired are residential and 13.25% of the Program Properties acquired are office as of December 31, 2010. None of the Program Properties included in such figures were newly constructed, and such figures do not include 43 properties which were sold prior to December 31, 2010. All properties were pre-existing buildings, although many were renovated subsequent to purchase. Each of these programs is similar to our public program because they invested in the same property types, (i.e., retail, residential, industrial and office).

As a percentage of cumulative capital invested in these properties, cumulative cash distributions since the inception of these investments in 1996 were 149% as of December 31, 2010. Average cash distributed per year for the last five years as a percentage of cumulative capital invested in all program properties at December 31, 2010 was 33.0% per year.

Based on appraisals and other valuations, we believe that the value of the equity in these Program Properties as of December 31, 2010 is in excess of the Cumulative Capital Advanced or contributed less cumulative distributions to date. We believe that the value of the equity in these remaining Program Properties as of December 31, 2009 is in excess of the Cumulative Capital Advanced or contributed.

Our sponsor is also the sponsor of Lightstone I, a publicly offered non-traded REIT with a similar structure to ours. Lightstone I commenced its initial public offering on May 22, 2005 and is our sponsor’s only other public program. Lightstone I became closed to new investors on October 10, 2008 after the maximum number of shares were sold. At the closing of the initial public offering, Lightstone I had received aggregate gross offering proceeds of approximately $300 million from approximately 7,767 stockholders from the sale of approximately 31 million shares in its initial public offering. After allowing for the payment of approximately $23.8 million in selling commissions and dealer manager fees, and $6.3 million in organization and other offering expenses, Lightstone I had raised aggregate net offering proceeds of approximately $292.2 million. As of December 31, 2010, Lightstone I had raised net proceeds of $281.7 million, which includes offering costs paid, redemptions and proceeds from its dividend reinvestment plan. As of December 31, 2010, Lightstone I had approximately $197.9 million (including $88.5 million of loans made to third parties secured by real properties) invested in investment property and interest in joint ventures owning properties and approximately $517 million in total assets. Through December 31, 2010, Lightstone I had purchased approximately 51 properties (including our interests in joint ventures owning properties and interests in entities owning real properties) located throughout the United States. Through December 31, 2009, Lightstone I had not disposed of any of its properties. During 2010, Lightstone I disposed of 23 properties (primarily interests in entities owning real properties), including the contribution of its interests in Prime Outlets Acquisition Company, Inc. (“POAC”) and Mill Run, LLC (“Mill Run”) to Simon Properties Group, Inc. (“Simon”) on August 30, 2010 pursuant to the terms of a contribution agreement. The aggregate consideration received for the 2010 dispositions was approximately $265.7 million, including marketable securities valued at $59.5 million as of the date of disposition. As a result, as of December 31, 2010, based on purchase price including assumption of debt in joint venture owning properties, 27% of Lightstone I’s remaining properties are retail, 19% are residential, 4% are lodging and 50% are office and industrial. One of the properties included in such figures was newly constructed.

For more information regarding our sponsor’s Program Properties, see the prior performance tables in “Appendix A” of this prospectus.

Narrative Summary of Non-Public Program Properties for the Period 2008 – 2010

In 2008, our sponsor sold one multifamily property located in Plainfield, New Jersey and two multifamily properties located in Indianapolis, Indiana.

As discussed previously, on August 30, 2010, our sponsor contributed its interests in the following programs to Simon: the Prime Outlets portfolio, Barceloneta Prime Outlets, Orlando Belz Prime Outlet Malls, and Williamsburg Prime Outlet Mall. Aggregate Cash received net of closing costs for all investors, including Lightstone I was $727.0 million.

Narrative Summary of Public Program Properties for the Period 2008 – 2010

In 2008, Lightstone I acquired a 22.54% membership interest in Mill Run the beneficial owner of the Prime Outlets Orlando I and Prime Outlets Orlando II retail shopping malls located in Orlando, Florida. The two properties, referred to as the Orlando Outlet World and the Orlando Design Center, consisted of an aggregate 0.9 million gross leasable area (“GLA”).

In 2009, Lightstone I acquired a 40% membership interest in POAC, which included 18 retail outlet centers and consisted of approximately 6.4 million square feet of GLA. In addition, Lightstone I acquired an additional 14.26% membership interest in Mill Run.

As discussed above, on August 30, 2010, Lightstone I contributed its membership interests in POAC and Mill Run to Simon. In addition, Lightstone I disposed of, through foreclosure sales, three residential properties, one each during April, May and December of 2010, respectively. These properties were located in

Greensboro, North Carolina, Tampa, Florida, and Charlotte, North Carolina. During December 2010, Lightstone I also acquired Everson Pointe, a grocery store-anchored retail property located in Snellville, Georgia.

All properties purchased by Lightstone I for the period 2008 through 2010 were purchased from unaffiliated third parties.

Recent Adverse Business Developments

General

The program properties and non-program properties controlled by The Lightstone Group and its affiliates generally have met and continue to meet their principal objectives. Certain of the sponsor’s Program Properties and Non-Program Properties, however, have been adversely affected by market conditions. U.S. and international markets have recently experienced increased levels of volatility due to a combination of many factors, including decreasing values of residential and commercial real estate, limited access to credit, the collapse or near collapse of certain financial institutions, decreased consumer spending and a national and global recession. The liquidity disruptions in the credit markets have significantly limited the access to debt financing.

After an analysis of these factors, taking into account the dislocation in the credit markets, the valuation of the affected assets, the increased costs of borrowing and the fact that certain properties are not generating sufficient cash flow to cover their fixed costs, the sponsor has elected to stop making payments on certain debt obligations in the aggregate amount of $100.9 million (excluding foreclosure sales completed during 2010 discussed below) for certain Program Properties and Non-Program Properties. Unless otherwise indicated, these loans are nonrecourse obligations. The sponsor believes that preservation of capital is paramount given the limited access to the credit markets and a global recession. In the aggregate, the 11 properties described below, excluding hospitality properties and foreclosure sales completed during 2010, represent approximately 1% of the sponsor’s properties excluding hospitality properties and approximately 1% of the sponsor’s total properties. These actions are not reflected in the performance data for the Program Properties and Non-Program Properties listed below. Because the sponsor’s defaults represent a small part of its portfolio and outstanding mortgage indebtedness, the sponsor does not anticipate any adverse effects as a result of these defaults. In the future, lenders may further tighten their lending standards and may require a larger equity contribution from the sponsor, but this effect likely will emanate from the prevailing market conditions and not from one default or a series of defaults from a borrower. The sponsor does not anticipate that it will resume payments on these debt obligations, however the sponsor may negotiate the terms of the loans with the lenders and any decision to resume payments will be based on various considerations, including current market conditions, the amount of debt on the property, the property’s cash flows and interest expense. The sponsor does not anticipate investing in further capital improvements to these properties, which may result in the properties becoming less desirable to potential tenants. If the properties cannot retain existing tenants or attract new tenants, the cash flow generated from these properties will decline.

Public Program Properties

This section describes the recent adverse business developments affecting the properties owned by Lightstone I.

As a result of Lightstone I defaulting on the debt related to three of the five apartment communities (of which one was located in Tampa, Florida, one was located in Charlotte, North Carolina and one was located in Greensboro, North Carolina) within its within its multi-family portfolio known as the Camden Portfolio due to the three properties no longer being economically beneficial to the Company, the lender foreclosed on the three properties during the year ended December 31, 2010. As a result of the foreclosure transactions, the debt associated with these three properties of $51.4 million was extinguished and the obligations were satisfied with the transfer of the applicable properties’ assets and working capital and Lightstone I no longer has any ownership interests in these three properties.

Non-Public Program Properties

This section describes the recent adverse business developments affecting the non-public Program Properties. None of these properties are owned by Lightstone I or its affiliates.

The sponsor made a decision to stop infusing additional capital to fund the obligations on a portfolio of four regional malls acquired in late 2004 and refinanced in 2006 with a mortgage loan and two mezzanine loans in the aggregate amount of approximately $88.8 million: the Bradley Square Mall located in Cleveland, Tennessee; the Martinsburg Mall located in Martinsburg, West Virginia; the Mount Berry Mall located in Rome, Georgia and the Shenango Valley Mall located in Hermitage, Pennsylvania. These malls are included in the PREIT Malls program. The mortgage loan owed to Canadian Imperial Bank of Commerce was cross-collateralized by these malls in the principal amount of approximately $73.8 million and was in default.

These malls were placed in receivership. Subsequently, the Martinsburg Mall was sold to a third party by receivership sale on April 7, 2010; the Mount Berry Square Mall was foreclosed on July 6, 2010; the Bradley Square Mall was foreclosed on July 19, 2010; and the Shenango Valley Mall was transferred via an assignment of the ground lease in lieu of foreclosure on July 26, 2010. As a result of the foregoing transfers, the sponsor no longer has any ownership interests in these properties.

The sponsor has made a decision to stop contributing additional capital to pay the debt obligations on a mezzanine loan in the aggregate principal amount of approximately $7.7 million secured by Brazos Mall and Shawnee Mall, two regional malls located in Lake Jackson, Texas and Shawnee, Oklahoma, respectively. The mezzanine debt matured on or about January 2010. These properties are included in the Lightstone Member II program. Additionally, the approximately $39.5 million of senior indebtedness on these proprieties has also been in maturity default since January 2010. The properties had not been generating sufficient cash flow from operations to satisfy certain maintenance covenants contained in the financing documents for the senior mortgage loan and had been unable to pay the mortgage and mezzanine indebtedness. On February 22, 2011 and March 1, 2011, the lender completed the foreclosures of Shawnee Mall and Brazos Mall, respectively, and took title to the properties, and as a result, the sponsor no longer has any ownership interests in these properties.

Non-Program Properties

This section describes the recent adverse business developments affecting the properties owned by the sponsor, investing for its own account without outside investors.

Prime Group Realty Trust (“PGRT”) on February 26, 2010 notified the lender of a default under a loan secured by the property known as Continental Towers as a result of the property generating negative cash flows. The outstanding principal balance was approximately $73.6 million. On March 5, 2010, PGRT received notices from the lender that the lender was accelerating the maturity date of the loans and demanding payment of all amounts due under the loans. On June 14, 2010, two of PGRT’s subsidiaries conveyed the property to a designee of the holder of the first mortgage loans on the property. In exchange, the holder of the loans delivered a release of the loans to the two subsidiaries. As of February 11, 2011, Lightstone no longer has any ownership interests in PGRT as a result of the relinquishment of its common shares.

The Sponsor decided to stop infusing additional capital to fund the debt obligations on a mortgage loan secured by two cross-collateralized regional malls located in Macon, Georgia and Burlington, North Carolina and two mezzanine loans in the aggregate amount of approximately $164.6 million. Each of these loans was in default. The mortgage loan in the amount of approximately $137.7 million was owed to Wachovia Bank, National Association. The mezzanine loans in the approximate amounts of $17.3 million and $9.5 million were held by Wachovia Bank, National Association and Presidential Realty Corporation, respectively. The mortgage lender issued a notice of default and accelerated the loans. The mortgage lender foreclosed on Burlington Mall as of May 3, 2010, and Macon Mall as of September 10, 2010, and as a result, the Sponsor no longer has any ownership interests in these properties.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a mortgage loan secured by a five-property office portfolio located in Jacksonville, Florida, and also known as Florida Acquisitions Portfolio. The portfolio had been generating negative cash flows since 2006, and as a result the sponsor decided to discontinue its debt service payments on the mortgage loan in July 2009. On July 7, 2009, the sponsor received a notice of default from the special servicer of the mortgage note. On July 22, 2009, the mortgage borrower entered into a pre-negotiation agreement with the lender. On December 4, 2009, a receiver was appointed to manage the portfolio. The outstanding principal balance on the loan was approximately

$10.6 million as of the date of appointment of the receiver. The foreclosure sale took place on or about March 30, 2011. Accordingly, the sponsor no longer has any ownership interests in these properties.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a mortgage loan secured by a four-property industrial portfolio located in Pennsylvania known as SFN PA Portfolio. The portfolio had been generating negative cash flows since 2006, and as a result the sponsor decided to discontinue its debt service payments on the mortgage loan beginning in July 2009. The outstanding principal balance on the loan was approximately $30.1 million as of December 2009. On July 7, 2009, the sponsor received a notice of default from the special servicer of the mortgage note. On July 22, 2009, the mortgage borrower entered into a pre-negotiation agreement with the lender, and it is likely that the lender will foreclose or conduct a sale to a third party. Accordingly, the sponsor expects that it will no longer have any ownership interests in these properties.

The sponsor decided to stop infusing additional capital to fund the debt obligations on a retail property known as Wintonbury Mall located in Bloomfield, CT. There is an outstanding principal indebtedness of approximately $3.8 million as of December 2009. The loan is owed to GEMSA, and has been transferred to special servicer, LNR. The property had been generating negative cash flow over the past couple of years, and as a result the sponsor decided to discontinue its debt service payments beginning in December 2009. The sponsor received default notice from the lender on January 8, 2010. Accordingly, the sponsor expects that it will no longer have any ownership interests in this property.

Additional Adverse Business Developments

Extended Stay Hotels

In June 2007, the sponsor acquired Extended Stay Hotels, Inc. (“Extended Stay”) for approximately $8.0 billion, $7.4 billion of which was financed with mortgage and mezzanine loans. The acquisition of Extended Stay, which was included in the DL-DW Holdings LLC program, involved the acquisition of approximately 684 hotels located in 44 states and Canada. The sponsor contributed approximately $200 million of the total approximately $600 million of equity to finance the acquisition of Extended Stay. In addition, in consideration for the lenders providing the financing for the acquisition of Extended Stay, the sponsor entered into a non-recourse carve-out guaranty agreement customary in securitized financings with certain lenders to, among other things, in limited circumstances provide for the guaranty of certain indebtedness up to $100 million.

As a result of the downturn in the economy, Extended Stay experienced decline in revenues per available hotel room and resulting cash flows from operations. In anticipation of the amortization payments commencing in June 2009, Extended Stay engaged restructuring advisors in September 2008 to assist it in a comprehensive restructuring of its indebtedness. Extended Stay had sought every opportunity, and indeed reached an agreement with some lenders for an out-of-court debt restructuring, but it was unable to complete the restructuring outside of Chapter 11 under the United States Bankruptcy Code. On June 15, 2009, Extended Stay filed for Chapter 11 protection under the United States Bankruptcy Code. David Lichtenstein and Joseph Teichman were officers and/or directors of various Extended Stay subsidiaries that filed for Chapter 11 protection with Extended Stay. Bruno de Vinck and Peyton Owen were directors of some of the Extended Stay subsidiaries that filed for Chapter 11 protection with Extended Stay.

Certain junior lenders that provided the mezzanine financing have brought actions in various venues claiming monetary damages against Extended Stay, the senior lenders, the sponsor and the other equity investors for, among other things, supporting the proposed restructuring plan. Several lenders have filed suit against the sponsor under the terms of the non-recourse carve-out guaranty agreement and for declaratory judgment and money damages in an amount exceeding $100 million. While these matters are still pending and any result is uncertain, the sponsor believes that these claims are without merit and is vigorously defending them.

In June 2007, affiliates of Extended Stay and our sponsor purchased two hotels located in Findlay, Ohio and Wilkes-Barre, Pennsylvania as part of the $8.0 billion acquisition of Extended Stay. Extended Stay financed this acquisition with a mortgage loan in the principal amount of $8.5 million secured by these two hotels. The acquisition financing was provided by Bank of America. These hotels are owned by entities that are debtors in the aforementioned Chapter 11 bankruptcy cases.

In October 2010, Centerbridge Partners, L.P. and Paulson & Co. Inc., each on behalf of various investment funds and accounts managed by them, and Blackstone Real Estate Partners VI L.P. on behalf of itself and its parallel funds and related alternative vehicles, purchased the Extended Stay chain for $3.9 billion in a transaction approved by the Bankruptcy Court. The sponsor no longer has any ownership interest in Extended Stay.

Creditors in Extended Stay’s Chapter 11 proceeding will have no recourse against us or any of our current assets or future assets that we may acquire as a result of Extended Stay’s Chapter 11 proceeding. The sponsor believes that the aforementioned proceedings will not affect its ability to meet its obligations to purchase up to $51 million of subordinated profits interests with cash or interests in real property of equivalent value.

Park Avenue Bank

The sponsor has made a net equity investment in Park Avenue Bank (the “Bank”) in the amount of approximately $10.0 million in the aggregate since on or about June 30, 2004. The sponsor was Chairman of the Board of the Bank until his resignation on or about April 20, 2005. Since April, 2005, the sponsor has not held any directorship or officer positions at the Bank. The FDIC took over the Bank on March 12, 2010, which will likely result in the sponsor’s loss of his entire investment in the Bank.

Other Matters

In addition to the adverse developments described above, over time some of our sponsor’s prior programs have acquired troubled properties or mortgage bonds or loans that were troubled at the time of their acquisition. For example, Lightstone I acquired a sub-leasehold interest in an office building located at 1407 Broadway, New York, New York in 2007, which was also subject to risk of an adverse outcome in litigation. None of the troubled properties or mortgage bonds or loans has prevented the programs from meeting their objectives.

Additional Information on Lightstone I

We will provide, upon request, for no fee, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission within the previous 24 months by Lightstone I to the extent the same are required to be filed. We will also provide, upon request, for a reasonable fee, the exhibits to each such Form 10-K. A request for an Annual Report on Form 10-K should be addressed to Lightstone Value Plus Real Estate Investment Trust, Inc., 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, Attention: Investor Relations.

Undertakings

Potential investors are encouraged to examine the Non-Program Properties and Program Properties Prior Performance Tables included in this prospectus for more detailed information regarding the prior experience of The Lightstone Group and its affiliates with respect to such Non-Program Properties and Program Properties. Table VI — Acquisition of Properties by Programs is not a part of this prospectus and is contained in Part II of the registration statement of which it is a part.

MANAGEMENT

Overview

Our sponsor, David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name, is one of the largest private residential and commercial real estate owners and operators in the United States today. Our sponsor has a portfolio of over 113 properties containing approximately 10,861 multifamily units, 2.9 million square feet of office space, 2.2 million square feet of industrial space, and 4.6 million square feet of retail space. These residential, office, industrial and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey and Illinois, our sponsor employees approximately 534 staff and professionals. For a description of the recent adverse developments that have affected and may continue to affect some of the sponsor’s properties, see the section of this prospectus captioned “Prior Performance of Affiliates of Our sponsor — Recent Adverse Business Developments.”

David Lichtenstein also is our promoter and our Chief Executive Officer and Chairman of the Board of Directors.

Our General Management

We operate under the direction of our Board of Directors. Our Board of Directors is responsible for the overall management and control of our affairs. Investment decisions will be made either by the advisor or by the Board of Directors. As described in greater detail under “Our Advisor,” below, our advisor will be responsible for making investment decisions where the purchase price of a particular property is less than $15,000,000 and the investment does not exceed stated leverage limitations. Where such leverage limitations are exceeded, or where the purchase price is equal to or greater than $15,000,000, investment decisions will be made by our Board of Directors.

During 2010, our Board of Directors held 8 meetings, including our annual investors’ meeting held on September 16, 2010, and the entire Board of Directors was present at all of the meetings.

Our Directors and Executive Officers

Pursuant to our charter, the term of office for each director is one year and until his or her successor is duly elected and qualifies. Pursuant to our bylaws, officers are elected annually, except that our Chief Executive Officer and President may appoint Vice-Presidents, Assistant Secretaries or Assistant Treasurers. Effective July, 16, 2010, Peyton Owen was appointed by our Board of Directors as the President of our Company. In connection with the appointment of Mr. Owen, effective July 16, 2010, Stephen H. Hamrick resigned from his position as President of the Company.

The following table sets forth information as of December 31, 2010 with respect to our directors and executive officers serving in such capacity.

Name	Age	Principal Occupation and Positions Held	Term of Office Will Expire(1)	Served as a Director Since
David Lichtenstein	50	Chief Executive Officer and Chairman of the Board of Directors	2011	2008
Edwin J. Glickman	78	Director	2011	2008
George R. Whittemore	60	Director	2011	2008
Shawn R. Tominus	51	Director	2011	2008
Bruno de Vinck	65	Senior Vice President, Secretary and Director	2011	2008
Peyton Owen	53	President and Chief Operating Officer	N/A	N/A
Joseph Teichman	37	General Counsel	N/A	N/A
Donna Brandin	53	Chief Financial Officer and Treasurer	N/A	N/A

(1)	Until the occurrence of the next annual shareholders meeting in 2011.

DAVID LICHTENSTEIN is the Chairman of our Board of Directors and Chief Executive Officer. Mr. Lichtenstein founded both American Shelter Corporation and The Lightstone Group. Since 1988 to the present, Mr. Lichtenstein has served as Chairman of the Board of Directors and Chief Executive Officer of The Lightstone Group, directing all aspects of the acquisition, financing and management of a diverse portfolio of multi-family, lodging, retail and industrial properties located in 25 states, the District of Columbia and Puerto Rico. Since 2004 to the present, Mr. Lichtenstein has served as the Chairman of the Board of Directors and Chief Executive Officer of Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus REIT LLC, its advisor. Mr. Lichtenstein was the president and/or director of various subsidiaries of Extended Stay that filed Chapter 11 protection with Extended Stay. Mr. Lichtenstein is also a member of the International Council of Shopping Centers and NAREIT. Mr. Lichtenstein has been selected to serve as a director due to his extensive experience and networking relationships in the real estate industry, along with his experience in acquiring and financing real estate properties.

EDWIN J. GLICKMAN is one of our independent directors and the Chairman of our audit committee. Since 2004 to the present, Mr. Glickman has served as a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. In January 1995, Mr. Glickman co-founded Capital Lease Funding, a leading mortgage lender for properties net leased to investment grade tenants, where he remained as Executive Vice President until May 2003. Mr. Glickman was previously a trustee of publicly traded RPS Realty Trust from October 1980 through May 1996 and Atlantic Realty Trust from May 1996 to March 2006. Mr. Glickman graduated from Dartmouth College. Mr. Glickman has been selected to serve as a director due to his extensive experience in mortgage lending and finance.

GEORGE R. WHITTEMORE is one of our independent directors. Since July 2006 to the present, Mr. Whittemore has served as a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Whittemore also presently serves as Audit Committee Chairman of Prime Group Realty Trust, as a Director of Village Bank Financial Corporation in Richmond, Virginia and as a Director of Supertel Hospitality, Inc. in Norfolk, Nebraska, all publicly traded companies. Mr. Whittemore previously served as President and Chief Executive Officer of Supertel Hospitality Trust, Inc. from November 2001 until August 2004 and as Senior Vice President and Director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Mr. Whittemore has also served as a Director, President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, and as President of Mills Value Adviser, Inc., a registered investment advisor. Mr. Whittemore is a graduate of the University of Richmond in Virginia. Mr. Whittemore has been selected to serve as a director due to his extensive experience in accounting, banking, finance and real estate.

SHAWN R. TOMINUS is one of our independent directors. Since July 2006 to the present, Mr. Tominus has served as a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Tominus is the founder and President of Metro Management, a real estate investment and management company founded in 1994 which specializes in the acquisition, financing, construction and redevelopment of residential, commercial and industrial properties. He also serves as a member of the audit committee of Prime Group Realty Trust, a publicly traded REIT located in Chicago. Mr. Tominus has over 25 years experience in real estate and serves as a national consultant focusing primarily on market and feasibility analysis. Prior to his time at Metro Management, Mr. Tominus held the position of Senior Vice President at Kamson Corporation, where he managed a portfolio of over 5,000 residential units as well as commercial and industrial properties. Mr. Tominus has been selected to serve as a director due to his extensive experience in and networking relationships in the real estate industry, along with his experience in acquisitions, construction and redevelopment.

BRUNO DE VINCK is our senior vice president, secretary and a director. Mr. de Vinck is a Senior Vice President with The Lightstone Group, and has been employed by the Lightstone Group since April 1994 to the present. Since 2004 to the present, Mr. de Vinck also has served as Chief Operating Officer, Senior Vice President, Secretary and a member of the board of directors of Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus REIT LLC, its advisor. Mr. de Vinck is also presently a director of the privately held Park Avenue Bank and Prime Group Realty Trust, a publicly registered REIT. Mr. de Vinck was previously General Manager of JN Management Co. from November 1992 to January 1994, AKS

Management Co., Inc. from September 1988 to July 1992 and Heritage Management Co., Inc. from May 1986 to September 1988. In addition, Mr. de Vinck worked as Senior Property Manager at Hekemien & Co. from May 1975 to May 1986, as a Property Manager at Charles H. Greenthal & Co. from July 1972 to June 1975 and in sales and residential development for McDonald & Phillips Real Estate Brokers from May 1970 to June 1972. From July 1982 to July 1984 Mr. de Vinck was the founding president of the Ramsey Homestead Corp., a not-for-profit senior citizen residential health care facility, and, from July 1984 until October 2004, was Chairman of its board of directors. Mr. de Vinck studied Architecture at Pratt Institute and then worked for the Bechtel Corporation from February 1966 to May 1970. Mr. de Vinck was also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay. Mr. de Vinck has been selected to serve as a director due to his extensive experience in the real estate industry.

PEYTON OWEN is our President and Chief Operating Officer and also serves as President and Chief Operating Officer of The Lightstone Group. Prior to joining The Lightstone Group in July 2007, Mr. Owen served as President and Chief Executive Officer of Equity Office Properties LLC from February 2007 to June 2007, as Executive Vice President and Chief Operating Officer of Equity Office Properties Trust from October 2003 to February 2007, and as Chief Operating Officer of Jones Lang LaSalle Inc’s Americas Region from April 1999 to October 2003. Prior to April 1999, Mr. Owen held positions as Executive Vice President and Chief Operating Officer, Chief of Staff, and Leasing Director with LaSalle Partners, Inc., and as Regional Sales Director at Liebherr-America, Inc. Mr. Owen earned a Bachelor of Science in Mechanical Engineering at the University of Virginia and a Masters of Business Administration from the University of Virginia’s Darden School. Mr. Owen was also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

JOSEPH E. TEICHMAN is our General Counsel and also serves as General Counsel of Lightstone Value Plus Real Estate Investment Trust, Inc. Mr. Teichman also serves as Executive Vice President and General Counsel of our sponsor and as General Counsel of our Advisor. Prior to joining The Lightstone Group in January 2007, Mr. Teichman practiced law at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York, NY from September 2001 to January 2007. Mr. Teichman earned a J.D. from the University of Pennsylvania Law School and a B.A. from Beth Medrash Govoha, Lakewood, NJ. Mr. Teichman is licensed to practice law in New York and New Jersey. Mr. Teichman was also a director of certain subsidiaries of Extended Stay that filed for Chapter 11 protection with Extended Stay.

DONNA BRANDIN is our Chief Financial Officer and Treasurer and also serves as the Chief Financial Officer of our advisor and our sponsor. Since August of 2008, Ms. Brandin has served as Chief Financial Officer of Lightstone Value Plus Real Estate Investment Trust, Inc. Ms. Brandin joined The Lightstone Group in April of 2008. Prior to The Lightstone Group, Ms. Brandin spent over three years as the Executive Vice President and Chief Financial Officer of Equity Residential, the largest publicly traded apartment REIT in the country. Prior to Equity Residential she was the Senior Vice President and Treasurer for Cardinal Health. Prior to 2000, Ms. Brandin held the Assistant Treasurer roles at Campbell Soup for two years and Emerson Electric Company for seven years. Prior to Emerson, Ms. Brandin spent 10 years at Peabody Holding Company as manager of financial reporting and then the director of planning and analysis. Ms Brandin earned her Masters in Finance at St. Louis University in Missouri and is a certified public accountant.

In determining the composition of our Board of Directors, our goals were to assemble a board that, as a whole, possesses the appropriate balance of professional and real estate industry knowledge, financial expertise and high-level management experience to bring a diverse set of skills and experiences to the board as a whole to oversee our business. To that end, our board includes directors who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that we view as critical to effective functioning of the board. The brief biographies above include information, as of the date of this prospectus, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the board to believe that the director should serve on the board.

Committees of Our Board of Directors

Our charter authorizes our Board of Directors to establish such committees as it deems appropriate, so long as a majority of the members of each committee are independent directors and in the case of the audit committee, all members are independent directors. Currently, we have the committees listed below.

Audit Committee.  Our Board of Directors has established an audit committee consisting of our three independent directors, Mr. Glickman, Mr. Whittemore and Mr. Tominus. These independent directors include at least one person who is a financial expert (Mr. Glickman and Mr. Whittemore), as defined by applicable rules promulgated by the Securities and Exchange Commission. Our audit committee operates pursuant to a written charter adopted by our Board of Directors. Among other things, the audit committee charter calls upon the audit committee to:

•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our Board of Directors and report the results of its activities to the board;
•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;
•	review the annual engagement proposal and qualifications of our independent auditors;
•	prepare an annual report as required by applicable SEC disclosure rules;
•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process;
•	review and approve all related party transactions, including all transactions with our advisor; and
•	manage our relationship with our advisor under the advisory agreement.

The audit committee shall have such additional powers, duties and responsibilities as may be delegated by the Board of Directors or contained in the audit committee charter approved by our Board of Directors. A copy of our audit committee charter is available at www.lightstonereit.com. Our website is not part of this prospectus.

Nominating the Board of Directors.  Our Board of Directors does not have a nominating committee for the purpose of nominating members to the Board of Directors. All members of our Board of Directors participate in the consideration of director nominees. The primary functions of the members of the Board of Directors relating to the consideration of director nominees is to identify individuals qualified to serve on the Board of Directors.

Our Board of Directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the perceived review of the needs of the board at that time, issues of knowledge, experience, judgment and skills relating to the understanding of the real estate industry, accounting or financial expertise. This review also includes the candidate’s ability to attend regular board meetings and to devote a sufficient amount of time and effort in preparation for such meetings.

Corporate Governance

Code of Business Conduct and Ethics.  Our Board of Directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics was designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics may only be granted by the independent directors of the board. In the event that the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website (www.lightstonereit.com). The information on that website will not be a part of this prospectus.

Independent Directors

Our Board of Directors has determined that each of our independent directors is independent within the meaning of the applicable (i) provisions set forth in our charter, and (ii) requirements set forth in the Exchange Act, and the applicable SEC rules, and (iii) rules of the New York Stock Exchange (the “NYSE”), although our shares are not listed on the NYSE. Our board applied the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices.

Our charter provides that in order to be considered an independent director, the director may not, other than in his or her capacity as a director:

•	own any interest in the sponsor, the advisor or their affiliates, other than us;
•	be or have been employed by the advisor, the sponsor or their affiliates, or by us or our affiliates, on the date of determination or for two years prior to the date of determination;
•	serve as an officer of the sponsor, the advisor or any of their affiliates;
•	perform services, other than as a member of our Board of Directors;
•	serve as a director, including as a member of our Board of Directors, of more than three REITs organized or controlled by the sponsor or advised by the advisor; or
•	maintain a “material” business or professional relationship with the sponsor, the advisor or any of their affiliates. A business or professional relationship qualifies as “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor and their affiliates exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis.

In addition, an independent director may not maintain, or have maintained, any of these prohibited associations either directly or indirectly. According to our charter, an indirect association with the sponsor or the advisor includes circumstances in which a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates or us.

To be considered independent under the NYSE rules, the Board of Directors must determine that a director does not have a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with any of those entities, including The Lightstone Group and its affiliates). Under the NYSE rules, a director will not be independent if, within the last three years:

•	the director was employed by us or The Lightstone Group;
•	an immediate family member of the director was employed by us or The Lightstone Group as an executive officer;
•	the director, or an immediate family member of the director, received more than $100,000 during any 12-month period in direct compensation from us or The Lightstone Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	the director was affiliated with or employed by a present or former internal or external auditor of us or The Lightstone Group;
•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or The Lightstone Group;

•	an executive officer serves on our compensation committee or the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or
•	the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or The Lightstone Group for property or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

Our independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of our shareholders. Our independent directors performed such reviews for the years ended December 31, 2010 and 2009 and for the period April 28, 2008 (date of inception) through December 31, 2008. Our independent directors may determine from time to time during or after this offering to increase or decrease the fees and expenses payable our advisor or any of its affiliates. The independent directors will also be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services performed and our investment performance and that the provisions of the Advisory Agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	our net assets and net income;
•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;
•	the success of the advisor in generating appropriate investment opportunities;
•	rates charged to other REITs, especially REITs of similar structure and other investors by advisors performing similar services;
•	additional revenues realized by the advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by the advisor;
•	the performance of our investment portfolio;
•	the quality of our portfolio relative to the investments generated by the advisor for its own account; and

Compensation of Directors

Our compensation committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as a REIT, service as an independent director on our board requires broad expertise in the fields of real estate and real estate investment.

We pay each of our independent directors an annual fee of $30,000 and are responsible for reimbursement of their out-of-pocket expenses, as incurred. Pursuant to our Employee and Director Incentive Restricted Share Plan, in lieu of receiving his or her annual fee in cash, an independent director is entitled to receive the annual fee in the form of our common shares or a combination of common shares and cash.

Compensation of Officers

Our officers do not receive any cash compensation from us for their services as our officers. We may compensate our officers with restricted shares of our common stock in accordance with our Employee and Director Incentive Restricted Share Plan. Our Board of Directors (including a majority of our independent directors) will determine if and when any of our officers will receive restricted shares of our common stock. Additionally, our officers are officers of one or more of our affiliates and are compensated by those entities (including our sponsor), in part, for their services rendered to us.

Stock Option Plan

We have adopted a stock option plan under which our independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. Our stock option plan is designed to enhance our profitability and value for the benefit of our stockholders by enabling us to offer independent directors stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

We have authorized and reserved 75,000 shares of our common stock for issuance under our stock option plan. The Board of Directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our stock option plan to reflect any change in our capital structure or business, stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

We have adopted a stock option plan under which our independent directors may receive annual awards of nonqualified stock options. The purpose of our stock option plan is to promote the interests of our stockholders and to enhance our profitability by attracting and retaining qualified independent directors and giving such individuals an opportunity to acquire a proprietary interest in us, thereby creating an increased personal interest in our success.

We have authorized and reserved 75,000 shares of our common stock for issuance under our stock option plan. The Board of Directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our stock option plan to reflect any change in our capital structure or business, stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets. The stock options issuable to the independent directors will not exceed an amount equal to 10% of the outstanding shares on the date of such grant. We will not grant options to our independent directors until such time as either we offer stock options to the general public on the same terms or the rules of the North American Securities Administrators Association permit REITs to grant compensatory stock options to independent directors without offering such options to the general public.

The exercise price for options granted under our stock option plan will be at least 100% of the fair market value of our common stock as of the date the option is granted. For the year ended December 31, 2010 and 2009 and for the period April 28, 2008 (date of inception) through December 31, 2008, no stock options have been granted to the Company’s independent directors.

Notwithstanding any other provisions of our stock option plan to the contrary, any stock options issued pursuant thereto will not be exercisable if such exercise would jeopardize our status as a REIT under the Code.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we have and intend to issue options to purchase our common stock under our independent directors’ stock option plan, which is described above. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Code Section 409A.

Under Code Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. A stock option with an exercise price that is less than the fair market value of the underlying stock as of the date of grant would be considered a “nonqualified deferred compensation plan.”

If Code Section 409A applies to any of the awards issued under the plan, or if Code Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Code Section 409A, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed upon the recipient on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold federal income taxes on the amount deferred but includible in income due to Code Section 409A, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Code Section 409A, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Code Section 409A, unless such award, agreement or arrangement complies with the timing and other requirements of Code Section 409A. Nonetheless, there can be no assurances that any option award, agreement or arrangement which we have entered into will not be affected by Code Section 409A, or that any such option award, agreement or arrangement will not be subject to U.S. federal income taxation under Code Section 409A.

Employee and Director Incentive Restricted Share Plan

We have adopted our Employee and Director Incentive Restricted Share Plan to:

•	furnish incentives to individuals chosen to receive restricted shares because they are considered capable of improving our operations and increasing profits;
•	encourage selected persons to accept or continue employment with our advisor and its affiliates; and
•	increase the interest of our employees, officers and directors in our welfare through their participation in the growth in the value of our common shares.

The Employee and Director Incentive Restricted Share Plan provides us with the ability to grant awards of restricted shares to our directors, officers and full-time employees (in the event we ever have employees), full-time employees of our advisor and its affiliates, full-time employees of entities that provide services to us, directors of the advisor or of entities that provide services to us, certain of our consultants and certain consultants to the advisor and its affiliates or to entities that provide services to us. The total number of common shares reserved for issuance under the Employee and Director Incentive Restricted Share Plan is equal to 0.5% of our outstanding shares on a fully diluted basis at any time, not to exceed 255,000 shares.

Restricted share awards entitle the recipient to common shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

The guidance under Code Section 409A provides that there is no deferral of compensation merely because the value of property (received in connection with the performance of services) is not includible in income by reason of the property being substantially nonvested (as defined in Code Section 83). Accordingly, it is intended that the restricted share grants will not be considered “nonqualified deferral compensation.”

We have not granted any awards of restricted shares.

Corporate Governance

Code of Business Conduct and Ethics.  Our Board of Directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Waivers to the code of business conduct and ethics may only be granted by unanimous consent of the independent directors of our Board of Directors. In the event that the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website (www.lightstonereit.com). The information on that website will not be a part of this prospectus.

Our Advisor

Our advisor, Lightstone Value Plus REIT II LLC, is a Delaware limited liability company and is wholly owned by our sponsor. Our advisor was formed on April 29, 2008. The following table sets forth information regarding the executive officers of our advisor as of December 31, 2010.

Name	Age	Position
David Lichtenstein	50	Chief Executive Officer
Bruno de Vinck	65	Chief Operating Officer and Secretary
Joseph E. Teichman	37	General Counsel
Donna Brandin	53	Chief Financial Officer and Treasurer

The biographies of David Lichtenstein, Bruno de Vinck, Joseph E. Teichman, and Donna Brandin are set forth above in “Our Directors and Executive Officers.” Effective July 16, 2010, Stephen H. Hamrick resigned from his position of Vice President of our Advisor and the position remained vacant through the date of this filing.

Our Advisory Agreement

Experience of Our Advisor.  David Lichtenstein has over 20 years of experience in identifying, acquiring financing, refinancing and operating real property investments. For a further discussion of the experience of Mr. Lichtenstein, see “Our Directors and Executive Officers.” The Board of Directors will determine that any successor advisor possesses sufficient qualifications to perform the advisory function for us and justify the compensation provided for in its contract with us.

Duties of Our Advisor.  Under the terms of our advisory agreement, our advisor generally has responsibility for our day-to-day operations. Many of the services to be performed by the advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions which the advisor will perform for us as our advisor, and it is not intended to include all of the services which may be provided to us by the advisor or by third parties. Under the terms of the advisory agreement, the advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our Board of Directors. In its performance of this undertaking, the advisor, either directly or indirectly by engaging an affiliate or third party, shall, subject to the authority of the Board of Directors:

•	find, present and recommend to us real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives;
•	structure the terms and conditions of transactions pursuant to which acquisitions of properties will be made;
•	acquire properties on our behalf in compliance with our investment objectives and strategies;
•	arrange for the financing and refinancing of properties;
•	administer our bookkeeping and accounting functions;

•	serve as our consultant in connection with policy decisions to be made by our Board of Directors, managing our properties or causing them to be managed by another party;
•	render other services as our Board of Directors deems appropriate.

The advisor may not acquire any property with a purchase price that is equal to or greater than $15,000,000 or finance any such acquisition, on our behalf, without the prior approval of a majority of our Board of Directors. The actual terms and conditions of transactions involving investments in such properties will be determined in the sole discretion of the advisor, subject at all times to such Board of Directors approval. Conversely, the advisor may acquire any real property with purchase price that is lower than $15,000,000, or finance any such acquisition, on our behalf, without the prior approval of the Board of Directors, if the following conditions are satisfied: (i) the investment in the property would not, if consummated, violate our investment guidelines, (ii) the investment in the property would not, if consummated, violate any restrictions on indebtedness; and (iii) the consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor.

Likewise, the advisor may not arrange for the financing and refinancing of properties without a satisfactory showing that such a higher level of borrowing is appropriate, the approval of the Board of Directors (including a majority of independent directors) and disclosure to stockholders if such financing or refinancing, when consummated, causes the total long-term permanent leverage on all of our properties, in the aggregate, to exceed 75% of such properties’ fair market value. The actual terms and conditions of financing and refinancing transactions will be determined in the sole discretion of the advisor, subject at all times to Board of Directors approval. However, the advisor may arrange for the financing and refinancing of properties, without the approval of the board of directors, if such financing or refinancing, when consummated, does not cause the aggregate long-term permanent leverage on all of our properties, in the aggregate, to exceed 75% of such properties’ fair market value. The advisor can also arrange for short-term indebtedness having a maturity of two years or less.

Finally, the advisor may not arrange for the financing and refinancing of properties without a satisfactory showing that such a higher level of borrowing is appropriate, the approval of the Board of Directors (including a majority of independent directors) and disclosure to stockholders if such financing or refinancing, when consummated, causes the total leverage on all of our properties, in the aggregate, to exceed 300% of our net assets. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. In addition, our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and reviewed by our Board of Directors at least quarterly. The actual terms and conditions of financing and refinancing will be determined in the sole discretion of the advisor, subject at all times to approval of our Board of Directors. However, the advisor may arrange for the financing and refinancing of properties, without the approval of the Board of Directors, if such financing or refinancing, when consummated, does not cause the total leverage on all of our properties, in the aggregate, to exceed 300% of our net assets. In addition, the advisor may not arrange for mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value.

Term of the Advisory Agreement.  The advisory agreement had an initial term of one year and is renewable for successive one-year terms upon the mutual consent of the parties. It may be terminated by either party, by mutual consent of the parties or by a majority of the independent directors, as the case may be, upon 60 days’ written notice. If the advisory agreement is terminated, the advisor must cooperate with us and take all reasonable steps requested by our Board of Directors to assist it in making an orderly transition of the advisory function. We will also have to pay our advisor any accrued but unpaid fees and expenses, as set forth below.

Compensation to Advisor.  The advisory agreement provides for the advisor to be paid fees in connection with services provided to us (see “Management Compensation”). These fees include acquisition and asset management fees.

We will not reimburse the advisor or its affiliates for services for which the advisor or its affiliates are entitled to compensation in the form of a separate fee. If the advisor or its affiliates perform services that are outside of the scope of the advisory agreement, we will compensate them at rates and in amounts agreed upon by the advisor and the independent directors. We will reimburse our advisor for acquisition expenses up to a maximum amount which, collectively with all acquisition fees and expenses, will not exceed, in the aggregate, 5% of the gross contractual purchase price (including any mortgage assumed) of the property acquired.

Other than as set forth in the following paragraph, the advisor bears the expenses it incurs in connection with performing its duties under the advisory agreement. These include salaries and fringe benefits of its directors and officers, travel costs and other administrative expenses of its directors or officers.

We may reimburse the advisor for certain costs it incurs in connection with the services it provides to us including, but not limited to: (i) organization costs in an amount up to 2% of gross offering proceeds, which include actual legal, accounting, printing and expenses attributable to preparing the SEC registration statement, qualification of the shares for sale in the states and filing fees incurred by the advisor, as well as reimbursements for salaries and direct expenses of its employees, including, without limitation, employee benefits, while engaged in registering the shares and other organization costs, other than selling commissions and the dealer manager fee; (ii) advertising expenses, expense reimbursements, and legal and accounting fees; (iii) the actual cost of goods and materials used by us and obtained from entities not affiliated with the advisor; (iv) administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the advisor receives a separate fee); and (v) rent, leasehold improvement costs, utilities or other administrative items generally constituting our advisor’s overhead. We will not reimburse the advisor for any services for which we will pay the advisor a separate fee. We will reimburse our advisor for such costs only to the extent that we have proceeds remaining from the sale of subordinated profits interests after paying all dealer manager fees and selling commissions in connection with the offering. Our sponsor will reimburse us for any amounts that we reimburse to the advisor that are not paid with remaining proceeds from the sale of subordinated profits interests.

Fees Payable Upon Termination of the Advisory Agreement.  If the advisory agreement is terminated by reason of a change of control, by us without cause, by the advisor for good reason or upon our liquidation, the advisor will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination. In the event of the termination of the advisory agreement, Lightstone SLP II LLC may elect to (i) receive cash in an amount equal to the cash purchase price per subordinated profits interest and the value of the contributed interests in real property (with such value determined at the time of contribution) per subordinated profits interest, or (ii) retain the subordinated profits interests and receive distributions in accordance with the terms of such interests.

The advisor will be entitled to receive all accrued but unpaid compensation in cash within 30 days of the effective date of the termination.

Reimbursement by Advisor.  Unless our stockholders amend our charter, our advisor must reimburse us for the amounts, if any, by which our total REIT operating expenses paid during the previous fiscal year exceed the greater of:

•	2% of our average invested assets for that fiscal year; or
•	25% of our net income for that fiscal year;

provided, however, only so much of the excess specified above will be required to be reimbursed as the Board of Directors, including a majority of the independent directors, determines should justifiably be reimbursed in light of such unanticipated, unusual or non-recurring factors. Within 60 days after the end of the quarter for which the excess occurred the stockholders will be sent a written disclosure and explanation of the factors the independent directors considered in arriving at the conclusion that the higher total operating expenses were justified. Operating expenses are defined for this purpose as being exclusive of those expenses incurred in the operation of properties we have acquired, acquisition fees and related expenses paid to our advisor, depreciation and amortization expenses, and financing related expenses such as fees paid to lenders and interest expense paid on borrowings by the REIT or the operating partnership.

Liability and Indemnification of Advisor.  Under the advisory agreement, we are also required to indemnify the advisor and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to the advisor’s acts or omissions. For details regarding these limitations and circumstances under which we are required or authorized to indemnify and to advance expenses to the advisor, see “Limitation of Liability and Indemnification of Directors, Officers and Our Advisor.”

Other Activities of Advisor and its Affiliates.  The advisor and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, the advisor must devote sufficient resources to the administration of Lightstone Value Plus Real Estate Investment Trust II, Inc. to discharge its obligations. The advisor may assign the advisory agreement to an affiliate upon approval of a majority of the independent directors. We may assign or transfer the advisory agreement to a successor entity.

Amendment of the Advisory Agreement.  The advisory agreement can be amended by a written instrument that is signed by all of the parties to that agreement (or their successors or assigns, where applicable).

Potential Acquisition of Advisor.  Many REITs which are listed on a national stock exchange are considered “self-administered,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-administered, like us, typically engage a third-party, such as our advisor and Property Managers, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-administered, the advisory agreement permits us to acquire the business conducted by the advisor (including all of its assets). As the parent of our advisor and thus the recipient of the proceeds from such sale, our sponsor has an incentive to achieve our listing on a national stock exchange and thus cause the independent directors to determine that we should become self-administered. See “Conflicts of Interest.” Any such transaction will occur, if at all, only if our Board of Directors obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid therefor is fair, from a financial point of view, to our stockholders.

If at any time the shares become listed on a national securities exchange (New York Stock Exchange or NASDAQ), we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with our advisor. The fee paid to our advisor likely will be paid in the form of an interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination or listing, although we may pay this fee with cash or shares of our common stock, or any combination of the foregoing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation.

The Property Managers and the Management Agreements

Our Property Managers, Paragon and Beacon, are both affiliates of our sponsor and provide property management services to us under the terms of management agreements. The Property Managers will provide services in connection with the rental, leasing, operation and management of our properties. We have agreed to pay our Property Managers a monthly management fee of 5% of the gross revenues from our residential and retail properties. In addition, for the management and leasing of our office and industrial properties, we will pay our Property Managers property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, for the management of our lodging properties, we will pay our third party property managers property management fees up to 5% of gross revenues. We may pay our Property Managers a separate fee for the one-time initial rent-up or leasing-up of newly constructed office and industrial properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Notwithstanding the foregoing, our Property Managers may be entitled to receive higher fees in the event our Property Managers demonstrate to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.

Our Property Managers will also be paid a monthly fee for any extra services equal to no more than that which would be payable to an unrelated party providing the services.

The Property Managers may subcontract their duties for a fee that may be all of the fee or less than the fee provided for in the management services agreements. In the event that one of our Property Managers subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to such property manager by us or paid directly by us or such property manager.

Paragon manages, leases, develops and redevelops the sponsor’s factory outlet malls and certain retail properties. Paragon is headquartered in Baltimore.

Beacon is a significant manager in the multi-family residential housing sector. Headquartered in Lakewood, NJ, with offices in the Northeast, Southeast and Midwest regions of the U.S., Beacon oversees the management of approximately 11,000 multifamily units. Beacon’s president, Jack Cassidy, who has over 20 years of experience managing multifamily assets, joined Beacon in 2008 after serving as President and Chief Executive Officer of America First Apartment Investors, Inc.

The property management agreements can be amended by written instrument executed by the party against whom the amendment is asserted. Such management agreements can be terminated after one year and will terminate upon written notice from our Operating Partnership to the property manager of negligence or misconduct in the performance of its duties. The property management agreements will also terminate upon our property manager’s bankruptcy, receivership, reorganization or similar financial difficulties relating to its insolvency.

Our Dealer Manager

Lightstone Securities, our dealer manager, is registered under the applicable federal and state securities laws and is qualified to do business as a securities broker-dealer throughout the United States. It does not make sales directly to retail customers or maintain customer accounts. It is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and has qualified as a broker-dealer in all 50 states.

We will pay Lightstone Securities selling commissions of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Lightstone Securities will provide wholesale marketing support in connection with this offering and expects to reallow 100% of commissions earned for those transactions that involve participating broker-dealers. We may also pay to Lightstone Securities LLC a dealer manager fee of up to 3% of gross offering proceeds before reallowance to participating broker-dealers. Lightstone Securities LLC, in its sole discretion, may reallow a portion of its dealer manager fee of up to 3% of the gross offering proceeds to be paid to such participating broker-dealers.

Set forth below is a table that demonstrates the approximate compensation that will be paid to our dealer manager.

		Maximum Cash Sales of Subordinated Profits Interests(1)	No Cash Sales of Subordinated Profits Interests
	Per Unit
Price to public	$10.00	$510,000,000	$510,000,000
Selling commissions paid by us	(0.70)	(35,700,000)	(35,700,000)
Selling commissions funded using proceeds from sale of subordinated profits interests	0.70	35,700,000	—
Dealer manager fee paid by us	(0.30)	(15,300,000)	(15,300,000)
Dealer Manager fee funded using cash proceeds from sale of subordinated profits interests(1)	0.24	12,000,000	—
Proceeds to Lightstone Value Plus Real Estate Investment Trust II, Inc.	$9.94	$506,700,000	$459,000,000

(1)	From our inception through December 31, 2010, our sponsor elected to contribute equity interests totaling 34.413% in Brownmill in exchange for 33 subordinated profits interests with an aggregate value of $3.3 million, respectively. For purposes of estimating the dealer manager fees that will be funded using cash proceeds from the sale of subordinated profits interests, we are reflecting such non-cash activity through December 31, 2010 and assuming that our sponsor does not elect to continue to contribute interests in real property in lieu of cash in exchange for subordinated profits interests. However, our sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests in which case we will pay dealer manager fees and selling commissions with proceeds from this offering to the extent that our sponsor elects to contribute interests in real property in exchange for subordinated profits interests.

Wholesaling Agreement

On November 12, 2010, the Company and the Dealer Manager entered into a wholesaling agreement with ICON Securities pursuant to which ICON Securities will serve as the Company’s wholesaler. Under the agreement, ICON Securities has agreed to identify and introduce to the Company and the Dealer Manager additional selling agents, assist the Dealer Manager with the sale of the Company’s common stock through such additional selling agents, and provide other assistance to the Dealer Manager in connection with the marketing of the Company’s common stock. The Dealer Manager will pay to ICON Securities a distribution fee equal to 3% of the purchase price of the shares of common stock sold by each additional selling agent. In addition, the Dealer Manager has agreed to assign to ICON Securities the Dealer Manager Agreement between the Company and the Dealer Manager at such time as ICON Securities receives a no objections letter from FINRA.

Lightstone SLP II LLC

Lightstone SLP II LLC was formed in Delaware on April 29, 2008 for the purpose of purchasing the subordinated profits interests from our Operating Partnership in exchange for proceeds sufficient to pay all dealer manager fees and selling commissions and receiving subordinated profits interest distributions. Lightstone SLP II LLC is a majority owned subsidiary of our sponsor.

Joint Venture between our Sponsor and ICON Capital

Our sponsor and ICON Capital, an affiliate of ICON Securities, have entered into a joint venture with respect to our management. Pursuant to the joint venture, ICON Capital has been admitted as a member of Lightstone Value Plus REIT II LLC, the advisor to the Company, and Lightstone SLP II LLC, the holder of the subordinated profits interest in our Operating Partnership.

LIMITATION OF LIABILITY AND INDEMNIFICATION
OF DIRECTORS, OFFICERS AND OUR ADVISOR

Our charter provides that our advisor and directors are deemed to be in a fiduciary relationship to us and our stockholders and that our directors have a fiduciary duty to the stockholders to supervise our relationship with the advisor.

The liability of our directors and officers to us or our stockholders for money damages is limited to the fullest extent permitted. As a result, our directors and officers will not be liable to us or our stockholders for monetary damages unless:

•	the person actually received an improper benefit or profit in money, property or services; and
•	the person is adjudged to be liable based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Except as described below, our charter authorizes and directs us to indemnify and to pay or reimburse reasonable expenses to any director or officer and our advisor and its affiliates. We may, with the approval of the Board of Directors, provide indemnification and advance expenses to any of our employees or agents. Our charter currently prohibits us from indemnifying or holding harmless for any loss or liability that we suffer, any indemnitee unless:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss will not have been the result of gross negligence or willful misconduct.
•	the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

We will not indemnify any director, officer, employee, agent or the advisor, his, her or its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;
•	the claims have been dismissed with prejudice by a court of competent jurisdiction;
•	or a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

Subject to applicable law, our charter requires us to advance amounts to a person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to be entitled to indemnification.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee, agent or the advisor or its affiliates against any liability asserted which was incurred in any such capacity with us or arising out of such status; provided, however, that we may not incur the costs of any liability insurance which insures any person against liability for which he, she or it could not be indemnified under our charter. We may enter into any contract for indemnity and advancement of expenses with any officer, employee or agent who is not a director as may be determined by the Board of Directors and as permitted by law. Our sponsor has purchased directors and officers liability insurance on behalf of our officers and directors and we will reimburse our sponsor for the premiums incurred under such policy.

We have been advised that, in the opinion of the Securities and Exchange Commission, any indemnification that applies to liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table provides information as of December 31, 2010 regarding the number and percentage of shares beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of our outstanding shares. As of December 31, 2010, we had 1,347 stockholders of record and 3,467,148 shares of common stock outstanding. Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Lightstone Group(1)	20,000	0.6%

(1)	Includes 20,000 shares owned by our advisor. Our advisor is wholly owned by The Lightstone Group, LLC, which is controlled and wholly owned by David Lichtenstein, our sponsor. Lightstone SLP II LLC, which is also controlled and majority owned by our sponsor, will receive subordinated profits interests of our Operating Partnership in exchange for $51,000,000, assuming 51,000,000 shares are sold pursuant to this offering, which we will use to pay all selling commissions, dealer manager fees and a portion of organization and other offering expenses.

OUR STRUCTURE AND FORMATION

We were formed on April 28, 2008 (our date of inception) as a Maryland corporation. The Operating Partnership was formed on April 30, 2008 as a Delaware limited partnership.

Structure

We operate our business using what is commonly known as an UPREIT structure. This means that we have formed the Operating Partnership to own all of our assets, either directly or indirectly. Our advisor contributed $200,000 to us for 20,000 shares of our common stock to form us. We have contributed the $200,000 of proceeds we received from the advisor in exchange for 20,000 general partnership units in the operating partnership. We will contribute the net proceeds of this offering to the Operating Partnership. We are and will be the only holder of regular general partnership units in the Operating Partnership. As the general partner of the Operating Partnership, we will have the power to manage and conduct the business of the Operating Partnership. See the section under the heading “Operating Partnership Agreement” for a summary of the operating partnership agreement. The advisor holds 200 limited partnership units in the Operating Partnership valued at $10 each for its $2,000 capital contribution. As a result, the advisor is a limited partner in the Operating Partnership.

We currently own a limited number of properties and real estate-related investments. We have and intend to continue to conduct substantially all of our business, and hold our interests in the properties in which we invest, directly or indirectly, through the Operating partnership. We may form entities to acquire properties and such entities will be owned or controlled directly or indirectly by the Operating Partnership. In other instances, there likely will be other investors in the entities that own our properties, in addition to the Operating Partnership. These investors would be the former owners of properties that we acquired from them in exchange for interests in such entities.

Partnership interests in the Operating Partnership are divided into “units.” Our Operating Partnership has three classes of units: general partnership units, limited partnership units and subordinated profits interests. Limited partnership units represent an interest as a limited partner in the Operating Partnership. In general, each limited partnership unit will share equally in the distributions from the Operating Partnership when we (as the general partner) declare distributions. For more information on the rights and preferences of the Operating Partnership’s units, see “Operating Partnership Agreement — Description of Partnership Units.”

As a REIT, we may conduct some of our business and hold some of our interests in properties through TRSs which may be wholly or partially owned. We have formed and may form a TRS to allow our acquisition of lodging assets. Additionally, we may in the future decide to conduct other business or hold some of our interests in properties in such subsidiaries.

See “Prospectus Summary — Organizational Chart” for a diagram depicting the services to be rendered by our affiliates to us, as well as our organizational structure and the organizational structure of the Operating Partnership.

Prior to this offering, our 20,000 general partnership units represented 99.01%, and the advisor’s 200 limited partnership units represented 0.99%, of the outstanding units of the operating partnership. If 51,000,000 of the shares offered by this prospectus are sold for gross offering proceeds of $510,000,000 as set forth on the cover page of this prospectus, we will receive 51,000,000 general partnership units for contributing such proceeds to the Operating Partnership (this figure includes the purchase, described in the preceding paragraph, of the shares sold to The Lightstone Group or an affiliate).

We intend to comply with all of the corporate responsibility and disclosure rules related to the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350).

Benefits of the UPREIT Structure

The benefits of our REIT status and UPREIT structure include the following:

•	Access to Capital. We believe our structure will provide us with access to capital for refinancing and growth. Sources of capital include the common stock sold in this offering and possible future issuances of debt or equity through public offerings or private placements. Our anticipated financial strength should enable us to obtain financing at advantageous rates and on acceptable terms.

•	Growth. Our structure will allow stockholders through their ownership of common stock and the limited partners through their ownership of limited partnership units, an opportunity to participate in the growth of the real estate market through an ongoing business enterprise. In addition to the portfolio of initial real properties, we give stockholders an interest in all future investments in additional properties.
•	Tax Deferral. The UPREIT structure will provide property owners who transfer their real properties to the operating partnership in exchange for limited partnership units the opportunity to defer the tax consequences that would arise from a sale of their real properties and other assets to us or to a third party. This will allow us to acquire assets without using as much of our cash and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations.

Affiliates

Throughout this prospectus, we use the term “affiliate.” For purposes of this prospectus, an “affiliate” of any natural person, partnership, corporation, association, trust, limited liability or other legal entity (a “person”) includes any of the following:

(a)	any person directly or indirectly owning, controlling or holding, with power to vote 10% or more of the outstanding voting securities of such other person;
(b)	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person;
(c)	any person directly or indirectly controlling, controlled by, or under common control with, such other person;
(d)	any executive officer, director, trustee or general partner of such other person; and
(e)	any legal entity for which such person acts as an executive officer, director, trustee or general partner.

COMPETITION

The retail, lodging, office, industrial and residential real estate markets are highly competitive. We compete in all of our markets with other owners and operators of retail, lodging, office, industrial and residential real estate. The continued development of new retail, lodging, office, industrial and residential properties has intensified the competition among owners and operators of these types of real estate in many market areas in which we intend to operate. We compete based on a number of factors that include location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. The number of competing properties in a particular market could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties.

In addition, we will compete with other entities engaged in real estate investment activities to locate suitable properties to acquire and to locate tenants and purchasers for our properties. These competitors will include other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. There are also other REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we will have and generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities seek financing through similar channels to our company. Therefore, we will compete for institutional investors in a market where funds for real estate investment may decrease.

Competition from these and other third party real estate investors may limit the number of suitable investment opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to commence or maintain distributions to stockholders.

We believe that our senior management’s experience, coupled with our financing, professionalism, diversity of properties and reputation in the industry will enable us to compete with the other real estate investment companies.

Because we are organized as an UPREIT, we are well-positioned within the industries in which we intend to operate to offer existing owners the opportunity to contribute those properties to our company in tax-deferred transactions using our Operating Partnership units as transactional currency. As a result, we have a competitive advantage over most of our competitors that are structured as traditional REITs and non-REITs in pursuing acquisitions with tax-sensitive sellers.

INVESTMENT OBJECTIVES AND STRATEGIES

Our primary objective is to achieve capital appreciation with a secondary objective of income without subjecting principal to undue risk. We intend to achieve this goal primarily through investments in real estate properties. Our acquisitions may include both portfolios and individual properties. We intend to use substantially all of the net proceeds from this offering to acquire and operate a diversified portfolio of real estate investments. Unlike other REITs, which typically specialize in one sector of the real estate market, we intend to invest in both residential and commercial properties to create a diverse portfolio of property types and take advantage of our sponsor’s expertise in acquiring larger properties and portfolios of both residential and commercial properties. The actual allocation to each property type or any specific property is not predetermined and will ultimately depend on the availability of opportunities, the funds available to us to invest and the investment criteria described in this section of the prospectus. We generally intend to hold each property for seven to ten years.

The following is descriptive of our investment objectives and strategies:

•	Reflecting a flexible operating style, our portfolio is likely to be diverse and include retail, lodging, industrial, industrial/flex and office and multifamily apartment properties. The portfolio is likely to be determined largely by the purchase opportunities that the market offers. This is in contrast to those funds that are more likely to hold investments of a single type, usually as outlined in their charters.
•	We may invest in properties that are not sold through conventional marketing and auction processes.
•	We may be more likely to make investments that are in need of rehabilitation, redirection, re-marketing and/or additional capital investment.
•	We will attempt to identify and execute value-creation plans through a program of aggressive asset management. We will focus on opportunities characterized by properties that are under-performing relative to comparable assets due to inadequate management or unresolved conflicts among existing owners, lenders, tenants and managers. These situations often offer attractive risk-adjusted returns through recapitalization and the subsequent redevelopment or repositioning of the underlying real estate.

Acquisition Structure

We anticipate acquiring fee interests in properties, although other methods of acquiring a property may be utilized if we deem it to be advantageous. For example, we may acquire properties through a joint venture or the acquisition of substantially all of the interests of an entity which in turn owns the real property. A “fee interest” is the absolute, legal possession and ownership of land, property, or rights. We expect that we will acquire the following types of real estate interests:

•	Fee interests in market-rate multifamily properties located either in or near major metropolitan areas. We will attempt to identify those sub-markets with job growth opportunities and demand demographics which support long-term value appreciation for multifamily properties.
•	Fee interests in “power” shopping centers and malls located in highly trafficked retail corridors, in selected high-barrier to entry markets and sub-markets. “Power” shopping centers are large retail complexes that are generally unenclosed and located in suburban areas that typically contain one or more large brand name retailers rather than a department store anchor tenant. We will attempt to identify those sub-markets with constraints on the amount of additional property supply that will make future competition less likely.
•	Fee interests in improved, multi-tenanted, industrial properties and properties that contain industrial and office space located near major transportation arteries and distribution corridors with limited management responsibilities.
•	Fee interests in improved, multi-tenanted, office properties located near major transportation arteries with limited management responsibilities.

•	Fee interests in lodging properties located near major transportation arteries in urban and suburban areas.

Our advisor and its affiliates may purchase properties in their own name, assume loans in connection with the purchase or loan and temporarily hold title to the properties for the purpose of facilitating acquisition or financing by us, the completion of rehabilitation of the property or any other purpose related to our business.

In addition, we may to further diversify our portfolio by investing up to 20% of our net assets in collateralized debt obligations, commercial mortgage-backed securities and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which we may acquire directly. We believe that, given the current extraordinary market conditions, we may be able to acquire these investments at significantly depressed prices. The decreasing value of commercial real estate has resulted in larger than anticipated defaults in the pools of mortgages securing mortgage-backed securities, however the prices of mortgage-backed securities have not stabilized because of the lack of available credit in the market. We believe that, as a non-traded REIT, we are a good investment vehicle for purchasing these assets because we intend to purchase assets for long-term investment, have access to permanent capital from our stockholders and are not subject to the market volatility of publicly traded REITs. We may also acquire majority or minority interests in other entities (or business units of such entities) with investment objectives similar to ours or with management, investment or development capabilities that our Board of Directors deems desirable or advantageous to acquire.

We cannot assure you that we will attain these objectives.

Diversification

We will attempt to be diversified by property type. We may invest in retail properties such as power shopping centers (including factory outlet malls), lodging properties (including extended stay hotels), industrial, industrial/flex and office properties and multifamily apartment properties. The actual allocation to each property type is not predetermined and will ultimately depend on the availability of opportunities reviewed by our advisor and meeting our investment criteria and by the funds available to us to invest.

We are not limited in the number, size or geographical location of any real estate assets. The number and mix of assets we acquire depends, in part, upon real estate and market conditions and other circumstances existing at the time we acquire our assets and, in part, on the net proceeds raised in this offering. We intend to invest primarily in properties located near our sponsor’s existing operations to achieve economies of scale where possible. Our sponsor currently maintains operations throughout the United States (Hawaii, South Dakota, Vermont and Wyoming excluded), Puerto Rico and Canada. We are not limited as to the geographic area where we may conduct our operations, and may expand our focus to include properties located outside North America. If we invest in properties outside North America, we intend to focus on properties which we believe to have similar characteristics as those properties in which we have previous investment and management expertise. We do not anticipate that these international investments would comprise more than 10% of our portfolio. Investment in areas outside of the United States may be subject to risks different than those impacting properties in the United States. See “Risk Factors — Risks Associated with Our Properties and the Market — Your investment may be subject to additional risks if we make international investments.”

Sources of Investment Opportunities

We expect to originate transactions from real estate industry sources with whom our sponsor has built relationships over a number of years. In addition, some of our purchases will be from domestic banks, insurance companies and other regulated financial institutions, which may come into possession of real property as the result of foreclosures or surrenders.

Real Property Investments

Our equity investments in real estate will be made through the purchase of all or part of a fee simple ownership or a more limited form of ownership, or all or part of a leasehold interest. Investment in an equity interest will give us a right to part or all of the cash flow and capital appreciation generated by the property after satisfaction of liens on the property. Liens usually include the payment of principal and interest on mortgage loans, real estate taxes and other assessments. We may also purchase limited partnership interests, limited liability company interests and other equity securities.

We will invest in real estate that our advisor believes is available for less than its potential value. During the period we hold real estate, we may develop or redevelop the property, make tenant improvements or make certain onsite and offsite improvements. We may generally maintain the property, pay property taxes and carry insurance on the property. We may elect to finance or refinance some of our real estate holdings by borrowing against them on a non-recourse basis. We intend to acquire both portfolios and individual properties on a geographically diverse basis.

Property Acquisition Standards

We intend to analyze relevant demographic, economic and financial data. Specifically, we will consider the following factors, among others, in the process of evaluating and performing due diligence on a piece of real property:

•	geographic location and type;
•	barriers to entry which would limit competition;
•	quality of tenants;
•	construction quality, condition and design;
•	current and projected cash flow and the ability to increase cash flow;
•	occupancy levels at the property and stability;
•	potential for capital appreciation;
•	lease rent roll, including the potential for rent increases;
•	potential for economic growth in the tax and regulatory environment of the community in which the property is located;
•	potential for expanding the physical layout of the property and/or the number of sites;
•	occupancy and demand by tenants for properties of a similar type in the same geographic vicinity (the overall market and submarket);
•	prospects for liquidity through sale, financing or refinancing of the property; and
•	treatment under applicable federal, state and local tax and other laws and regulations.

Before purchasing a property, we will examine and evaluate the potential value of the site, the financial condition and business history of the property, the demographics of the area in which the property is located or to be located, the proposed purchase price, geographic and market diversification and potential sales. However, we do not intend to invest in single family residential properties, leisure home sites, farms, ranches, timberlands or unimproved properties not intended to be developed.

Our obligation to close the purchase of any investment will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	leases, licenses and temporary tenants;
•	plans and specifications;
•	occupancy history;
•	sales reports;
•	zoning analyses and future development potential;
•	traffic flow, car count and parking studies;
•	trends in area;

•	tenant mix;
•	environmental and engineering reports;
•	projections, surveys and appraisals;
•	evidence of marketable title subject to such liens and encumbrances as are acceptable to our advisor;
•	audited financial statements covering recent operations of properties having operating histories unless such statements are not required to be filed with the Securities and Exchange Commission and delivered to our stockholders; and
•	title and liability insurance policies.

Joint Ventures and Preferred Equity Investments

We may enter into joint ventures to co-invest with affiliated entities for the acquisition, development or improvement of properties and for the purpose of diversifying our portfolio of assets. We may also enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, we will evaluate the real property which such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate property investments. The percentage of our assets that we expect to be invested in such investments cannot be predetermined, however, we do not expect that our joint venture investments will exceed 25% of the gross proceeds from this offering. We will not enter into a joint venture to make an investment that we would not be permitted to make on our own. In connection with such a joint investment, both we and our affiliates would be required to approve any material decisions concerning the investment, including refinancing and capital improvements. We may enter into joint ventures with our sponsor, advisor, directors or any of their affiliates for the acquisition of properties, but we may only do so provided that:

•	a majority of our directors (including a majority of the independent directors) not otherwise interested in such transaction approves the transaction as being fair and reasonable to us; and
•	the investment by us and the investment by our affiliate are on substantially the same terms and conditions as those received by the other joint venturers.

We expect to participate in preferred equity investments by acquiring interests in companies owning properties that are consistent with our investment objectives. The general partner or managing member of each such entity will generally be the developer of the property or an affiliate of the developer. Each such entity will be governed by a limited partnership agreement or, as applicable, an operating agreement, the terms of which will be negotiated between us and the general partner. Since the terms of these agreements have been or will be negotiated separately with each respective general partner, it is not possible at this time to describe these agreements in determining whether to participate in a preferred equity investment, we will evaluate the underlying real property under the same criteria described elsewhere in the prospectus for the purchase of real property.

Loans

Our loan policies are subject to the restrictions contained in our charter. We are prohibited from making loans to our sponsor or any of its affiliates except for (i) mortgages where an appraisal is obtained by a qualified independent real estate appraiser concerning the underlying property and (ii) loans to our wholly owned subsidiaries. We may not borrow money from our sponsor, advisor or our directors, or any their affiliates, unless a majority of directors (including a majority of independent directors) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than loans between unaffiliated parties under the same circumstances. We will not make loans to persons or entities other than our subsidiaries, to which we will make capital contributions and may make loans as a means of providing those entities with sufficient capital to acquire single assets.

Investment Limitations

Our charter and investment policies place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. We will not:

•	invest more than 10% of our total assets in unimproved real property (and will only invest in unimproved real property intended to be developed) or in mortgage loans on unimproved real property;
•	invest in commodities or commodity future contracts;
•	issue redeemable shares of stock;
•	make or invest in mortgage loans or mezzanine loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of our independent directors so determine, and in all cases in which the transaction is with our advisor, our sponsor, any director or any affiliates thereof, such appraisal of the underlying property must be obtained from an independent appraiser. Such appraisal shall be maintained in our records for at least five years and shall be available for inspection and duplication by any stockholder for a reasonable charge. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	make or invest in any mortgage, including a mezzanine loan or construction loan, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the REIT, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of the REIT” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent per annum of the principal balance of the loan.
•	make or invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of our advisor, any director, our sponsor or any of our affiliates;
•	issue shares on a deferred payment basis or other similar arrangement;
•	invest in equity securities unless a majority of directors (including a majority of independent directors) not otherwise interested in such transaction approves the transaction as being fair, competitive and commercially reasonable;
•	invest in joint ventures with our sponsor, advisor or directors, or any affiliate thereof, unless a majority of directors (including a majority of independent directors) not otherwise interested in such transaction approves the transaction as being fair and reasonable to us and on substantially the same conditions as those received by the other joint venturers;
•	engage in underwriting activities or distribution, as an agent, of securities issued by others;
•	operate in such a manner as to be classified as an “investment company” for purposes of the Investment Company Act. See “Summary of the Organizational Documents — Restrictions on Investments” for additional investment limitations;
•	issue debt securities unless the historical debt service coverage in the most recently completed fiscal year, as adjusted for known charges, is sufficient to properly service that higher level of debt;
•	engage in hedging or similar activities for speculative purposes;

•	invest any proceeds from this offering, or other funds, in the securities of other issuers for the purpose of exercising control over such other issuers; or
•	engage in the purchase and sale (or turnover) of properties.

We will not enter into transactions to purchase for cash or lease an asset from, or sell or lease an asset to, any of our affiliates, including our sponsor and our advisor. However, we are permitted to enter into joint ventures and preferred equity investments to co-invest with our affiliates, including our advisor and our sponsor, for the acquisition of properties, if a majority of our directors (including a majority of the independent directors) not otherwise interested in such transaction approves the transaction as being fair and reasonable to us.

Our properties may be subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. Prior to acquiring a property, we will ascertain whether such property has the necessary permits and approvals to operate its business.

Regulatory Aspects of Our Investment Strategy

Investment Company Act Considerations

We do not believe that we or our operating partnership is considered an “investment company” as defined in the Investment Company Act of 1940 because we do not intend to engage in the types of business that characterize an investment company under that law. Investments in real estate will represent the substantial majority of our business, which would not subject us to investment company status. We intend to invest only in fee or leasehold interests in real estate. Fee interests in real estate are considered “qualifying assets” for purposes of Section 3(c)(5)(C) of the Investment Company Act and leasehold interests in real estate may be considered “qualifying assets” for purposes of Section 3(c)(5)(C) of the Investment Company Act. We do not intend to invest in mezzanine loans, subordinate interests in whole loans (B Notes), distressed debt, preferred equity or multi-class (first loss) mortgage-back securities. Investments in such assets may not be deemed “qualifying assets” for purposes of Section 3(c)(5)(C) of the Investment Company Act and, as a result, any such investments may have to be limited.

If we fail to maintain an exemption or exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

We intend to conduct our operations so that the company and its subsidiaries are each exempt from registration as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and
•	pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each wholly and majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

•	Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.
•	Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.
•	Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The SEC staff has not issued no-action letters specifically addressing construction loans. If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Change in Investment Objectives and Strategies

Our Board of Directors has the responsibility for our investment objectives and strategies, and we may change our current plans, without stockholder approval, if our Board of Directors determines that it would be in the best interests of our stockholders to engage in any such transactions. Our stockholders have no voting rights to implement our investment objectives and strategies. Our Board of Directors may not make any material changes, however, regarding the restrictions on investments set forth in our charter without amending the charter, and any such amendment to our charter requires the affirmative vote of a majority of all votes entitled to be cast on the matter. See “Summary of the Organizational Documents — Restrictions on Investments.”

Financing Strategy

We intend to utilize leverage to acquire our properties. The number of different properties we will acquire will be affected by numerous factors, including the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. There is no limitation on the amount we may invest in any single property or on the amount we can borrow for the purchase of any property.

Our charter restricts the aggregate amount we may borrow, both secured and unsecured, to 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost, before deducting depreciation or other non-cash reserves, less our total liabilities, calculated at least quarterly on a basis consistently applied. Additional borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess. In addition, our charter limits our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. Our charter also prohibits us from making or investing in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value. The proceeds from such borrowings will generally be used to acquire additional properties or to finance improvements to existing properties.

We may also incur short-term indebtedness having a maturity of two years or less there are no limits on the short-term indebtedness we can incur. By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although our liability for the repayment of indebtedness is expected to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We will endeavor to obtain financing on the most favorable terms available. Lenders may have recourse to assets not securing the repayment of the indebtedness. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with debt which will be on a non-recourse basis. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity. We also intend to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year. Accordingly, we expect that most of the mortgages on our property will provide for fixed interest rates. However, we expect that most of the mortgages on our properties will provide for a so-called “balloon” payment and that certain of our mortgages will provide for variable interest rates. Any mortgages secured by a property will comply with the restrictions set forth by the Commissioner of Corporations of the State of California.

We may also obtain lines of credit to be used to acquire properties. These lines of credit will be at prevailing market terms and will be repaid from offering proceeds, proceeds from the sale or refinancing of properties, working capital or permanent financing. Our sponsor or its affiliates may guarantee the lines of credit although they will not be obligated to do so. We may draw upon the lines of credit to acquire properties pending our receipt of proceeds from our initial public offering. We expect that such properties may be purchased by our sponsor’s affiliates on our behalf, in our name, in order to avoid the imposition of a transfer tax upon a transfer of such properties to us.

Operations

Our Property Managers or unaffiliated third party property managers will manage and lease substantially all of the properties that we acquire with their existing management and leasing staff of their affiliates and where appropriate they may acquire and incorporate the existing management and leasing staffs of the portfolio properties we acquire.

Description of Leases

Commercial Leases

The terms and conditions of any lease we enter into with our commercial tenants may vary substantially from those we describe in this prospectus. However, we expect that some of our industrial leases may be economically what are generally referred to as “triple-net” leases. A “triple-net” lease typically provides that, in addition to making its lease payments, the tenant will be required to pay or reimburse us for all real estate taxes, sales and use taxes, special assessments, maintenance, utilities, insurance and building repairs, and other building operation and management costs. As landlord, we will probably have responsibility for certain capital repairs or replacement of specific structural components of a property such as the roof of the building, the truck court and parking areas, as well as the interior floor or slab of the building.

We intend to include provisions in our commercial leases that increase the amount of base rent payable at various points during the lease term. In addition, we intend for our commercial leases to provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds in most leases. We expect that the leases with most anchor retail tenants will generally have initial terms of 10 to 25 years, with one or more renewal options available to the tenant. By contrast, smaller commercial leases will typically have 3 to 10 year terms.

Residential Leases

We expect that the majority of the leases at residential properties that we may acquire will be for a term of 12 months, which may enable us to seek increased rents upon renewal of existing leases or commencement of new leases. Such short-term leases generally minimize the risk to us of the adverse effects of inflation, although as a general rule these leases permit residents to leave at the end of the lease term without penalty. In certain circumstances lease terms may be shorter than 12 months.

Hotel Leases

To qualify as a REIT, neither we, our Operating Partnership, nor any of our subsidiaries can operate our hotels. Accordingly, our Operating Partnership or its subsidiaries, as lessors, will lease our hotels to a TRS, as lessee. Concurrently, the TRS will enter into hotel management agreements with a third party. The TRS may enter into leases or agreements through its subsidiaries.

We expect that the majority of leases for each hotel that we may acquire will have a term of six years from date of the lease agreement. Provided that no event of default has occurred, we expect that the lease will automatically extend for two renewal terms of five years each unless the TRS elects to terminate the agreement.

The leases provide for the TRS to pay in each calendar month the base rent plus, in each calendar month, percentage rent, if any, based upon gross revenues in excess of certain agreed upon amounts.

The TRS will covenant to take the following actions to maintain our status as a REIT:

•	the TRS will jointly elect with us to be and operate as a “taxable REIT subsidiary” of us within the meaning of Code Section 856(l);
•	the TRS may only assign or sublet the leased property upon our approval if any portion of the rent from the sublessee would fail to qualify as “rents from real property” within the meaning of Code Section 856(d); and
•	the TRS will use its best efforts to cause the hotel property to qualify as a “qualified lodging facility” under Code Section 856(d).

Distributions

U.S. federal income tax law requires that a REIT distribute annually to its stockholders at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard for dividends paid and excluding any net capital gain, although the Board of Directors, in its discretion, may increase that percentage as it deems appropriate. See “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests — Annual Distribution Requirements.” For a discussion of the tax treatment of distributions to you, see “Material U.S. Federal Income Tax Considerations  — Taxation of U.S. Stockholders” or “— Taxation of Non-U.S. Stockholders.”

Distributions are at the discretion of the Board of Directors and depend upon our distributable funds, current and projected cash requirements, tax considerations and other factors. Our ability to pay distributions and the size of these distributions depend upon a variety of factors. For example, our borrowing policy permits us to incur short-term indebtedness, having a maturity of two years or less, and we may have to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We cannot assure that distributions will continue to be made or that we will maintain any particular level of distributions that we may establish.

We have declared and intend to continue to declare dividends to our stockholders as of daily record dates selected by the directors and aggregate and pay such dividends quarterly. The Board of Directors currently intends to authorize distributions on a quarterly basis using the last day of the quarter as the record date. In order for an investor to receive a distribution, they must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares, will not receive a distribution for a record date that they are not considered a stockholder of record. It is the intent of the Board of Directors to authorize and pay distributions quarterly during the offering period and thereafter. However, the Board of Directors, in its sole discretion, may determine to authorize and pay distributions on another basis.

Generally, income distributed will not be taxable to us under U.S. federal income tax laws if we comply with the provisions relating to electing taxation as a REIT. As we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, to maintain our objective of being taxed as a REIT, we may be required to make distributions in excess of cash available. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2011, qualified dividend income) exceed our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such amounts constitute a return of capital for U.S. federal income tax purposes to the extent of a stockholder’s tax basis in our stock, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind will not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter; or distributions of in-kind property, as long as, with respect to in-kind property, the Board of Directors advises each stockholder of the risks associated with direct ownership of the property; offers each stockholder the election of receiving in-kind property distributions; and distributes in-kind property only to those stockholders who accept the directors’ offer.

Distributions will be made at the discretion of the directors, depending primarily on net cash from operations (which includes cash received from tenants, distributions from joint ventures, and interest income from borrowers under loans, less expenses paid) and our general financial condition, subject to the obligation of the directors to cause us to qualify and remain qualified as a REIT for federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations, if any.

Distributions Declared by our Board of Directors and Source of Distributions

On March 30, 2009, our Board of Directors declared an annualized distribution rate (the “Annualized Distribution Rate”) for each quarterly period commencing 30 days subsequent to achieving the minimum offering of 500,000 shares. The distribution is calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per share per day, and equals a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the share price of $10.00.

At the beginning of October 2009, we achieved the minimum offering of 500,000 shares and on November 3, 2009, our Board of Directors declared our first quarterly distribution at the Annualized Distribution Rate for the three-month period ending December 31, 2009. Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Distribution Rate. The following table provides a summary of our quarterly distributions declared and the source of distributions based upon cash flows used in operations for the years ended for December 31, 2010 and 2009. There were no distributions declared during the period April 28, 2008 (date of inception) through December 31, 2008. All distributions have been funded from cash from the sale of our common stock. Our stockholders have the option to elect the receipt of shares in lieu of cash under our Distribution Reinvestment Program.

	2010					2009
	Year Ended December 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended December 31,
Distribution period		4th Quarter	3rd Quarter	2nd Quarter	1st Quarter		4th Quarter
Declaration date		November 12, 2010	September 16, 2010	July 9, 2010	March 23, 2010		November 12, 2009
Payment date		January 15, 2011	October 29, 2010	July 15, 2010	April 15, 2010		January 15, 2010
Distributions:
Cash	$830,218	$275,098	$240,192	$192,562	$122,366	$83,852	$83,852
Distribution Reinvestment Program	797,947	268,275	230,911	172,777	125,984	73,325	73,325
Total	$1,628,165	$543,373	$471,103	$365,339	$248,350	$157,177	$157,177
Source of Distributions:
Cash flows used in operations	$—	$—	$—	$—	$—	$(178,410)	$(178,410)
Proceeds from issuance of common stock	1,628,165	543,373	471,103	365,339	248,350	335,587	335,587
Total	$1,628,165	$543,373	$471,103	$365,339	$248,350	$157,177	$157,177

Additionally, on March 4, 2011, the Board of Directors declared the quarterly distribution at the Annualized Distribution Rate for the three-month period ending March 31, 2011. The distribution was paid on April 15, 2011 to shareholders of record as of March 31, 2011.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated fair value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.14. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Sale or Disposition of Properties

Our Board of Directors will determine whether a particular property should be sold or otherwise disposed of after considering the relevant factors, including performance or projected performance of the property and market conditions, with a view toward achieving our principal investment objectives.

We currently intend to hold our properties for seven to ten years prior to selling them. After seven to ten years, our Board of Directors may decide to liquidate us, list our shares on a national stock exchange (New York Stock Exchange or NASDAQ, in each case if we meet the applicable listing requirements), sell our properties individually or merge or otherwise consolidate us with a publicly-traded REIT. Alternatively, we may merge with, or otherwise be acquired by, our sponsor or its affiliates. We may, however, sell properties prior to such time and if so, we may invest the proceeds from any sale, financing, refinancing or other disposition of our properties into additional properties. Alternatively, we may use these proceeds to fund maintenance or repair of existing properties or to increase reserves for such purposes. We may choose to reinvest the proceeds from the sale, financing and refinancing of our properties to increase our real estate assets and our net income. Notwithstanding this policy, the Board of Directors, in its discretion, may distribute all or part of the proceeds from the sale, financing, refinancing or other disposition of all or any of our properties to our stockholders. In determining whether to distribute these proceeds to stockholders, the Board of Directors will consider, among other factors, the desirability of properties available for purchase, real estate market conditions, the likelihood of the listing of our shares on a national securities exchange or including the shares for quotation on a national market system and compliance with the applicable requirements under U.S. federal income tax laws.

When we sell a property, we intend to obtain an all-cash sale price. However, we may take a purchase money obligation secured by a mortgage on the property as partial payment, and there are no limitations or restrictions on our ability to take such purchase money obligations. The terms of payment to us will be affected by custom in the area in which the property being sold is located and the then prevailing economic conditions. If we receive notes and other property instead of cash from sales, these proceeds, other than any interest payable on these proceeds, will not be available for distributions until and to the extent the notes or other property are actually paid, sold, refinanced or otherwise disposed. Therefore, the distribution of the proceeds of a sale to the stockholders may be delayed until that time. In these cases, we will receive payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. See “Material U.S. Federal Income Tax Considerations.”

We cannot assure you that we will attain any of our objectives. If we have not facilitated liquidity in seven to ten years, we intend to start selling our properties and other assets, either on a portfolio basis or individually, or engage in another transaction approved by the Board of Directors, market conditions permitting, unless the directors (including a majority of the independent directors) determine that, in light of our expected life at any given time, it is in the best interest of the stockholders to reinvest proceeds from property sales or refinancings. In making the decision to apply for listing of the shares or providing other forms of liquidity, the Board of Directors will try to determine whether listing the shares or liquidating will result in greater value for the stockholders. It cannot be determined at this time the circumstances, if any, under which the directors will agree to list the shares. Even if liquidity has not been facilitated, we are under no obligation to liquidate our portfolio within this period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and U.S. federal income tax effects on stockholders which may prevail in the future. Furthermore, there can be no assurance that we will be able to liquidate our portfolio and it should be noted that we will continue in existence until all properties are sold and our other assets are liquidated. Alternatively, as discussed above, we may merge with, or otherwise be acquired by, our sponsor or its affiliates. The independent directors shall review our investment objectives and strategies at least annually, and with sufficient frequency to determine that such objectives and strategies are in the best interests of our stockholders.

Liquidation, Listing or Merger

We anticipate that within seven to ten years after the net proceeds of this offering are fully invested, our Board of Directors will determine whether to:

•	apply to have our shares of common stock listed for trading on a national securities exchange, provided we meet the then applicable listing requirements;
•	sell our assets individually or otherwise;
•	list our shares of common stock at a future date;
•	commence the liquidation of our assets by a specified date; or
•	merge or otherwise consolidate us with a publicly traded REIT.

Many REITs that are listed on a national stock exchange are considered “self-administered,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-administered, like us, typically engage a third party, such as our advisor and Property Managers, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-administered, the advisory agreement permits us to acquire the business conducted by the advisor (including all of its assets). See “Conflicts of Interest.”

If our shares of common stock are listed for trading on a national securities exchange (New York Stock Exchange or NASDAQ), we anticipate that we will acquire our advisor and become self-administered. The compensation paid to our advisor likely will be paid in the form of an interest bearing promissory note that will be repaid from the net sale proceeds of each of our investments after the date of the termination or listing, although we may pay this compensation with cash or shares of our common stock, or any combination of the foregoing. At the time of such listing, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. As the parent of our advisor and thus the recipient of such shares, our sponsor has an incentive to direct the advisor to effect such listing. “See Management — Our Advisory Agreement — Potential Acquisition of Advisor.” In connection with any such acquisition, to assist in the process, a special committee of our independent directors will be formed and will retain a recognized financial advisor or institution providing valuation services to serve as the committee’s financial advisor. The financial advisor will be required to render an opinion to the special committee with respect to the fairness to our stockholders from a financial point of view of the consideration paid in such acquisition of our advisor and Property Managers.

If our shares of common stock are not listed for trading on a national securities exchange by the tenth anniversary of the completion of our initial public offering, our Board of Directors must either (a) adopt a resolution that (i) proposes an extension or elimination of this deadline by amendment to our charter, (ii) declares that such amendment is advisable and (iii) directs that the proposed amendment be submitted for consideration at a stockholder meeting, or (b) adopt a resolution that declares that a proposed liquidation and dissolution is advisable and mandates submission of the proposed plan of liquidation for consideration at a stockholder meeting. If our stockholders do not approve the amendment extending or eliminating the deadline for listing on a national exchange sought by our Board of Directors, then our Board of Directors shall propose the plan of liquidation described above to the stockholders. If our stockholders do not then approve the plan of liquidation, we shall continue our business. If our Board of Directors initially seeks the plan of liquidation and our stockholders do not approve the resolution, then our Board of Directors shall seek the charter amendment extending the ten-year deadline. If our stockholders do not then approve the amendment, we shall continue our business.

Alternatively, if we have not facilitated liquidity in our shares within seven to ten years after the net proceeds of this offering are fully invested, we may merge with, or otherwise be acquired by, our sponsor or its affiliates. We expect that in connection with such merger or acquisition transaction, our stockholders would receive cash or shares of a publicly traded company. The terms of such transaction must be approved by a special committee of our Board of Directors which will consist of our independent directors. Such merger or acquisition transaction would also require the affirmative vote of a majority of the votes entitled to be cast on the matter. To assist with this process, a special committee of our independent directors will be formed and will retain a recognized financial advisor or institution providing valuation services to serve as its financial advisor. The financial advisor will be required to render an opinion to the special committee with respect to the fairness to our stockholders from a financial point of view of the consideration to be paid in the merger or acquisition transaction.

Other Policies

Money Market Investments

Pending the purchase of other permitted investments, or to provide the reserve described below, we will temporarily invest in one or more unaffiliated money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments. We intend to hold substantially all funds, pending our investment in real estate or real estated-related assets, in assets which will allow us to continue to qualify as a REIT. These investments will be highly liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests.”

Reserves

A portion of the proceeds of this offering will be reserved to meet working capital needs and contingencies associated with our operations. We will initially allocate not less than 0.5% of the proceeds of the offering to our working capital reserve to provide for our anticipated obligations, including the payment of property taxes, insurance, improvements and maintenance costs associated with real estate held by us, and the payment of our other expenses. In addition, we may hold cash in reserve in order to maintain liquidity to take advantage of investment opportunities. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties.

Purchase Options

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for the option, if any, usually would be surrendered if the property was not purchased and normally would be credited against the purchase price if the property was purchased. See “Real Property Investments — General” for a detailed description of the types of properties we may invest in.

Appraisals

To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors. In addition, the advisor may purchase on our account, without the prior approval of the Board of Directors, properties whose purchase price is less than $15,000,000, if the following conditions are satisfied:

•	The investment in the property would not, if consummated, violate our investment guidelines;
•	The investment in the property would not, if consummated, violate any restrictions on indebtedness; and
•	The consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor and acceptable to the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Environmental Matters

We will not close the acquisition of any property unless and until we obtain an environmental assessment (generally a minimum of a Phase I environmental assessment (defined below)) for each property acquired and are generally satisfied with the environmental status of the property. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral.

Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. Liability for the cost of remediating releases of toxic or hazardous substances or petroleum products may adversely affect our cash flow available for distribution. Such liabilities may not be dischargeable in bankruptcy and may under some environmental laws result in a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Statutes of limitations applicable to liabilities arising from releases of hazardous or toxic substances or petroleum products generally are not based on the time of disposal. In connection with our acquisition, ownership and operation of residential properties we may be potentially liable for such costs.

Although we may require the seller of a property to provide a current Phase I environmental assessment and, if necessary, a Phase II environmental assessment, and we may also choose to obtain these reports ourselves, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities. An environmental assessment, in accordance with the accepted ASTM E1527-05 standard and commonly known as a Phase I environmental assessment, basically consists of a visual survey of the building, the property and neighboring properties, reviews of historic reports, regulatory database reviews and interviews of prior and neighboring owners and operators in an attempt to assess surface conditions or activities that may have an adverse environmental impact on the property and to identify areas of known or potential environmental concerns at or in the vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property. If, however, a Phase I environmental assessment identifies an environmental concern and recommends further investigation of such a concern, such as with a Phase II environmental assessment consisting of, among other things, sampling and testing of soil, ground water or building materials, such an investigation would be conducted at the property.

Insurance Coverage on Properties

We will carry comprehensive general liability coverage and umbrella liability coverage on all of our properties with limits of liability which we deem adequate to insure against liability claims and provide for the costs of defense. Similarly, we are insured against the risk of direct physical damage in amounts we estimate to be adequate to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the rehabilitation period. We intend to obtain earthquake, mold and terrorism coverage, if deemed necessary, if such coverage is available in the marketplace at terms and costs which are commercially reasonable. These coverages are currently excluded by insurance companies in standard policies. Some, but not all insurance companies, may be willing to make this coverage available for a significantly increased premium. To the extent we decide to obtain such coverage or are required to do so in connection with financings, it could increase our cost of operations.

In December 2007, the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) was enacted into law. TRIPRA extends the U.S. federal terrorism insurance backstop through 2014. TRIPRA was adopted to ensure affordable terrorism insurance to commercial insureds, including real estate investment trusts. Its extension should increase availability of terrorism insurance coverage on our properties through 2014, and thus mitigate certain of the risks and concerns outlined in the sections of our prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market — Insurance Risks” and “Real Property Investments — Insurance Coverage on Properties.”

Return of Uninvested Proceeds

All subscription payments were initially deposited in an escrow account. Upon achievement of our minimum offering, we returned all interest earned on subscription payments prior to achieving the minimum offering and completing our initial issuance of shares to subscribers. In addition, any of the proceeds of this offering allocable to investments in real property which are not invested in real property or committed for investment prior to the earlier of 36 months from the original effective date of this prospectus or 36 months from the termination of the offering will be distributed to the stockholders without interest. All funds we receive out of the escrow account (except for interest payable to you under the circumstances described above) will be available for our general use from the time we receive them until expiration of the period discussed in the prior sentence. In addition to using these funds for investments in real property, we may use these funds to:

•	fund expenses incurred to operate the properties which have been acquired;
•	reimburse the advisor for our expenses, to the extent allowable under the advisory agreement;
•	pay the advisor its compensation under the advisory agreement; and
•	pay our Property Managers or unaffiliated third party property managers their property management fees under the management agreements.

See “Estimated Use of Proceeds” and “Plan of Distribution — Escrow Conditions.” We will not segregate these funds separate from our other funds pending investment, and interest will be payable to the stockholders if uninvested funds are returned to them.

Issuance of Securities

Subject to applicable law, our Board of Directors has the authority, without further stockholder approval, to issue additional authorized common stock and/or preferred stock or otherwise raise capital in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property and/or as consideration for acquisitions. Existing stockholders will have no preemptive right to additional shares issued in any future offering or other issuance of our capital stock, and any offering or issuance may cause a dilution of your investment. In addition, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares. See “Description of Shares.” We may in the future issue common stock or preferred stock in connection with acquisitions, including issuing common stock or preferred stock in exchange for property. We also may issue units of partnership interest in our Operating Partnership in connection with acquisitions of property or other assets or entities. Although we are authorized to issue senior securities, we have no current plans to do so. See “Description of Securities — Preferred Stock,” “Issuance of Additional Securities and Debt Instruments,” and “Restrictions on Issuance of Securities.”

Specific Investments

Participation in Acquisition of CMBS Bonds

During November 2009, we participated in the acquisition of two CMBS bonds with face values of approximately $16.6 million and $13.6 million. The bonds acquired were financed with $25.7 million of TALF financing with an interest rate of 2.72% per annum and cash of $5.2 million. Our share of the $5.2 million cash invested was $1.7 million. The face values of the bonds are held as collateral against the TALF loans. The bonds accrued interest at a coupon rate of 5.67% and 5.61% per annum, respectively; had a weighted average life of 2.5 years, providing net yields after fees of 15.07% and 13.48%. The $16.6 million face value bond was rated AAA by Moody’s and Standard & Poor’s and the $13.6 million face value bond was rated AAA by Moody’s and Fitch. In connection with this transaction, our advisor charged an acquisition fee of approximately $16,000. On October 28, 2010, the CMBS bonds were sold and we received net cash proceeds of approximately $1.9 million.

Acquisition of a Mortgage Loan Secured by Fairfield Inn located in East Rutherford, New Jersey

On June 29, 2010, we, through our Operating Partnership, entered into an Assignment and Assumption Agreement (the “Assignment”) with Citigroup Global Markets Realty Corp. (the “Seller”). Under the terms of the Assignment, our Operating Partnership purchased from the Seller a fixed-rate, nonrecourse mortgage note (the “Loan”) for $7.9 million, with an estimated loan-to-value ratio at that date of 56.6% based on our internal valuation of the underlying hotel property (see detailed discussion on the hotel property below). In addition, the Seller agreed to indemnify our Operating Partnership from all existing litigation as described below. Total legal and other closing costs of the Assignment were approximately $88,407, including an acquisition fee equal to 0.95% of the purchase price, or approximately $74,600, payable to our advisor. As a result of the Assignment, our Operating Partnership assumed all rights and obligations, with the exception of the existing litigation, in connection with the Loan, and became the lender under the Loan.

The Loan was originated by the Seller in August 2007 with an original principal balance of $18.7 million, and is collateralized by a limited service hotel located in East Rutherford, NJ. The Loan bears an interest of 5.916% per annum, with interest-only payments through September 6, 2009 and monthly principal and interest payment of $110,960 thereafter through maturity. The Loan was scheduled to mature in September 2017 under its original term, and has been in default since February 2009. The existing borrower has initiated on-going litigation against the Seller in connection with its borrowings from the Seller, including the Loan. We initially recorded the Loan as a mortgage loan receivable at $7.9 million, net of a discount of $10.8 million, on our consolidated balance sheet. As the Loan is in default, we are not amortizing the discount as we intend in the future to either foreclose on the underlying property in order to take ownership of the property or negotiate a transfer of ownership with the existing borrower. We may incur additional fees at an estimated amount of approximately $0.5 million in the future associated with taking ownership of the property. If we take over the ownership of the property, we intend to invest an additional $0.9 million in the property, including approximately $0.7 million to perform renovation upgrades to the rooms within the hotel.

The borrower under the loan agreement is required to transfer any excess cash to us on a monthly basis. We first will apply the excess cash to required funding for taxes and insurance and other escrow related disbursements and any remaining cash will be applied to outstanding principal and the excess, if any, will be recognized as interest income. At the date of the acquisition of the Loan, escrow deposits of $0.3 million held by the Seller were transferred to us. The escrow deposits were $1.1 million as of December 31, 2010 and are recorded on the consolidated balance sheet as restricted escrows. We have also recorded an offsetting liability for these disbursements in the consolidated balance sheet within accounts payable and other accrued expenses. Additionally, during the year ended December 31, 2010, we applied $0.8 million of excess cash received to outstanding principal. As of December 31, 2010, the balance of the mortgage loan receivable was $7.1 million on our consolidated balance sheet.

The hotel is a limited service hotel currently operating as a Fairfield Inn (the “Fairfield Inn”) under a Marriot Franchise Agreement with a 10-year term expiring on August 31, 2017. Located at 850 Paterson Plank Road in East Rutherford, NJ, the Fairfield Inn is in immediate proximity to Teterboro Airport and Meadowlands Sports Complex, seven miles west of New York City and fifteen miles from Newark International Airport.

The Fairfield Inn was opened in 1997 and renovated during 2007. The Fairfield Inn currently has 141 rooms including 39 king guestrooms, 89 double/double guestrooms, 9 double rooms, and 4 suites. The average occupancy rate, average daily rate (“ADR”) and average revenue per available room (“RevPAR”) for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Year ended December 31, 2010	69.7%	$95.03	$66.26
Year ended December 31, 2009	69.0%	$92.86	$64.05
Year ended December 31, 2008	76.7%	$113.16	$86.77
Year ended December 31, 2007	81.3%	$109.93	$89.37
Year ended December 31, 2006	80.0%	$102.48	$81.92

We believe that the existing borrowers maintain adequate insurance on the Fairfield Inn.

We believe the underlying hotel property is well located, has acceptable roadway access and is well maintained. The underlying property is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

Sponsor’s Contribution of Equity Interests in Brownmill

Lightstone SLP II LLC, a subsidiary majority owned and controlled by The Lightstone Group, our sponsor, through an agreement with us and our Operating Partnership, committed to purchase subordinated profits interests of our Operating Partnership on a semiannual basis, beginning with the quarter ended June 30, 2010, at a price of $100,000 for each $1,000,000 in subscriptions that we accepted as part of our stock offering until the earlier of (i) we achieve the maximum offering or (ii) the offering expires on February 17, 2012. Our sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value.

On June 30, 2010, through our Operating Partnership, we entered into a Contribution Agreement with Lightstone Holdings LLC (“LGH”), a wholly-owned subsidiary of our sponsor, pursuant to which LGH contributed to our Operating Partnership a 26.25% equity interest in Brownmill in order to fulfill our sponsor’s commitment as described above. In exchange, our Operating Partnership issued 25 units of subordinated profits interests, at $100,000 per unit (at total value of approximately $2.5 million), to Lightstone SLP II LLC. Brownmill’s 100% gross value was valued at approximately $31.8 million of which $9.5 million was in the form of equity and $22.3 million was in the form of mortgage indebtedness as described below. The value of our interest in Brownmill was approximately $8.4 million of which $2.5 million was in the form of equity and $5.9 million was in the form of mortgage indebtedness. Our Board of Directors, including all independent directors, in part, relied upon an opinion from an independent third party in arriving at the value of our interest in Brownmill.

On December 29, 2010, through our Operating Partnership, we entered into another contribution agreement with LGH, pursuant to which LGH contributed to our Operating Partnership an additional equity interest of 8.163% in Brownmill in order to fulfill our sponsor’s commitment for the quarter ended December 31, 2010. In exchange, the Operating Partnership issued 8 units of subordinated profits interests, at $100,000 per unit (at a total value of approximately $0.8 million), to Lightstone SLP II LLC. As a result, the Company has an aggregate 34.413% equity interest in Brownmill as of December 31, 2010.

The capitalization rate for the Brownmill equity contribution was 7.3%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income is determined using the projected or budgeted net operating income of the property based upon then-current projections. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Our interest in Brownmill is a non-managing interest. All distributions from Brownmill will be made on a pro rata basis in proportion to each member’s equity interest percentage. We account for our ownership interest in Brownmill under the equity method of accounting and therefore, record our allocated earnings based on our equity interest percentage.

Brownmill Property Information

Brownmill includes two retail properties known as Browntown Shopping Center (“Browntown”) and Millburn Mall (“Millburn”) (collectively, the “Brownmill Properties”), which are located in Old Bridge, NJ and Vauxhall, NJ, respectively. These properties were built in 1962, and Browntown was recently renovated in 2008 and Millburn was renovated in 2006. The renovations included complete facades, parking lots and lighting as well as landscaping. Browntown and Millburn represent 84,851 square feet and 71,151 square feet of total gross leasable area, respectively, which include retail as well as office space. The Browntown center is in a highly visible location on Route 516 in Old Bridge, NJ, approximately one mile from US Route 9, a major north-south connector along the New Jersey shore. Old Bridge is 35 miles southwest of New York City. The Millburn center is half a mile from Interstate 78 on Vauxhill Road in

Vauxhill, NJ. Vauxhill is 16 miles west of New York City. We believe the properties are well located and suitable to be used as retail shopping malls. Browntown and Millburn were 83% and 99% occupied, respectively, as of December 31, 2010.

As of December 31, 2010, Walgreen, Club Metro USA and Staples occupy approximately 33%, 15% and 15%, respectively, of the combined permanently leased square footage of the Brownmill Properties, and the name, business type, primary lease terms and certain other information of the top five tenants as of December 31, 2010 are set forth in the following table:

Name of Tenant	Business Type	Square Feet Leased	Percentage of Leasable Space	Lease Expiration	Party with Renewal Rights
Walgreen Eastern Company	Retailer	39,748	33%	July 2027 and May 2015	Tenant
Club Metro USA	Fitness Gym	20,744	15%	March 2021	Tenant
Staples	Office Supply	20,700	15%	March 2017	Tenant
ERA Design Real Estate	Real Estate Designer	3,000	2%	December 2010	None
US Dollar Store	Retailer	3,000	2%	February 2014	None

All of the leased space is commercial with leases ranging from an initial term of one year to seventeen years. The annual average percentage occupancy rate and the average effective net annual rental revenue per square foot for the last five years at the Brownmill Properties are as follows:

Period	Annual Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
Year ended December 31, 2010	79.5%	$20.82
Year ended December 31, 2009	75.5%	$20.80
Year ended December 31, 2008	90.7%	$17.81
Year ended December 31, 2007	90.4%	$16.12
Year ended December 31, 2006	88.7%	$16.27

The existing leases of the Brownmill Properties will expire as follows:

Year	Number of Expiring Leases	Total Square Feet Leased	Aggregate Annual Rental	Percentage of Gross Annual Rental
2011	3	1,781	$36,804	1%
2012	3	4,118	61,728	3%
2013	7	11,084	302,333	12%
2014	6	6,414	96,098	4%
2015	5	22,080	385,609	16%
2016	2	3,100	85,708	3%
2017	3	24,200	485,733	20%
2018	5	10,198	218,786	9%
2019	2	3,108	95,447	4%
2020	1	1,741	31,338	1%
Subtotal	37	98,047	1,987,129	73%
Thereafter	3	42,436	657,558	27%
Total	40	140,483	$2,457,143	100%

The Brownmill Properties are depreciated for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of up to 39 years.

The aggregate realty taxes paid on the Brownmill Properties for the fiscal year ended December 31, 2010 were $0.5 million. Browntown and Millburn were subject to a tax rate of 4.28% and 15.89%, respectively.

We believe that the Brownmill Properties are adequately insured.

We believe the underlying properties are well located, have acceptable roadway access and are well maintained. The underlying properties are subject to competition from similar properties within their respective market areas, and the economic performance of one or more of the underlying properties could be affected by changes in local economic conditions. General competitive conditions affecting the Brownmill Properties include those identified in the section of our Prospectus captioned “Competition.” Other risks associated with the Properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

The Loan

The Brownmill Properties are subject to a mortgage loan with an original principal amount of $23.8 million cross collateralized by the Brownmill Properties (the “Brownmill Loan”). As our investment in Brownmill is accounted for as an investment under the equity method of accounting, the Brownmill Loan is not reflected in our consolidated balance sheet. The Brownmill Loan has a 10-year term and provides for monthly principal and interest payments of $133,051 through its maturity date on October 8, 2015. The Brownmill Loan bears a fixed interest rate of 5.36%. The aggregate outstanding balance of the Brownmill Loan was $22.0 million as of December 31, 2010, $19.8 million of which will be due upon maturity assuming no prior principal prepayment.

Trade Name of Property	Location of Property	Monthly Base Rent as of December 31, 2010	Loan Balance at December 31, 2010(1)	Loan Interest Rate	Loan Maturity	Property Management Agent(2)	Annual Property Management Fee
Browntown Shopping Center	Old Bridge, NJ	$85,846	$11,000,267	5.36%	October 2015	Beacon Property Management	4% of Gross Rental Revenue
Millburn Mall	Vauxhall, NJ	$139,127	$11,000,267	5.36%	October 2015	Beacon Property Management	4% of Gross Rental Revenue

(1)	The Brownmill Properties are cross-collateralized by the same loan.
(2)	Each of the properties is operated under a management agreement with Beacon Property Management, LLC, a subsidiary of our sponsor and an affiliate of our advisor.

Acquisition of a TownePlace Suites Hotel located in Harahan, Louisiana

On January 19, 2011, we, through LVP Metairie JV, LLC (“LVP Metairie JV”), a joint venture subsidiary of our Operating Partnership, completed the acquisition of a 95% ownership interest in a four-story, limited service extended-stay hotel located in Harahan, Louisiana (“TownePlace Suites Hotel”) from Citrus Suites, LLC (the “Seller”). The remaining 5% ownership interest was acquired by TPS Metairie, LLC, an unrelated third party. The TownePlace Suites Hotel, which has immediate access to the New Orleans Airport, will operate as a “TownePlace Suites” pursuant to a Relicensing Franchise Agreement (“Franchise Agreement”) with Marriott International, Inc. (“Marriott”). The Seller was not affiliated with us or our affiliates.

The aggregate purchase price for the TownePlace Suites Hotel was approximately $12.2 million, inclusive of closing and other transaction-related costs. Additionally, in connection with the acquisition, our advisor received an acquisition fee of $0.1 million which was equal to 0.95% of the Company’s proportionate share of the total contract price of $12.0 million, or $11.4 million. The acquisition was funded with offering proceeds from the sale of our common stock.

We have established a TRS, LVP Metairie Holding Corp. (“LVP Metairie Holding”), which has entered into an operating lease agreement for the TownePlace Suites Hotel. LVP Metairie Holding has also entered into management agreement (the “TownePlace Suites Management Agreement”) with Trans Inns Management, Inc., an unrelated third party, for the management of the TownePlace Suites Hotel, and the Franchise Agreement with Marriott. The Towne Place Suites Management Agreement, which has an initial term of one-year commencing on January 19, 2011, provides for (i) monthly base management fees equal to

5% of gross revenues, as defined and (ii) certain incentive fees. The TownePlace Suites Management Agreement provides for nine additional one-year extensions and may be terminated with no less than 90-days written notice, by either party, in advance of the anniversary date.

The capitalization rate for the TownePlace Suites Hotel as of the closing of the acquisition was 10.7%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income is determined using the projected or budgeted net operating income of the property based upon then-current projections. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Our interest in TownePlace Suites Hotel is a managing interest. Generally, quarterly distributions from TownePlace Suites Hotel will be made, beginning on May 10, 2011, (i) initially, to us and TPS Metairie, LLC on a pro rata basis in proportion to each member’s equity interest percentage until an annualized preferred return of 12% is achieved on their invested capital and (ii) thereafter, 85% to us and TPS Metairie, LLC pro rata in accordance with their respective ownership interest and 15% to the Sherman Family Trust, an unrelated third party. We will consolidate the operating results and financial condition of TownePlace Suites Hotel and account for the ownership interest of TPS Metairie, LLC and any allocations of earnings and distributions to the Sherman Family Trust as noncontrolling interests.

The TownePlace Suites Hotel was opened in 2000 and renovated during 2008. The TownePlace Suites Hotel currently has 125 rooms including 97 studio suites, 22 two-bedroom suites, and 6 one-bedroom suites. The average occupancy rate, ADR and RevPAR for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Year ended December 31, 2010	68.0%	$101.92	$69.35
Year ended December 31, 2009	64.2%	$95.40	$61.26
Year ended December 31, 2008	72.9%	$106.32	$77.52
Year ended December 31, 2007	70.2%	$110.31	$77.41
Year ended December 31, 2006	88.5%	$103.08	$91.20

The TownePlace Suites Hotel will be depreciated for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of up to 39 years.

The aggregate realty taxes paid on the TownePlace Suites Hotel for the fiscal year ended December 31, 2010 were approximately $0.1 million

The joint venture does not intend to make significant renovations or improvements to the TownePlace Suites Hotel. Management of the Company believes that the TownePlace Suites Hotel is adequately insured.

We believe the TownePlace Suites Hotel is well located, has acceptable roadway access and is well maintained. The TownePlace Suites Hotel is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

General competitive conditions affecting the TownePlace Suites Hotel include those identified in the section of our Prospectus captioned “Competition.” Other risks associated with the Properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Participation in Acquisition of CP Boston Property

On February 17, 2011, our sponsor and advisor, the Lightstone Group (the “Buyer”), made a successful auction bid to acquire a 366-room, eight-story, full-service hotel (the “Hotel”) and a 65,000 square foot water park (the “Water Park”), collectively, the “CP Boston Property”, located at 50 Ferncroft Road, Danvers, Massachusetts (part of the Boston “Metropolitan Statistical Area”) from WPH Boston, LLC (the “Seller”) for an aggregate purchase price of approximately $10.1 million, excluding closing and other related transaction costs. Pursuant to the terms of the Agreement of Purchase and Sale and Joint Escrow Instructions (the “PSA”)

dated February 17, 2011, between the Buyer and the Seller, the Buyer made an earnest money deposit of approximately $1.0 million on February 18, 2011 representing 10% of the aggregate purchase price.

The CP Boston Property, which encompasses 26 acres, is conveniently located 20 miles north of Boston’s Logan Airport and 22 miles north of Boston’s “Central Business District”. The Hotel was originally built in 1978 and further expanded in 1982 to its current 366 rooms (167 king bedrooms, 199 double bedrooms and 12 suites). Hotel amenities include: room service dining, restaurants and a lounge, a health & fitness center, spa facilities, housekeeping and laundry services, a business center, game room, a gift shop, and 37,000 square feet of meeting room and ballroom space. The Hotel currently operates under the “Crowne Plaza” flag pursuant to an existing franchise agreement with InterContinental Hotel Groups. The Water Park, which opened in 2008, features 65,000 square feet of indoor water park activities, dining and entertainment options. The Water Park currently operates as a CoCo Key Water Resort under an existing trademark license agreement with WPH CoCo Key, LLC.

On March 4, 2011, the Buyer offered us and its other sponsored public program, Lightstone I, through their respective operating partnerships, the opportunity to purchase, at cost, joint venture ownership interests in LVP CP Boston Holdings, LLC (“the CP Boston Joint Venture”) which will acquire the CP Boston Property through LVP CP Boston, LLC (“LVP CP Boston”), a wholly owned subsidiary, subject to the Buyer obtaining the Seller’s consent which was obtained on March 21, 2011. Our Board of Directors and Lightstone I’s Board of Directors approved 20% and 80% participations, respectively, in the CP Boston Joint Venture.

On March 21, 2011, the CP Boston Joint Venture closed on the acquisition of the CP Boston Property and our share of the aggregate purchase price was approximately $2.0 million. Additionally, in connection with the acquisition, our advisor received an acquisition fee equal to 0.95% of our share of the acquisition price, or approximately $19,102. Our portion of the acquisition was funded with offering proceeds from the sale of our common stock.

The CP Boston Joint Venture established a taxable subsidiary, LVP CP Boston Holding Corp., with whom LVP CP Boston, as the landlord, has entered into an operating lease agreement for the CP Boston Property. At closing, LVP CP Boston Holding Corp. also entered into an interim management agreement (the “Interim Management Agreement”) with Sage Client 289, LLC (“Sage), an unrelated third party, for the management of the CP Boston Property. The Interim Management Agreement, which has a term of six-months, but may be earlier terminated with 30-days prior written notice, provides for monthly base management fees equal to 3.5% of gross revenues, as defined.

The CP Boston Property was purchased “as is”, “where is” and it is currently expected that approximately $10.0 million, of which our share is approximately $2.0 million, of additional renovations and improvements will be funded proportionately by the owners of the CP Boston Joint Venture over the next 12 to 24 months. Management of the Company believes the CP Boston Property is adequately insured.

The Seller was not affiliated with us or our affiliates.

The capitalization rate for the CP Boston Transaction as of the closing of the acquisition was 9.0%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income is determined using the projected or budgeted net operating income of the property based upon then-current projections. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Our interest in the CP Boston Property is a non-managing interest. All distributions from the CP Boston Property will be made on a pro rata basis in proportion to each member’s equity interest percentage. We will account for our ownership interest in the CP Boston Property under the equity method of accounting and therefore, record our allocated earnings based on our equity interest percentage.

The average occupancy rate, ADR and RevPAR for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Year ended December 31, 2010	49.8%	$94.68	$50.75
Year ended December 31, 2009	51.4%	$89.80	$46.15
Year ended December 31, 2008	57.9%	$90.68	$52.49
Year ended December 31, 2007	44.0%	$91.21	$40.15
Year ended December 31, 2006	42.2%	$87.95	$37.09

The CP Boston Property will be depreciated for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of up to 39 years.

The aggregate realty taxes paid on the CP Boston Property for the fiscal year ended December 31, 2010 were approximately $0.5 million

We believe the CP Boston Property is an underperforming, well located property with acceptable roadway access and it is likely to experience increases in average occupancy and average RevPAR after the aforementioned expected investment for renovations and improvements. The CP Boston Property is subject to competition from similar properties within its market area, and its economic performance could be affected by changes in local economic conditions.

General competitive conditions affecting the CP Boston Property include those identified in the section of our Prospectus captioned “Competition.” Other risks associated with the Properties are identified in the section of our Prospectus captioned “Risk Factors — Risks Associated with our Properties and the Market.”

Option Agreement to Acquire an Interest in Festival Bay Mall

On December 8, 2010, FB Orlando Acquisition Company, LLC (the “Owner”), a previously wholly owned entity of David Lichtenstein (“Lichtenstein”), who does business as the Lightstone Group and is the sponsor of the Company, acquired Festival Bay Mall (the “Property”) for cash consideration of approximately $25.0 million (the “Contract Price”) from BT Orlando LP, an unrelated third party seller. Ownership of the Owner will be transferred to the A.S. Holdings LLC (“A.S. Holdings”), a wholly-owned entity of Lichtenstein, on or about June 4, 2011 (the “Transfer Date”) pursuant to the terms of a transfer and exchange agreement between various entities, including a qualified intermediary.

On March 4, 2011, the Company, through Lightstone Value Plus REIT II LP, its operating partnership (the “Operating Partnership”), entered into an agreement with A.S. Holdings, providing the Operating Partnership an option to acquire a membership interest of up to 10% in A.S. Holdings. The option is exercisable in whole or in part, up to two times, by the Operating Partnership at any time, but in no event later than June 30, 2012. Although the option may be exercised immediately, if it is exercised in whole or in part before the Transfer Date, the closing on the acquisition of the applicable membership interests in A.S. Holdings will occur within 10 business days after the Transfer Date. There can be no assurance that the Company will elect to exercise its option, in whole or in part, to purchase up to a 10% ownership interest in Festival Bay Mall.

The Property, which opened in 2003, consists of an approximately 751,000 square foot enclosed mall situated on 139 acres of land located at 5250 International Drive in Orlando close to the convergence of I-4 and the Florida Turnpike. The Property was built as a hybrid retail center with entertainment, destination retail and traditional in-line mall tenants and its current anchor tenants include Bass Pro Shops Outdoor World, Ron Jon Surf Shop, Shepler’s Western Wear and Cinemark 20 Theatres. As of December 31, 2010, the Property was approximately 66% occupied. Concurrent with the closing of the acquisition, management of the Property was assumed by Paragon Retail Property Management LLC (“Paragon”), an affiliate of the Company’s sponsor. Paragon is currently evaluating redevelopment opportunities for the Property.

As of December 31, 2010, Bass Pro Shops Outdoor World and Cinemark 20 Theatres occupied approximately 20% and 11%, respectively, of the leasable square footage of the Festival Bay Mall, and the name, business type, primary lease terms and certain other information of the top five tenants as of December 31, 2010 are set forth in the following table:

Name of Tenant	Business Type	Square Feet Leased	Percentage of Leasable Space	Lease Expiration	Party with Renewal Rights
Bass Pro Outdoor Shops Outdoor World	Sporting Goods	39,748	20%	May 2020	Tenant
Cinemark 20 Theatres	Theater	20,700	11%	December 2019	Tenant
Vans	Skate Park and Skate Shop	3,000	7%	January 2012	Tenant
Shepler’s Western Wear	Clothing Retailer	3,000	5%	April 2013	Tenant
Ron Jon Surf Shop	Water Sports and Clothing Retailer	20,000	3%	June 2013	Tenant

All of the leased space is commercial with leases ranging from an initial term of one year to twenty years. The annual average percentage occupancy rate and the average effective net annual rental revenue per square foot for the last five years at Festival Bay Mall are as follows:

Period	Average Occupancy Rate	Average Effective Annual Rental Per Square Foot
Year ended December 31, 2010	65.2%	$8.57
Year ended December 31, 2009	67.2%	$8.66
Year ended December 31, 2008	75.7%	$9.00
Year ended December 31, 2007	75.5%	$9.07
Year ended December 31, 2006	71.9%	$9.30

The existing leases of Festival Bay Mall will expire as follows:

Year	Number of Expiring Leases	Total Square Feet Leased	Aggregate Annual Rental	Percentage of Gross Annual Rental
2011	1	6,100	$4,106,624	17%
2012	3	51,689	3,863,552	16%
2013	10	76,505	3,309,583	13%
2014	5	24,786	2,425,738	10%
2015	4	7,715	2,340,266	9%
2016	—	—	2,311,529	9%
2017	3	22,335	2,283,311	9%
2018	10	20,395	1,871,254	8%
2019	5	91,069	1,847,256	7%
2020	4	153,000	468,750	2%
Total	31	453,594	$24,827,863	100%

The aggregate realty taxes paid on Festival Bay Mall for the fiscal year ended December 31, 2010 was approximately $0.4 million.

CAPITALIZATION

The following table sets forth our historical capitalization as of December 31, 2010 and our pro forma capitalization as of that date as adjusted to give effect to the sale of the maximum offering as if 51,000,000 shares were sold, and the application of the estimated net proceeds from such sales as described in “Estimated Use of Proceeds.” The information set forth in the following table should be read in conjunction with our historical financial statements included elsewhere in this prospectus and the discussion set forth in “Management’s Discussion and Analysis of Our Financial Condition — Liquidity” and “— Capital Resources.”

	December 31, 2010 Historical	Maximum Offering
Stockholders’ Equity(1):
Preferred shares, $.01 par value, 10,000,000 authorized, none issued and outstanding	$—	$—
Common stock, $.01 par value, 100,000,000 authorized, 3,467,148 shares issued and outstanding historical	34,671	510,200
Additional paid-in capital	28,067,078	509,689,800
Subscription receivable	(366,052)	—
Accumulated distributions in excess of net loss	(2,817,359)	—
Total stockholders’ equity	22,331,579	510,200,000
Noncontrolling interests	3,301,783	2,000	(2)
Total capitalization	$28,220,121	$510,202,000

(1)	Does not include 200 shares of common stock reserved for issuance on exchange of 200 outstanding limited partnership units of the Operating Partnership, up to 6,500,000 shares of common stock available pursuant to our distribution reinvestment program, 75,000 shares of common stock that are reserved for issuance under our stock option plan or 255,000 shares reserved for issuance under our Employee and Director Incentive Restricted Share Plan. In addition, does not include the subordinated profits interests that our sponsor will receive from Lightstone Value Plus REIT II LP, our Operating Partnership, in exchange for agreeing to pay for all organization and other offering expenses of this offering, including dealer manager fees and selling commissions.
(2)	Includes the initial $2,000 from the capital contribution of $2,000 by the advisor and does not include proceeds from the sale of subordinated profits interests to Lightstone SLP II LLC.

SELECTED FINANCIAL DATA

The following selected consolidated and combined financial data are qualified by reference to and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of and for the Years Ended December 31,		As of December 31, 2008 and for the Period April 28, 2008 (date of inception) through December 31,
	2010	2009	2008
Operating Data:
Revenues	$—	$—	$—
Net loss	$(780,488)	$(248,368)	$—
Less: net loss attributable to noncontrolling interest	$45	$42	$—
Net loss applicable to Company’s common shares	$(780,443)	$(248,326)	$—
Basic and diluted loss per Company’s common shares	$(0.31)	$(0.98)	$—
Total dividends declared	$1,631,413	$157,177	$—
Weighted average common shares outstanding – basic and diluted	2,539,994	254,632	—
Balance Sheet Data:
Total assets	$29,535,244	$10,395,455	$202,000
Long-term obligations	$—	$—	$—
Company’s stockholder’s equity	$24,918,338	$7,557,007	$200,000
Other financial data:
Funds from operations (FFO) attributable to Company’s common shares(1)	$(391,411)	$(248,326)	$—

(1)	We consider Funds from Operations, or FFO, a widely accepted and appropriate measure of performance for a REIT. FFO provides a non-GAAP supplemental measure to compare our performance and operations to other REIT’s. Due to certain unique operating characteristics of real estate companies, The National Association of Real Estate Investment Trusts, Inc. (NAREIT) has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustment for unconsolidated partnership and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition of computing FFO. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for reconciliation of FFO non-GAAP measurement to net loss applicable to common shares.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.

We believe that FFO is helpful to stockholders and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. By providing FFO, we present information that reflects how our management analyzes our long-term operating activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking statements are those that are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Some statements contained in this “Management’s Discussion and Analysis of Our Financial Condition and Results of Operation” and elsewhere in this prospectus constitute forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things:

•	our limited operating history;
•	your inability to review the assets that we will acquire with the net proceeds of this offering;
•	changes in interest rates;
•	potential impacts of our leveraging policies on our net income and cash available for distribution;
•	risks associated with borrowings secured by our properties;
•	competition for tenants and customers;
•	federal, state or local regulations;
•	adverse changes in general economic or local conditions;
•	competition for property acquisitions with third parties that have greater financial resources than ours;
•	inability of lessees to meet financial obligations;
•	uninsured losses;
•	risks of failing to maintain our qualification as a REIT; and
•	potential conflicts of interest between ourselves and our affiliates, including the advisor.

You should read the following discussion along with our financial statements and the related notes included in this prospectus.

Overview

Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Lightstone REIT” or “Company”) intends to acquire and operate commercial, residential and hospitality properties, principally in North America. Principally through the Lightstone Value Plus REIT II, LP, (the “Operating Partnership”), our acquisitions may include both portfolios and individual properties. We expect that our commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties and that our residential properties located either in or near major metropolitan areas.

Capital required for the purchase of real estate and real estate related investments will be obtained from the public offering of up to 51.0 million common shares for $10 per share, and from any indebtedness that we may incur in connection with the acquisition of any real estate and real estate related investments thereafter. A Registration Statement on Form S-11 covering our public offering was declared effective under the Securities Act of 1933 on February 17, 2009. The offering commenced on April 24, 2009 and will continue until the earlier of (i) we achieve the maximum offering or (ii) the offering expires on February 17, 2012. We are dependent upon the net proceeds from the Offering to conduct our proposed activities.

We do not have employees. We entered into an Advisory agreement dated February 17, 2009 with Lightstone Value Plus REIT II LLC, a Delaware limited liability company, which we refer to as the “Advisor,” pursuant to which the Advisor supervises and manages our day-to-day operations and selects our real estate and real estate related investments, subject to oversight by our Board of Directors. We pay the Advisor fees for services related to the investment and management of our assets, and we will reimburse the Advisor for certain expenses incurred on our behalf.

Acquisitions and Investment Strategy

We have made and intend to continue to make direct or indirect real estate investments that will satisfy our primary investment objectives of preserving capital, paying regular cash distributions and achieving appreciation of our assets over the long term. The ability of our Advisor to identify and execute investment opportunities at a pace consistent with the capital raised through our Offering will directly impact our financial performance.

Through our Operating Partnership, we will seek to acquire and operate commercial, residential, and hospitality properties, principally in North America. Our commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties. We may acquire and operate all such properties alone or jointly with another party. In addition, we may invest up to 20% of its net assets in collateralized debt obligations, commercial mortgage-backed securities (“CMBS”) and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which we may acquire directly.

The following summarizes the acquisitions and investments we have completed since our inception (see “Specific Investments” section appearing elsewhere in this prospectus for additional information):

Through December 31, 2010, our Operating Partnership acquired three real estate-related assets. During 2009, the Operating Partnership acquired for approximately $1.7 million a 32.42% Class D Member Interest in HG CMBS Finance, LLC (“HGF”), a real estate limited liability company that primarily invests in CMBS (see Note 4 of the Notes to Consolidated Financial Statements included elsewhere herein), which were sold by HGF during 2010. During 2010, we acquired a mortgage loan, which we believe to be fully collateralized by a limited service hotel, (see Note 4 of the Notes to Consolidated Financial Statements included elsewhere herein) and obtained an aggregate 34.413% equity interest in Brownmill LLC (“Brownmill”), which owns two retail properties (see Note 3 of the Notes to Consolidated Financial Statements included elsewhere herein.)

On January 19, 2011, we acquired a 95% joint venture interest in a 125-suite limited service extended-stay hotel located in Harahan, Louisiana from an unrelated third party for approximately $11.4 million. On March 21, 2011, we acquired a 20% joint venture interest in a 366-room, eight-story, full service hotel and 65,000 square foot water park located in Danvers, Massachusetts from an unrelated third-party for approximately $2.0 million.

Current Environment

Our operating results as well as our investment opportunities are impacted by the health of the North American economies. Our business and financial performance may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial markets volatility, and recession.

U.S. and global credit and equity markets have recently undergone significant disruption, making it difficult for many businesses to obtain financing on acceptable terms or at all. As a result of this disruption, in general there has been an increase in the costs associated with the borrowings and refinancing as well as limited availability of funds for refinancing. If these conditions continue or worsen, our cost of borrowing may increase and it may be more difficult to finance investment opportunities in the short term.

We are not aware of any other material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of real estate and real estate related investments, other than those referred to herein.

Portfolio Summary (as of December 31, 2010)

Retail	Location	Year Built	Leasable Square Feet	Percentage Occupied as of December 31, 2010	Annualized Revenues based on rents at December 31, 2010
Unconsolidated Affiliated Real Estate Entity:
Brownmill LLC (2 retail properties)(1)	Old Bridge and Vauxhall, New Jersey	1962	156,002	90.3%	$2,699,687

(1)	On June 30, 2010 our sponsor elected to contribute a 26.25% equity interest in Brownmill in exchange for 25 subordinated profits interests with an aggregate value of approximately $2.5 million. On December 30, 2010 our sponsor elected to contribute an additional 8.163% equity interest in Brownmill in exchange for 8 subordinated profits interests with an aggregate value of approximately $0.8 million. As a result, the Company has an aggregate 34.413% interest in Brownmill as of December 31, 2010. See Note 4 of the Notes to Consolidated Financial Statements included elsewhere herein.

Critical Accounting Estimates and Policies

General.

Our consolidated financial statements included in this annual report include our accounts and the Operating Partnership (over which we exercise financial and operating control). All inter-company balances and transactions have been eliminated in consolidation.

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our financial statements requires us to make estimates and judgments about the effects of matters or future events that are inherently uncertain. These estimates and judgments may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including contingencies and litigation. We base these estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

To assist in understanding our results of operations and financial position, we have identified our critical accounting policies and discussed them below. These accounting policies are most important to the portrayal of our results and financial position, either because of the significance of the financial statement items to which they relate or because they require management’s most difficult, subjective or complex judgments.

Revenue Recognition and Valuation of Related Receivables.

Our revenue, which will be comprised largely of rental income, will include rents that tenants pay in accordance with the terms of their respective leases reported on a straight-line basis over the initial term of the lease. Since our leases may provide for rental increases at specified intervals, straight-line basis accounting requires us to record as an asset, and include in revenue, unbilled rent that we only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Accordingly, we will determine, in our judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collection of unbilled rent with respect to any given tenant is in doubt, we will record an increase in our allowance for doubtful accounts or will record a direct write-off of the specific rent receivable, which will have an adverse effect on our net income for the year in which the allowance is increased or the direct write-off is recorded and decrease our total assets and stockholders’ equity.

In addition, we will defer the recognition of contingent rental income, such as percentage rents, until the specific target which triggers the contingent rental income is achieved. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred.

Investments in Real Estate.

We will record investments in real estate at cost and capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We will expense costs of repairs and maintenance as incurred. We will compute depreciation using the straight-line method over the estimated useful lives of our real estate assets, which will be approximately 39 years for buildings and improvements, 5 to 10 years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We will make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we will review the recoverability of the property’s carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. Our forecast of these cash flows considers factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, we will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.

We will make subjective assessments as to whether there are impairments in the values of our investments in real estate. We will evaluate our ability to collect both interest and principal related to any real estate related investments in which we may invest. If circumstances indicate that such investment is impaired, we will reduce the carrying value of the investment to its net realizable value. Such reduction in value will be reflected as a charge to operations in the period in which the determination is made.

Real Estate Purchase Price Allocation.

When we make an investment in real estate, the fair value of the real estate acquired will be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, and certain liabilities such as assumed debt and contingent liabilities, based in each case on their fair values. Purchase accounting will be applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions will be expensed as incurred within general and administrative costs within the consolidated statements of operations. Transaction costs incurred related to our investment in unconsolidated real estate entities, accounted for under the equity method of accounting, will be capitalized as part of the cost of the investment.

Upon acquisition of real estate operating properties, we will estimate the fair value of acquired tangible assets and identified intangible assets and liabilities, assumed debt and contingent liabilities at the date of acquisition, based upon an evaluation of information and estimates available at that date. Based on these estimates, we allocate the initial purchase price to the applicable assets, liabilities and noncontrolling interests, if any. As final information regarding fair value of the assets acquired and liabilities assumed and noncontrolling interests is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation. The allocations will be finalized within twelve months of the acquisition date. We may utilize independent appraisals to assist in determining fair values.

We will allocate the purchase price of an acquired property to tangible assets based on the estimated fair values of those tangible assets assuming the building was vacant. We will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We will amortize capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We will amortize any capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

We will measure the aggregate value of other intangible assets acquired based on the difference between (1) the property valued with existing in-place leases adjusted to market rental rates and (2) the property valued as if vacant. The fair value of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which will be avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and will be estimated based upon independent appraisals and management’s consideration of current market costs to execute similar leases. These direct costs will be included in intangible lease assets in the accompanying consolidated balance sheet and will be amortized over the remaining terms of the respective lease. The value of customer relationship intangibles will be amortized to expense over the initial term in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. Through December 31, 2010, we have not acquired any investments in real estate assets.

Investments in Unconsolidated Real Estate Entities.

We evaluate investments in other real estate entities for consolidation. We consider the percentage interest in the joint venture, evaluation of control and whether a variable interest entity exists when determining if the investment qualifies for consolidation.

Under the equity method, the investment is recorded initially at cost, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions. The net income or loss of each investor is allocated in accordance with the provisions of the applicable operating agreements of the real estate entities. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Differences between the carrying amount of our investment in the respective joint venture and our share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable. These items are reported as a single line item in the consolidated statements of operations as income or loss from investments in unconsolidated affiliated real estate entities. Under the cost of accounting, the investment is recorded initially at cost, and subsequently adjusted for cash contributions and distributions resulting from any capital events. Dividends earned from the underlying entities are recorded as interest income.

On a quarterly basis, we assess whether the value of our investments in unconsolidated real estate entities has been impaired. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. The ultimate realization of our investment in partially owned entities is dependent on a number of factors including the performance of that entity and market conditions. If we determine that a decline in the value of a partially owned entity is other than temporary, we record an impairment charge.

Accounting for Derivative Financial Investments and Hedging Activities.

We may enter into derivative financial instrument transactions in order to mitigate interest rate risk on a related financial instrument. We may designate these derivative financial instruments as hedges and apply hedge accounting. We will record all derivative instruments at fair value on the consolidated balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. We will formally document all relationships between hedging instruments and hedged items, as well as our risk- management objective and strategy for undertaking each hedge transaction. We will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income (loss) within stockholders’ equity. Amounts will be reclassified from other comprehensive income (loss) to the consolidated statement of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges. The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

Accounting for Organization and Other Offering Costs.

Selling commissions and dealer manager fees paid to the Dealer Manager, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees, are accounted for as a reduction against additional paid-in capital. Any organization costs are expensed to general and administrative costs.

Inflation

We will be exposed to inflation risk as income from long-term leases is expected to be the primary source of our cash flows from operations. Our long-term leases are expected to contain provisions to mitigate the adverse impact of inflation on our operating results. Such provisions will include clauses entitling us to receive scheduled base rent increases and base rent increases based upon the consumer price index. In addition, our leases are expected to require tenants to pay a negotiated share of operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in cost and operating expenses resulting from inflation.

Treatment of Management Compensation, Expense Reimbursements and Operating Partnership Participation Interest

Management of our operations is outsourced to our Advisor and certain other affiliates of our Sponsor. Fees related to each of these services are accounted for based on the nature of such service and the relevant accounting literature. Fees for services performed that represent our period costs are expensed as incurred. Such fees include acquisition fees associated with the purchase of interests in real estate entities; asset management fees paid to our Advisor and property management fees paid to our Property Managers. These fees are expensed or capitalized to the basis of acquired assets, as appropriate.

Our Property Managers may also perform fee-based construction management services for both our re-development activities and tenant construction projects. These fees will be considered incremental to the construction effort and will be capitalized to the associated real estate project as incurred. Costs incurred for tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

Leasing activity at our properties has also been outsourced to our Property Managers. Any corresponding leasing fees we pay will be capitalized and amortized over the life of the related lease.

Expense reimbursements made to both our Advisor and Property Managers will be expensed or capitalized to the basis of acquired assets, as appropriate.

Lightstone SLP II, LLC, which is majority owned and controlled by our sponsor, has purchased and will continue to purchase subordinated general partner participation units (“Subordinated Profits Interests”) in our Operating Partnership at a cost of $0.1 million per unit. Lightstone SLP II, LLC may elect to purchase the Subordinated Profits Interests with either cash or an interest in real property of equivalent value. These Subordinated Profits Interests, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment, will entitle Lightstone SLP II, LLC to a portion of any regular distributions made by our Operating Partnership. Such distributions will always be subordinated until stockholders receive a stated preferred return. The cash proceeds, if any, received from the sale of the

Subordinated Profits Interests will be used to offset payments made by us from offering proceeds to pay the dealer manager fees, selling commissions and organization and other offering costs. Through December 31, 2010, Lightstone SLP II, LLC had purchased 33 units of Subordinated Profits Interests by contributing an aggregate 34.413% equity interest it owned in Brownmill (see Note 3 of the Notes to Consolidated Financial Statements included elsewhere herein).

Income Taxes

We elected to be taxed as a REIT in conjunction with the filing of our 2009 U.S. federal income tax return. If we remain qualified as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to remain qualified for taxation as a REIT in any subsequent year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders.

As of December 31, 2010 and 2009, we had no material uncertain income tax positions and our net operating loss carry forward was zero. The tax years subsequent to 2007 remain open to examination by the major taxing jurisdictions to which we are subject. Additionally, even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some U.S. federal, state and local taxes on our income and property and to U.S. federal income taxes and excise taxes on our undistributed income.

To maintain our qualification as a REIT, we engage in certain activities through LVP Acquisitions Corp. (“LVP Corp”), a wholly-owned taxable TRS. As such, we are subject to U.S. federal and state income and franchise taxes from these activities.

Results of Operations

We commenced operations on October 1, 2009 upon the release of our offering proceeds from escrow. In November 2009, we acquired an investment of a 32.42% Class D Member Interest in HGF and a real estate limited liability company that invests in CMBS. During 2010, the CMBS bonds were sold and we received net cash proceeds of approximately $1.9 million (see Note 4 of the Notes to Consolidated Financial Statements included elsewhere herein). Additionally, during 2010 we acquired a mortgage loan, which we believe to be fully collateralized by a limited service hotel (see Note 4 of the Notes to Consolidated Financial Statements included elsewhere herein), and obtained an aggregate 34.413% equity interest in Brownmill, which owns two retail properties (see Note 3 of the Notes to Consolidated Financial Statements included elsewhere herein).

Comparison of the year ended December 31, 2010 vs. December 31, 2009

Consolidated

General and administrative expenses

General and administrative costs increased by $0.8 million to $1.1 million for the year ended December 31, 2010 compared to $0.3 million for the year ended December 31, 2009 primarily due to insurance costs and consulting and accounting fees which were incurred during the 2010 period but not during the 2009 period because we did not commence operations until October 2009. The 2010 period also includes $0.1 million in acquisition and legal fees associated with the purchase of a mortgage loan (see Note 5 of the Notes to Consolidated Financial Statements included elsewhere herein).

Interest Income

Interest income increased by $0.2 million to $0.3 million for the year ended December 31, 2010 compared to $0.1 million for the year ended December 31, 2009. Our interest income is attributable to interest earned on our investment in HGF which was acquired in November 2009 for $1.7 million and was classified as investment in unconsolidated real estate, at cost on our consolidated balance sheet until the investment was sold in October of 2010. Until we made this investment in November 2009, we did not own any investments.

Loss from Investment in Unconsolidated Affiliated Real Estate Entity

Our loss from investment in unconsolidated affiliated real estate entity for the year ended December 31, 2010 was $0.2 million compared to zero during the year ended December 31, 2009. This account represents our equity earnings on our investment in Brownmill (see Note 3 of the Notes to Consolidated Financial Statements included elsewhere herein) which we obtained during June 2010. The majority of the loss represents the additional depreciation expense recorded associated with the difference in our cost of this investment in excess of its historical net book value.

Noncontrolling interests

The loss allocated to noncontrolling interests relates to the interest in the Operating Partnership held by our Sponsor.

Comparison of the year ended December 31, 2009 versus the period April 28, 2008 (date of inception) through December 31, 2008

Consolidated

General and administrative expenses

General and administrative costs were $0.3 million for the year ended December 31, 2009 compared to zero for the period from April 28, 2008 (date of inception) through December 31, 2008. The costs incurred during the year ended December 31, 2009 primarily related to Board of Director fees, auditor and legal fees as well as fees paid to our Advisor. Fees paid to our Advisor during the year end December 31, 2009 include an acquisition fee of $0.01 million associated with the investment in HGF and asset management fees of $0.003 million. No fees of any kind were paid to the Advisor for period April 28, 2008 (date of inception) through December 31, 2008.

Interest income

Interest income was $0.1 million for the year ended December 31, 2009 compared to zero for the period April 28, 2008 (date of inception) through December 31, 2008. The interest income primarily relates to interest earned on our investment in HGF. During the period April 28, 2008 (date of inception) through December 31, 2008, we did not own any investments.

Noncontrolling interests

The loss allocated to noncontrolling interests relates to the interest in the Operating Partnership held by our Sponsor.

Financial Condition, Liquidity and Capital Resources

For the year ended December 31, 2010, our primary source of funds was from $16.7 million of proceeds from our public offering, net of commissions and offering costs paid during the period. We are dependent upon the net proceeds to be received from our public offering to conduct our proposed activities. The capital required to purchase real estate investments will be obtained from our Offering and from any indebtedness that we may incur in connection with the acquisition and operations of any real estate investments thereafter.

We intend to utilize leverage in acquiring our properties. The number of different properties we will acquire will be affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

Our sources of funds in the future will primarily be the net proceeds of our Offering, operating cash flows and borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

We currently have no outstanding debt under any financing facilities and have not identified any sources of debt financing. We intend to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. Market conditions will dictate the overall leverage limit; as such our aggregate long-term permanent borrowings may be less than 75% of aggregate fair market value of all properties. We may also incur short-term indebtedness, having a maturity of two years or less.

Our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our board of directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess. Market conditions will dictate the overall leverage limit; as such our aggregate borrowings may be less than 300% of net assets.

Borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with debt, which will be on a non-recourse basis. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity.

In general the type of financing executed by us to a large extent will be dictated by the nature of the investment and current market conditions. For long-term real estate investments, it is our intent to finance the acquisition using long-term fixed rate debt. However there may be certain types of investments and market circumstances which may result in variable rate debt being the more appropriate choice of financing. To the extent floating rate debt is used to finance the purchase of real estate, management will evaluate a number of protections against significant increases in interest rates, including the purchase of interest rate caps instruments.

We may also obtain lines of credit to be used to acquire properties. These lines of credit will be at prevailing market terms and will be repaid from offering proceeds, proceeds from the sale or refinancing of properties, working capital or permanent financing. Our Sponsor or its affiliates may guarantee the lines of credit although they will not be obligated to do so. We may draw upon the lines of credit to acquire properties pending our receipt of proceeds from our initial public offering. We expect that such properties may be purchased by our Sponsor’s affiliates on our behalf, in our name, in order to minimize the imposition of a transfer tax upon a transfer of such properties to us.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor, our Dealer Manager, and our Property Managers during the various phases of our organization and operation. During our organizational and offering stage, these payments include payments to our Dealer Manager for selling commissions and the dealer manager fee, and payments to our Advisor for the reimbursement of organization and other offering costs. During the acquisition and development stage, these payments will include asset acquisition fees and asset management fees, and the reimbursement of acquisition related expenses to our Advisor. During the operational stage, we will pay our Property Managers a property management fee and our Advisor an asset management fee. We will also reimburse our Advisor and its affiliates for actual expenses it incurs for administrative and other services provided to us. Additionally, the Operating Partnership may be required to make distributions to Lightstone SLP II LLC, an affiliate of the Advisor.

From our inception through December 31, 2009, we did not reimburse our Advisor for any organization and other offering expenses. During the year ended December 31, 2010, we reimbursed our Advisor approximately $1.7 million for organization and other offering expenses.

The following table represents the fees incurred associated with the payments to our Advisor and our Property Manager:

	Year Ended December 31, 2010	Year Ended December 31, 2009	For the Period April 28, 2008 (date of inception) through December 31, 2008
Acquisition fees	$74,642	$16,055	$—
Asset management fees	95,786	2,676	—
Property management fees	—	—	—
Acquisition expenses reimbursed to Advisor	—	—	—
Development fees	—	—	—
Leasing commissions	—	—	—
Total	$170,428	$18,731	$—

In addition, total selling commissions and dealer fees incurred during the years ended December 31, 2010, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008 was $2.0 million, $1.0 million and zero, respectively.

Summary of Cash Flows.  The following summary discussion of our cash flows is based on our consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	Year Ended December 31, 2010	Year Ended December 31, 2009	For the Period April 28, 2008 (date of inception) through December 31, 2008
Cash flows used in operating activities	$(1,355,214)	$(178,410)	$—
Cash flows used in investing activities	(5,217,605)	(1,690,000)	—
Cash flows provided by financing activities	16,154,061	10,364,715	99,703
Net change in cash and cash equivalents	$9,581,242	$8,496,305	$99,703

Our principal source of cash flow was derived from the net offering proceeds received. In the future, we intend to acquire properties which will provide a relatively consistent stream of cash flow that provides us with resources to fund operating expenses, debt service and quarterly distributions.

Our principal demands for liquidity currently are acquisition and development activities as well as costs associated with our public offering. The principal sources of funding for our operations are currently the issuance of equity securities.

Operating activities

During the year ended December 31, 2010, net cash used in operating activities was $1.4 million compared to $0.2 million for year ended December 31, 2009. The net cash used in operating activities during the 2010 period primarily related to our net loss of $0.8 million plus the increases in our restricted escrow (attributable to our mortgage loan acquired in June 2010).

Investing activities

Net cash used in investing activities during the year ended December 31, 2010 was $5.2 million compared to $1.7 million during the year ended December 31, 2009. The net cash used in investing activities during the 2010 period reflects our purchase of a mortgage loan for $7.9 million in June 2010 partially offset by collections of $0.8 million applied to outstanding principal. Additionally, we received approximately $1.9 million from the sale of the investment in a 32.42% Class D Member Interest in HGF.

Financing activities

Net cash provided by financing activities was $16.2 million during the year ended December 31, 2010 compared to $10.4 million during the year ended December 31, 2009. The net cash provided by financing activities during the 2010 period primarily consists of proceeds from the issuance of our common stock of $22.0 million partially offset by the payment of selling commissions, dealer manager fees and other offering costs of $5.3 million and distributions to common stockholders of $0.6 million.

We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Distribution Reinvestment and Share Repurchase Programs

Our distribution reinvestment program provides our stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares back to us, subject to restrictions. From our inception through December 31, 2009, we did not receive any requests to redeem shares under our share repurchase program. For the year ended December 31, 2010, we received requests to redeem 2,675 common shares pursuant to our share repurchase program. We redeemed 100% of the redemption requests at an average price per share of $9.00 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our distribution reinvestment plan and from our operating funds.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the distribution reinvestment program to all participants or written notice of termination of the share repurchase program to all stockholders.

Contractual Obligations

None.

Funds from Operations and Modified Funds from Operations

In addition to measurements defined by GAAP, our management also considers funds from operations (“FFO”) and modified funds from operations (“MFFO”), each as described below, as supplemental measures of our performance. We present FFO and MFFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by investors and other interested parties in the evaluation of REITS, many of which present FFO and MFFO when reporting their results.

FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REIT. FFO is defined by the National Association of Real Estate Investment Trusts, Inc (“NAREIT”) as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations). Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition expenses, acquisition fees and financing fees, which we intend to fund from the proceeds of our Offering and which we do not view as an expense of operating a property, are now deducted as expenses in the determination of GAAP net income. As a result, we intend to consider a modified FFO, or MFFO, as a supplements measure when assessing our operating performance. We intend to explain all modifications to FFO and to reconcile MFFO to FFO and FFO to GAAP net income when presenting MFFO information.

Our MFFO has been determined in accordance with the Investment Program Association (“IPA”) definition of MFFO and may not be comparable to MFFO reported by other non listed REITs or traded REITs that do not define the term in accordance with the current IPA definition or that interpret the current IPA definition differently. Our MFFO is FFO excluding straight-line rental revenue, gain on sale of unconsolidated real estate entity and acquisition-related costs expensed. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. MFFO may provide investors with a useful indication of our future performance and the sustainability of our current distribution policy upon completion of the acquisition period. However, because MFFO excludes the effects of acquisition costs, which are an important component in the analysis of the historical performance of an asset, MFFO should not be construed as a historic performance measure.

Our calculation of MFFO will exclude the following items and as a result will have the following limitations with its use as compared to net income/(loss):

•	Other non-cash charges not related to the operating performance or our properties. Straight-line rent adjustment, gain on sale of unconsolidated real estate entity and other non-cash charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. Although these charges will be included in the calculation, and result in an increase or decrease, of net income (loss), these charges are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on events not related to our core operations. However, the exclusion of impairments limits the usefulness of MFFO as a historical operating performance measure since an impairment indicates that the property’s operating performance has been permanently affected.
•	Organizational and offering expenses and acquisition expenses payable to our Advisor. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Our calculation of MFFO set forth in the table below reflects such exclusions.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other non-traded REITs. FFO and MFFO have significant limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. FFO and MFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO and MFFO does not represent cash generated from operating activities determined in accordance with GAAP and are not measures of liquidity and should be considered in conjunction with reported net income and cash flows from operations computed in accordance with GAAP, as presented in our consolidated financial statements.

Accordingly, we believe that FFO is helpful to our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. We believe that MFFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present supplemental information that reflects how our management analyzes our long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or acquisition activities.

We believe that presenting FFO and MFFO is useful to and will benefit investors and other interested parties by (i) enhancing the ability of the financial community to analyze and compare our operating performance over time through the developing stages of our operations and among other non-traded REITs; (ii) enhance transparency and public confidence in the quality and consistency of our reported results; and (iii) provide standardized information for the evaluation by investors of our operating performance consistent with how our management, advisor and board of directors judge our operating performance and determine operating, financing and distribution policies.

Our calculation of FFO and MFFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

Below is a reconciliation of net loss to FFO and MFFO for the years ended December 31, 2010 and 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008:

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Period April 28, 2008 (date of inception) through December 31, 2008
Net loss	$(780,488)	$(248,368)	$—
FFO Adjustments:
Equity in depreciation and amortization for unconsolidated affiliated real estate entities	389,051	—	—
FFO	(391,437)	(248,368)	—
MFFO Adjustments:
Noncash adjustment:
Straight-line rent adjustment for unconsolidated affiliated real estate entities	(40,118)	—	—
Other adjustments:
Gain on sale of unconsolidated real estate entity	(181,259)
Acquisition costs expensed	302,942
MFFO	$(309,872)	$(248,368)	$—
Net loss	$(780,488)	$(248,368)	$—
Less: loss attributable to noncontrolling interests	45	42	—
Net loss applicable to Company's common shares	$(780,443)	$(248,326)	$—
Net loss per common share, basic and diluted	$(0.31)	$(0.98)	$—
FFO	$(391,437)	$(248,368)	$—
Less: FFO attributable to noncontrolling interests	26	42	—
FFO attributable to Company's common shares	$(391,411)	$(248,326)	$—
FFO per common share, basic and diluted	$(0.15)	$(0.98)	$—
MFFO	$(309,872)	$(248,368)	$—
Less: MFFO attributable to noncontrolling interests	20	—	—
MFFO attributable to Company's common shares	$(309,852)	$(248,368)	$—
Weighted average number of common shares outstanding, basic and diluted	2,539,994	254,632	—

The table below presents our cumulative distributions paid and cumulative FFO:

For the Period April 28, 2008 (date of inception) through December 31, 2010
FFO	$(639,805)
Distributions	$1,788,590

For the year ended December 31, 2010, we paid distributions of $1.2 million, including $0.6 million of distributions paid in cash and $0.6 million of distributions reinvested through our dividend reinvestment plan. FFO for the year ended December 31, 2010 was $(0.4) million and cash flow from operations was $(1.4) million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, primarily with proceeds from our offering. See the reconciliation of FFO to net loss above.

Subsequent Events

See Note 14 of the notes to consolidated financial statements included elsewhere herein for further information related to subsequent events.

Distributions Declared by our Board of Directors and Source of Distributions

On March 30, 2009, our Board of Directors declared an annualized distribution rate (the “Annualized Distribution Rate”) for each quarterly period commencing 30 days subsequent to achieving the minimum offering of 500,000 shares. The distribution is calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per share per day, and equals a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the share price of $10.00.

At the beginning of October 2009, we achieved the minimum offering of 500,000 shares and on November 3, 2009, our Board of Directors declared our first quarterly distribution at the Annualized Distribution Rate for the three-month period ending December 31, 2009. Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Distribution Rate. The following table provides a summary of our quarterly distributions declared and the source of distributions based upon cash flows used in operations for the years ended for December 31, 2010 and 2009. There were no distributions declared during the period April 28, 2008 (date of inception) through December 31, 2008. All distributions have been funded from cash from the sale of our common stock. Our stockholders have the option to elect the receipt of shares in lieu of cash under our Distribution Reinvestment Program.

	2010					2009
	Year Ended December 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended December 31,
Distribution period		4th Quarter	3rd Quarter	2nd Quarter	1st Quarter		4th Quarter
Declaration date		November 12, 2010	September 16, 2010	July 9, 2010	March 23, 2010		November 12, 2009
Payment date		January 15, 2011	October 29, 2010	July 15, 2010	April 15, 2010		January 15, 2010
Distributions:
Cash	$830,218	$275,098	$240,192	$192,562	$122,366	$83,852	$83,852
Distribution Reinvestment Program	797,947	268,275	230,911	172,777	125,984	73,325	73,325
Total	$1,628,165	$543,373	$471,103	$365,339	$248,350	$157,177	$157,177
Source of Distributions:
Cash flows used in operations	$—	$—	$—	$—	$—	$(178,410)	$(178,410)
Proceeds from issuance of common stock	1,628,165	543,373	471,103	365,339	248,350	335,587	335,587
Total	$1,628,165	$543,373	$471,103	$365,339	$248,350	$157,177	$157,177

Additionally, on March 4, 2011, the Board of Directors declared the quarterly distribution at the Annualized Distribution Rate for the three-month period ending March 31, 2011. The distribution was paid on April 15, 2011 to shareholders of record as of March 31, 2011.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated fair value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.14. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

New Accounting Pronouncements

See Note 2 to the Notes to Consolidated Financial Statements included elsewhere herein for further information of certain accounting standards that have been adopted during 2010 and certain accounting standards that we have not yet been required to implement and may be applicable to our future operations.

Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

We may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund the expansion and refinancing of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. As of December 31, 2010, we did not have any other swap or derivative agreements outstanding.

In addition to changes in interest rates, the value of our real estate will be subject to fluctuations based on changes in the real estate capital markets, market rental rates for office space, local, regional and national economic conditions and changes in the creditworthiness of tenants. In addition, the commercial real estate debt markets are currently experiencing volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies. The volatility in the credit markets has resulted in a decrease in the availability of financing. When debt financing is available, lenders are demanding larger premiums. The continued decrease in the availability of debt financing and/or the continued increase in the cost of borrowing may reduce cash flows available for distributions.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

DESCRIPTION OF SECURITIES

We were incorporated under the laws of the State of Maryland. Your rights are governed by Maryland law, our charter and our bylaws. The following summary of the terms of our stock is only a summary and you should refer to our charter and bylaws for a full description. Copies of our charter and bylaws are filed as part of the registration statement of which this prospectus is a part.

Authorized Stock

Our charter provides that we may issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 31, 2010, we had 3,467,148 shares of common stock outstanding and no preferred stock outstanding.

Our charter contains a provision permitting our Board of Directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of common stock or preferred stock that we are authorized to issue and to change the aggregate number of shares, change the number of shares of any class or series of stock we have the authority to issue, and classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock.

We believe that the power of the Board of Directors to approve a charter amendment to increase our authorized stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional common stock or preferred stock will generally be available for issuance without further action by our stockholders.

Common Stock

All of the common stock we are offering will be duly authorized, fully paid and nonassessable when issued. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the ownership and transfer of shares of our stock, holders of our common stock will be entitled to receive distributions if authorized by our Board of Directors and to share ratably in our assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election, and the holders of the remaining common stock will not be able to elect any directors.

Holders of our common stock have no conversion, sinking fund, redemption or exchange rights, and have no preemptive rights to subscribe for any of our securities. Maryland law provides that a stockholder has appraisal rights in connection with some transactions. However, our charter provides that the holders of our stock do not have appraisal rights unless a majority of the Board of Directors determines that such rights shall apply. Shares of our common stock have equal dividend, distribution, liquidation and other rights.

Under our charter, we cannot make some material changes to our business form or operations without the approval of stockholders holding at least a majority of the shares of our stock entitled to vote on the matter. Generally, these include (1) certain amendments to our charter, (2) our liquidation or dissolution, (3) the sale of substantially all of our assets, other than in the ordinary course of business, (4) our reorganization, and (5) our merger or consolidation. Share exchanges in which we are the acquirer, however, do not require stockholder approval.

Our bylaws provide that the election of directors requires a majority of all the votes present at a meeting of our stockholders at which a quorum is present. Our charter provides that the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors may remove any director with or without cause.

Our registrar and transfer agent is ACS Securities Services, Inc.

Preferred Stock

Shares of preferred stock may be issued in the future in one or more series as authorized by our Board of Directors. Prior to the issuance of shares of any series, the Board of Directors is required by our charter to fix the number of shares to be included in each series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, it may provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Issuance of Additional Securities and Debt Instruments

Our directors are authorized to issue additional stock or other convertible securities for cash, property or other consideration on such terms as they may deem advisable. Subject to restrictions in our charter, our directors may cause us to issue debt obligations on such terms and conditions as they may determine, including debt with the right to convert into stock. Subject to certain restrictions, our directors may also cause us to issue warrants, options and rights to buy our common stock on such terms as they deem advisable to our stockholders, as part of a financing arrangement, or pursuant to our Employee and Director Incentive Restricted Share Plan and stock option plan. Our directors may cause us to issue warrants, options and rights to buy our common stock even though their exercise could result in dilution in the value of our outstanding common stock.

Restrictions on Issuance of Securities

Our charter provides that we will not issue:

•	equity securities which are redeemable solely at the option of the holder;
•	debt securities unless the historical debt service coverage in the most recently completed fiscal year is sufficient to properly service the higher level of debt;
•	options or warrants to purchase stock to our advisor, sponsor, director(s) or any affiliates of our advisor, sponsor or directors except on the same terms as sold to the general public and in an amount not to exceed 10% of our outstanding common or preferred stock on the date of grant of any options or warrants; or
•	equity securities on a deferred payment basis or similar arrangement.

The charter also provides that options or warrants may be issued to persons other than our advisor, directors, sponsor or any affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our independent directors has a market value less than the value of such option or warranty on the date of grant. The charter also provides that the voting rights of shares (other than any publicly held shares) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share.

Restrictions on Ownership and Transfer

The resale of our shares may be restricted by limitations on transferability of shares imposed by state suitability standards or blue sky laws. Specifically, the REIT sponsors must establish minimum income and net worth standards for purchasers of shares in REITs for which there is not likely to be a substantial and active secondary market, such as us. The NASAA REIT Guidelines require a sponsor to propose minimum income and net worth standards that are reasonable given the type of REIT and risk associated with the purchase of shares. REITs with greater investor risk must have minimum standards with a substantial net worth requirement. Generally, unless a particular state regulator decides otherwise, stockholders must have a minimum annual gross income of $70,000 and a minimum net worth of $70,000, or a minimum net worth of

$250,000. For specific states with increased minimum income and net worth requirements, or other requirements, see the page immediately following the cover page of this prospectus.

In order to qualify as a REIT under the Code, among other things, our charter provides that, subject to exceptions described below, no person may beneficially own, or be deemed to beneficially own by virtue of the attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding stock, (ii) more than 9.8%, in number of shares or in value, whichever is more restrictive, of any class or series of our stock, including our outstanding common stock or (iii) our capital stock to the extent that such ownership would result in us being “closely-held” within the meaning of Code Section 856(h) (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Code Section 856(d)(2)(B) if the income derived by the Company from such tenant would cause us to fail to satisfy any of the gross income requirements of Code Section 856(c)). Our charter further provides that any transfer of our common stock or preferred stock that would result in our common stock and preferred stock being beneficially owned by fewer than 100 persons shall be null and void, and the intended transferee will not acquire any rights in the common stock or preferred stock intended to be transferred.

Subject to the exceptions described below, to the extent that any person beneficially owns our common or preferred stock in excess of the 9.8% ownership limit or that would cause us to be “closely-held” within the meaning of the Code or would otherwise cause us to fail to qualify as a REIT, such shares will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee will be a person unaffiliated with us who is designated by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, we will authorize the trustee of the trust to sell the shares held in the trust to a person or entity who could own such shares without violating the ownership limit. The trustee will distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the shares held in the trust or the sales proceeds received by the trust for such shares.

In the case of any shares held in the trust resulting from any event other than a transfer or from a transfer for no consideration, such as a gift, the trustee will be required to sell the shares held in the trust to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the shares held in the trust as of the date of the event or the sales proceeds received by the trust for the shares held in the trust. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any of the shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividend and other distributions paid by us with respect to the shares, and also will be entitled to exercise all voting rights with respect to the shares. Subject to the MGCL, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, in its sole discretion to:

•	rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust; and
•	recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary.

However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner prior to the discovery by us that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the ownership limit or such other limit as provided in the charter or as otherwise permitted by the Board of Directors, our charter provides that the transfer of the excess shares will be voided.

In addition, our shares which are held in trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share on the transaction that resulted in such transfer to the trust, or, in the case of a gift, the market price at the time of the gift; and
•	the market price on the date we accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

Our charter requires all persons who directly or indirectly beneficially own more than 5%, or any lower percentages as required pursuant to regulations under the Code, of our outstanding common and preferred stock, within 30 days after December 31 of each year, to provide to us a written statement stating their name and address, the number of shares of common and preferred stock they beneficially own directly or indirectly, and a description of how the shares are held. In addition, each beneficial owner must provide to us any additional information as we may request in order to determine the effect, if any, of their beneficial ownership on our status as a REIT and to ensure compliance with the 9.8% ownership limit.

Our Board of Directors may exempt a person from the 9.8% ownership limit upon certain conditions. However, our Board of Directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee whose beneficial ownership of our common and preferred stock in excess of the ownership limit would result in the termination of our status as a REIT.

Unless otherwise provided by our Board of Directors, we will not issue share certificates. Ownership of our shares will be recorded by us in book-entry form. We will provide to the record holders of such shares a written statement of the information required by Maryland law to be included on stock certificates. In the event that we issue shares of stock represented by certificates, such certificates will bear a legend referring to the restrictions described above and will contain the information required by Maryland law.

Provisions of Maryland Law and of Our Charter and Bylaws

The following paragraphs summarize material provisions of Maryland law and of our charter and bylaws. The following summary does not purport to be complete, and you should review our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is part.

Stockholder Liability.  The Maryland General Corporation Law provides that our stockholders: (i) are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our Board of Directors; and (ii) are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations.  Under Maryland law, some business combinations (including a merger, consolidation, share exchange or, under some circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an interested stockholder) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board of directors. After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland business combination statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our board, by resolution, has exempted any business combinations involving us and The Lightstone Group or any of its affiliates from these provisions. As a result, the five-year prohibition and the super-majority vote requirement will not apply to any business combinations between any affiliate of The Lightstone Group and us. As a result, any affiliate of The Lightstone Group may be able to enter into business combinations with us, which may or may not be in the best interests of the stockholders.

Control Share Acquisition.  With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares (1) owned by the acquiring person, (2) owned by officers, and (3) owned by employees who are also directors. Control shares mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our shares of stock. We cannot assure that such provision will not be amended or eliminated at any time in the future.

SHARES ELIGIBLE FOR FUTURE SALE

Shares to be Outstanding or Issuable upon Exercise or Conversion of Other Outstanding Securities

Upon the completion of the offering and the consummation of the formation transactions and subject to the assumptions set forth below, we expect to have outstanding 57,520,000 shares of common stock. This includes:

•	the 20,000 shares issued to our advisor; and
•	the 6,500,000 shares sold pursuant to our distribution reinvestment program and registered on the registration statement of which this prospectus forms a part;

and assumes that:

•	we sell all 51,000,000 shares of common stock offered on a best efforts basis in this offering; and
•	we sell all 6,500,000 shares to be issued pursuant to our distribution reinvestment program.

In addition, we have reserved 75,000 shares for issuance upon exercise of options which may be granted pursuant to our stock option plan and 255,000 shares which may be issued in accordance with and pursuant to our Employee and Director Incentive Restricted Share Plan.

Subject to the provisions of our charter, we could issue an undetermined number of shares of common or preferred stock:

•	directly for equity interests in real properties;
•	upon exchange of any units of limited partnership interest in the operating partnership, including units issued in exchange for equity interests in real properties; or
•	upon exchange of any interests in entities that own our properties or in other companies we control, which might be issued for equity interests in real properties.

All of the common stock we are offering by this prospectus will be freely tradable in the public market, if any, without restriction or limitation under the Securities Act of 1933 by persons other than our affiliates and soliciting dealers considered underwriters. However, the common stock will be subject to the restrictions explained under “Description of Securities — Restrictions on Ownership and Transfer.”

Securities Act Restrictions

The common stock owned by our affiliates and the common stock issuable upon exchange of limited partnership units will be subject to Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 a person (or persons whose shares are aggregated in accordance with Rule 144) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us (which will require us to file periodic reports under the Exchange Act). A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated in accordance with Rule 144) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock or (ii) the weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act).

Stock Option Plan

We have established a stock option plan for the purposes of attracting and retaining independent directors. We have not yet issued any options to purchase shares of our common stock to our independent directors. The exercise price for all stock options granted under our stock option plan will be at least 100% of the fair market value of our common stock as of the date the option is granted. See “Management — Stock Option Plan” for additional information regarding the stock option plan. We intend to register the common stock to be issued under stock option plan in a registration statement or statements on Form S-8.

Employee and Director Incentive Restricted Share Plan

The Employee and Director Incentive Restricted Share Plan provides us with the ability to grant awards of restricted shares to our directors, officers and full-time employees (in the event we ever have employees), full-time employees of our advisor and its affiliates, full-time employees of entities that provide services to us, directors of the advisor or of entities that provide services to us, certain of our consultants and certain consultants to the advisor and its affiliates or to entities that provide services to us. Such awards shall consist of restricted shares. The total number of common shares reserved for issuance under the Employee and Director Incentive Restricted Share Plan is equal to 0.5% of our outstanding shares on a fully diluted basis at any time, not to exceed 255,000 shares. We have not yet granted any awards of restricted shares.

Effect of Availability of Shares on Market Price of Shares

Prior to the date of this prospectus, there has been no public market for our common stock. We cannot assure that a public market for our common stock will develop. We cannot predict that future sales of common stock, including sales pursuant to Rule 144, or the availability of common stock for future sale will have on the market price, if any, prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon the exercise of options or the exchange of limited partnership units or other interests, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and impair our ability to obtain additional capital through the sale of equity securities. See “Risk Factors — Investment Risks.” For a description of restrictions on transfer of common stock, see “Description of Securities — Restrictions on Ownership and Transfer.” Also, see the following paragraphs regarding exchange and registration rights pertaining to limited partnership units.

Exchange Rights

Limited partners in the Operating Partnership will have the ability to exchange their limited partnership units into cash equal to the fair market value of one share of our common stock, or, at our option, shares of our common stock. See “Operating Partnership Agreement — Limited Partner Exchange Rights.”

See also “Operating Partnership Agreement — Extraordinary Transactions” for a discussion of exchange rights triggered by mergers and other major transactions.

Similar exchange rights may be given to holders of other classes of units in the Operating Partnership and to holders of interests in other companies we control, if any.

Any common stock issued to a limited partner upon exchange of limited partnership units may be sold only pursuant to an effective registration under the Securities Act or pursuant to any available exemption from such registration, such as Rule 144 promulgated under the Securities Act.

Limited partnership unit holders cannot exchange units for shares within one year of issuance.

Registration Rights

In the future we expect to grant “demand” and/or “piggyback” registration rights to (1) stockholders receiving our common stock directly for their equity interests in our assets, (2) limited partners receiving units of limited partnership interest in the operating partnership for their interests in properties, and (3) persons receiving interests in any real property partnership for their interests in real properties. These rights will be for registration under the Securities Act of any of our common stock acquired by them directly or upon exchange of their units or interests in the applicable partnership. The terms and conditions of any agreements for registration rights will be negotiated and determined at such future time as we determine advisable in connection with the acquisition of one or more properties.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and deemed to have agreed to the terms of our organizational documents by his, her or its election to become a stockholder. Our organizational documents consist of our charter and bylaws. The following is a summary of material provisions of our organizational documents and does not purport to be complete. Our organizational documents are filed as exhibits to our registration statement of which this prospectus is part. See “Where You Can Find More Information.”

Our charter in its present form was filed with the State Department of Assessments and Taxation of Maryland on December 5, 2008. The bylaws in their present form became operative when our Board of Directors approved them as of December 1, 2008. Neither our charter nor bylaws have an expiration date. As a result, they will remain effective in their current form throughout our existence, unless they are amended.

CHARTER AND BYLAW PROVISIONS

The stockholders’ rights and related matters are governed by our charter and bylaws and Maryland law. Some provisions of the charter and bylaws, summarized below, may make it more difficult to change the composition of our Board of Directors and could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Stockholders’ Meetings

Our bylaws provide that an annual meeting of the stockholders will be held on the date in the month of July in each year that the Board of Directors may determine, but not less than 30 days after the delivery of our annual report to stockholders. The purpose of each annual meeting of the stockholders is to elect directors and to transact any other proper business. The chairman, the president, the chief executive officer, a majority of the directors or a majority of the independent directors may call a special meeting of the stockholders. The secretary must call a special meeting when stockholders holding 10% or more of all the votes entitled to be cast at such meeting make a written request for a meeting. The written request may be delivered in person or by mail and must state the purpose(s) of the meeting and matters proposed to be acted upon at the meeting. The meeting will be held on a date not less than 15 nor more than 60 days after the distribution of the notice for such meeting, at the time and place specified in the stockholder request. Except as provided in the preceding sentence, we will give notice of any annual or special meeting of stockholders not less than 10 nor more than 90 days before the meeting. With respect to special meetings, the notice will state the purpose of the meeting and the matters to be acted upon. At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of a majority of all the votes entitled to be cast at such meeting will constitute a quorum.

Board of Directors

Our bylaws provide that we may not have less than three or more than 15 directors. A majority of the directors must be independent directors. (See “Our Directors and Executive Officers — Committees of Our Board of Directors”). Any vacancy on the Board of Directors may be filled by a majority of the remaining directors, whether or not the remaining directors constitute a quorum, except that upon a vacancy created by the death, resignation or incapacity of an independent director, the remaining independent directors must nominate a replacement. Any director may resign at any time and may be removed with or without cause at a meeting called for that purpose by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors.

A director must have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets we are acquiring. At least one of the independent directors must have three years of relevant real estate experience. At least one of the independent directors must be a financial expert, with at least three years of equivalent financial experience.

Stockholder Voting Rights

Each share of our common stock has one vote on each matter submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights or preemptive rights. Stockholders may vote in person or by proxy.

Directors are elected when they receive the affirmative vote of majority of the votes present in person or by proxy at a stockholders’ meeting, provided there was a quorum when the meeting commenced. A quorum is obtained when the stockholders holding a majority of the aggregate number of shares entitled to be voted are present in person or by proxy. Any or all directors may be removed, with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote generally in the election of directors. A majority of all the votes cast at a meeting of stockholders at which a quorum is present is sufficient to approve any other matter unless our charter or the MGCL require otherwise. Unless the charter of the corporation provides otherwise (which ours does not), Maryland law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by the unanimous written consent of all common stockholders (which may be impracticable for a publicly held corporation).

A majority of the then outstanding shares may, without the necessity for concurrence by our Board of Directors, vote to:

•	amend our charter;
•	remove directors; or
•	dissolve or liquidate.

The approval of our Board of Directors and of holders of at least a majority of the outstanding voting shares of equity stock is necessary for us to do either of the following:

•	transfer all or substantially all of our assets other than in the ordinary course of business or in connection with liquidation and dissolution; or
•	with certain exceptions, engage in mergers, consolidations or share exchanges.

Neither the advisor, the directors, nor any of their affiliates may vote their shares of stock or consent on matters submitted to the stockholders regarding the removal of the advisor, such directors or any of their affiliates or any transaction between us and any of them. For purposes of determining the necessary percentage in interest of shares needed to approve a matter on which the advisor, the directors and any of their affiliates may not vote or consent, the shares of our common stock owned by them will not be included.

Tender Offers

At our stockholders’ annual meeting held on September 16, 2010, an amendment to our charter to add a new section regarding tender offers was approved by our stockholders. Under our amended charter, any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide notice of such tender offer at least ten business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, we will have the right to redeem that offeror’s shares of stock, including shares acquired in the tender offer. Additionally, the non-complying offeror would be responsible for our related expenses.

Stockholder Lists; Inspection of Books and Records

A stockholder or his designated representative will be permitted access to all of our records to which he is entitled by applicable law at all reasonable times and may inspect and copy any of them for a reasonable charge for the purposes specified below. We maintain an alphabetical list of names, record addresses and business telephone numbers, if any, of all stockholders with the number of shares held by each at our principal office. The stockholder list is updated at least quarterly and is open for inspection by a stockholder or his designated agent at the stockholder’s request. A stockholder may request a copy of the stockholder list to find out about matters relating to the stockholder’s voting rights and their exercise of those rights under federal proxy laws. We will mail the stockholder list to any stockholder requesting it within 10 days of receiving the request. We may impose a reasonable charge for expenses incurred in reproducing the list.

If our advisor or Board of Directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, then in accordance with applicable law and our charter, the advisor and the directors will be liable to the stockholder who requested the list. Their liability will include the costs, including reasonable attorneys’ fees, incurred by the stockholder in compelling the production of the list and actual damages suffered by the stockholder because of the refusal or neglect. However, the fact that the actual purpose of the request is to secure the list for the purpose of selling it, or using it for a commercial purpose unrelated to such stockholder’s interest in us is a defense against liability for refusal to supply the list. We may require the stockholder requesting the list to represent that the stockholder list is not requested for a commercial purpose unrelated to the stockholder’s interest in us.

Amendment of the Organizational Documents

Our charter may be amended, after a declaration by the Board of directors that the amendment is advisable and approval by the affirmative vote of holders of a majority of all votes entitled to be cast on the matter. Our bylaws may be amended in a manner not inconsistent with the charter by a majority vote of the directors.

Dissolution or Termination

We may be dissolved after a declaration by the Board of Directors that dissolution is advisable and the approval of a majority of all the votes entitled to cast on the matter. If our shares are listed on a national stock exchange or traded in the over-the-counter market by the tenth anniversary of completion of our initial public offering, we shall continue perpetually unless dissolved pursuant to any applicable provision of the MGCL. If not, our Board of Directors must either (a) adopt a resolution that proposes an extension or elimination of this deadline by amendment to our charter, declares that such amendment is advisable and directs that the proposed amendment be submitted for consideration at a stockholder meeting, or (b) adopt a resolution that declares that a proposed liquidation and dissolution is advisable and mandates submission of the proposed plan of liquidation for consideration at a stockholder meeting. If our stockholders do not approve the amendment sought by our Board of Directors, then our Board of Directors shall seek the plan of liquidation described above. If our stockholders do not then approve the plan of liquidation, we shall continue our business. If our Board of Directors initially seeks the plan of liquidation and our stockholders do not approve the resolution, then our Board of Directors shall seek the charter amendment extending the ten-year deadline. If our stockholders do not then approve the amendment, we shall continue our business.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to our annual meeting of stockholders, nominations for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of our Board of Directors; or
•	by a stockholder who was a stockholder of record both at the time of giving notice of such nomination or proposal of business and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the bylaws.

Our bylaws also provide that, with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations for election to the Board of Directors may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of the Board of Directors; or
•	provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice of such nomination or proposal of business and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice procedures set forth in the bylaws.

A stockholder nomination or proposal of business in connection with an annual meeting must provide the information required in our bylaws and be delivered to our secretary at our principal executive offices:

•	not less than 120 days nor more than 150 days before the first anniversary of the date of the proxy statement for the prior year’s annual meeting; or
•	in the event that the number of directors is increased and there is no public announcement of such action at least 130 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, with respect to nominees for any new positions created by such increase, not later than 5:00 p.m., Eastern Standard Time, on the tenth day following the day on which such public announcement is first made.

A stockholder nomination or proposal of business for a special meeting must provide the information required in our bylaws and be delivered to our secretary at our principal executive offices:

•	not earlier than the 120th day prior to the special meeting; and
•	not later than 5:00 p.m., Eastern Standard Time, on the later of the 90th day prior to the special meeting or the tenth day following the first public announcement of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting.

Restrictions on Conversion Transactions and Roll-Ups

A roll-up entity is a partnership, REIT, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed roll-up transaction. A roll-up does not include (1) a transaction involving securities that have been listed on a national securities exchange for at least 12 months, or (2) a transaction involving our conversion to a trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

•	stockholders’ voting rights;
•	our term of existence;
•	sponsor or advisor compensation; or
•	our investment objectives.

In the event of a proposed roll-up, an appraisal of all our assets must be obtained from a person with no current or prior business or personal relationship with our advisor or directors and who is a qualified appraiser of real estate of the type held by the Company or of other assets determined by our Board of Directors. Further, that person must be substantially engaged in the business of rendering valuation opinions of assets of the kind we hold. If the appraisal is used in connection with the roll-up transaction, the appraisal must be filed with the Securities and Exchange Commission and the states as an exhibit to the Registration Statement. We will include a summary of the appraisal, indicating all material assumptions underlying it, in a report to our stockholders in connection with a proposed roll-up. We may not participate in any proposed roll-up which would:

•	result in the stockholders having rights which are more restrictive to stockholders than those provided in our charter, including any restriction on the frequency of meetings;
•	result in the stockholders having less voting rights than are provided in our charter;
•	result in the stockholders having greater liability than provided in our charter;
•	result in the stockholders having fewer rights to receive reports than those provided in our charter;
•	result in the stockholders having access to records that are more limited than those provided for in our charter;
•	include provisions which would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity;

•	limit the ability of an investor to exercise its voting rights in the roll-up entity on the basis of the number of the shares held by that investor; or
•	place any of the costs of the transaction on us if the roll-up is not approved by the stockholders.

Stockholders who vote “no” on the proposed roll-up will have the choice of:

•	accepting the securities of the roll-up entity offered; or
•	either remaining as our stockholders and preserving their interests on the same terms and conditions as previously existed or receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

These provisions in our charter could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Limitation on Total Operating Expenses

Our charter provides that, subject to the conditions described herein, reimbursement to the advisor for total operating expenses (excluding property level operating expenses) in any four consecutive fiscal quarters shall not exceed the greater of 2% of our average invested assets or 25% of our net income. Our independent directors have the responsibility to limit our annual total operating expenses to amounts that do not exceed these limits. Our independent directors may, however, determine that a higher level of total operating expenses is justified for such period because of unusual and non-recurring expenses. Such a finding by our independent directors and the reasons supporting it shall be recorded in the minutes of meetings of our Board of Directors. If at the end of any fiscal quarter our total operating expenses for the 12 months then ended are more than 2% of average invested assets or more than 25% of net income, whichever is greater, as described above, we will disclose this in writing to the stockholders within 60 days of the end of the fiscal quarter. If our independent directors conclude that higher total operating expenses are justified, the disclosure will also contain an explanation of the conclusion. If total operating expenses exceed the limitations described above and if our directors are unable to conclude that the excess was justified, then the advisor will reimburse us the amount by which the aggregate annual total operating expenses we paid or incurred exceed the limitation. Our advisor must make the reimbursement within 60 days after the end of such fiscal quarter.

Transactions with Affiliates

Our charter prohibits us from entering into transactions to purchase for cash or lease an asset from, or sell or lease and asset to, our sponsor or any of its affiliates. However, our sponsor may elect to contribute interests in real property in exchange for subordinated profits interests. While we and our advisor have no current plans to do so, we may enter into joint ventures and preferred equity investments to co-invest with our sponsor or its affiliates for the acquisition of properties. See “Investment Objectives and Strategies — Joint Ventures and Preferred Equity Investments.”

Restrictions on Borrowing

Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our Board of Directors at least quarterly. We anticipate that, in general, aggregate long-term permanent borrowings will not exceed 75% of the aggregate fair market value of all properties. This anticipated amount of leverage will be achieved over time and we may also incur short-term indebtedness, having a maturity of two years or less. In addition, our charter provides that the aggregate amount of borrowing (both long- and short-term) in relation to our net assets will, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300% of net assets. Any excess in borrowing over such 75% of fair market value or 300% of net assets levels will be:

•	approved by a majority of our independent directors and
•	disclosed to stockholders in our next quarterly report, along with justification for such excess.

In addition, our charter prohibits us from making or investing in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed 85% of the property’s appraised value, unless substantial justification exists and the loans would not exceed the property’s appraised value. See “Investment Objectives and Strategies — Borrowing.”

Restrictions on Investments

In addition to other investment restrictions imposed by our directors from time to time consistent with our objective to continue to qualify as a REIT, we will observe the following restrictions on our investments as set forth in our charter:

(1)	Not more than 10% of our total assets will be invested in unimproved real property. For purposes of this paragraph, “unimproved real properties” does not include properties acquired for the purpose of producing rental or other operating income, properties under construction and properties for which development or construction is planned within one year.
(2)	We will not invest in commodities or commodity future contracts. This limitation does not apply to interest rate futures when used solely for hedging purposes in connection with our ordinary business of investing in real estate assets and mortgages.
(3)	We will not invest in contracts for the sale of real estate unless in recordable form and appropriately recorded.
(4)	Mortgage indebtedness on any property shall not exceed the appraised value of the property.
(5)	We will not invest in equity securities unless a majority of disinterested directors, including a majority of disinterested independent directors, approves the transaction as being fair, competitive and commercially reasonable. Investments in entities affiliated with our advisor, the sponsor, any director or their affiliates are subject to the restrictions on joint venture investments.
(6)	We will not engage in any short sale nor will we borrow on an unsecured basis if the borrowing will result in an asset coverage of less than 300%, unless the borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our subsequent quarterly report, along with justification for such excess.
(7)	To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our sponsor or any of their affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors. In addition, the advisor may purchase on our account, without the prior approval of the Board of Directors, properties whose purchase price is less than $15,000,000, if the following conditions are satisfied:
•	The investment in the property would not, if consummated, violate our investment guidelines;
•	The investment in the property would not, if consummated, violate any restrictions on indebtedness; and
•	The consideration to be paid for such properties does not exceed the fair market value of such properties, as determined by a qualified independent real estate appraiser selected by the advisor and acceptable to the independent directors.
(8)	We will not engage in trading, as compared with investment activities.
(9)	We will not engage in underwriting activities, or distribute as agent, securities issued by others.
(10)	We will not acquire securities in any entity holding investments or engaging in activities prohibited by the restrictions on investments set forth in the foregoing clauses (1) through (9).
(11)	We will not invest in foreign currency or bullion.

Subject to the above restrictions and so long as we qualify as a REIT, a majority of our directors, including a majority of our independent directors, may alter our investment strategies or objectives if they determine that a change is in our best interests. In addition, if we fail to so qualify, our stockholders must vote on any such changes.

We intend to invest in a manner so that we are not considered an “investment company” as defined in the Investment Company Act of 1940. See “Investment Objectives and Strategies — Regulatory Aspects of Our Investment Strategy.”

OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership of Lightstone Value Plus REIT II LP, our Operating Partnership. This summary and the descriptions of its provisions elsewhere in this prospectus, are qualified by the operating partnership agreement itself, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See “Where You Can Find Additional Information.”

Conducting our operations through the Operating Partnership allows the sellers of properties to contribute their property interests to the Operating Partnership in exchange for limited partnership units rather than for cash or common stock. By this, the seller is able to defer some or all of the potential taxable gain on the transfer. From the seller’s point of view, there are also differences between the ownership of common stock and units. Some of the differences may be material to investors because they impact the form of business organization, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation.

Description of Partnership Units

Partnership interests in the Operating Partnership are divided into “units.” Our Operating Partnership has three classes of units: general partnership units, limited partnership units and subordinated profits interests. General partnership units represent an interest as a general partner in the Operating Partnership and we will hold them as general partner. In return for our initial capital contribution of $200,000 the Operating Partnership issued to us 20,000 general partnership units.

Limited partnership units represent an interest as a limited partner in the Operating Partnership. The Operating Partnership may issue additional units and classes of units with rights different from and superior to those of general partnership units or limited partnership units without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

For each limited partnership common unit received, investors generally will be required to contribute money or a property with a net equity value determined by the general partner. Holders of limited partnership units will not be obligated to make additional capital contributions to the operating partnership. Furthermore, they will not have the right to make additional capital contributions to the Operating Partnership or the right to purchase additional units without our consent as general partner. For further information on capital contributions, see “— Capital Contributions” in this section. Limited partners who do not participate in the management of the Operating Partnership generally are not liable for the debts and liabilities of the Operating Partnership beyond the amount of their capital contributions by virtue of their status as limited partners. We, however, as the general partner of the Operating Partnership, are liable for any unpaid debts and liabilities.

Limited partners do not have the right to participate in the management of the Operating Partnership. The voting rights of the limited partners are generally limited to approval of specific types of amendments to the operating partnership agreement. With respect to such amendments, each limited partnership common unit has one vote. See “— Management of the Operating Partnership” in this section for a more detailed discussion of this subject.

In general, each limited partnership common unit will share equally in distributions from the Operating Partnership when as general partner we may declare distributions in our sole discretion. They will also share equally in the assets of the Operating Partnership legally available for distribution upon its liquidation after payment of all liabilities and establishment of reserves and after payment of the preferred return owed to holders of limited partnership preferred units, if any. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership common unit, regardless of whether any distributions are made by the Operating Partnership. See “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships — Income Taxation of the Partnerships and Their Partners” for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partnership common unit holders. See “— Issuance of Additional Units” and “— Distributions” in this section; and also see “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships — Income Taxation of the Partnerships and Their Partners” for a more detailed explanation of these matters.

Under certain circumstances, holders of limited partnership units may not transfer their interests without the consent of the general partner. See “— Transferability of Interests” in this section for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers. After owning a limited partnership common unit for one year, limited partnership common unit holders generally may, subject to restrictions, exchange limited partnership units into cash or, at our option, shares of common stock. See “— Limited Partner Exchange Rights” in this section for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon their exercise. These exchange rights are accelerated in the case of some extraordinary transactions. See “— Extraordinary Transactions” in this section for an explanation of the exchange rights under those circumstances. For a description of registration rights which may in the future be granted to holders of limited partnership units, see “Shares Eligible for Future Sale — Registration Rights.”

Subordinated Profits Interests

Our Operating Partnership has and will continue to issue subordinated profits interests to Lightstone SLP II LLC, which is majority owned and controlled by our sponsor, in exchange for an amount equal to cash or interests in real property up to 10% of our gross offering proceeds. Our sponsor may elect to purchase subordinated profits interests with cash or interests in real property of equivalent value. The cash proceeds received from the sale of subordinated profits interests, if any, will be used to pay the dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in properties, a majority of our Board of Directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying property.

Regular Distributions

This section describes the apportionment of any regular distributions that the Operating Partnership has made or may make. At each stage of distribution, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below apply to all regular distributions received and not the specific distribution being made. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our Operating Partnership to Lightstone SLP II LLC and to us, which we will then distribute to our stockholders, and results in all subsequent regular distributions being made pursuant to the allocation method triggered by that or later thresholds.

Distributions Until 7% Stockholder Return Threshold is Achieved

Regular distributions will be made initially to us, which we will distribute to the holders of our common stock until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our Operating Partnership will not pay to Lightstone SLP II LLC any distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay the dealer manager fees and selling commissions.

Distributions Until 7% Lightstone SLP II LLC Return Threshold is Achieved

After this 7% threshold is reached, our Operating Partnership will make all of its distributions to Lightstone SLP II, LLC until our sponsor receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the subordinated profits interests.

Distributions Until 12% Stockholder Return Threshold is Achieved

After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in the first paragraph of this section), 70% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

Distributions After 12% Stockholder Return Threshold is Achieved

After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us, which we will distribute to the holders of our common stock (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), and 40% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.

We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.

Special Liquidation Distribution

This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below apply to all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our Operating Partnership to Lightstone SLP II LLC and to us, which we will then distribute to our stockholders.

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for compensation of our sponsor, advisor and affiliates.

Distributions Until 7% Stockholder Return Threshold is Achieved

Distributions in connection with our liquidation will be made initially to us, which we will distribute to the holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our Operating Partnership will not pay to Lightstone SLP II LLC any special liquidation distribution in connection with our liquidation.

Distributions Until 7% Lightstone SLP II LLC Return Threshold is Achieved

After the first 7% threshold is reached, Lightstone SLP II LLC will receive special liquidation distributions with respect to the purchase price of the subordinated profits interests that it received in exchange for agreeing to pay the dealer manager fees and selling commissions until it receives an amount equal to the purchase price of the subordinated profits interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests;

Distributions Until 12% Stockholder Return Threshold is Achieved

After this second 7% threshold is reaches and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in the first paragraph of this section), 70% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC; and

Distributions After 12% Stockholder Return Threshold is Achieved

After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our Operating Partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our Operating Partnership to Lightstone SLP II LLC.

Advisory Agreement Termination

In the event of the termination of the advisory agreement, Lightstone SLP II LLC may elect to (i) receive cash in an amount equal to the cash purchase price per subordinated profits interest and the value of the contributed interests in real property (with such value determined at the time of contribution) per subordinated profits interest, or (ii) retain the subordinated profits interests and receive distributions in accordance with the terms of such interests.

Management of the Operating Partnership

The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the Operating Partnership and we anticipate that we will conduct substantially all of our business through it. Generally, pursuant to the operating partnership agreement, we, as the managing general partner, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, including acquisitions, dispositions and refinancings, and to cause changes in its line of business and distribution policies. Lightstone SLP II LLC will also be a general partner of our Operating Partnership but will have no authority or control over the management of the partnership. We may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the Operating Partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners in their capacities as limited partners of the Operating Partnership will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law.

As general partner of the Operating Partnership, we may amend the operating partnership agreement without the consent of the limited partners. However, any amendment that:

•	alters or changes the distribution rights of limited partners, subject to the exceptions discussed below under “— Distributions” in this section;
•	alters or changes their exchange rights;
•	imposes on limited partners any obligation to make additional capital contributions; or
•	alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

will require the unanimous written consent of the affected limited partners holding more than 50% of the voting power in the Operating Partnership. The limited partners have no right to remove us as the general partner.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for our indemnification as general partner. It also provides for the indemnification of directors, officers and other persons as we may designate against damages and other liabilities under the same conditions and subject to the same restrictions applicable to the indemnification of officers, directors, employees and stockholders under our charter. See “Limitation of Liability and Indemnification of Directors, Officers and Our Advisor.”

Transferability of Interests

Under the operating partnership agreement, we may not withdraw from the partnership or transfer or assign all of our general partnership interest, except in connection with the sale of all or substantially all of our assets, without the consent of two-thirds of the limited partners. We may, however, assign less than all of our general partnership interest. Under certain circumstances, holders of limited partnership units may withdraw from the partnership and may transfer or encumber all or any part of their units only with the written consent of the general partner and upon satisfaction of the other conditions set forth in the partnership agreement.

In addition, limited partnership units are not registered under the U.S. federal or state securities laws. As a result, the ability of a holder to transfer units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally provides that either we or the Operating Partnership may engage in any authorized business combination without the consent of the limited partners. A business combination is any merger, consolidation or other combination with or into another person, or the sale of all or substantially all of the assets of any entity, or any liquidation, or any reclassification, recapitalization or change in the terms of the equity stock into which a unit may be converted. We are required to send to each limited partnership common unit holder notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination, if any. Generally, a limited partner may not exercise his or her exchange rights until he or she has held the units for at least one year. However, in the case of a proposed combination, each holder of a limited partnership common unit in the Operating Partnership shall have the right to exercise his or her exchange right prior to the stockholder vote on the transaction, even if he or she has held the units for less than one year. See “— Limited Partner Exchange Rights” in this section for a description of such rights. Upon the limited partner’s exercise of the exchange right in the case of a business combination, the partnership units will be exchanged into cash or, at our option, shares of common stock. However, we cannot pay the limited partnership common unit holder in shares if the issuance of shares to such holder would:

•	violate the ownership limit;
•	result in our being “closely held” within the meaning of Code Section 856(h);
•	cause us to no longer qualify or create a material risk that we may no longer qualify as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by such limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act of 1933.

Holders of limited partnership units who timely exchange their units prior to the record date for the stockholder vote on a business combination, if any, shall be entitled to vote their shares in any stockholder vote on the business combination. Holders of limited partnership units who exchange their units after the record date may not vote their shares in any stockholder vote on the proposed business combination. The right of the limited partnership common unit holders to exercise their right to exchange without regard to whether they have held the units for more than a year shall terminate upon the first to occur of the disapproval of the business combination by our Board of Directors, its disapproval by the stockholders, its abandonment by any of the parties to it, or its effective date.

Issuance of Additional Units

As general partner of the Operating Partnership, we can, without the consent of the limited partners, cause the Operating Partnership to issue additional units representing general or limited partnership interests. A new issuance may include preferred units, which may have rights which are different and/or superior to those of general partnership units and limited partnership units.

Capital Contributions

The operating partnership agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to it from borrowings or prior capital contributions, we as general partner have the right to raise additional funds required by the Operating Partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the Operating Partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also provides that we will contribute cash or other property received in exchange for the issuance of equity stock to the Operating Partnership in exchange for units. Upon the contribution of the cash or other property received in exchange for the issuance of a share, we will receive one general partnership common unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than a share, we shall receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock. If we so contribute additional capital to the Operating Partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event we contribute any additional capital.

Distributions

The operating partnership agreement sets forth the manner in which distributions from the Operating Partnership will be made to unit holders. Distributions from the Operating Partnership are made at the times and in the amounts determined by us as the general partner. Under the operating partnership agreement, preferred units, if any, may entitle their holders to distributions prior to the payment of distributions for the units. The agreement further provides that remaining amounts available for distribution after distributions for preferred units, if any, will be distributed at the times and in the amounts we determine as the general partner in our sole discretion, pro rata, to the holders of the general partnership units and the limited partnership units, in accordance with the number of units that they hold (provided that Lightstone SLP II LLC will also be entitled to its share of distributions as described in “Subordinated Profits Interests,” above). We will also distribute the remaining amounts to the holders of preferred units, if any, which are entitled to share in the net profits of the operating partnership beyond, or in lieu of, the receipt of any preferred return. Liquidating distributions will generally be made in the same manner and amounts as operating distributions. The operating partnership agreement also provides that as general partner we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units.

Operations

The operating partnership agreement requires that the Operating Partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the Operating Partnership will not be classified as a publicly traded partnership under the Code.

Pursuant to the operating partnership agreement, the Operating Partnership will assume and pay when due or reimburse us for payment of all administrative and operating costs and expenses incurred by the Operating Partnership and the administrative costs and expenses that we incur on behalf of, or for the benefit of, the Operating Partnership.

Limited Partner Exchange Rights

Pursuant to the terms of the operating partnership agreement and subject to the conditions in the operating partnership agreement, each holder of a limited partnership common unit (but not the holder of the associate general partner units) will have the right, commencing one year from the issuance of the limited partner common units (except in connection with a business combination), to have all or any portion of his or her units exchanged for cash equal to the aggregate market price as of the date of exchange equal to the net equity value of the property or properties as of the date of exchange of the property or properties he or she contributed. However, at our option, we may satisfy the exchange right by delivering a number of shares which has an aggregate market price as of the date of exchange equal to the net equity value of the property or properties he or she contributed. We will make the decision to exercise our right to deliver exchange cash in lieu of shares on a case by case basis at our sole and absolute discretion. The limited partnership units exchanged for cash or common stock will augment our ownership percentage in the Operating Partnership. See — “Extraordinary Transactions” in this section for a description of exchange rights in connection with mergers and other major transactions. However, no limited partner may exchange any limited partnership units for shares at any time if the limited partner’s actual or constructive ownership of our common stock would:

•	violate the 9.8% ownership limit;
•	result in our being “closely held” within the meaning of Code Section 856(h);
•	in the opinion of our counsel, cause us to no longer qualify, or create a material risk that we would no longer qualify, as a REIT; or
•	cause the acquisition of common stock by the limited partner to be integrated with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933.

Any common stock issued to the limited partners upon exchange of their respective limited partnership units may be sold only pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration. We expect to grant holders of partnership interests registration rights for such shares of common stock. See “Shares Eligible for Future Sale — Exchange Rights” and “— Registration Rights.” The interest represented by the limited partnership units exchanged for cash or common stock will augment our ownership percentage interest in the Operating Partnership. The cash necessary to exchange limited partnership units will come from any funds legally available to us or the operating partnership. However, specific funds will not be specially set aside for such purposes, nor will an accounting reserve be established for it. The necessary cash to satisfy the exchange right could come from cash flow not required to be distributed to stockholders to maintain our REIT status, fund operations or acquire new properties, or could come from borrowings. However, as explained above, we always have the option to satisfy the exchange right by the issuance of common stock, and we intend to reserve common stock for that purpose. We will make the decision to exercise our right to satisfy the exchange right by paying to the holder the exchange price or common stock having an aggregate market price on the date the holder exercises the exchange right equal to the exchange price for all units being exchanged on a case by case basis in our sole and absolute discretion.

As general partner, we will have the right to grant similar exchange rights to holders of other classes of units, if any, in the Operating Partnership, and to holders of equity interests in the entities that own our properties.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units into common stock to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged.

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax decisions under the Code on behalf of the Operating Partnership. Tax income and loss will generally be allocated in a manner that reflects the entitlement of the general partner, limited partners and associate general partner to receive distributions from the Operating

Partnership. For a description of other tax consequences stemming from our investment in the operating partnership, see “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships — Income Taxation of the Partnerships and their Partners.”

Duties and Conflicts

Except as otherwise set forth under “Conflicts of Interest” and “Management,” any limited partner may engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership.

Term

The Operating Partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (1) our dissolution, bankruptcy, insolvency or termination, (2) the sale or other disposition of all or substantially all of the assets of the Operating Partnership unless we, as general partner, elect to continue the business of the Operating Partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the Operating Partnership, or (3) by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

Beginning with our taxable year ending December 31, 2009, we elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder and have received the beneficial income tax treatment described below. We intend to continue operating as a REIT so long as our board determines that REIT qualification remains advantageous to us. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) assuming that we timely file an election to be treated as a REIT and such election is not either revoked or intentionally terminated, commencing with our taxable year ending December 31, 2009, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership will be taxed as a partnership and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion was filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.

•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries. A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of capital stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of capital stock. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus. Additionally, the distribution reinvestment program as well as the terms of the options granted to the independent directors contain provisions that prevent them from causing a violation of these tests. Our charter also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our distribution reinvestment program) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in the “Real Property Investments” section of this prospectus. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets may generally be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the

REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of non-qualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions. We may form one or more subsidiary and jointly make the election that would cause each such subsidiary to be treated as a TRS in order to facilitate the acquisition of lodging facilities in the future. It is our intention to lease all acquired lodging facilities to such TRSs, or their subsidiaries.

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under section 11 of the Code, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business,

(iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below.

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). As described below, we expect that amounts received from our TRS, and TRSs we may form to facilitate our acquisition of lodging facilities, will satisfy the conditions of the exception for rents received from a TRS with the result that such amounts will be considered rents from real property.

The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. Generally, amounts received by us from our TRSs with respect to any lodging facilities we own will be considered rents from real property only if the following conditions are met:

•	Each lodging facility must not be managed or operated by us or the TRS to which it is leased, but rather must be managed or operated by an eligible independent contractor that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating lodging facilities for persons not related to us or the TRS. The test for such independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the lodging facility;
•	The lodging facility is a (i) hotel, (ii) motel or (iii) other establishment, more than one-half of the dwelling units in which are used on a transient basis. A dwelling unit is generally understood to be used on a transient basis if, for more than one half of the days in which such unit is used on a rental basis during a taxable year, it is used by a tenant or series of tenants each of whom uses the unit for less than thirty days;
•	The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us; and
•	No wagering activities may be conducted at or in connection with our lodging facilities by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

We expect that all lodging facilities we acquire will be operated in accordance with these requirements with the result that amounts received from a TRS will be considered rents from real property. The TRSs will pay regular corporate rates on any income they earn from the lease of our lodging facilities, as well as any other income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more TRS with which we could enter into leases for any properties in which we may invest. The gross income generated by our TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from our TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we will eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Characterization of Property Leases.  We may purchase either new or existing properties and lease them to tenants. We currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our Operating Partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we might not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the Operating Partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the Operating Partnership, and the Operating Partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the Operating Partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the Operating Partnership if the Operating Partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We presently intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of the Partnerships and their Partners.  Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Organizational Documents — Operating Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation will generally fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2013, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the stockholder’s gain on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. However, it is not anticipated that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (ii) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or

(B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled”. If we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. However, it is not anticipated that our common shares will be “regularly traded” on an established market. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2012, a withholding tax of 30% will be imposed on dividends from, and the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

Distribution Reinvestment Program.  Stockholders who participate in the distribution reinvestment program will recognize taxable dividend income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed dividends will be treated as actual dividends from us to the participating stockholders and will retain the character and U.S. federal income tax effects applicable to all dividends. See “Taxation of U.S. Stockholders” in this section. Stock received under the program will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.

Share Repurchase Program.  A redemption of our shares will be treated under Code Section 302 as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Code Section 302(b) enabling the redemption to be treated as a sale or exchange of our shares. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of

Code Section 302(b). In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Code Section 302(b) is satisfied with respect to any particular stockholder of our shares will depend upon the facts and circumstances at the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of our shares is treated as a distribution that is taxable as dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of ERISA and of Code Section 4975 that may be relevant to a prospective purchaser of the shares. This discussion does not address all aspects of ERISA or Code Section 4975 or, to the extent not pre-empted by ERISA, state law that may be relevant to particular employee benefit plan stockholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Code Section 4975, and governmental plans and church plans that are exempt from ERISA and Code Section 4975 but that may be subject to state law and other Code requirements) in light of their particular circumstances.

General Investment Considerations

A plan fiduciary making the decision to invest in shares is advised to consult its own legal advisor regarding the specific considerations arising under ERISA, Code Section 4975, and (to the extent not pre-empted by ERISA) state law with respect to the purchase, ownership, or sale of shares. Plan fiduciaries should also consider the entire discussion under the preceding section entitled “Material U.S. Federal Income Tax Considerations,” as material contained therein is relevant to any decision by a plan to purchase the shares.

In considering whether to invest a portion of the assets of a plan in shares, plan fiduciaries should consider, among other things, whether the investment:

•	will be in accordance with the documents and instruments governing the plan;
•	will allow the plan to satisfy the diversification requirements of ERISA, if applicable;
•	will result in UBTI to the plan (see “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders — Taxation of Tax-Exempt Stockholders”);
•	will be sufficiently liquid;
•	is prudent under ERISA; and
•	is for the exclusive purpose of providing benefits to participants and their beneficiaries.

The fiduciary of a plan not subject to Title I of ERISA or Code Section 4975, such as a governmental or church plan, should consider that such a plan may be subject to prohibitions against some related-party transactions under Code Section 503, which operate similar to the prohibited transaction rules of ERISA and Code Section 4975. In addition, the fiduciary of any such plan must consider applicable state or local laws, if any, and the restrictions and duties of common law, if any, imposed upon such plan. We express no opinion on whether an investment in shares is appropriate or permissible for any plan under Code Section 503, or under any state, county, local, or other law respecting such plan.

Regulation Under ERISA and the Code

In addition to imposing general fiduciary standards of investment prudence and diversification on persons who are plan fiduciaries, ERISA and the Code prohibit certain transactions involving “plan assets” and persons who have specified relationships to the plan (“parties in interest” under ERISA and “disqualified persons” under the Code).

A prohibited transaction may occur if our assets are deemed to be assets of a benefit plan (i.e., the “look-through rule”) which invests in shares and thereafter a “party in interest” or a “disqualified person” deals with the assets in a manner not permitted under ERISA or the Code. Under such circumstances, any person that exercises authority or control with respect to the management or disposition of plan assets is a plan fiduciary and, therefore, is a “party in interest” and a “disqualified person” capable of participating in a prohibited transaction with the plan. Thus, the action of an employee of ours in dealing with our assets could cause a plan which invests in our shares to be a participant in a prohibited transaction.

Regulations Issued by the Department of Labor

The Department of Labor, or the DOL, issued regulations that provide guidance on the circumstances under which a plan’s investment in shares will be subject to the “look-through rule” and thus turn our assets into plan assets. The DOL regulations provide exceptions to the “look-through rule.” Under the DOL regulation, an exception exists for investments in a “publicly-offered security.” A “publicly-offered security” is a security that is:

•	part of a class of securities that is “widely held,”
•	“freely transferable,” and
•	either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 provided the securities are registered under the Exchange Act within the requisite time.

The DOL regulations provide that a security is “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely-held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the issuer’s control. We represent that the shares will be held by over 100 investors independent of us and of one another and, therefore, should be considered “widely-held.”

The DOL regulations further provide that whether a security is “freely-transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL regulations state that generally, when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, some restrictions ordinarily will not, alone or in combination, affect the determination of the finding that such securities are “freely-transferable.” The DOL regulations indicate that a restriction or prohibition against a transfer or assignment which would result in a termination or reclassification of an entity for U.S. federal or state income tax purposes will not affect the determination of whether securities are “freely transferable.” The ownership limits imposed under our charter on the transfer of the shares are designed to prevent violations of the five or fewer requirement of U.S. federal income tax laws (which would cause a termination of REIT status for U.S. federal income tax purposes) or are otherwise permitted under the DOL regulations and, therefore, we represent that there will be no restrictions imposed on the transfer of shares that will cause the shares to fail to be “freely-transferable.”

The DOL regulations are interpretive in nature and, therefore, no assurance can be given that the DOL will not conclude that the shares are not “freely-transferable,” or not “widely-held.” However, since the shares will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and they will be timely registered under the Exchange Act, we believe that the shares are “publicly offered securities” for purposes of the DOL regulations and that:

•	our assets will not be deemed to be “plan assets” of any plan that invests in the shares; and
•	any person who exercises authority or control with respect to our assets should not be treated as a plan fiduciary of any plan that invests in the shares, for purposes of the prohibited transaction rules of ERISA and Code Section 4975.

Other Prohibited Transactions

In addition, a prohibited transaction may also occur under ERISA or the Code where there are circumstances indicating that:

•	investment in the shares is made or retained for the purposes of avoiding application of the fiduciary standard of ERISA;
•	the investment in the REIT constitutes an arrangement under which it is expected that the REIT will engage in transactions which would otherwise be prohibited if entered into directly by the plan purchasing the shares;

•	the investing plan, by itself, has the authority or influence to cause the REIT to engage in such transactions; or
•	the person who is prohibited from transacting with the investing plan may, but only with the aid of its affiliates and the investing plan, cause the REIT to engage in such transactions with such person.

In any event, a fiduciary or other person investing “plan assets” of any plan should not purchase shares, unless an exemption is available, if we or any of our affiliates either:

•	have investment discretion with respect to the investment of such assets; or
•	have authority or responsibility to give or regularly gives investment advice with respect to such assets, for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular investment needs of such plan.

Any such purchase might result in a non-exempt prohibited transaction under ERISA or Code Section 4975.

Insurance Companies

An insurance company considering an investment in shares should consider whether its general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company’s general account may be deemed to be the plan assets under certain circumstances. In that event, the insurance company might be treated as a party in interest under such plans. However, Prohibited Transaction Exemption 95-60 may exempt some or all of the transactions that could occur as the result of the acquisition of the common stock by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact with respect to their purchase of the shares.

In addition, the Small Business Job Protection Act of 1996 added a new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Code Section 4975. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account. As a result of these regulations, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Code Section 4975 to the extent such assets relate to contracts issued to employee plans on or before December 31, 1998 and the insurer satisfies various conditions. The assets of a plan invested in an insurance company separate account continue to be treated as the plan assets of any such plan.

See “Risk Factors — Employee Benefit Plan Risks — Annual Statement of Value is an Estimate” for an explanation of the annual statement of value we will provide stockholders.

PLAN OF DISTRIBUTION

General

We are offering a maximum of 51,000,000 shares of our common stock to the public through Lightstone Securities (our “dealer manager”), a registered broker-dealer. The shares are being offered at a price of $10.00 per share. All of the shares are being sold through our dealer manager, a registered broker-dealer, on a best-efforts basis. A “best-efforts” basis means that neither the dealer manager nor the soliciting dealers are under any obligation to purchase any of the shares being offered. Therefore, no specified number of shares is guaranteed to be sold and no specified amount of money is guaranteed to be raised from this offering. Our dealer manager may also engage third party soliciting dealers in connection with this offering. Our dealer manager is a subsidiary of our sponsor.

This offering commenced April 24, 2009. Our offering was originally set to expire on February 17, 2011. However, as permitted by Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, on December 13, 2010, our Board of Directors approved an extension of our offering of up to 51,000,000 primary shares and up to 6,500,000 shares pursuant to our distribution reinvestment program until the earlier of the sale of all 57,500,000 shares or February 17, 2012. We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and the distribution reinvestment program. We may terminate this offering at any time.

Until we achieve the maximum offering, Lightstone SLP II LLC will purchase the subordinated profits interests of our Operating Partnership semiannually, at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. Lightstone SLP II LLC will be entitled to a portion of any regular distributions made by the operating partnership, but only after our stockholders receive a stated preferred return. Our sponsor has elected through December 31, 2010 and may in the future elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value. The proceeds received from the cash sale of subordinated profits interests, if any, will be used to pay dealer manager fees and selling commissions. If our sponsor elects to purchase subordinated profits interests with interests in real properties, a majority of our Board of Directors (including a majority of our independent directors) will determine the value of the interest based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying property. Any subordinated profits interests purchased with the sponsor’s interest in real property may have property level secured indebtedness to which our purchase may be subject. In determining the value of such interests, the Board of Directors will consider our individual and portfolio leverage limitations, the maturity date and interest rate of any such indebtedness and the current state of the real estate debt markets at the time of such purchase in determining the value of such property.

In order to fulfill our sponsor’s commitment as described above, on June 30, 2010 our sponsor elected to contribute a 26.25% equity interest in Brownmill in exchange for 25 subordinated profits interests with an aggregate value of approximately $2.5 million. On December 30, 2010 our sponsor elected to contribute an additional 8.163% equity interest in Brownmill in exchange for 8 subordinated profits interests with an aggregate value of approximately $0.8 million. As a result, we have an aggregate 34.413% equity interest in Brownmill LLC as of December 31, 2010. See “Investment Objectives and Strategies — Specific Investments” section appearing elsewhere in this prospectus.

Factors Used to Determine Offering Price

Our Board of Directors determined the offering price of the common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. It determined the offering price of our shares of common stock based primarily on the range of offering prices of other REITs that do not have a public trading market. In addition, our Board of Directors set the offering price of our shares at $10, a round number, in order to facilitate calculations relating to the offering price of our shares. However, the offering price of our shares of common stock may not reflect the price at which the shares may trade if they were listed on an exchange or actively traded by brokers, or the proceeds that a stockholder may receive if we were liquidated or dissolved.

Dealer Manager

Our dealer manager, organized in 2004, is an affiliate of us and our sponsor and is registered as a broker-dealer. Through The Lightstone Group, Mr. Lichtenstein controls and indirectly owns a majority of our dealer manager. Although the principal business function of the dealer manager will be to sell our common stock, the dealer manager may participate in other offerings for our sponsor and its affiliates, and may from time to time participate in sales for entities unaffiliated to us or to our sponsor. Our dealer manager was also the dealer manager for the Lightstone I initial public offering.

As of June 30, 2010, we had received aggregate gross offering proceeds of approximately $25.9 million from the sale of approximately 2.6 million shares in our initial public offering, including subscription proceeds held in escrow for Pennsylvania and Massachusetts investors of $0.6 million. Since we have received in excess of $25.5 million in aggregate gross offering proceeds, we have satisfied our minimum offering requirements for Pennsylvania and Massachusetts. As a result, on July 6, 2010, we broke escrow with respect to subscriptions received from Pennsylvania and Massachusetts investors, which were maintained at our third-party escrow agent until we sold at least $25.5 million of shares of our common stock.

Subscription Process

We are offering up to 51,000,000 shares of our common stock to the public through the dealer manager and the soliciting dealers, as our agents. The agreement between our dealer manager and the soliciting dealers requires the soliciting dealers to make diligent inquiries of you in order to find out whether a purchase of our common stock is suitable and appropriate for you, and to transmit promptly to us the completed subscription documentation and any supporting documentation we may reasonably require. In addition, our sponsor, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information.

The dealer manager or a soliciting dealer is also required to deliver to you a copy of our final prospectus and its appendices. We plan to make this prospectus and the appendices available electronically to the dealer manager and the soliciting dealers, as well as to provide them paper copies. As a result, if the dealer manager or a soliciting dealer chooses to, with your prior consent, it may provide you with the option of receiving this prospectus and the appendices electronically. In any case, however, you may always receive a paper copy upon request.

Our common stock is being sold as subscriptions for the common stock which are received and accepted by us. We have the unconditional right to accept or reject your subscription. Your subscription will be accepted or rejected within 10 business days after our receipt of a fully completed copy of the subscription agreement and payment for the number of shares of common stock subscribed for. If we accept your subscription, a confirmation will be mailed to you not more than three business days after our acceptance. No sale of our common stock may be completed until at least five business days after the date you receive our final prospectus as filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and, if required by state regulatory authorities, a copy of our organizational documents. If for any reason your subscription is rejected, your funds and your subscription agreement will be returned to you, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within 10 business days after receipt.

Representations and Warranties in the Subscription Agreement

The subscription agreement requires you to make the following factual representations:

•	Your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;
•	You received a copy of our final prospectus not less than five business days prior to signing the subscription agreement;

•	You meet the minimum income, net worth and any other applicable suitability standards established for you;
•	You are purchasing our common stock for your own account; and
•	You acknowledge that our common stock is illiquid.

Each of the above representations is included in the subscription agreement in order to help satisfy our responsibility, which our broker dealers will undertake as our agents, to make every reasonable effort to determine that the purchase of our common stock is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any common stock to you unless you are able to make the above factual representations by executing the subscription agreement. You must separately sign or initial each representation made in the subscription agreement and, except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

By executing the subscription agreement, you will not be waiving any rights under federal or state law.

Determination of Your Suitability as an Investor

We, our dealer manager, each soliciting dealer and our sponsor will make reasonable efforts to determine that you satisfy the suitability standards set forth herein and that an investment in our common stock is an appropriate investment for you. The soliciting dealers must determine whether you can reasonably benefit from this investment. In making this determination, the soliciting dealers will consider whether:

•	you have the capability of understanding fundamental aspects of our business based on your employment experience, education, access to advice from qualified sources such as attorneys, accountants and tax advisors and prior experience with investments of a similar nature;
•	you have an apparent understanding of:
•	the fundamental risks and possible financial hazards of this type of investment;
•	the fact that the shares are illiquid;
•	the role of our advisor in directing or managing your investment in our company;
•	the tax consequences of your investment; and
•	you have the financial capability to invest in our common stock.

By executing the subscription agreement, each soliciting dealer acknowledges its determination that our common stock is a suitable and appropriate investment for you. Each soliciting dealer is required to represent and warrant that it has complied with all applicable laws in determining the suitability of our common stock as an investment for you, which each will do in its capacity as our agent. We and our affiliates will coordinate the processes and procedures used by the dealer manager and the soliciting dealers and, where necessary, implement additional reviews and procedures to determine that you meet the suitability standards set forth in this prospectus.

Compensation We Will Pay for the Sale of Our Shares

You will not be responsible for any commissions on any sales of shares under this offering. Our operating partnership will issue subordinated profits interests to Lightstone SLP II LLC, which is majority owned and controlled by our sponsor, in exchange for an amount equal to 10% of the gross offering proceeds raised in this offering. If we raise the maximum $510,000,000, we expect to pay a total of $51,000,000 in selling commissions and in dealer manager fees. Our sponsor may elect to purchase subordinated profits interests with either cash or contributions of interests in real property of equivalent value. We cannot currently determine the value of these subordinated profits interests, which depends upon results of operations, but the initial sale price of each such unit will be $100,000. With the proceeds from the cash sale of the subordinated profits interests, we will pay expenses and commissions to the dealer manager, who may reallow them to the soliciting dealers.

All dealer manager fees and selling commissions will be paid with the proceeds from the sale of subordinated profits interests to Lightstone SLP II LLC if our sponsor elects to purchase subordinated profits interests for cash. Lightstone SLP II LLC will purchase subordinated profits interests of our Operating Partnership at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. These subordinated profits interests will also entitle Lightstone SLP II LLC to a portion of any regular distributions made by the operating partnership, but only if our stockholders receive a 7% preferred return. Our sponsor may elect to contribute interests in real property in lieu of cash in exchange for subordinated profits interests. We will pay dealer manager fees and selling commissions with proceeds from this offering to the extent that our sponsor elects to contribute interests in real property in exchange for subordinated profits interests. In order to fulfill our sponsor’s commitment as described above, through December 31, 2010 our sponsor has elected to contribute an aggregate 34.413% equity interest in Brownmill in exchange for 33 subordinated profits interests with an aggregate value of approximately $3.3 million. See “Investment Objectives and Strategies — Specific Investments” section appearing elsewhere in this prospectus.

The subordinated profits interests entitle Lightstone SLP II LLC to certain distributions from our Operating Partnership. For a more detailed discussion of distribution apportionment, see “Operating Partnership Agreement — Subordinated Profits Interests.”

We will use the cash proceeds, if any, from the sale of subordinated profits interests to Lightstone SLP II LLC to pay all broker dealer fees and selling commissions. Accordingly, none of the payments described below will reduce the amount which we will invest to acquire property. Except for the special sales described later in this section, we will pay the dealer manager selling commissions of 7% on all of the shares of common stock sold. All of these selling commissions will be reallowed to soliciting dealers as compensation for their services in soliciting and obtaining subscriptions from you and other investors. Except for the special sales described later in this section, we will pay the dealer manager 3% of the gross offering proceeds in the form of a dealer manager fee as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and paying the employment costs of the dealer manager’s wholesalers. Out of its dealer manager fee, the dealer manager may pay salaries and commissions to its wholesalers of up to 3% of gross offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. Generally, the dealer manager will not give any portion of the dealer manager fee to soliciting dealers unless they have a prescribed minimum annual sales volume of our common stock. Marketing and due diligence costs paid by the dealer manager on behalf of, or to, the soliciting dealers may be deducted from any portion of the dealer manager fee payable to the soliciting dealers.

Registered Investment Advisers and Bank Trust Departments

We will not pay any selling commissions in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares. In all events, the amount of the dealer manager fee and any services or other fee paid in connection with the sale of shares to investors whose contracts for investment advisor or related brokerage services include a fixed or wrap fee feature will not exceed 10% of the gross proceeds of the shares acquires by such investors.

Estimated Dealer Manager Compensation and Expenses

Set forth below is a table indicating the estimated dealer manager compensation and expenses that will be paid in connection with the offering.

	Per Unit Sold	Total Maximum
Selling commissions	$0.70	$35,700,000
Dealer manager fees	$0.30	$15,300,000
Total	$1.00	$51,000,000
	(before marketing and due diligence)

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders.

Other Dealer Manager Commission Arrangements

No selling commissions or dealer manager fees are payable in connection with the purchase of shares under the distribution reinvestment program or the redemption of shares under the share repurchase program.

We will not pay selling commissions in connection with the following sales:

•	the sale of common stock to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions; and
•	the common stock credited to an investor as a result of a volume discount.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase our common stock; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the common stock.

We will provide, on an annual basis, a per-share estimated value of our common stock, the method by which we developed such value and the date of the data we used to estimate such value, in accordance with the rules of FINRA.

Volume Discounts

We will offer a reduced share purchase price to “single purchasers” on orders of more than $250,000 and selling commissions paid to Lightstone Securities and participating broker-dealers will be reduced by the amount of the share purchase price discount. The share purchase price will be reduced for each incremental share purchased in the total volume ranges set forth in the table below. The reduced purchase price will not affect the amount we receive for investment.

For a “Single Purchaser”	Purchase Price per Share for Incremental Share in Volume Discount Range	Selling Commission per Share for Incremental Share in Volume Discount Range
$2,000 – $250,000	$10.00	$0.70
250,001 – 500,000	9.85	0.55
500,001 – 750,000	9.70	0.40
750,001 – 1,000,000	9.60	0.30
1,000,001 – 5,000,000	9.50	0.20

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional whole shares. Selling commissions will not be paid on any shares issued for a volume discount.

As an example, a single purchaser would receive 50,380 shares rather than 50,000 shares for an investment of $500,000 and the selling commission would be $31,250. The discount would be calculated as follows: On the first $250,000 of the investment there would be no discount and the purchaser would receive 25,000 shares at $10 per share. On the remaining $250,000, the per share price would be $9.85 and the purchaser would receive 25,380 shares.

Selling commissions for purchases of $5,000,000 or more may, in our sole discretion, be reduced to $0.20 per share or less. In the event of a sale of $5,000,000 or more, we will supplement this prospectus to include: (i) the aggregate amount of the sale, (ii) the price per share paid by the purchaser and (iii) a statement that other investors wishing to purchase at least the amount described in (i) will pay no more per share than the initial purchaser.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;
•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;
•	all funds and foundations maintained by a given corporation, partnership or other entity; and
•	all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity (except an investment advisor registered under the Investment Advisers Act of 1940) exercises discretionary authority with respect to an investment in our company.

In the event a single purchaser described in the last four categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, subsequent to its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay U.S. federal income tax may only be combined with purchases by other entities not required to pay U.S. federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay U.S. federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay U.S. federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay U.S. federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the availability of quantity discounts;
•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;
•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and
•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Electronic Prospectus

An electronic prospectus is available on our Internet Web site, www.lightstonereit.com. We will not make shares available for sale on this Internet Web site. An investor can only purchase our shares through his, her or its broker-dealer who has entered into a soliciting dealers agreement with Lightstone Securities. Other than the prospectus in electronic format, the information on our Internet Web site is not part of this prospectus.

Indemnification

We have agreed to indemnify the dealer manager and the soliciting dealers against certain liabilities arising under the Securities Act of 1933, as amended, against any and all loss, liability, claim, damage and expense caused by any untrue statement or alleged untrue statement of a material fact contained in this prospectus (or any amendment or supplement thereto), or the omission or alleged omission of a material fact required to be stated or necessary to make the statements in this prospectus not misleading, subject to certain exceptions. We may advance expenses to any indemnified party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is sought, subject to the satisfaction of certain conditions. We are not required to indemnify our dealer manager for violations of the federal or state securities laws unless our dealer manager is found successful on the merits, the claims against our dealer manager are dismissed with prejudice or a court approves a settlement of the claims and, in each case, the court approves indemnification of the litigation costs.

WHO MAY INVEST

In order to purchase shares, you must:

•	Meet the financial suitability standards, and
•	Purchase at least the minimum number of shares.

Suitability Standards

Because an investment in our common stock is risky and is a long-term investment, it is suitable for you only if you have adequate financial means to make this investment, you have no immediate need for liquidity in your investment and you can bear the loss of your investment. We have established financial suitability standards for investors who purchase shares of our common stock, which are set forth following the cover page hereof.

Minimum Purchase

Subject to the restrictions imposed by state law, we will sell shares of our common stock only to investors who initially purchase a minimum of 200 shares of common stock for a total purchase price of $2,000, including tax-exempt entities. Tax-exempt entities are generally any investor that is exempt from U.S. federal income taxation, including:

•	a pension, profit-sharing, retirement or other employee benefit plan which satisfies the requirements for qualification under Code Sections 401(a), 414(d) or 414(e);
•	a pension, profit-sharing, retirement or other employee benefit plan which meets the requirements of Code Section 457;
•	trusts that are otherwise exempt under Code Section 501(a);
•	a voluntary employees’ beneficiary association under Code Section 501(c)(9); or
•	an IRA which meets the requirements of Code Section 408.

The term “plan” includes plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Code Section 4975, governmental or church plans that are exempt from ERISA and Code Section 4975, but that may be subject to state law requirements, or other employee benefit plans.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described above may purchase shares of common stock. See “Who May Invest” and “Plan of Distribution — Determination of Investor Suitability,” above, for the suitability standards. Investors who want to purchase shares should proceed as follows:

•	Read the entire final prospectus and the current supplement(s), if any, accompanying the final prospectus.
•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in the prospectus as Appendix C.
•	Deliver a check for the full purchase price of the shares being subscribed for, payable to “Wells Fargo Bank, NA, Escrow Agent for Lightstone II” along with the completed subscription agreement to the soliciting dealer. The name of the soliciting dealer appears on the subscription agreement.
•	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

A sale of the shares may not be completed until at least five business days after the subscriber receives our final prospectus as filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended. Within 10 business days of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within 10 business days after we received it.

An approved trustee must process through us and forward to us subscriptions made through individual retirement accounts, Keogh plans and 401(k) plans. In the case of individual retirement accounts, Keogh plans and 401(k) plan stockholders, we will send the confirmation to the trustee.

SALES LITERATURE

In addition to and apart from this prospectus, we may use supplemental sales material in connection with the offering. This material may consist of a brochure describing the advisor and its affiliates and our objectives. The material may also contain pictures and summary descriptions of properties similar to those we intend to acquire that our affiliates have previously acquired. This material may also include audiovisual materials and taped presentations highlighting and explaining various features of the offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate. Business reply cards, introductory letters and seminar invitation forms may be sent to the dealer members of the Financial Industry Regulatory Association designated by Lightstone Securities and prospective investors. No person has been authorized to prepare for, or furnish to, a prospective investor any sales literature other than that described herein and “tombstone” newspaper advertisements or solicitations of interest that are limited to identifying the offering and the location of sources of further information.

The use of any sales materials is conditioned upon filing with and, if required, clearance by appropriate regulatory agencies. Such clearance (if provided), however, does not indicate that the regulatory agency allowing the use of the materials has passed on the merits of the offering or the adequacy or accuracy of the materials.

This offering is made only by means of this prospectus. Except as described herein, we have not authorized the use of other supplemental literature or sales material in connection with this offering.

DISTRIBUTION REINVESTMENT AND SHARE REPURCHASE PROGRAMS

Distribution Reinvestment Program

We are registering 6,500,000 shares of our common stock to be sold pursuant to our distribution reinvestment program on the registration statement of which this prospectus is a part. Our distribution reinvestment program provides our stockholders with an opportunity to purchase additional shares of common stock by reinvesting distributions. Stockholders who elect to participate in the distribution reinvestment program will authorize us to use distributions payable to them to purchase additional shares of common stock. A participant will not be able to acquire common stock under the program if the purchase would cause it to exceed the 9.8% ownership limit or would violate any of the other share ownership restrictions imposed by our charter. Participation in the distribution reinvestment program is limited to stockholders who purchase shares pursuant to this offering. Stockholders who have received a copy of this prospectus and participate in this offering may elect to participate in and purchase shares through the distribution reinvestment program at any time and would not need to receive a separate prospectus relating solely to such program.

As further explained below, purchases under the distribution reinvestment program are made at an initial discounted price of $9.50 per share. This reduced price reflects a decrease in costs associated with these issuances.

Participants in the distribution reinvestment program may also purchase fractional shares of common stock, so that 100% of distributions will be used to acquire common stock. Common stock will be purchased under the distribution reinvestment program on the record date for the distribution used to purchase the common stock. Distributions on common stock acquired under the distribution reinvestment program will be paid at the same time as distributions are paid on common stock purchased outside the program and are calculated with a daily record and distribution declaration date. Each participant agrees that he or she will promptly notify us in writing if his or her financial condition changes at any time prior to listing the common stock on a national securities exchange or inclusion of them for quotation on a national market system.

Participants in the dividend reinvestment program acquire our shares at an initial fixed price of $9.50 per share, which will continue until the earlier of (1) the increase of the public offering price per share of common stock in the offering from $10 per share, if there is an increase, and (2) the termination of the offering. Thereafter, participants may acquire our shares at a price equal to, at our option, either (i) 95% of the then current net asset value per share as estimated by our Board of Directors from time to time in good faith or (ii) $9.50 per share, provided that any discount on the purchase will not exceed 5%.

Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated value per share may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets. In the event of listing or inclusion, we will purchase shares for the distribution reinvestment program on the exchange or market at the prevailing market price. We will then sell the shares to stockholders at that price. The discount from the public offering price per share will not exceed 5% of the market price of a share on the date of purchase. It is possible that a secondary market will develop for the shares, and that the prices on the secondary market will be lower or higher than the price of shares purchased through the distribution reinvestment program.

Because we have no intention of establishing this secondary market for our shares, however, it is unlikely that one will develop unless we list the shares on a national stock exchange or include them for quotation on a national market system. If a secondary market does develop, we may purchase shares in this secondary market for sale under the distribution reinvestment program, and if we choose to do so, participants will pay the price we paid to purchase such shares, which may be higher or lower than otherwise set forth in this section. In the unlikely event that we do purchase shares in the secondary market and we use the services of a broker, we will allocate the costs of such broker among all the participants in the plan. We will not charge these investors for any fees other than the actual third party out-of-pocket expenses that we would incur in the secondary market. Neither we nor our affiliates will receive a fee for selling shares through the distribution reinvestment program. We do not warrant or guarantee that participants will acquire shares at the lowest possible price through the program.

A participant may stop participating in the distribution reinvestment program at any time without penalty, by delivering written notice to us. Prior to listing the shares on a national stock exchange or including them for quotation on a national market system, any transfer of shares by a participant to a non-participant will terminate participation in the distribution reinvestment program with respect to the transferred shares. Within 90 days after the end of our fiscal year, we provide each participant with an individualized report on his or her investment, including the purchase date(s), purchase price and number of shares owned, as well as the dates of distribution and amount of distributions received during the prior fiscal year. Prior to listing the shares as described above, we will not issue share certificates except to stockholders who make a written request therefore, and ownership of these shares will be in book-entry form.

The individualized statement to participants will include receipts and purchases relating to each participant’s participation in the distribution reinvestment program including the tax consequences relative thereto. The directors, including a majority of independent directors, by majority vote may amend or terminate the distribution reinvestment program upon 30 days notice to participants.

Stockholders who participate in the distribution reinvestment program will recognize dividend income, taxable to the extent of our current or accumulated earnings and profits, in the amount and as though they had received the cash rather than purchased shares through the distribution reinvestment program. These deemed dividends will be treated as actual dividends and will retain the character and tax effects applicable to all dividends. In addition, the 5% discount applicable to shares purchased under the distribution reinvestment program will itself be treated as a deemed distribution to the purchaser. Shares received under the distribution reinvestment program will have a holding period, for tax purposes, beginning with the day after purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders” for a full discussion of the tax effects of distributions.

We will not issue certificates representing shares purchased through the distribution reinvestment program and the ownership of these shares will be in book-entry form.

No selling commissions or dealer manager fees are payable in connection with the distribution reinvestment program.

Share Repurchase Program

Prior to the time that our shares are listed on a national securities exchange, the share repurchase program may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. The prices at which stockholders who have held shares for the required one-year period may sell shares back to us are as follows:

•	during the current offering period, $9.00 per share. This is a reduction of $1.00 from the $10.00 offering price per share;
•	during the 12 months following the termination of the offering period, the lesser of (i) $9.50 per share or (ii) the purchase price per share if purchased from Lightstone Securities at a reduced price in accordance with the volume discounts; and
•	after 12 months following the termination of the offering period, the lesser of (i) $10.00 per share or (ii) the purchase price per share if purchased from Lightstone Securities at a reduced price in accordance with the volume discounts.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through the share repurchase program, although if a stockholder redeems all of its shares our Board of Directors has the discretion to exempt shares purchased pursuant to the dividend reimbursement plan from this one-year requirement. Our affiliates will not be eligible to participate in the share repurchase program.

Pursuant to the terms of the share repurchase program, we will make repurchases, if requested, at least once quarterly. Each stockholder whose redemption request is granted will receive the redemption amount within 30 days after the fiscal quarter in which we grant its redemption request. Subject to the limitations described in this prospectus, we will also redeem shares upon the request of the estate, heir or beneficiary of a deceased stockholder. We will limit the number of shares redeemed pursuant to our share redemption program as follows: during any 12-month period, we will not redeem in excess of two percent (2.0%) of the weighted average number of shares outstanding during the prior calendar year.

From our inception through December 31, 2009, we did not receive any requests to redeem shares under our share repurchase program. For the year ended December 31, 2010, we received requests to redeem 2,675 common shares pursuant to our share repurchase program. We redeemed 100% of the redemption requests at an average price per share of $9.00 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our common shares pursuant to our distribution reinvestment plan and from our operating funds.

Our Board of Directors, at its sole discretion, may choose to terminate the share repurchase program after the end of the offering period, or reduce or increase the number of shares purchased under the program, if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution. A determination by our Board of Directors to eliminate, reduce or increase the share repurchase program will require the unanimous affirmative vote of the independent directors.

No selling commissions or dealer manager fees are payable in connection with the share repurchase plan.

Our Board of Directors reserves the right in its sole discretion at any time and from time to time to:

•	waive the one-year holding period in the event of the death of a stockholder, a stockholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;
•	reject any request for redemption;
•	change the purchase price for redemptions; or
•	otherwise amend the terms of, suspend or terminate our share repurchase program.

Funding for the share repurchase program will come exclusively from proceeds we receive from the sale of shares under our distribution reinvestment program and other operating funds, if any, as our Board of Directors, at its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. However, the stockholder may withdraw the request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

If funds available for our share redemption program are not sufficient to accommodate all requests, shares will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a stockholder; next pro rata as to redemptions to stockholders who demonstrate, in the discretion of our Board of Directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, pro rata as to all other redemption requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for redemption, except that the minimum number of shares that must be presented for redemption shall be at least 25% of the holder’s shares. However, provided that your redemption request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by stockholder who is deemed by our Board of Directors to be disabled or in need of long-term care; (3) by a stockholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for redemption; provided, however, that any future redemption request by such stockholder must present for redemption at least 25% of such stockholder’s remaining shares.

A stockholder who wishes to have shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our Board of Directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unredeemed shares may be passed to an estate, heir or beneficiary following the death of a stockholder.

A stockholder requesting the redemption of his shares due to a disability must mail or deliver to us a written request on a form provided by us, including the evidence acceptable to our Board of Directors of the stockholder’s disability. If the shares are to be redeemed under any conditions outlined herein, we will forward the documents necessary to effect the redemption, including any signature guaranty we may require.

Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national stock exchange, inclusion of the shares for quotation on a national market system, or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Shares we purchase under the share repurchase program will be canceled, and will have the status of authorized but unissued shares. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, reduce or otherwise change the share repurchase program, we will send a letter to stockholders informing them of the change, and we will disclose the changes in quarterly reports filed with the Securities and Exchange Commission on Form 10-Q.

REPORTS TO STOCKHOLDERS

Our advisor will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of these books of account, together with a copy of our charter, will at all times be maintained at our principal office, and will be open to inspection, examination and duplication at reasonable times by the stockholders or their agents.

The advisor will submit to each stockholder our audited annual reports within 120 days following the close of each fiscal year. The annual reports will contain the following:

•	audited financial statements;
•	the ratio of the costs of raising capital during the period to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of fees paid to the advisor and any affiliate of the advisor, including fees or charges paid to the advisor and to any affiliate of the advisor by third parties doing business with us;
•	our total operating expenses, stated as a percentage of the average invested assets and as a percentage of net income;
•	a report from the independent directors that the policies, objectives and strategies we follow are in the best interests of our stockholders and the basis for such determination; and
•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, the directors, the advisor and any of their affiliates occurring in the year for which the annual report is made. Independent directors are specifically charged with the duty to examine and comment in the report on the fairness of such transactions.

In addition, unaudited quarterly reports containing the information required by Form 10-Q will be submitted to each stockholder within 45 days after the close of each quarterly fiscal period. Also, each stockholder will be provided our unaudited semi-annual reports within 270 days following the close of each fiscal year. The semi-annual reports will contain the same type of information as the annual reports described above.

At the same time as any distribution, we will provide stockholders with a statement disclosing the source of the funds distributed. If the information is not available when the distribution is made, we will provide a statement setting forth the reasons why the information is not available. In no event will the information be provided to stockholders more than 60 days after we make the distribution. We will include in our stockholders’ account statements an estimated value of our shares that will comply with the requirements of NASD Rule 2340.

Within 60 days following the end of any calendar quarter during the period of the offering in which we have closed an acquisition of a property, we will submit a report to each stockholder containing:

•	the location and a description of the general character of the property acquired during the quarter;
•	the present or proposed use of the property and its suitability and adequacy for that use;
•	the terms of any material leases affecting the property;
•	the proposed method of financing, if any, including estimated down payment, leverage ratio, prepaid interest, balloon payment(s), prepayment penalties, “due-on-sale” or encumbrance clauses and possible adverse effects thereof and similar details of the proposed financing plan; and
•	a statement that title insurance has been or will be obtained on the property acquired.

In addition, during the period of the offering we will send a report to each stockholder and submit to prospective investors when the advisor believes a property will probably be acquired:

•	on specified terms, i.e., upon completion of due diligence which includes review of the title insurance commitment, appraisal and environmental analysis; and
•	involving the use of 10% or more, on a cumulative basis, of the net proceeds of the offering.

After the completion of the last acquisition, the advisor will, upon request, send a schedule to the Commissioner of Corporations of the State of California. The schedule, verified under the penalty of perjury, reflects: each acquisition made; the purchase price paid; the aggregate of all acquisition expenses paid on each transaction; and a computation showing compliance with our charter. We will, upon request, submit to the Commissioner of Corporations of the State of California or to any of the various state securities administrators, any report or statement required to be distributed to stockholders pursuant to our charter or any applicable law or regulation.

In addition, we will annually prepare a comparison between our compensation structure and the compensation structure prescribed by the NASAA REIT Guidelines. Certain state securities regulators, including the Securities Division of the Commonwealth of Massachusetts, the Arizona Corporation Commission, the Alabama Securities Commission, the Arkansas Securities Department, the Securities Division of the Secretary of State of Indiana, the Securities and Regulated Industries Bureau of the Iowa Insurance Division, the Securities Division of the Secretary of State of Missouri, the Securities Division of the New Mexico Regulation and Licensing Department, the Pennsylvania Securities Commission, the Securities Division of the Department of Commerce and Insurance of Tennessee, the Texas State Securities Board and the Virginia Division of Securities and Retail Franchising require us to deliver this comparison for their review on a regular basis. See “Prospectus Summary — Compensation Restrictions.”

The accountants we regularly retain will prepare our U.S. federal tax return and any applicable state income tax returns. We will submit appropriate tax information to the stockholders within 30 days following the end of each of our fiscal years. We will not provide a specific reconciliation between generally accepted accounting principles and income tax information to the stockholders. However, the reconciling information will be available in our office for inspection and review by any interested stockholder. Annually, at the same time as the dissemination of appropriate tax information (including a Form 1099) to stockholders, we will provide each stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of shares owned, as well as the dates of distribution and amounts of distributions received during the prior fiscal year. The individualized statement to stockholders will include any purchases of shares under the distribution reinvestment program. Stockholders requiring individualized reports on a more frequent basis may request these reports. We will make every reasonable effort to supply more frequent reports, as requested, but we may, at our sole discretion, require payment of an administrative charge either directly by the stockholder, or through pre-authorized deductions from distributions payable to the stockholder making the request.

We may deliver to our stockholders each of the reports discussed in this section, as well as any other communications that we may provide them with, by E-mail or by any other means.

See “Risk Factors; Employee Benefit Plan Risks; Annual Statement of Value is an Estimate” for an explanation of the annual statement of value we provide to stockholders.

LITIGATION

We are not subject to any material pending legal proceedings.

RELATIONSHIPS AND RELATED TRANSACTIONS

On May 20, 2008, Lightstone Value Plus REIT II LLC purchased 20,000 shares for $10.00 per share from us in connection with our organization. Our advisor also made a capital contribution of $2,000 to Lightstone Value Plus REIT II LP, our Operating Partnership, in exchange for 200 limited partnership units of the operating partnership. The 200 limited partnership units received by our advisor may be exchanged, at its option, for 200 shares identical to those being offered pursuant to the prospectus included in this registration statement, subject to our option to pay cash in lieu of such shares. No sales commission or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration in Section 4(2) of the Securities Act because the transactions did not involve any public offering.

We have entered into agreements to pay our advisor, our Property Managers, our dealer manager and their affiliates fees or other compensation for providing services to us, as more fully described in “Compensation Table.”

Our Operating Partnership will issue subordinated profits interests to Lightstone SLP II LLC in exchange for an amount equal to 10% of the gross proceeds raised in this offering. Lightstone SLP II, LLC will purchase the subordinated profits interests of our Operating Partnership at a cost of $100,000 per unit and has the option to pay in cash or with interests in real property of equivalent value. Lightstone SLP II LLC is majority owned by The Lightstone Group.

In order to fulfill our sponsor’s commitment as described above, through December 31, 2010 our sponsor has elected to contribute an aggregate 34.413% equity interest in Brownmill in exchange for 33 subordinated profits interests with an aggregate value of approximately $3.3 million. See “Specific Investments” section appearing elsewhere in this prospectus.

LEGAL MATTERS

Proskauer Rose LLP, has passed upon the legal matters in connection with our status as a REIT for U.S. federal income tax purposes. Proskauer Rose LLP does not purport to represent our stockholders or potential investors, who should consult their own counsel. Proskauer Rose LLP also provides legal services to our sponsor, advisor and their affiliates.

Proskauer Rose LLP has reviewed the statements in the section in the prospectus titled “Material U.S. Federal Income Tax Considerations” and elsewhere as they relate to U.S. federal income tax matters and the statements in the section in the prospectus titled “ERISA Considerations.”

Venable LLP has passed upon the legality of the common stock and certain matters of Maryland law in connection with our organization. Venable LLP does not purport to represent our stockholders or potential investors, who should consult their own counsel.

EXPERTS

The consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2010, and for the year then ended included in this prospectus have been audited by EisnerAmper LLP (“EisnerAmper”), independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On August 16, 2010, we were notified that Amper, Politziner and Mattia, LLP (“Amper”) had combined its practice with that of Eisner LLP and the name of the combined practice operates under the name EisnerAmper.

The consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2009, and for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008 included in this prospectus have been audited by Amper, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA” as of December 31, 2010 and January 1, 2010, and for the years ended December 31, 2010 and January 1, 2010 included in this prospectus have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Brownmill LLC as of December 31, 2010, and for the period from April 1, 2010 through December 31, 2010 included in this prospectus have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with this offering. This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all of its exhibits and schedules which we have filed with the SEC and which may be inspected and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
OF
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
AND SUBSIDIARIES
(a Maryland Corporation)

Page
Audited Financial Statements for Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries:
Reports of Independent Registered Public Accounting Firms	F-2
Financial Statements:
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-4
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008	F-5
Consolidated Statements of Stockholder’s Equity for years ended December 31, 2010 and 2009 and the period April 28, 2008 (date of inception) through December 31, 2008	F-6
Consolidated Statements of Cash Flows for years ended December 31, 2010 and 2009 and the period April 28, 2008 (date of inception) through December 31, 2008	F-7
Notes to Consolidated Financial Statements	F-8
Audited Financial Statements for Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”:
Report of Independent Registered Public Accounting Firm	F-31
Financial Statements:
Balance Sheet as of December 31, 2010	F-32
Statements of Operations for the years ended December 31, 2010 and January 1, 2010	F-33
Statements of Members’ Equity for years ended December 31, 2010 and January 1, 2010	F-34
Statements of Cash Flows for years ended December 31, 2010 and January 1, 2010	F-35
Notes to Financial Statements	F-36
Audited Financial Statements for Brownmill, LLC:
Report of Independent Registered Public Accounting Firm	F-40
Financial Statements:
Balance Sheet as of December 31, 2010	F-41
Statement of Operations for the period from April 1, 2010 through December 31, 2010	F-42
Statement of Members’ Deficit for the period from April 1, 2010 through December 31, 2010	F-43
Statement of Cash Flows for the period from April 1, 2010 through December 31, 2010	F-44
Notes to Financial Statements	F-45
Pro Forma Financial Statements for Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries:
Introduction	F-50
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2010	F-53
Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2010	F-54
Unaudited Notes to Pro Forma Consolidated Financial Statements	F-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc. and its Subsidiaries

We have audited the accompanying consolidated balance sheet of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

March 31, 2011
Edison, New Jersey

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc. and its Subsidiaries

We have audited the accompanying consolidated balance sheet of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 , and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year ended December 31, 2009 and the period from April 28, 2008 (date of inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia, LLP

March 31, 2010
Edison, New Jersey

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
Assets
Investments in unconsolidated affiliated real estate entity	$3,134,850	$—
Investments in unconsolidated real estate entity, at cost	—	1,690,000
Cash and cash equivalents	18,177,250	8,596,008
Restricted escrow	1,053,287	—
Mortgage loan receivable, net of discount of $10.8 million and zero, respectively	7,088,864	—
Prepaid expenses and other assets	80,993	109,447
Total Assets	$29,535,244	$10,395,455
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$688,022	$1,110,312
Due to sponsor	83,744	1,569,001
Distributions payable	543,357	157,177
Total liabilities	1,315,123	2,836,490
Commitments and contingencies (Note 12)
Stockholders’ Equity:
Company’s stockholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 3,467,148 and 1,236,037 shares issued and outstanding in 2010 and 2009, respectively	34,671	12,360
Additional paid-in-capital	28,067,078	8,616,032
Subscription receivable	(366,052)	(665,882)
Accumulated distributions in excess of net loss	(2,817,359)	(405,503)
Total Company stockholder’s equity	24,918,338	7,557,007
Noncontrolling interests	3,301,783	1,958
Total Stockholders’ Equity	28,220,121	7,558,965
Total Liabilities and Stockholders’ Equity	$29,535,244	$10,395,455

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Period April 28, 2008 (date of inception) through December 31, 2008
	2010	2009
Expenses:
General and administrative costs	$1,050,833	$299,092	$—
Total operating expenses	1,050,833	299,092	—
Operating loss	(1,050,833)	(299,092)	—
Interest income	254,236	50,724	—
Gain on sale of unconsolidated real estate entity	181,259	—	—
Loss from investment in unconsolidated affiliated real estate entity	(165,150)	—	—
Net loss	(780,488)	(248,368)	—
Less: net loss attributable to noncontrolling interests	45	42	—
Net loss applicable to Company’s common shares	$(780,443)	$(248,326)	$—
Net loss per Company’s common share, basic and diluted	$(0.31)	$(0.98)	$—
Weighted average number of common shares outstanding, basic and diluted	2,539,994	254,632	—

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Shares		Common Shares		Additional Paid-In Capital	Subscription Receivable	Accumulated Distributions in Excess of Net Loss	Total Company Stockholders’ Equity	Total Noncontrolling Interests	Total Equity
	Preferred Shares	Amount	Common Shares	Amount
BALANCE, April 28, 2008 (Date of Inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Proceeds from issuance of common shares	—	—	20,000	200	199,800	—	—	200,000	—	200,000
Proceeds from noncontrolling interests	—	—	—	—	—	—	—	—	2,000	2,000
BALANCE, December 31, 2008	—	—	20,000	200	199,800	—	—	200,000	2,000	202,000
Comprehensive loss:
Net loss	—	—	—	—	—	—	(248,326)	(248,326)	(42)	(248,368)
Total comprehensive loss	—	—	—	—	—	—	(248,326)	(248,326)	(42)	(248,368)
Distributions declared	—	—	—	—	—	—	(157,177)	(157,177)	—	(157,177)
Proceeds from offering	—	—	1,216,037	12,160	12,127,997	(665,882)	—	11,474,275	—	11,474,275
Selling commissions and dealer manager fees	—	—	—	—	(1,041,470)	—	—	(1,041,470)	—	(1,041,470)
Other offering costs	—	—	—	—	(2,670,295)	—	—	(2,670,295)	—	(2,670,295)
BALANCE, December 31, 2009	—	—	1,236,037	12,360	8,616,032	(665,882)	(405,503)	7,557,007	1,958	7,558,965
Comprehensive loss:
Net loss	—	—	—	—	—	—	(780,443)	(780,443)	(45)	(780,488)
Total comprehensive loss	—	—	—	—	—	—	(780,443)	(780,443)	(45)	(780,488)
Distributions declared	—	—	—	—	—	—	(1,631,413)	(1,631,413)	—	(1,631,413)
Distributions paid									(130)	(130)
Units issued to noncontrolling interest in exchange for investment in unconsolidated affiliated real estate entity	—	—	—	—	—	—	—	—	3,300,000	3,300,000
Proceeds from offering	—	—	2,170,345	21,703	21,656,375	299,830	—	21,977,908	—	21,977,908
Selling commissions and dealer manager fees	—	—	—	—	(1,997,720)	—	—	(1,997,720)	—	(1,997,720)
Other offering costs	—	—	—	—	(785,616)	—	—	(785,616)	—	(785,616)
Redemption and cancellation of shares	—	—	(2,675)	(26)	(24,049)	—	—	(24,075)	—	(24,075)
Shares issued from distribution reinvestment program	—	—	63,441	634	602,056	—	—	602,690	—	602,690
BALANCE, December 31, 2010	—	$—	3,467,148	$34,671	$28,067,078	$(366,052)	$(2,817,359)	$24,918,338	$3,301,783	$28,220,121

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,		For the Period April 28, 2008 (date of Inception) through December 31, 2008
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(780,488)	$(248,368)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from investment in unconsolidated affiliated real estate entity	165,150	—	—
Gain on sale of investment in unconsolidated real estate entity	(181,259)	—	—
Changes in assets and liabilities:
Increase in restricted escrow	(715,121)	—	—
Decrease (increase) in prepaid expenses and other assets	28,459	(109,447)	—
Increase in accounts payable and other accrued expenses	63,031	160,674	—
Increase in due to sponsor	65,014	18,731	—
Net cash used in operating activities	(1,355,214)	(178,410)	—
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mortgage loan receivable	(7,857,000)	—	—
Collections on mortgage loan receivable	768,136	—	—
Proceeds from sale of investment in unconsolidated real estate entity	1,871,259	—	—
Investment in unconsolidated real estate entity	—	(1,690,000)	—
Net cash used in investing activities	(5,217,605)	(1,690,000)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (increase) due from sponsor	102,297	—	(102,297)
Proceeds from issuance of common stock	21,977,908	11,474,275	200,000
Redemption and cancellation of common shares	(24,075)	—	—
Distributions to noncontrolling interests	(130)	—	—
Distributions to common stockholders	(639,573)	—	—
Proceeds from issuance of limited partnership units	—	—	2,000
Payment of commissions and offering costs	(5,262,366)	(1,109,560)	—
Net cash provided by financing activities	16,154,061	10,364,715	99,703
Net change in cash and cash equivalents	9,581,242	8,496,305	99,703
Cash and cash equivalents, beginning of year	8,596,008	99,703	—
Cash and cash equivalents, end of year	$18,177,250	$8,596,008	$99,703
Supplemental disclosure of cash flow information:
Distributions declared	$1,631,413	$157,177	$—
Non cash commissions and other offering costs in accounts payable and other accrued expenses	$123,175	$2,602,205	$—
Subscription receivable	$(299,830)	$665,882	$—
Value of shares issued from distribution reinvestment program	$602,690	$—	$—
Issuance of units in exchange for investment in unconsolidated affiliated real estate entities	$3,300,000	$—	$—
Restricted escrow deposits and related liability initially established related to acquisition of mortgage loan receivable	$338,169	$—	$—

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

1. Organization

The Lightstone REIT is a Maryland corporation, formed on April 28, 2008, which has qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its taxable year ending December 31, 2009. The Lightstone REIT was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located principally in North America, as well as other real estate-related investments.

The Lightstone REIT is structured as an umbrella partnership REIT, and substantially all of its current and future business is and will be conducted through Lightstone Value Plus REIT II LP, a Delaware limited partnership formed on April 30, 2008, the Operating Partnership, in which it, as the general partner, holds a majority general partnership interest.

We refer to the Lightstone REIT and the Operating Partnership as the “Company” and the use of “we,” “our,” “us” or similar pronouns in this annual report refers to the Lightstone REIT, its Operating Partnership or the Company as required by the context in which such pronoun is used.

Offering and Structure

Our sponsor David Lichtenstein (the “Sponsor”), who does business as the Lightstone Group and wholly owns the limited liability company of that name, is one of the largest private residential and commercial real estate owners and operators in the United States today, with a diversified portfolio of over 100 properties containing approximately 9,611 multifamily units, 1.1 million square feet of office space, 2.4 million square feet of industrial space, 300-suite limited service hospitality, and 4.0 million square feet of retail space. These residential, office, industrial and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 500 staff and professionals. Our Sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations.

Our advisor is Lightstone Value Plus REIT II LLC (the “Advisor”), which is majority owned indirectly by our Sponsor. Our Advisor, together with our Board of Directors, is and will continue to be primarily responsible for making investment decisions and managing our day-to-day operations. Through his ownership and control of The Lightstone Group, Mr. Lichtenstein is the majority owner of our Advisor and the majority owner and manager of Lightstone SLP II LLC, the associate general partner of our Operating Partnership. Mr. Lichtenstein also acts as our Chairman and Chief Executive Officer. As a result, he controls both the general partner and associate general partner of our Operating Partnership and is the majority decision-maker of our Operating Partnership.

We do not have and will not have any employees that are not also employed by our Sponsor or its affiliates. We depend substantially on our Advisor, which generally has responsibility for our day-to-day operations. Under the terms of the advisory agreement, the Advisor also undertakes to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our Board of Directors.

We have two affiliated property managers (our “Property Managers”), which may manage the properties we acquire. Our Property Managers are Paragon Retail Property Management LLC (“Paragon”) and Beacon Property Management LLC (“Beacon”), all of which are majority owned and controlled by our Sponsor. Paragon, which previously operated under the name Prime Retail Property Management, LLC, manages, leases, develops and redevelops all the factory outlet malls and certain retail properties controlled by our Sponsor. Beacon is a significant manager in the multi-family residential housing sector and oversees the management of approximately 11,000 multifamily units.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

1. Organization  – (continued)

On April 24, 2009, we commenced an initial public offering (the “Offering”) to sell a maximum of 51.0 million common shares at a price of $10 per share (the “Primary Offering”) and 6.5 million shares available pursuant to our distribution reinvestment plan (the “DRIP”). We also have 75,000 shares reserved for issuance under our stock option plan and 255,000 shares reserved for issuance under our employee and director incentive restricted share plan. Our Registration Statement on Form S-11 (the “Registration Statement”) was declared effective under the Securities Act of 1933 on February 17, 2009, and on April 24, 2009, we began offering our common shares for sale to the public. Lightstone Securities, LLC (the “Dealer Manager”), an affiliate of our Sponsor, is serving as the dealer manager of our Primary Offering.

We issued 20,000 shares to the Advisor on May 20, 2008, for $10 per share. In addition, as of September 30, 2009, we reached our minimum offering by receiving subscriptions of our common shares, representing gross offering proceeds of approximately $6.5 million, and investors were admitted as stockholders on October 1, 2009, the date that our Operating Partnership commenced its operations. As of December 31, 2010, we had received aggregate gross proceeds of approximately $33.8 million from the sale of approximately 3.4 million shares of our common stock in our Primary Offering. Since we have received in excess of $25.5 million in aggregate gross proceeds from our Primary Offering, we have satisfied the minimum offering requirements for all states. We have invested the proceeds from the Primary Offering and from the Advisor in the Operating Partnership, and as a result, we held a 99.4% general partnership interest at December 31, 2010 in the Operating Partnership’s common units. We expect that our ownership percentage in the Operating Partnership will remain significant as we plan to continue to invest all net proceeds from the Primary Offering and our ongoing DRIP in the Operating Partnership.

Our Offering was originally set to expire on February 17, 2011. However, as permitted under Rule 415 of the Securities Act of 1933, on December 13, 2010, our Board of Directors approved an extension of our Offering of up to 51 million common shares and up to 6.5 million common shares pursuant to our DRIP until the earlier of the sale of all 57.5 million shares or February 17, 2012. We reserve the right to reallocate the shares of common stock registered in our offering between the Primary Offering and the DRIP. We may terminate our Offering at any time.

On November 12, 2010, we and the Dealer Manager entered into a wholesaling agreement with ICON Securities Corp. (“ICON Securities”) pursuant to which ICON Securities will serve as our wholesaler. Under the agreement, ICON Securities has agreed to identify and introduce to us and the Dealer Manager additional selling agents, assist the Dealer Manager with the sale of our common stock through such additional selling agents, and provide other assistance to the Dealer Manager in connection with the marketing of our common stock. The Dealer Manager will pay to ICON Securities a distribution fee equal to 3% of the purchase price of the shares of common stock sold by each additional selling agent. In addition, the Dealer Manager has agreed to assign to ICON Securities the Dealer Manager Agreement between us and the Dealer Manager at such time as ICON Securities receives a no objections letter from the Financial Industry Regulatory Authority.

Our Sponsor and ICON Capital, an affiliate of ICON Securities, have entered into a joint venture with respect to our management. Pursuant to the joint venture, ICON Capital has been admitted as a member of Lightstone Value Plus REIT II LLC, our advisor, and Lightstone SLP II LLC, the holder of the subordinated general partner participation units (“Subordinated Profits Interests”) in our Operating Partnership.

We have utilized and will continue to utilize a portion of Primary Offering proceeds towards funding dealer manager fees, selling commissions and organization and other offering costs. If our Sponsor purchases Subordinated Profits Interests in cash, such proceeds may offset a portion of these costs.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

1. Organization  – (continued)

Noncontrolling Interests — Partners of Operating Partnership

On May 20, 2008, the Advisor contributed $2,000 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert Operating Partnership units into cash or, at our option, an equal number of our common shares, as allowed by the limited partnership agreement.

Lightstone SLP II LLC, a subsidiary majority owned and controlled by our Sponsor, through an agreement with us and our Operating Partnership, committed to purchase Subordinated Profits Interests of our Operating Partnership on a semiannual basis, beginning with the quarter ended June 30, 2010, at a price of $100,000 for each $1.0 million in subscriptions that we have accepted as part of our Primary Offering until we achieve the maximum offering. Our Sponsor may elect to purchase Subordinated profits interests with cash or may contribute interests in real property of equivalent value. The proceeds received from the cash sale of the Subordinated Profits Interests, if any, will be used to offset payments made by Company from our Primary Offering proceeds to pay the dealer manager fees, selling commissions and organization and other offering costs.

From our inception through December 31, 2010, our Sponsor elected to contribute equity interests totaling 34.413% in Brownmill, LLC (“Brownmill”) in exchange for 33 Subordinated Profits Interests with an aggregate value of $3.3 million. See “Sponsor’s Contribution of Equity Interests in Brownmill” below for additional information. Our Sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for Subordinated Profits Interests.

Operations — Operating Partnership Activity

Our Operating Partnership commenced its operations on October 1, 2009. Since then we have and will continue to seek to acquire and operate commercial, residential, and hospitality properties, principally in North America through our Operating Partnership. Our commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties. All such properties may be acquired and operated by us alone or jointly with another party. In addition, we may invest up to 20% of our net assets in collateralized debt obligations, commercial mortgage-backed securities (“CMBS”) and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which it may acquire directly.

Related Parties

Our Advisor, Property Managers and Dealer Manager are each related parties. Each of these entities have or will receive compensation and fees for services related to the Primary Offering and will continue to receive compensation and fees and services for the investment and management of our assets. These entities will receive fees during the offering, acquisition, operational and liquidation stages. The compensation levels during the offering, acquisition and operational stages are based on percentages of the offering proceeds sold, the cost of acquired properties and the annual revenue earned from such properties, and other such fees outlined in each of the respective agreements. See Note 11 for additional information.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and the Operating Partnership and its subsidiaries (over which Lightstone REIT exercises financial and operating control). As of December 31, 2010, the Company had a 99.4% general partnership interest in the Operating Partnership. All inter-company balances and transactions have been eliminated in consolidation.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate and invest in other real estate entities, depreciable lives of long-lived assets, revenue recognition and the realizability of deferred tax assets. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Investments in other real estate entities where the Company has the ability to exercise significant influence, but does not exercise financial and operating control, and is not considered to be the primary beneficiary will be accounted for using the equity method. Investments in other real estate entities where the Company has virtually no influence will be accounted for using the cost method.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash equivalents are held in commercial paper and money market funds. The Company has not experienced any losses on its cash and cash equivalents.

Marketable Securities

The Company may invest in marketable securities in the future. Marketable securities consist of equity securities and corporate bonds that are designated as available-for-sale and are recorded at fair value. Unrealized holding gains or losses will be reported as a component of accumulated other comprehensive income (loss). Realized gains or losses resulting from the sale of these securities will be determined based on the specific identification of the securities sold. An impairment charge will be recognized when the decline in the fair value of a security below the amortized cost basis is determined to be other-than-temporary. The Company will consider various factors in determining whether to recognize an impairment charge, including the duration and severity of any decline in fair value below our amortized cost basis, any adverse changes in the financial condition of the issuers’ and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. The Board has authorized the Company from time to time to invest the Company’s available cash in marketable securities of real estate related companies. The Board of Directors has approved investments up to 30% of the Company’s total assets to be made at the Company’s discretion, subject to compliance with any REIT or other restrictions. To date, the Company has not invested in marketable securities.

Revenue Recognition

The Company may invest in real estate assets that generate rental income. Minimum rents will be recognized on a straight-line accrual basis, over the terms of the related leases. The capitalized above-market lease values and the capitalized below-market lease values will be amortized as an adjustment to rental income over the initial lease term. Percentage rents, which are based on commercial tenants’ sales, will be recognized once the sales reported by such tenants exceed any applicable breakpoints as specified in the tenants’ leases. Recoveries from commercial tenants for real estate taxes, insurance and other operating expenses, and from residential tenants for utility costs, will be recognized as revenues in the period that the applicable costs are incurred.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

Accounts Receivable

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income or loss is directly affected by management’s estimate of the collectability of accounts receivable.

Investment in Real Estate

Accounting for Acquisitions

When the Company makes an investment in real estate, the fair value of the real estate acquired will be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases for acquired in-place leases and the value of tenant relationships, based in each case on their fair values. Purchase accounting will be applied to assets and liabilities related to real estate entities acquired based upon the percentage of interest acquired. Fees incurred related to acquisitions will be expensed as incurred and recorded in general and administrative costs in the consolidated statements of operation. Transaction costs incurred related to the Company’s investment in unconsolidated real estate entities, accounted for under the equity method of accounting, and will be capitalized as part of the cost of the investment.

Upon the acquisition of real estate operating properties, the Company will estimate the fair value of acquired tangible assets and identified intangible assets and liabilities and certain liabilities such as assumed debt and contingent liabilities, at the date of acquisition, based on evaluation of information and estimates available at that date. Based on these estimates, the Company will allocate the initial purchase price to the applicable assets, liabilities and noncontrolling interests, if any. As final information regarding fair value of the assets acquired, liabilities assumed and noncontrolling interests is received and estimates are refined, appropriate adjustments will be made to the purchase price allocation. The allocations will be finalized as soon as all the information necessary is available and in no case later than within twelve months from the acquisition date. The Company will estimate the value of below market rental renewal options for acquired below market leases when the exercise of such renewal options is reasonably assured. The estimated value of any such below market rental renewal options will be deferred and amortized over the corresponding reasonably assured renewal period.

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values and the capitalized below-market lease values will be amortized as an adjustment to rental income over the initial non-cancelable lease term and any fixed-rate renewal periods, which are reasonably assured, in the respective leases.

The aggregate value of in-place leases will be determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions and similar leases. In estimating carrying costs, management will include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. Optional renewal periods will not be considered.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

The aggregate value of other acquired intangible assets includes tenant relationships. Factors considered by management in assigning a value to these relationships will include: assumptions of probability of lease renewals, investment in tenant improvements, leasing commissions and an approximate time lapse in rental income while a new tenant is located. The value assigned to this intangible asset will be amortized over the remaining lease terms.

Carrying Value of Assets

The amounts to be capitalized as a result of periodic improvements and additions to real estate property, when applicable, and the periods over which the assets are depreciated or amortized, will be determined based on the application of accounting standards that may require estimates as to fair value and the allocation of various costs to the individual assets. Differences in the amount attributed to the assets can be significant based upon the assumptions made in calculating these estimates.

Impairment Evaluation

Management will evaluate the recoverability of its investments in real estate assets at the lowest identifiable level. Long-lived assets will be tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss will be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

The Company will evaluate the long-lived assets for potential impairment on a quarterly basis and will record an impairment charge when there is an indicator of impairment and the undiscounted projected cash flows are less than the carrying amount for a particular property. The estimated cash flows used for the impairment analysis and the determination of estimated fair value will be based on the Company’s plans for the respective assets and the Company’s views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective properties and comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in the Company’s plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

Depreciation and Amortization

Depreciation expense for real estate assets will be computed based on the straight-line method using a weighted average composite life of thirty-nine years for buildings and improvements and five to ten years for equipment and fixtures. Expenditures for tenant improvements and construction allowances paid to commercial tenants will be capitalized and amortized over the initial term of each lease. Maintenance and repairs will be charged to expense as incurred.

Deferred Costs

The Company will capitalize initial direct costs associated with financing and leasing activities. The costs will be capitalized upon the execution of the loan or lease and amortized over the initial term of the corresponding loan or lease. Amortization of deferred loan costs begins in the period during which the loan is originated. Deferred leasing costs will not be amortized to expense until the earlier of the store opening date or the date the tenant’s lease obligation begins.

Investments in Unconsolidated Real Estate Entities

The Company evaluates its investment in other real estate entities for consolidation. The percentage interest in the joint venture, evaluation of control and whether a variable interest entity (“VIE”) exists are all considered in determining if the investment qualifies for consolidation.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

The Company accounts for its investments in unconsolidated real estate entities using the equity or cost method of accounting, as appropriate. Under the equity method, the investment is recorded initially at cost, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions. The net income or loss of each investor is allocated in accordance with the provisions of the applicable operating agreements of the real estate entities. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Differences between the carrying amount of the Company’s investment in the respective joint venture and the Company’s share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable. These items are reported as a single line item in the consolidated statements of operations as income or loss from investments in unconsolidated affiliated real estate entities. Under the cost method of accounting, the investment is recorded initially at cost, and subsequently adjusted for cash contributions and distributions resulting from any capital events. Dividends earned from the underlying entities are recorded as interest income in the consolidated statements of operations.

On a quarterly basis, the Company assesses whether the value of the investments in unconsolidated real estate entities has been impaired. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the fair value of the investment. Management’s estimate of value for each investment is based on a number of assumptions that are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the values estimated by management in the impairment analysis may not be realized. Any decline that is not considered temporary will result in the recording of an impairment charge. Management believes no impairment of its investment in unconsolidated affiliated real estate entity existed as of December 31, 2010. Management believes no impairment of its investment in unconsolidated real estate entity, at cost, existed as of December 31, 2009.

Income Taxes

We elected to be taxed as a REIT in conjunction with the filing of our 2009 U.S. federal income tax return. If we remain qualified as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification under the Internal Revenue Code of 1986, as amended, or the Code, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to remain qualified for taxation as a REIT in any subsequent year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders.

As of December 31, 2010 and 2009, we had no material uncertain income tax positions and our net operating loss carry forward was zero. The tax years subsequent to 2007 remain open to examination by the major taxing jurisdictions to which we are subject.

Additionally, even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to some U.S. federal, state and local taxes on our income and property and to U.S. federal income taxes and excise taxes on our undistributed income.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

Selling Commission, Dealer Manager Fees and Organization and Other Offering Costs

Selling commissions and dealer manager fees paid to the Dealer Manager, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against additional paid-in capital (“APIC”) as costs are incurred. Any organization costs are expensed as general and administrative costs. Through December 31, 2010, the Company has incurred approximately $3.0 million in selling commissions and dealer manager fees and $3.5 million of organization and other offering costs. From the commencement of its initial public offering through December 31, 2010, the Company has recorded approximately $6.5 million of these expenses against APIC.

Accounting for Derivative Financial Investments and Hedging Activities.

The Company may enter into derivative financial instrument transactions in order to mitigate interest rate risk on a related financial instrument. The Company may designate these derivative financial instruments as hedges and apply hedge accounting. The Company will record all derivative instruments at fair value on the consolidated balance sheet.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. The Company will formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. The Company will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income (loss) within stockholders’ equity. Amounts will be reclassified from other comprehensive income (loss) to the consolidated statement of operations in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges. The effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

Stock-Based Compensation

The Company has a stock-based incentive award plan for our directors, and an Employee and Director Incentive Restricted Share Plan. Awards will be granted at the fair market value on the date of the grant with fair value estimated using the Black-Scholes-Merton option valuation model, which incorporates assumptions surrounding the volatility, dividend yield, the risk-free interest rate, expected life, and the exercise price as compared to the underlying stock price on the grant date. As stock-based compensation expense recognized in the consolidated statements of operations will be based on awards ultimately expected to vest, the amount of expense will be reduced for forfeitures estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures will be estimated based on historical experience. The tax benefits associated with these share-based payments will be classified as financing activities in the consolidated statement of cash flows as required under previous regulations. For the years ended December 31, 2010 and 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008, the Company has not granted any stock-based incentive awards.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

2. Summary of Significant Accounting Policies  – (continued)

Concentration of Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Net Loss per Share

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding. The numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders for each year presented are equal due to the net loss.

New Accounting Pronouncements

In November 2008, the Emerging Issues Task Force reached a consensus related to Equity Method Investment Accounting Considerations. The consensus was issued by the FASB as an update to authoritative guidance for Equity Method Investment Accounting. This consensus clarifies the accounting for certain transactions and impairment considerations involving equity method investments and is effective for fiscal years beginning on or after December 15, 2008 to be applied on a prospective basis. The Company adopted the provisions of this standard on January 1, 2009. Beginning January 1, 2009, transaction costs incurred related to the Company’s investment in unconsolidated affiliated real estate entities accounted for under the equity method of accounting are capitalized as part of the cost of the investment.

In June 2009, the FASB amended authoritative guidance for consolidating VIEs. This guidance requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a VIE. In addition, it requires enhanced disclosures about an enterprise’s involvement in a VIE. This standard was effective for the fiscal year that began after November 15, 2009. The Company adopted this standard on January 1, 2010 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB amended guidance to enhance disclosure requirements related to recurring and non-recurring fair value measurements. This standard became effective for the Company on January 1, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

3. Investment in Unconsolidated Affiliated Real Estate Entity

The entity listed below is partially owned by the Company. The Company accounts for this investment under the equity method of accounting as the Company exercises significant influence, but does not control this entity. A summary of the Company’s investment in unconsolidated affiliated real estate entity is as follows:

			As of
Real Estate Entity	Date of Ownership	Ownership %	December 31, 2010	December 31, 2009
Brownmill LLC (“Brownmill”)	Various	34.413%	$3,134,850	$—
Total Investment in unconsolidated affiliated real estate entity			$3,134,850	$—

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

3. Investment in Unconsolidated Affiliated Real Estate Entity  – (continued)

Brownmill

On June 30, 2010, the Company, through its Operating Partnership, entered into a Contribution Agreement between the Operating Partnership and Lightstone Holdings LLC (“LGH”), a wholly-owned subsidiary of our Sponsor, pursuant to which LGH contributed to the Operating Partnership a 26.25% equity interest in Brownmill in order to fulfill the Sponsor’s commitment to purchase Subordinated Profit Interests with cash or contributed property. In exchange, the Operating Partnership issued 25 units of Subordinated Profits Interests, at $100,000 per unit (at total value of $2.5 million), to Lightstone SLP II LLC. The fair value of the 26.25% interest in Brownmill, as of April 1, 2010, as determined by the Company was approximately $8.4 million, of which $2.5 million was in the form of equity and $5.9 million in the form of mortgage indebtedness.

On December 29, 2010, the Company, through its Operating Partnership, entered into another Contribution Agreement with LGH, pursuant to which LGH contributed to our Operating Partnership an additional interest in Brownmill of 8.163% in order to fulfill our Sponsor’s commitment for the quarter ended December 31, 2010. In exchange, the Operating Partnership issued 8 units of Subordinated Profits Interests, at $100,000 per unit (at total value of approximately $0.8 million), to Lightstone SLP II LLC. The fair value of our additional 8.163% interest in Brownmill was approximately $2.5 million of which $0.8 million was in the form of equity and $1.7 million was in the form of mortgage indebtedness.

As a result of these contributions in exchange for Subordinated Profit Interests, as of December 31, 2010, the Operating Partnership owns a 34.413% membership interest in Brownmill. Our interest in Brownmill is a non-managing interest. An affiliate of the Company’s Sponsor is the majority owner and manager of Brownmill. Profit and cash distributions are allocated in accordance with each investor’s ownership percentage. The Company commenced allocating its portion of profit and cash distributions beginning as of April 1, 2010, with respect to the original interest of 26.25%, based upon the original date Lightstone SLP II LLC was required to purchase the Subordinated Profit Interests. The Company commenced allocating its portion of profit and cash distributions beginning as of October 1, 2010, with respect to the additional interest of 8.163% (cumulative interest of 34.413%), based upon the original date Lightstone SLP II LLC was required to purchase the Subordinated Profits Interests.

The Company recorded its investment in Brownmill in accordance with the equity method of accounting. Accordingly, its portion of Brownmill’s total indebtedness is not included in the investment. In connection with the contributions of the interest in Brownmill, the Company did not incur any transactions fees.

Brownmill owns two retail properties known as Browntown Shopping Center, located in Old Bridge, NJ, and Millburn Mall, located in Vauxhaull, NJ, which collectively, are referred to as the “Brownmill Properties.” The Brownmill Properties contain an aggregate of 156,002 square feet of total gross leasable area, and were 90.3% occupied as of December 31, 2010. The Brownmill Properties are cross-collateralized, collateralizing a non-recourse loan (the “Brownmill Loan”) maturing on October 8, 2015. The Brownmill Loan has a 10-year term and monthly principal and interest payments of $133,051 through its maturity date. The Brownmill Loan bears interest at a fixed rate of 5.36%. The aggregate outstanding balance of the Brownmill Loan was $22.0 million of December 31, 2010, of which $19.8 million will be due upon maturity assuming no prior principal prepayment.

Brownmill Audited Condensed Financial Information

The Company’s carrying value of its interest in Brownmill differs from its share of member’s equity reported in the condensed balance sheet of Brownmill due to the Company’s basis of its investment in excess of the historical net book value of Brownmill. The Company’s additional basis allocated to depreciable assets is being recognized on a straight-line basis over the lives of the appropriate assets.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

3. Investment in Unconsolidated Affiliated Real Estate Entity  – (continued)

The following table represents the audited condensed income statement for Brownmill for the period indicated:

For the Period April 1, 2010 through December 31, 2010
Revenue	$2,820,198
Property operating expenses	1,161,975
Depreciation and amortization	647,435
Operating income	1,010,788
Interest expense and other, net	(903,276)
Net income	$107,512
Company’s share of net income	$36,998
Additional depreciation and amortization expense(1)	(202,148)
Company’s loss from investment	$(165,150)

(1)	Additional depreciation and amortization expense relates to the amortization of the difference between the cost of the interest in Brownmill and the amount of the underlying equity in net assets of Brownmill.

The following table represents the audited condensed balance sheet for Brownmill:

As of December 31, 2010
Real estate, at cost (net)	$17,996,589
Cash and restricted cash	559,053
Other assets	1,814,612
Total assets	$20,370,254
Mortgage payable	$22,000,524
Other liabilities	833,128
Members’ deficiency	(2,463,398)
Total liabilities and members’ deficiency	$20,370,254

4. Investment in Unconsolidated Real Estate Entity

In November 2009, the Company, through its Operating Partnership, acquired for $1.7 million, a 32.42% Class D Member Interest in HG CMBS Finance, LLC (“HGF”), a real estate limited liability company that primarily invests in CMBS. In accordance with HGF’s operating agreement and subscription agreement, (1). HGI Debt Opportunity Fund, LLC, the manager of HGF (the “Manager”), has complete power and authority for the management and operation of HGF’s assets and business; (2). The Company’s Class D Member Interest is non-redeemable and cannot be assigned, sold, encumbered, transferred or otherwise disposed of in whole or in part without the prior written consent of the Manager; (3). As a Class D Member, the Company has no rights in or with respect to any other Class of membership interest in HGF (including any rights to any investments acquired by HGF for the benefit of any other Class; and (4). All income, losses and distributable process of each Class are shared by the Members of such Class on a pro rata basis according to their respective member interest. The Company accounts for its Class D Member Interest in HGF using the cost method as the Company is a passive investor and does not have any influence or control.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

4. Investment in Unconsolidated Real Estate Entity  – (continued)

The Class D Members in HGF as of November 2009 owned collectively two CMBS bonds with face values of approximately $16.6 million and $13.6 million, respectively. The bonds were acquired by HGF specifically for its Class D members and were financed with $25.7 million of financing from Term Asset Back Securities Loan Facility (TALF) issued by the Federal Reserve Bank with an interest rate of 2.72% per annum and cash of $5.2 million. The Company’s share is $1.7 million. The face values of the bonds are held as collateral against the TALF loans. The bonds accrue interest at a coupon rate of 5.67% and 5.61% per annum, respectively, and have a weighted average life of 2.5 years. For the years ended December 31, 2010 and 2009, the Company recorded interest income, net of fees related to its investment in HGF, of $208,434 and $49,616 within interest income on the consolidated statements of operations.

On October 28, 2010, HGF sold the two CMBS bonds and the Company received net cash proceeds of $1.9 million which resulted in a gain on the sale of the bonds of $181,259 which is includes on the Consolidated Statement of Operations. As of December 31, 2009, the investment was approximately $1.7 million which was classified as investment in unconsolidated real estate entity, at cost on the consolidated balance sheet.

5. Mortgage Loan Receivable and Restricted Escrow

On June 29, 2010, the Company, through its Operating Partnership, entered into an Assignment and Assumption Agreement (the “Assignment”) with Citigroup Global Markets Realty Corp. (the “Seller”). Under the terms of the Assignment, the Operating Partnership purchased from the Seller a fixed-rate of 5.916%, nonrecourse mortgage note (the “Loan”) for $7.9 million, with an estimated loan-to-value ratio of 56.6% at that date based on our internal valuation of the underlying hotel property (see further discussion about the hotel property below). In addition, the Seller agreed to indemnify the Operating Partnership from all existing litigation. As a result of the Assignment, the Operating Partnership assumed all rights and obligations, with the exception of the existing litigation, in connection with the Loan, and became the lender under the Loan. Total legal and other closing costs of the Assignment were approximately $0.1 million, including an acquisition fee equal to 0.95% of the purchase price, or approximately $0.1 million, payable to our advisor. These fees were expensed during the second quarter of 2010 within general and administrative costs on the consolidated statements of operations.

The Loan was originated by the Seller in August 2007 with an original principal balance of $18.7 million, and is collateralized by a 141-room limited service hotel located in East Rutherford, NJ. The hotel is currently operating under a Marriott Franchise Agreement as a Fairfield Inn. The Loan was scheduled to mature in September 2017 under its original term, and has been in default since February 2009.

The Company initially recorded the Loan as a mortgage loan receivable at $7.9 million, net of a discount of $10.8 million, on its consolidated balance sheet. As the Loan is in default, the Company is not amortizing the discount as the Company intends to take ownership through foreclosure or negotiate a transfer of ownership with the existing borrower.

The borrower under the loan agreement is required to transfer any excess cash to the Company on a monthly basis. The Company first will apply the excess cash to required funding for taxes and insurance and other escrow related disbursements and any remaining cash will be applied to outstanding principal and the excess, if any, will be recognized as interest income. At the date of the acquisition of the loan, escrow deposits of $0.3 million held by the Seller were transferred to the Company. The escrow deposits were $1.1 million as of December 31, 2010 and are recorded on the consolidated balance sheet as restricted escrows. The Company has also recorded an offsetting liability for these disbursements in the consolidated balance sheet within accounts payable and other accrued expenses. Additionally, during the year ended

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

5. Mortgage Loan Receivable and Restricted Escrow  – (continued)

December 31, 2010, the Company applied $0.8 million of excess cash received to outstanding principal. As of December 31, 2010, the balance of the mortgage loan receivable was $7.1 million on our consolidated balance sheet.

6. Selling Commission, Dealer Manager Fees and Other Offering Costs

Selling commissions and dealer manager fees are paid to the Dealer Manager, pursuant to various agreements, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against APIC as costs are incurred. Any organizational costs are accounted for as general and administrative costs. For the year ended December 31, 2010, the Company incurred approximately $2.0 million in selling commissions and dealer manager fees and $0.8 million of other offering costs. Since commencement of its initial public offering through December 31, 2010, the Company has incurred approximately $3.0 million in selling commissions and dealer manager fees and $3.5 million of other offering costs.

7. Subscription Receivable

As of December 31, 2010 and 2009, the Company recorded a subscription receivable of $0.4 million and $0.7 million, respectively, as a reduction in the Company’s equity on the consolidated balance sheets. The subscription receivable relates to shares issued to the Company’s shareholders for which the proceeds have not yet been received by the Company solely due to a fact of timing of transfers from the escrow agent holding the funds.

8. Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments. The carrying amount of the mortgage loan receivable approximates the fair value based upon current market information that would have been used by a market participant to estimate the fair value of such loan.

9. Stockholder’s Equity

Preferred Shares

Shares of preferred stock may be issued in the future in one or more series as authorized by the Company’s Board of Directors. Prior to the issuance of shares of any series, the Board of Directors is required by the Company’s charter to fix the number of shares to be included in each series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. Because the Company’s Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, it may provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of the Company’s common stock. To date, the Company had no outstanding preferred shares.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

9. Stockholder’s Equity  – (continued)

Common Shares

All of the common stock being offered by the Company will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of its charter regarding the restriction on the ownership and transfer of shares of our stock, holders of the Company’s common stock will be entitled to receive distributions if authorized by the Board of Directors and to share ratably in the Company’s assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election, and the holders of the remaining common stock will not be able to elect any directors.

Holders of the Company’s common stock have no conversion, sinking fund, redemption or exchange rights, and have no preemptive rights to subscribe for any of its securities. Maryland law provides that a stockholder has appraisal rights in connection with some transactions. However, the Company’s charter provides that the holders of its stock do not have appraisal rights unless a majority of the Board of Directors determines that such rights shall apply. Shares of the Company’s common stock have equal dividend, distribution, liquidation and other rights.

Under its charter, the Company cannot make any material changes to its business form or operations without the approval of stockholders holding at least a majority of the shares of our stock entitled to vote on the matter. These include (1) amendment of its charter, (2) its liquidation or dissolution, (3) its reorganization, and (4) its merger, consolidation or the sale or other disposition of its assets. Share exchanges in which the Company is the acquirer, however, do not require stockholder approval. The Company had 3,467,148 and 1,236,037 shares of common stock outstanding as of December 31, 2010 and 2009, respectively.

Distributions

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding any net capital gain. In order to continue to qualify for REIT status, we may be required to make distributions in excess of cash available.

Distributions will be at the discretion of our Board of Directors. We commenced quarterly distributions beginning with the fourth quarter of 2009 and we have generally paid such distributions from cash proceeds from the sale of our common stock. We may continue to pay such distributions from the sale of our common stock or borrowings if we have not generated sufficient cash flow from our operations to fund distributions. Our ability to pay regular distributions and the size of these distributions will depend upon a variety of factors. For example, our borrowing policy permits us to incur short-term indebtedness, having a maturity of two years or less, and we may have to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We cannot assure that regular distributions will continue to be made or that we will maintain any particular level of distributions that we have established or may establish.

We are an accrual basis taxpayer, and as such our REIT taxable income could be higher than the cash available to us. We may therefore borrow to make distributions, which could reduce the cash available to us, in order to distribute 90% of our REIT taxable income as a condition to our election to be taxed as a REIT. These distributions made with borrowed funds may constitute a return of capital to stockholders. “Return of capital” refers to distributions to investors in excess of net income. To the extent that distributions to

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

9. Stockholder’s Equity  – (continued)

stockholders exceed earnings and profits, such amounts constitute a return of capital for U.S. federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Because our earnings and profits are reduced for depreciation and other non-cash items, it is likely that a portion of each distribution will constitute a tax-deferred return of capital for U.S. federal income tax purposes.

On March 30, 2009, our Board of Directors declared the Annualized Distribution Rate for each quarterly period commencing 30 days subsequent to achieving the minimum offering of 500,000 shares. The distribution is calculated based on stockholders of record each day during the applicable period at a rate of $0.00178082191 per share per day, and equals a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the share price of $10.00.

At the beginning of October 2009, we achieved our minimum offering of 500,000 shares and on November 3, 2009, our Board of Directors declared our first quarterly distribution at an annualized distribution rate (the “Annualized Distribution Rate”) for the three-month period ending December 31, 2009. Subsequently, our Board of Directors has declared regular quarterly distributions at the Annualized Distribution Rate.

Total distributions declared during the years ended December 31, 2010 and 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008 were $1.6 million, $0.2 million and zero, respectively.

On March 4, 2011, the our Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2011 in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which will be paid on April 15, 2011.

Our stockholders have the option to elect the receipt of shares in lieu of cash under our DRIP.

The December 31, 2009 dividend was paid in full in January 15, 2010 using a combination of cash ($83,852) and shares ($73,325) which represents 7,718 shares of the Company’s common stock issued pursuant to the Company’s distribution reinvestment program, at a discounted price of $9.50 per share.

The following table provides a summary of the quarterly distributions declared during 2010:

	2010
	Year Ended December 31,	Quarter Ended
Distribution period		December 31,	September 30,	June 30,	March 31,
Date distribution declared		November 12, 2010	September 16, 2010	July 9, 2010	March 23, 2010
Date distribution paid		January 15, 2011	October 29, 2010	July 15, 2010	April 15, 2010
Distribution Paid	$830,218	$275,098	$240,192	$192,562	$122,366
Distribution Reinvested	797,947	268,275	230,911	172,777	125,984
Total Distribution	$1,628,165	$543,373	$471,103	$365,339	$248,350
Number of shares of common stock issued pursuant to the Company’s DRIP	83,818	28,239	24,131	18,187	13,261

The amount of distributions to be paid to our stockholders in the future will be determined by our Board of Directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

9. Stockholder’s Equity  – (continued)

Equity Compensation Plans

The Company’s Employee and Director Incentive Restricted Share Plan provides for grants of awards to its directors, officers and full-time employees (in the event the Company ever has employees), full-time employees of its advisor and its affiliates, full-time employees of entities that provide services to it, directors of its advisor or of entities that provide services to it, certain of its consultants and certain consultants to the advisor and its affiliates or to entities that provide services to it. Such awards shall consist of restricted shares.

Restricted share awards entitle the recipient to common shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

The Company has adopted a stock option plan under which its independent directors may receive grants of options to purchase shares of the Company’s common stock. The Company has authorized 75,000 shares of its common stock for issuance under its plan. The plan indicates that the Company shall not grant options to its independent directors unless and until such time as either the Company offers options to the general public on the same terms or the rules of the North American Securities Administrators Association permit REITs to grant compensatory stock options to independent directors without offering such options to the general public. The exercise price for options granted under the stock option plan will be at least 100% of the fair market value of the common stock as of the date the option is granted. The term of each such option will be 10 years. For the years ended December 31, 2010 and 2009 and for the period April 28, 2008 (date of inception) through December 31, 2008, no stock options have been granted to the Company’s independent directors.

Notwithstanding any other provisions of the Company’s stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize the Company’s status as a REIT under the Code.

10. Noncontrolling Interests

The noncontrolling interests parties of the Company hold units in the Operating Partnership. These units may include Subordinated Profits Interests, limited partner units, and Common Units. As of December 31, 2010 and 2009, the noncontrolling interest in the Company’s consolidated balance sheets represented the 2,000 limited partner units held by the Advisor as well as 33 Subordinated Profits Interests units held by Lightstone SLP II LLC.

Share Description

See Note 11 for discussion of rights related to Subordinated Profits Interests. The limited partner and Common Units of the Operating Partnership have similar rights as those of the Company’s stockholders including distribution rights.

Distributions

During the year ended December 31, 2010, the Company paid distributions to noncontrolling interests of less than $130. No distributions were paid to noncontrolling interests for the years ended December 31, 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

11. Related Party Transactions

The Company has agreements with the Dealer Manager, Advisor and Property Manager to pay certain fees, as follows, in exchange for services performed by these entities and other affiliated entities. The Company’s ability to secure financing and subsequent real estate operations are dependent upon its Advisor, Property Managers and their affiliates to perform such services as provided in these agreements.

Fees	Amount
Selling Commission	The Dealer Manager will be paid up to 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Selling commissions are expected to be approximately $35.7 million if the maximum offering of 51.0 million shares is sold. Through inception of the offering to December 31, 2010, approximately $2.4 million of selling commission has been incurred.
Dealer Management Fee	The Dealer Manager will be paid up to 3% of gross offering proceeds before reallowance to participating broker-dealers. The estimated dealer management fee is expected to be approximately $15.3 million if the maximum offering of 51.0 million shares is sold. Through inception of the offering to December 31, 2010, approximately $0.6 million of dealer management fee has been incurred.
Reimbursement of Offering Expenses	Reimbursement of all selling commissions and dealer management fees indicated above, are estimated at approximately $51.0 million if the maximum offering of 51.0 million shares is sold. The Company will sell a subordinated profits interests in the Operating Partnership to Lightstone SLP II LLC (an affiliate of the Sponsor) for either cash or interests in real property of equivalent value, at the Sponsor’s option. The proceeds received from the cash sale of subordinated profits interests will be used to pay the dealer manager fees and selling commissions, except to the extent that the proceeds from the sale of the subordinated profits participation interests exceed the dealer manager fees and selling commissions, the Company will apply the remaining proceeds to pay for organizational and offering expenses.
Acquisition Fee	The Advisor will be paid an acquisition fee equal to 0.95% of the gross contract purchase price (including any mortgage assumed) of each property purchased. The Advisor will also be reimbursed for expenses that it incurs in connection with the purchase of a property. The Company anticipates that acquisition expenses will be 0.45% of a property’s purchase price, and acquisition fees and expenses are capped at 5% of the gross contract purchase price of the property. The actual amounts of these fees and reimbursements depend upon results of operations and, therefore, cannot be determined at the present time. However, $19.4 million may be paid as an acquisition fee and for the reimbursement of acquisition expenses if the maximum offering is sold, assuming aggregate long-term permanent leverage of approximately 75%.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

11. Related Party Transactions  – (continued)

Fees	Amount
Property Management — Residential/Retail/ Hospitality	The Property Manager will be paid a monthly management fee of up to 5% of the gross revenues from residential, hospitality and retail properties. Company may pay the Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.
Property Management — Office/Industrial	The Property Manager will be paid monthly property management and leasing fees of up to 4.5% of gross revenues from office and industrial properties. In addition, the Company may pay the Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.
Asset Management Fee	The Advisor or its affiliates will be paid an asset management fee of 0.95% of the Company’s average invested assets, as defined, payable quarterly in an amount equal to 0.2375 of 1% of average invested assets as of the last day of the immediately preceding quarter.
Reimbursement of Other expenses	For any year in which the Company qualifies as a REIT, the Advisor must reimburse the Company for the amounts, if any, by which the total operating expenses, the sum of the advisor asset management fee plus other operating expenses paid during the previous fiscal year exceed the greater of 2% of average invested assets, as defined, for that fiscal year, or, 25% of net income for that fiscal year. Items such as property operating expenses, depreciation and amortization expenses, interest payments, taxes, non-cash expenditures, the special liquidation distribution, the special termination distribution, organization and offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expense of any kind paid or incurred by the Company.
The Advisor or its affiliates will be reimbursed for expenses that may include costs of goods and services, administrative services and non-supervisory services performed directly for the Company by independent parties.

Lightstone SLP II, LLC, a wholly-owned subsidiary of the Sponsor, will purchase subordinated profits interests in the Operating Partnership. These subordinated profits interests, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment, will entitle Lightstone SLP II, LLC to a portion of any regular distributions made by the Operating Partnership. There are no

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

11. Related Party Transactions  – (continued)

distributions to date. Any future distributions will be paid at a 7% annualized rate of return to Lightstone SLP II, LLC and will always be subordinated until stockholders receive a stated preferred return, as described below.

The subordinated profits interests will also entitle Lightstone SLP II, LLC to a portion of any liquidating distributions made by the Operating Partnership. The value of such distributions will depend upon the net sale proceeds upon the liquidation of the Company and, therefore, cannot be determined at the present time. Liquidating distributions to Lightstone SLP II, LLC will always be subordinated until stockholders receive a distribution equal to their initial investment plus a stated preferred return, as described below:

Liquidating Stage Distributions	Amount of Distribution
7% Stockholder Return Threshold	Once stockholders have received liquidation distributions, and a cumulative non-compounded 7% return per year on their initial net investment, Lightstone SLP, LLC will receive available distributions until it has received an amount equal to its initial purchase price of the subordinated profits interests plus a cumulative non-compounded return of 7% per year.
Returns in Excess of 7%	Once stockholders have received liquidation distributions, and a cumulative non-compounded return of 7% per year on their initial net investment, 70% of the aggregate amount of any additional distributions from the Operating Partnership will be payable to the stockholders, and 30% of such amount will be payable to Lightstone SLP II, LLC, until a 12% return is reached.
Returns in Excess of 12%	After stockholders and Lightstone SLP II, LLC have received liquidation distributions, and a cumulative non-compounded return of 12% per year on their initial net investment, 60% of any remaining distributions from the Operating Partnership will be distributable to stockholders, and 40% of such amount will be payable to Lightstone SLP II, LLC.

Operating Stage Distributions	Amount of Distribution
7% stockholder Return Threshold	Once a cumulative non-compounded return of 7% return on their net investment is realized by stockholders, Lightstone SLP II, LLC is eligible to receive available distributions from the Operating Partnership until it has received an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the subordinated profits interests. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of the Company’s assets.
Returns in excess of 7%	Once a cumulative non-compounded return of 7% per year is realized by stockholders on their net investment, 70% of the aggregate amount of any additional distributions from the Operating Partnership will be payable to the stockholders, and 30% of such amount will be payable to Lightstone SLP II, LLC until a 12% return is reached.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

11. Related Party Transactions  – (continued)

Operating Stage Distributions	Amount of Distribution
Returns in Excess of 12%	After the 12% return threshold is realized by stockholders and Lightstone SLP II, LLC, 60% of any remaining distributions from the Operating Partnership will be distributable to stockholders, and 40% of such amount will be payable to Lightstone SLP II, LLC.

In addition to certain related party payments made to the Dealer Manager (see Note 6), the Company also has agreements with the Advisor and the Property Managers and their affiliates to perform such services as provided in these agreements.

From our inception through December 31, 2009, we did not reimburse our Advisor for any organization and other offering expenses. During the year ended December 31, 2010, we reimbursed our Advisor approximately $1.7 million for organization and other offering expenses.

The following table represents the fees incurred associated with the payments to the Company’s Advisor and Property Manager for the periods indicated (No amounts were paid for the period from April 28, 2008 (date of inception) through December 31, 2008):

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
Acquisition fees	$74,642	$16,055
Asset management fees	95,786	2,676
Property management fees	—	—
Acquisition expenses reimbursed to Advisor	—	—
Development fees	—	—
Leasing commissions	—	—
Total	$170,428	$18,731

As of December 31, 2010 and 2009, $83,744 and $1,569,001, respectively, was due to our Sponsor. As of December 31, 2010, the Company owns a 34.413% membership interest in Brownmill. Affiliates of the Company’s Sponsor are the majority owners and manager of Brownmill. See Note 3.

12. Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes. As of the date hereof, the Company is not a party to any material pending legal proceedings.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

13. Quarterly Financial Data (Unaudited)

The following tables present selected unaudited quarterly financial data for each quarter during the year ended December 31, 2010 and 2009:

	2010
	Year Ended December 31,	Quarter Ended December 31,	Quarter Ended September 30,	Quarter Ended June 30,	Quarter Ended March 31,
Total revenue	$—	$—	$—	$—	$—
Operating loss	(1,050,833)	(423,448)	(233,813)	(242,320)	(151,252)
Net loss	$(780,488)	$(265,421)	$(212,372)	$(207,158)	$(95,537)
Less loss attributable to noncontrolling interest	45	13	8	14	10
Net loss applicable to Company’s common shares	$(780,443)	$(265,408)	$(212,364)	$(207,144)	$(95,527)
Net loss per common share, basic and diluted	$(0.31)	$(0.09)	$(0.07)	$(0.09)	$(0.06)

	2009
	Year Ended December 31,	Quarter Ended December 31,	Quarter Ended September 30,	Quarter Ended June 30,	Quarter Ended March 31,
Total revenue	$—	$—	$—	$—	$—
Operating loss	(299,092)	(191,573)	(29,947)	(25,001)	(52,571)
Net loss	$(248,368)	$(140,849)	$(29,947)	$(25,001)	$(52,571)
Less loss attributable to noncontrolling interest	42	42	—	—	—
Net Loss applicable to Company’s common shares	$(248,326)	$(140,807)	$(29,947)	$(25,001)	$(52,571)
Net loss per common share, basic and diluted	$(0.98)	$(0.15)	$(1.50)	$(1.25)	$(2.63)

14. Subsequent Events

On January 19, 2011, the Company acquired a 125-suite limited service extended-stay hotel located in Harahan, Louisiana from an unrelated third party for approximately $12.2 million.

On March 4, 2011, the Company’s Board of Directors declared the quarterly distribution for the three-month period ended March 31, 2011, in the amount of $0.00178082191 per share per day payable to stockholders of record on the close of business each day during the quarter, which will be paid on April 15, 2011.

CP Boston Property Acquisition

On February 17, 2011, the Company’s Sponsor and Advisor, the Lightstone Group (the “Buyer”), made a successful auction bid to acquire a 366-room, eight-story, full-service hotel (the “Hotel”) and a 65,000 square foot water park (the “Water Park”), collectively, the “CP Boston Property”, located at 50 Ferncroft Road, Danvers, Massachusetts (part of the Boston “Metropolitan Statistical Area”) from WPH Boston, LLC (the “Seller”) for an aggregate purchase price of approximately $10.1 million, excluding closing and other related transaction costs. Pursuant to the terms of the Agreement of Purchase and Sale and Joint Escrow

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

14. Subsequent Events  – (continued)

Instructions (the “PSA”) dated February 17, 2011, between the Buyer and the Seller, the Buyer made an earnest money deposit of approximately $1.0 million on February 18, 2011 representing 10% of the aggregate purchase price.

The CP Boston Property, which encompasses 26 acres, is conveniently located 20 miles north of Boston’s Logan Airport and 22 miles north of Boston’s “Central Business District”. The Hotel was originally built in 1978 and further expanded in 1982 to its current 366 rooms (167 king bedrooms, 199 double bedrooms and 12 suites). Hotel amenities include: room service dining, restaurants and a lounge, a health & fitness center, spa facilities, housekeeping and laundry services, a business center, game room, a gift shop, and 37,000 square feet of meeting room and ballroom space. The Hotel currently operates under the “Crowne Plaza” flag pursuant to an existing franchise agreement with InterContinental Hotel Groups. The Water Park, which opened in 2008, features 65,000 square feet of indoor water park activities, dining and entertainment options. The Water Park currently operates as a CoCo Key Water Resort under an existing trademark license agreement with WPH CoCo Key, LLC.

On March 4, 2011, the Buyer offered the Company and its other sponsored public program, the Lightstone Value Plus Real Estate Investment Trust I, Inc. (“REIT Lightstone I”), through their respective operating partnerships, the opportunity to purchase, at cost, joint venture ownership interests in LVP CP Boston Holdings, LLC (“the CP Boston Joint Venture”) which will acquire the CP Boston Property through LVP CP Boston, LLC (“LVP CP Boston”), a wholly owned subsidiary, subject to the Buyer obtaining the Seller’s consent which was obtained on March 21, 2011. The Company’s Board of Directors and Lightstone REIT I’s Board of Directors approved 20% and 80% participations, respectively, in the CP Boston Joint Venture.

On March 21, 2011, the CP Boston Joint Venture closed on the acquisition of the CP Boston Property and the Company’s share of the aggregate purchase price was approximately $2.0 million. Additionally, in connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 2.75% of the acquisition price, or approximately $19,000. The Company’s portion of the acquisition was funded with cash.

The CP Boston Joint Venture established a taxable subsidiary, LVP CP Boston Holding Corp., which has entered into an operating lease agreement for the CP Boston Property. At closing, LVP CP Boston Holding Corp. also entered into an interim management agreement with Sage Client 289, LLC, an unrelated third party, for the management of the Hotel and the Water Park.

The CP Boston Property was purchased “as is” and it is currently expected that approximately $10.0 million (of which approximately $2.0 million is the Company’s proportionate share) of additional renovations and improvements will be funded proportionately by the owners of CP Boston Joint Venture subsequent to the acquisition. Management of the Company believes the CP Boston Property is adequately insured.

The Seller was not affiliated with the Company or its affiliates.

Potential Property Acquisition — Option Agreement to Acquire an Interest in Festival Bay Mall

On December 8, 2010, FB Orlando Acquisition Company, LLC (the “Owner”), a previously wholly owned entity of David Lichtenstein (“Lichtenstein”), who does business as the Lightstone Group and is the sponsor of the Company, acquired Festival Bay Mall (the “Property”) for cash consideration of approximately $25.0 million (the “Contract Price”) from BT Orlando LP, an unrelated third party seller. Ownership of the Owner will be transferred to the A.S. Holdings LLC (“A.S. Holdings”), a wholly-owned entity of Lichtenstein, on or about June 4, 2011 (the “Transfer Date”) pursuant to the terms of a transfer and exchange agreement between various entities, including a qualified intermediary.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009 and the period from April 28, 2008
(date of inception) through December 31, 2008

14. Subsequent Events  – (continued)

On March 4, 2011, the Company, through its Operating Partnership, entered into an agreement with A.S. Holdings, providing the Operating Partnership an option to acquire a membership interest of up to 10% in A.S. Holdings. The option is exercisable in whole or in part, up to two times, by the Operating Partnership at any time, but in no event later than June 30, 2012. Although the option may be exercised immediately, if it is exercised in whole or in part before the Transfer Date, the closing on the acquisition of the applicable membership interests in A.S. Holdings will occur within 10 business days after the Transfer Date. There can be no assurance that the Company will elect to exercise its option, in whole or in part, to purchase up to a 10% ownership interest in Festival Bay Mall.

The Property, which opened in 2003, consists of an approximately 751,000 square foot enclosed mall situated on 139 acres of land located at 5250 International Drive in Orlando close to the convergence of I-4 and the Florida Turnpike. The Property was built as a hybrid retail center with entertainment, destination retail and traditional in-line mall tenants and its current anchor tenants include Bass Pro Shops Outdoor World, Ron Jon Surf Shop, Sheplers Western Wear and Cinemark 20 Theatres. As of December 31, 2010, the Property was approximately 66% occupied. Concurrent with the closing of the acquisition, management of the Property was assumed by Paragon Retail Property Management LLC (“Paragon”), an affiliate of the Company’s sponsor. Paragon is currently evaluating redevelopment opportunities for the Property.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We have audited the accompanying balance sheets of Citrus Suites, LLC DBA “TownePlace Suites by Marriott- Metairie, LA” (the “Hotel”) as of December 31, 2010 and January 1, 2010, and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Hotel is not required to have nor were we engaged to perform an audit of the Hotel’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citrus Suites, LLC DBA “TownePlace Suites by Marriott- Metairie, LA” as of December 31, 2010 and January 1, 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

April 20, 2011
Edison, New Jersey

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Balance Sheets

	December 31, 2010	January 1, 2010
Assets
Real estate, net	$6,462,759	$6,740,585
Cash	218,197	213,433
Accounts receivable	121,038	101,777
Prepaid expense and other assets	163,812	191,525
Total assets	$6,965,806	$7,247,320
Liabilities and Members’ Equity
Mortgage loan payable	$6,649,330	$6,957,050
Accounts payable	42,683	22,438
Accrued expenses and other liabilities	168,794	128,461
Total liabilities	6,860,807	7,107,949
Commitments and contingencies
Members’ equity	104,999	139,371
Total liabilities and members’ equity	$6,965,806	$7,247,320

See accompanying notes to financial statements.

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Statements of Operations

For the years ended

	December 31, 2010	January 1, 2010
Revenues:
Rooms	$3,164,873	$2,812,690
Other	54,733	46,496
Total revenues	3,219,606	2,859,186
Operating expenses:
Rooms	558,193	566,715
Administrative and general	283,780	261,509
Marketing and sales	129,918	149,791
Depreciation	277,826	277,069
Property operation and maintenance	166,204	182,987
Utilities	97,679	84,507
Management fees	145,028	114,367
Real estate and other property taxes	130,569	127,421
Franchise fees	281,054	230,511
Insurance	128,607	97,505
Other	38,923	38,799
Total operating expenses	2,237,781	2,131,181
Operating income	981,825	728,005
Interest expense	423,326	468,270
Net income	$558,499	$259,735

See accompanying notes to financial statements.

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Statements of Members’ Equity

Balance, January 2, 2009	$134,309
Contributions	1,051,545
Distributions	(1,306,218)
Net income	259,735
Balance, January 1, 2010	139,371
Contributions	968,743
Distributions	(1,561,614)
Net income	558,499
Balance, December 31, 2010	$104,999

See accompanying notes to financial statements.

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Statements of Cash Flows

For the years ended

	December 31, 2010	January 1, 2010
Cash flows from operating activities
Net income	$558,499	$259,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	277,826	277,069
Amortization	3,304	3,172
Changes in operating assets and liabilities:
Accounts receivable	(19,261)	63,547
Prepaid expense and other assets	24,409	(36,614)
Accounts payable	20,245	(32,499)
Accrued expenses and other liabilities	40,333	(74,361)
Net cash provided by operating activities	905,355	460,049
Cash flows from investing activities
Building improvement costs and equipment purchases	—	(63,539)
Net cash used in investing activities	—	(63,539)
Cash flows from financing activities
Repayment of mortgage loan payable	—	(7,200,000)
Proceeds from mortgage loan payable	—	7,200,000
Principal payments on mortgage loan payable	(307,720)	(242,950)
Payment of financing costs	—	(47,683)
Contributions	968,743	1,051,545
Distributions	(1,561,614)	(1,306,218)
Net cash used in financing activities	(900,591)	(545,306)
Net increase (decrease) in cash	4,764	(148,796)
Cash at beginning of year	213,433	362,229
Cash at end of year	$218,197	$213,433
Supplemental cash flow information
Cash paid for interest	$423,471	$427,905

See accompanying notes to financial statements.

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Notes to the Financial Statements

For the years ended December 31, 2010 and January 1, 2010

1. Organization

The financial statements of the Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA” (the “Hotel”), present the financial position, results from operations and cash flows of the Hotel’s operations. The Hotel is a 125-suite limited service extended-stay hotel located in Harahan, Louisiana with immediate access to the New Orleans Airport. The Hotel commenced operations in June 2000.

The Hotel is managed and operated by Fairway Hospitality Management Services, Inc. and operates under a Marriott Franchise Agreement.

2. Summary of Significant Accounting Policies

Fiscal Year

The Hotel utilizes a 52 or 53 week year ending on the Friday closest to December 31. The fiscal years ended December 31, 2010 and January 1, 2010 consisted of 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United State of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realizability of accounts receivable, useful lives of real estate for purposes of determining depreciation expense and assessments as to whether there is impairment in the value of long-lived assets. Actual results could differ from those estimates.

Real Estate

Real estate is stated at cost less accumulated depreciation. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Classification	Years
Building and improvements	39
Furniture, fixtures and equipment	7

Maintenance, minor repairs and replacements are expensed when incurred.

The Hotel reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount. No impairment loss has been identified or recorded for the years ended December 31, 2010 or January 1, 2010.

Concentration of Risk

The Hotel maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Hotel has not experienced any losses in such accounts. The Hotel believes it is not exposed to any significant credit risk on its cash.

Revenue Recognition and Accounts Receivable and Allowance for Doubtful Accounts

Hotel revenue is primarily derived from room revenue. Room revenue is recognized as room-stays occur. Other revenue (such as telephone, food/beverage, and cleaning) is recognized when services have been provided. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Notes to the Financial Statements

For the years ended December 31, 2010 and January 1, 2010

2. Summary of Significant Accounting Policies  – (continued)

against the portion of accounts receivable that is estimated to be uncollectible. The Hotel determined that no allowance for doubtful accounts was necessary as of December 31, 2010 and January 1, 2010.

Deferred Financing Costs

Deferred financing costs include fees and costs incurred to obtain financing and are amortized over the term of the related debt using the straight-line method, which approximates the effective-interest method. Amortization expense related to deferred financing cost was $1,589 and $1,457 for the years ended December 31, 2010 and January 1 2010, respectively, and is included in interest expense in the statements of operations. Gross deferred financing costs of $47,683 are included in prepaid expenses and other assets on the balance sheets. Accumulated amortization was $3,046 and $1,457 as of December 31, 2010 and January 1, 2010, respectively.

Income Taxes

The Hotel is a limited liability company (the “LLC”) and under the existing provisions of the Internal Revenue Code, income and losses of the LLC flow through to the members of the LLC; accordingly, no provision for income taxes has been provided for in the accompanying financial statements of the Hotel.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable and accounts payable approximate their carrying values based on the short maturity of the instruments. Based upon management’s estimate of borrowing rates and loan terms currently available for fixed rate financing, the fair value of the fixed rate mortgage loan payable approximates its carrying value.

New Accounting Pronouncements

In June 2009, the FASB amended authoritative guidance for consolidating VIEs. This guidance requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a VIE. In addition, it requires enhanced disclosures about an enterprise’s involvement in a VIE. This standard was effective for fiscal years that began after November 15, 2009. The Hotel adopted this standard on January 2, 2010 and the adoption did not have a material impact on the Hotel’s financial statements.

In January 2010, the FASB amended guidance to enhance disclosure requirements related to recurring and non-recurring fair value measurements. This standard became effective for the Hotel on January 2, 2010. The adoption of this standard did not have a material impact on the Hotel’s financial statements.

The Hotel has determined that all other recently issued accounting pronouncements will not have a material impact on its financial position, results of operations and cash flows, or do not apply to its operations.

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Notes to the Financial Statements

For the years ended December 31, 2010 and January 1, 2010

3. Real Estate

Real estate is comprised of the following:

	December 31, 2010	January 1, 2010
Land	$1,500,000	$1,500,000
Building and improvements	6,024,282	6,024,282
Furniture, fixtures and equipment	863,496	863,496
Total real estate	8,387,778	8,387,778
Accumulated depreciation	(1,925,019)	(1,647,193)
Real estate, net	$6,462,759	$6,740,585

Depreciation expense was $277,826 and $277,069, for the year ended December 31, 2010 and January 1, 2010, respectively.

4. Mortgage Payable

At December 31, 2010 and January 1, 2010, the mortgage bank loan payable was $6,649,330 and $6,957,050, respectively; bearing interest at a rate of 6.5%, with monthly principal and interest payments of $63,065, amortized over 30 years, maturing in February 2039. The mortgage loan payable is collateralized by the Hotel and related property.

As noted below, on January 19, 2011, LVP Metairie JV, LLC, a majority owned subsidiary of the Lightstone Value Plus Real Estate Investment Trust II, Inc. completed the purchase of the Hotel and the outstanding mortgage balance of $6,634,178 was paid in full from the proceeds of the sale.

5. Commitments and Contingencies

Management Agreement

The Hotel is managed by a third party, Fairway Hospitality Management Services, Inc., which performs management functions including, but not limited to, hiring and supervising employees, establishing room prices, establishing administrative policies and procedures, managing expenditures and arranging and supervising public relations and advertising. The management agreement (the “agreement”) was for an initial term of 10 years and was renewed for an additional 10 year term in 2009. The agreement provides for the payment of a base management fee of 4% of gross revenues as well as an incentive management fee of 20% of available cash flows, as defined by the agreement. The financial statements reflect management fees of $145,028 and $114,367 for the years ended December 31, 2010 and January 1, 2010, respectively.

Franchise Agreement

The Hotel entered into a franchise agreement with Marriott International, Inc. for a twenty year period beginning in June 1999 that was extended for an additional five years currently ending on June 30, 2024. The franchise agreement provides the Hotel the use of Marriott International, Inc. trade name, trademark, service mark, training and systems, among other items. The franchise agreement provides for the payment of a franchise fee of 5% of gross revenues. Additionally the agreement can require the Hotel to complete renovations every five years.

An initial application fee of $50,000 was due prior to the start of the agreement and is being amortized using the straight line method over the term of the agreement. This amount is included in prepaid expenses and other assets on the balance sheets. Amortization expense related to the initial application fee was $1,715 for both the years ended December 31, 2010 and January 1, 2010, respectively, and is included in franchise fees in the statements of operations. Accumulated amortization was $25,137 and $26,852 as of December 31, 2009 and January 1, 2010, respectively.

Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA”

Notes to the Financial Statements

For the years ended December 31, 2010 and January 1, 2010

5. Commitments and Contingencies  – (continued)

The financial statements reflect franchise fees of $281,054 and $230,511 for the years ended December 31, 2010 and January 1, 2010, respectively.

6. Subsequent Event

On January 19, 2011, LVP Metairie JV, LLC a majority owned subsidiary of the Lightstone Value Plus Real Estate Investment Trust II, Inc., (“Lightstone”) completed the purchase of the Hotel for approximately $12.0 million. The purchase included substantially all of the Hotel’s assets and did not include the mortgage loan payable.

Report of Independent Registered Public Accounting Firm

To the Members of
Brownmill LLC

We have audited the accompanying balance sheet of Brownmill LLC (the “Company”) as of December 31, 2010, and the related consolidated statement of operations, members’ deficiency and cash flows for the period April 1, 2010 through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brownmill LLC as of December 31, 2010, and the results of its operations and its cash flows for the period April 1, 2010 through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

March 31, 2011
Edison, New Jersey

BROWNMILL LLC

Balance Sheet
As of December 31, 2010

Assets
Land and improvements	$3,928,516
Building and improvements	17,931,705
21,860,221
Less accumulated depreciation	(3,863,632)
Total real estate	17,996,589
Cash and cash equivalents	304,991
Restricted cash escrows	254,062
Accounts receivable, net of allowance of $416,314	290,896
Accrued straight lined rent	878,277
Deferred costs, net of accumulated amortization of $529,484	529,033
Prepaid and other assets	116,406
Total assets	$20,370,254
Liabilities and Members’ Deficiency
Mortgage note payable	$22,000,524
Accrued interest payable	78,615
Accounts payable and accrued liabilities	296,831
Deferred rental income	195,007
Tenant security deposits	262,675
Total liabilities	22,833,652
Commitments and Contingencies
Members’ deficiency	(2,463,398)
Total liabilities and members’ deficiency	$20,370,254

The accompanying notes are an integral part of these financial statements.

BROWNMILL LLC

Statement of Operations
For the Period April 1, 2010 through December 31, 2010

Revenue
Rental	$2,103,986
Tenant reimbursements	716,212
Total revenue	2,820,198
Expenses
Property operations	768,424
Real estate taxes	393,551
Depreciation	588,661
Amortization	58,774
Total expenses	1,809,410
Operating income	1,010,788
Other income	19,362
Interest expense, including amortization of deferred financing costs of $12,881	(922,638)
Net income	$107,512

The accompanying notes are an integral part of these financial statements.

BROWNMILL LLC

Statement of Members’ Deficiency
For the Period April 1, 2010 through December 31, 2010

	Lightstone Holdings LLC	Lightstone Value Plus REIT II LP	DWL 2003 Family Trust	Total Members’ Deficiency
Balance, April 1, 2010	$2,277,051	$—	$(4,847,961)	$(2,570,910)
Transfer of ownership interest – April 1, 2010	(1,183,611)	1,183,611	—	—
Transfer of ownership interest – October 1, 2010	(363,085)	363,085	—	—
Net income	17,833	36,998	52,681	107,512
Balance, December 31, 2010	$748,188	$1,583,694	$(4,795,280)	$(2,463,398)

The accompanying notes are an integral part of these financial statements.

BROWNMILL LLC

Statement of Cash Flows
For the Period April 1, 2010 through December 31, 2010

Cash flows from operating activities
Net income	$107,512
Adjustments to reconcile net income to net cash provided by operating activities
Provision for doubtful accounts	134,244
Depreciation and amortization	647,435
Amortization of deferred financing costs	12,881
Amortization of accrued straight lined rent	(124,325)
Changes in other operating assets and liabilities
Accounts receivable	(280,405)
Prepaid and other assets	206,242
Accrued interest payable	2,282
Accounts payable and accrued liabilities	1,836
Prepaid rents activities	(9,243)
Net cash provided by operating	698,459
Cash flows from investing activities
Expenditures for real estate	(159,540)
Decrease in restricted cash escrows	(2,295)
Tenant security deposits	45,677
Payment of leasing costs	(194,091)
Net cash used in investing activities	(310,249)
Cash flows from financing activities
Principal payments of mortgage note payable	(289,982)
Cash provided by financing activities	(289,982)
Net increase in cash and cash equivalents	98,228
Cash and cash equivalents at beginning of period	206,763
Cash and cash equivalents at end of period	$304,991
Supplemental disclosure of cash flow information Cash paid for interest	$910,622

The accompanying notes are an integral part of these financial statements.

BROWNMILL LLC

Notes to the Financial Statements
For the Period April 1, 2010 through December 31, 2010

Note 1 — Organization

Brownmill LLC (the “Company”) owns two retail properties known as Browntown Shopping Center (“Browntown”) and Millburn Mall (“Millburn”, and together with Browntown, (the “Brownmill Properties”), which are located in Old Bridge, NJ and Vauxhall, NJ, respectively. The Brownmill Properties collectively represent 156,002 square feet of total gross leasable area. Browntown and Millburn are managed by Beacon Property Management LLC, an affiliate of the Company.

On June 30, 2010, Lightstone Holdings LLC (“LGH”), an affiliate of Lightstone SLP II LLC, entered into a Contribution Agreement with Lightstone Value Plus REIT II LP (the “REIT OP”) to which LGH contributed to REIT OP a 26.25% equity interest in the Company, in exchange for 25 units of subordinated profits interests, at $100,000 per unit (at total value of $2.5 million). The Company allocated profit to REIT OP beginning April 1, 2010, based upon the original date Lightstone SLP II LLC was to purchase subordinated profit interests.

On December 29, 2010, LGH entered into a second Contribution Agreement with REIT OP to which LGH contributed an additional 8.163% equity interest in the Company, in exchange for 8 units of subordinated profits interest, at $100,000 per unit (a total value of approximately $0.8 million). The Company allocated additional profit to REIT OP beginning October 1, 2010, based upon the original date Lightstone SLP II LLC was to purchase subordinated profit interests.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition and the collectability of tenant accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Investment in Real Estate

Impairment Evaluation

Management evaluates the recoverability of its investment in real estate assets in accordance with ASC Topic 360-10, Property Plant and Equipment — “Impairment or Disposal of Long Lived Assets” (“ASC 360-10”). This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the asset is not assured.

The Company evaluates the long-lived assets, in accordance with ASC 360-10 on a quarterly basis and will record an impairment charge when there is an indicator of impairment and the undiscounted projected cash flows are less than the carrying amount for a particular property. Management concluded no impairment adjustment was required for the period April 1, 2010 through December 31, 2010. The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on the Company’s plans for the respective assets and the Company’s views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the respective properties and comparable properties, and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in the Company’s plans or views of market and economic conditions could result in recognition of impairment losses, which, under the applicable accounting guidance, could be substantial.

BROWNMILL LLC

Notes to the Financial Statements
For the Period April 1, 2010 through December 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

Real Estate

Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements, which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life.

Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

Asset Description	Life
Building	39 years
Building improvements	10 to 30 years
Tenants improvements	Term of related lease
Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash Escrows

Restricted cash consists primarily of tenant security deposits, as well as cash held for real estate taxes and building improvements as required by the loan agreement.

Accounts Receivable and Allowance for Doubtful Accounts

The liquidity and creditworthiness of the tenants are monitored on an ongoing basis. Allowances for doubtful accounts are maintained using the specific identification method for estimated losses resulting from the inability of certain tenants to make payments required by the terms of their respective leases. No general reserve is recorded. If the financial condition of the tenants were to deteriorate, additional allowances may be required.

Deferred Costs

Costs incurred in connection with financings or debt modifications are capitalized as deferred financing costs and are amortized on the straight-line method, which approximates the effective interest method, over the terms of the related loans. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and are amortized on the straight-line method over the terms of the related lease agreements.

Rental Revenue

Rental revenue is recorded on the straight-line method over the terms of the related lease agreements. Differences between rental revenue earned and the amounts due per the respective lease agreements are credited or charged, as applicable, to accrued straight-lined rent. Rental payments received prior to their recognition as income are recorded as deferred rental income.

Lease incentives, which may include cash payments to or on behalf of tenants, the buyout of a prospective tenant’s existing lease or the funding of an improvement that is owned by the tenant are amortized as a reduction to rental revenue on a straight-line basis over the lease term.

Tenant Reimbursements

Estimates are used to record cost reimbursements from tenants for real estate taxes and operating expenses. Recoveries from tenants for real estate taxes, insurance and other operating expenses are recognized as revenue in the period that the applicable costs are incurred. Leases are not uniform in dealing with such cost reimbursements and variations exist in computations between tenants. Adjustments are also made

BROWNMILL LLC

Notes to the Financial Statements
For the Period April 1, 2010 through December 31, 2010

Note 2 — Summary of Significant Accounting Policies  – (continued)

throughout the year to these receivables and the related cost recovery income based upon the best estimate of the final amounts to be billed and collected. The balance of the estimated accounts receivable for real estate taxes and operating expenses is also analyzed by comparing actual recoveries versus actual expenses.

Income Taxes

The Company is a limited liability company that has elected to be taxed as a partnership for Federal and state income tax purposes. Accordingly, Federal and state taxable income is reportable on the income tax return of the Members. As a result of the entity being taxed as a partnership, there is no federal or state income tax provision.

The Company follows the accounting guidance concerning provision for uncertain income tax positions as contained in ASC 740-10. The Company has no uncertain income tax positions.

The Company has not been examined by the Internal Revenue Service nor state taxing authorities. The tax filings are typically open to examinations for a three year period from filing dates.

Concentration of Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

New Accounting Pronouncements

In June 2009, the FASB amended authoritative guidance for consolidating variable interest entities. This guidance requires ongoing assessments to determine whether an entity is a variable entity and requires qualitative analysis to determine whether an enterprise’s variable interest(s) give it a controlling financial interest in a variable interest entity. In addition, it requires enhanced disclosures about an enterprise’s involvement in a variable interest entity. This standard is effective for the fiscal year that begins after November 15, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

In January 2010, the FASB amended guidance to enhance disclosure requirements related to recurring and non-recurring fair value measurements. The adoption of this standard did not have a material impact on the Company’s financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its financial position, results of operations and cash flows, or do not apply to its operations.

Note 3 — Deferred Costs

Deferred costs consist of the following at December 31, 2010:

December 31, 2010
Leasing costs	$886,766
Financing fees	171,751
Less accumulated amortization	(529,484)
$529,033

BROWNMILL LLC

Notes to the Financial Statements
For the Period April 1, 2010 through December 31, 2010

Note 3 — Deferred Costs  – (continued)

Estimated amortization expense for each of the next five fiscal years and thereafter is as follows:

Year ending December 31,	Leasing costs	Financing fees
2011	$80,761	$17,175
2012	74,748	17,175
2013	58,397	17,175
2014	58,397	17,175
2015	49,454	12,881
Thereafter	125,695	—
Total	$447,452	$81,581

Amortization expense for the period April 1, 2010 through December 31, 2010 was $71,655, of which $12,881 related to the financing fees and is included in interest expense, and $58,774 related to leasing costs which is included in amortization on the statement of operations for the period April 1, 2010 through December 31, 2010.

Note 4 — Mortgage Note Payable

The loan has a 10-year term and monthly principal and interest payments of $133,051 through its maturity date. The loan bears a fixed interest rate of 5.36%. The aggregate outstanding balance was $22 million as of December 31, 2010, of which $19.8 million will be due upon maturity assuming no prior principal prepayment.

The Brownmill Properties are cross-collaterized, securing a non-recourse loan maturing on October 8, 2015. David Lichtenstein, 100% owner of LGH, (“Guarantor”), has guaranteed the payment of losses that the lender may sustain as a result of fraud, misappropriation, misuse of loan proceeds or other acts of misconduct by Brownmill LLC and/or its principals or affiliates. Such losses are recourse to the Guarantor under the guaranty regardless of whether the lender has attempted to procure payment from Brownmill LLC or any other party. Further, in the event of Brownmill LLC’s voluntary bankruptcy, reorganization or insolvency, or the interference by Brownmill LLC or its affiliates in any foreclosure proceedings or other remedy exercised by the lender, the Guarantor has guaranteed the payment of any unpaid loan amounts.

For the period April 1, 2010 through December 31, 2010, the Company incurred interest expense totaling $922,638. Amortization expense relating to financing fees is included in this interest expense (see Note 3).

The scheduled principal maturity of the mortgage note payable as of December 31, 2010 is as follows:

Year ending December 31,
2011	$411,195
2012	430,768
2013	458,108
2014	483,633
2015	20,216,820
Total	$22,000,524

BROWNMILL LLC

Notes to the Financial Statements
For the Period April 1, 2010 through December 31, 2010

Note 5 — Related-Party Transactions

Effective September 12, 2005, the Company engaged Beacon Property Management LLC, an affiliate of the Company, (the “Agent”) to provide asset management services in connection with the management, marketing, leasing, operating and redevelopment of the Brownmill Properties. The Agent is entitled to receive a fee (the “Management Fee”) in an amount equal to 4% of the gross rental revenue collected each month.

Included in property operations in the statement of operations is management fee expense of $110,020 for the period April 1, 2010 through December 31, 2010. As of December 31, 2010, $11,143 of this management fee expense was unpaid which is included in accounts payable and accrued liabilities in the balance sheet.

Note 6 — Leases

The Company has entered into lease agreements with tenants with lease terms ranging from 1 to 20 years at lease inception. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts.

The total future minimum rental to be received under such non-cancelable operating leases executed at December 31, 2010, exclusive of tenant reimbursements and contingent rentals are as follows:

Year ending December 31,
2011	$2,566,448
2012	2,589,790
2013	2,377,755
2014	2,258,025
2015	1,984,171
Thereafter	1,779,457
Total	$13,555,646

Note 7 — Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes.

Note 8 — Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash escrows, accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments. The fair value of the mortgage note payable was determined by discounting the future contractual interest and principal payments by a market rate, which approximates the carrying value.

LIGHTSTONE GROUP VALUE PLUS REAL ESTATE TRUST II, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Acquisition of a Mortgage Loan Secured by Fairfield Inn located in East Rutherford, New Jersey

On June 29, 2010, the Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through Lightstone Value Plus REIT II, LP, its operating partnership (the “Operating Partnership”), entered into an Assignment and Assumption Agreement (the “Assignment”) with Citigroup Global Markets Realty Corp. (the “Seller”). Under the terms of the Assignment, our Operating Partnership purchased from the Seller a fixed-rate, nonrecourse mortgage note (the “Loan”) for $7.9 million, with an estimated loan-to-value ratio at that date of 56.6% based on our internal valuation of the underlying hotel property (see detailed discussion on the hotel property below). In addition, the Seller agreed to indemnify our Operating Partnership from all existing litigation as described below. Total legal and other closing costs of the Assignment were approximately $88,407, including an acquisition fee equal to 0.95% of the purchase price, or approximately $74,600, payable to our advisor. As a result of the Assignment, our Operating Partnership assumed all rights and obligations, with the exception of the existing litigation, in connection with the Loan, and became the lender under the Loan.

The Loan was originated by the Seller in August 2007 with an original principal balance of $18.7 million, and is collateralized by a limited service hotel located in East Rutherford, NJ. The Loan bears an interest of 5.916% per annum, with interest-only payments through September 6, 2009 and monthly principal and interest payment of $110,960 thereafter through maturity. The Loan was scheduled to mature in September 2017 under its original term, and has been in default since February 2009. The existing borrower has initiated on-going litigation against the Seller in connection with its borrowings from the Seller, including the Loan. We initially recorded the Loan as a mortgage loan receivable at $7.9 million, net of a discount of $10.8 million, on our consolidated balance sheet. As the Loan is in default, we are not amortizing the discount as we intend in the future to either foreclose on the underlying property in order to take ownership of the property or negotiate a transfer of ownership with the existing borrower. We may incur additional fees at an estimated amount of approximately $0.5 million in the future associated with taking ownership of the property. If we take over the ownership of the property, we intend to invest an additional $0.9 million in the property, including approximately $0.7 million to perform renovation upgrades to the rooms within the hotel.

The borrower under the loan agreement is required to transfer any excess cash to us on a monthly basis. We first will apply the excess cash to required funding for taxes and insurance and other escrow related disbursements and any remaining cash will be applied to outstanding principal and the excess, if any, will be recognized as interest income. At the date of the acquisition of the Loan, escrow deposits of $0.3 million held by the Seller were transferred to us. The escrow deposits were $1.1 million as of December 31, 2010 and are recorded on the consolidated balance sheet as restricted escrows. We have also recorded an offsetting liability for these disbursements in the consolidated balance sheet within accounts payable and other accrued expenses. Additionally, during the year endedDecember 31, 2010, we applied $0.8 million of excess cash received to outstanding principal. As of December 31, 2010, the balance of the mortgage loan receivable was $7.1 million on our consolidated balance sheet.

Sponsor’s Contribution of Equity Interests in Brownmill

Lightstone SLP II LLC, a subsidiary majority owned and controlled by The Lightstone Group, our sponsor, through an agreement with us and our Operating Partnership, committed to purchase subordinated profits interests of our Operating Partnership on a semiannual basis, beginning with the quarter ended June 30, 2010, at a price of $100,000 for each $1,000,000 in subscriptions that we accepted as part of our stock offering until the earlier of (i) we achieve the maximum offering or (ii) the offering expires on February 17, 2012. Our sponsor may elect to purchase subordinated profits interests with cash or may contribute interests in real property of equivalent value.

On June 30, 2010, through our Operating Partnership, we entered into a Contribution Agreement with Lightstone Holdings LLC (“LGH”), a wholly-owned subsidiary of our sponsor, pursuant to which LGH contributed to our Operating Partnership a 26.25% equity interest in Brownmill in order to fulfill our sponsor’s commitment as described above. In exchange, our Operating Partnership issued 25 units of

LIGHTSTONE GROUP VALUE PLUS REAL ESTATE TRUST II, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

subordinated profits interests, at $100,000 per unit (at total value of approximately $2.5 million), to Lightstone SLP II LLC. Brownmill’s 100% gross value was valued at approximately $31.8 million of which $9.5 million was in the form of equity and $22.3 million was in the form of mortgage indebtedness as described below. The value of our interest in Brownmill was approximately $8.4 million of which $2.5 million was in the form of equity and $5.9 million was in the form of mortgage indebtedness. Our Board of Directors, including all independent directors, in part, relied upon an opinion from an independent third party in arriving at the value of our interest in Brownmill.

On December 29, 2010, through our Operating Partnership, we entered into another contribution agreement with LGH, pursuant to which LGH contributed to our Operating Partnership an additional equity interest of 8.163% in Brownmill in order to fulfill our sponsor’s commitment for the quarter ended December 31, 2010. In exchange, the Operating Partnership issued 8 units of subordinated profits interests, at $100,000 per unit (at a total value of approximately $0.8 million), to Lightstone SLP II LLC. As a result, the Company has an aggregate 34.413% equity interest in Brownmill as of December 31, 2010.

Our interest in Brownmill is a non-managing interest. All distributions from Brownmill will be made on a pro rata basis in proportion to each member’s equity interest percentage. We account for our ownership interest in Brownmill under the equity method of accounting and therefore, record our allocated earnings based on our equity interest percentage.

Brownmill includes two retail properties known as Browntown Shopping Center (“Browntown”) and Millburn Mall (“Millburn”) (collectively, the “Brownmill Properties”), which are located in Old Bridge, NJ and Vauxhall, NJ, respectively. Browntown and Millburn represent 84,851 square feet and 71,151 square feet of total gross leasable area, respectively, which include retail as well as office space. Browntown and Millburn were 83% and 99% occupied, respectively, as of December 31, 2010. Browntown and Millburn are managed by Beacon Property Management LLC, a subsidiary of the Sponsor.

The Brownmill Properties are cross-collateralized, securing a non-recourse loan maturing on October 8, 2015. David Lichtenstein, the majority owner of our Sponsor, (“Guarantor”), has guaranteed the payment of losses that the lender may sustain as a result of fraud, misappropriation, misuse of loan proceeds or other acts of misconduct by Brownmill and/or its principals or affiliates. Such losses are recourse to the Guarantor under the guaranty regardless of whether the lender has attempted to procure payment from Brownmill LLC or any other party. Further, in the event of Brownmill’s voluntary bankruptcy, reorganization or insolvency, or the interference by Brownmill or its affiliates in any foreclosure proceedings or other remedy exercised by the lender, the Guarantor has guaranteed the payment of any unpaid loan amounts. The loan has a 10-year term and monthly principal and interest payments of $133,051 through its maturity date. The loan bears a fixed interest rate of 5.36%. The aggregate outstanding balance of the Brownmill Loan was $22.0 million as of December 31, 2010, $19.8 million of which will be due upon maturity assuming no prior principal prepayment.

Acquisition of a TownePlace Suites Hotel located in Harahan, Louisiana

On January 19, 2011, we, through LVP Metairie JV, LLC (“LVP Metairie JV”), a joint venture subsidiary of our Operating Partnership, completed the acquisition of a 95% ownership interest in a four-story, limited service extended-stay hotel located in Harahan, Louisiana (“TownePlace Suites Hotel”) from Citrus Suites, LLC (the “Seller”). The remaining 5% ownership interest was acquired by TPS Metairie, LLC, an unrelated third party. The TownePlace Suites Hotel, which has immediate access to the New Orleans Airport, will operate as a “TownePlace Suites” pursuant to a Relicensing Franchise Agreement (“Franchise Agreement”) with Marriott International, Inc. (“Marriott”). The Seller is not affiliated with the Company or its subsidiaries.

The TownePlace Suites Hotel was opened in 2000 and renovated during 2008. The TownePlace Suites Hotel currently has 125 rooms including 97 studio suites, 22 two-bedroom suites, and 6 one-bedroom suites.

LIGHTSTONE GROUP VALUE PLUS REAL ESTATE TRUST II, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The Company does not intend to make significant renovations or improvements to the TownePlace Suites Hotel. Management of the Company believes that the TownePlace Suites Hotel is adequately insured.

The aggregate purchase price for the TownePlace Suites Hotel was approximately $12.2 million, inclusive of closing and other transaction-related costs. Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee of $0.1 million which was equal to 0.95% of the Company’s proportionate share of the total contract price of $12.0 million, or $11.4 million. The acquisition was funded with proceeds from the sale of the Company’s common stock.

The Company has established a TRS, LVP Metairie Holding Corp. (“LVP Metairie Holding”), which has entered into an operating lease agreement for the TownePlace Suites Hotel. LVP Metairie Holding has also entered into management agreement (the “TownePlace Suites Management Agreement”) with Trans Inns Management, Inc., an unrelated third party, for the management of the TownePlace Suites Hotel, and the Franchise Agreement with Marriott. The Towne Place Suites Management Agreement, which has an initial term of one-year commencing on January 19, 2011, provides for (i) monthly base management fees equal to 5% of gross revenues, as defined and (ii) certain incentive fees. The TownePlace Suites Management Agreement provides for nine additional one-year extensions and may be terminated by either party with no less than 90-days written notice, by either party, in advance of the anniversary date.

Our interest in TownePlace Suites is a managing interest. Generally, quarterly distributions from TownePlace Suites will be made, beginning on May 10, 2011, (i) initially, to the Company and TPS Metairie, LLC on a pro rata basis in proportion to each member’s equity interest percentage until an annualized preferred return of 12% is achieved on their invested capital and (ii) thereafter, 85% to the Company and TPS Metairie, LLC pro rata in accordance with their respective ownership interest and 15% to the Sherman Family Trust, a third party related to TPS Metairie, LLC, but unrelated to the Company. We will consolidate the operating results and financial condition of TownePlace Suites and account for the ownership interest of TPS Metairie, LLC and any allocations of earnings and distributions to the Sherman Family Trust as noncontrolling interests.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 is based on the Company’s historical consolidated balance sheet as of December 31, 2010 and reflects the acquisition of the TownePlace Suites Hotel as if it had occurred on December 31, 2010. Since (i) the aggregate contribution of interests in Brownmill and (ii) the acquisition of the Loan had occurred prior to December 31, 2010, the Company’s historical consolidated balance sheet as of December 31, 2010 already reflects these transactions. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 is presented as if (i) the acquisition of the TownePlace Suites Hotel, (ii) the contribution of the Brownmill interests and (iii) the acquisition of the Loan had been completed at the beginning of the year presented.

The pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the historical financial statements and notes thereto as filed in the Company’s 2010 Annual Report on Form 10-K and the financial information and notes thereto of Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA” included elsewhere herein. The pro forma condensed consolidated balance sheet and statements of operations are unaudited and are not necessarily indicative of what the actual results of operations would have been had we completed the above transactions on January 1, 2010, nor does it purport to represent our future operations. In addition, the unaudited pro forma condensed consolidated financial information is based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma condensed consolidated financial statements, which we believe are reasonable under the circumstances.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010
	Lightstone Value Plus Real Estate Investment Trust II, Inc.	TownePlace Suites	Pro Forma Adjustments		Pro Forma
Assets
Investments in unconsolidated affiliated real estate entity	$3,134,850	$—	$—		$3,134,850
Real estate, net	—	6,462,759	(6,462,759)	(a)	11,294,118
			11,294,118	(b)
Cash and cash equivalents	18,177,250	218,197	(218,197)	(a)	6,177,250
			(12,000,000)	(b)
			600,000	(m)
Restricted escrow	1,053,287	—	—		1,053,287
Accounts receivable	—	121,038	(121,038)	(a)	—
Mortgage loan receivable	7,088,864	—	—		7,088,864
Prepaid expenses and other assets	80,993	163,812	(163,812)	(a)	786,875
			705,882	(b)
Total Assets	$29,535,244	$6,965,806	$(6,365,806)		$29,535,244
Liabilities and Stockholders’ Equity
Mortgage loan payable	$—	$6,649,330	$(6,649,330)	(a)	$—
Accounts payable and other accrued expenses	688,022	211,477	(211,477)	(a)	688,022
Due to sponsor	83,744	—	—		83,744
Distributions payable	543,357	—	—		543,357
Total liabilities	1,315,123	6,860,807	(6,860,807)		1,315,123
Commitments and contingencies
Stockholders’ Equity:
Company’s stockholders’ equity:
Preferred shares, $0.01 par value	—	—	—		—
Common stock, $0.01 par value	34,671	—	—		34,671
Members’ Capital		104,999	(104,999)	(a)	—
Additional paid-in-capital	28,067,078	—			28,067,078
Subscription receivable	(366,052)	—	—		(366,052)
Accumulated distributions in excess of net loss	(2,817,359)	—	—		(2,817,359)
Total Company stockholder’s equity	24,918,338	104,999	(104,999)		24,918,338
Noncontrolling interest	3,301,783	—	600,000	(m)	3,901,783
Total Stockholders’ Equity	28,220,121	104,999	495,001		28,820,121
Total Liabilities and Stockholders’ Equity	$29,535,244	$6,965,806	$(6,365,806)		$30,135,244

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2010
	Lightstone Value Plus Real Estate Investment Trust II, Inc.	TownePlace Suites	Pro Forma Adjustments		Pro Forma
Revenues	$—	$3,219,606	$—		$3,219,606
Expenses	1,050,833	2,237,781	48,754	(c)	3,801,053
			162,860	(d)
			15,972	(e)
			284,853	(g)
Operating (loss) income	(1,050,833)	981,825	(512,439)		(581,447)
Interest income	254,236	—	—		254,236
Interest expense		(423,326)	423,326	(f)
Gain on sale of unconsolidated real estate entity	181,259	—	—		181,259
Loss from investment in unconsolidated affiliated real estate entity	(165,150)	—	(43,742)	(j)	(328,666)
			(119,774)	(k)
Net (loss) income	(780,488)	558,499	(252,629)		(474,618)
Less: net loss (income) attributable to noncontrolling interest	45		(12,465)	(h)	(40,323)
			(27,925)	(i)
			22	(l)
Net (loss) income applicable to Company’s common shares	$(780,443)	$558,499	$(292,997)		$(514,941)
Net loss per Company’s common share, basic and diluted	$(0.31)				$(0.20)
Weighted average number of common shares outstanding, basic and diluted	2,539,994				2,539,994

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

The unaudited pro forma condensed consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”) have been prepared based on the historical balance sheets of the Company and Citrus Suites, LLC DBA “TownePlace Suites by Marriott — Metairie, LA” (the “TownePlace Suites”) as of December 31, 2010 and the historical statements of operations for the Company and the TownePlace Suites for the year ended December 31, 2010, after giving effect to the adjustments and assumptions described below.

The Company and the TownePlace Suites employ accounting policies that are in accordance with accounting principles generally accepted in the United States of America. In management’s opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of the Company and the TownePlace Suites have been made.

The ongoing activity presented in these pro forma financial statements represents the Company’s assets, liabilities, revenues and expenses that include ownership of the TownePlace Suites, the Loan and an aggregate 34.413% equity interest in Brownmill. This pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the consolidated operating results and consolidated financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor are they necessarily indicative of the operating results and financial position that may occur in the future.

Note 2. Pro Forma Assumptions

Pro forma adjustments:

The accompanying unaudited pro forma financial statements have been prepared as if (i) the acquisition of TownePlace Suites was completed on December 31, 2010 for the balance sheet and (ii) all transactions were completed as of January 1, 2010 for statement of operations purposes and reflect the following pro forma adjustments:

a)	To reflect the elimination of the historical balance sheet of the TownePlace Suites to show the purchase of the TownePlace Suites as if it was entered into as of December 31, 2010.
b)	To reflect the purchase of the TownePlace Suites, as if it occurred on December 31, 2010, consisting of real estate and related intangible assets.
c)	Reflects step-up adjustment for depreciation and amortization to reflect the Company’s basis in the fair value of the assets of the TownePlace Suites.
d)	Reflects pro forma asset management fees for the TownePlace Suites, the Loan and the 34.413% equity interest in Brownmill. The Company’s advisor receives an annual asset management fee of 0.95% of the average invested assets.
e)	Reflects adjustment of management expense to reflect the Company’s agreement with a new management company.
f)	Reflects removal of historical interest expense associated with the mortgage loan payable not assumed in conjunction with the acquisition of the TownePlace Suites.
g)	Reflects pro forma acquisition fees associated with the TownePlace Suites of $284,853, including an acquisition fee of 0.95% of the purchase price of the TownePlace Suites payable to the Company’s advisor of $114,000.
h)	Reflects the portion of income from the historical results of the TownePlace Suites attributable to non controlling interests as if the acquisition had occurred on January 1, 2009.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 2. Pro Forma Assumptions  – (continued)

i)	Reflects portion of pro forma adjustments attributable to non controlling interests.
j)	To record the pro forma effect of our 34.143% equity in the losses of Brownmill for the year ended December 31, 2010.
k)	Reflects depreciation and amortization of the Company’s step-up value of its 34.143% equity investment in Brownmill’s real and personal property using the straight-line method over the estimated useful life of acquired assets, the adjustment related to the mark to market value of the debt as the date of acquisition compared to book value as well as an adjustment to reflect the impact of straight line adjustments of leases as if they were entered into as of January 1, 2010 compared to the original lease date.
l)	To adjust for 33 units of subordinated profits interests issued by the Operating Partnership to SLP II LLC at $100,000 per unit, in exchange for the 34.143% equity interest in Brownmill on January 1, 2010.
m)	To reflect contribution to LVP Metairie JV by noncontrolling member.

Note 3. Unaudited Pro Forma Earnings Per Share Data

Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of the Company for the year ended December 31, 2010. As the pro forma statements of operations for the fiscal years ended December 31, 2010 show a net loss, weighted average basic and diluted shares are the same.

APPENDIX A

Prior Performance Tables for Program Properties

The following introduction provides information relating to real estate investment Program Properties sponsored by the Sponsor or its affiliates (“Prior Programs”). The tables below provide information about the Sponsor’s prior programs to which third parties contributed capital. These programs are substantially similar to our program because they invested in the same property types (e.g., retail, residential, industrial and office) that we intend to acquire and had the same objectives as we do. These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by The Lightstone Group that raised capital from third parties. During the five years ended December 31, 2001, The Lightstone Group sponsored programs that invested in Program Properties that have investment objectives similar to ours.

Information in the tables is current as of December 31, 2010. Investors are strongly encouraged to carefully review the section of this prospectus captioned “Prior Performance of Affiliates of Our Sponsor — Recent Adverse Business Developments” for a description of the adverse developments that have occurred or may occur in 2011. These adverse business developments may not be reflected in the tabular information contained in this prospectus. Information required to be disclosed in Table VI, is included in Part II of the registration statement on pages II-0.

The Lightstone Group presents the data in the Prior Performance Table III for its Prior Programs on either a “GAAP basis” or an “cash basis” depending on the reporting requirements of the program. In compliance with the SEC reporting requirements, the Table III presentation of Revenues, Expenses and Net Income for The Lightstone Group’s public program has been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which incorporate accrual basis accounting. Of the non-public programs presented on Table III, only the DL-DW Holdings LLC program is presented on a GAAP basis; all other programs are presented on an income tax basis (and specifically, a cash basis).

While SEC rules and regulations allow The Lightstone Group to record and report results for its non-public programs on an income tax basis, investors should understand that the results of these non-public programs may be different if they were reported on a GAAP basis. Some of the major differences between GAAP accounting and income tax accounting (and, where applicable, between cash basis and accrual basis income tax accounting) that impact the accounting for investments in real estate are described in the following paragraphs:

•	The primary difference between the cash methods of accounting and accrual methods (both GAAP and the accrual method of accounting for income tax purposes) is that the cash method of accounting generally reports income when received and expenses when paid while the accrual method generally requires income to be recorded when earned and expenses recognized when incurred.
•	GAAP requires that, when reporting lease revenue, the minimum annual rental revenue be recognized on a straight-line basis over the term of the related lease, whereas the cash method of accounting for income tax purposes requires recognition of income when cash payments are actually received from tenants, and the accrual method of accounting for income tax purposes requires recognition of income when the income is earned pursuant to the lease contract.
•	GAAP requires that when an asset is considered held for sale, depreciation ceases to be recognized on that asset, whereas for income tax purposes, depreciation continues until the asset either is sold or is no longer in service.
•	GAAP requires that when a building is purchased certain intangible assets and liabilities (such as above- and below-market leases, tenant relationships and in-place lease costs) are allocated separately from the building and are amortized over significantly shorter lives than the depreciation recognized on the building. These intangible assets and liabilities are not recognized for income tax purposes and are not allocated separately from the building for purposes of tax depreciation.

•	GAAP requires that an asset is considered impaired when the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by the asset, and an impairment loss must then be recognized to decrease the value of the asset to its fair value. For income tax purposes, losses are generally not recognized until the asset has been sold to an unrelated party or otherwise disposed of in an arm’s length transaction.

Prospective investors should read these tables carefully together with the summary information concerning the prior programs as set forth in “Prior Performance Summary” elsewhere in this Prospectus.

INVESTORS IN LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. WILL NOT OWN ANY INTEREST IN THE PRIOR PROGRAM PROPERTIES AND SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN SUCH PRIOR PROGRAMS.

Additional information about these tables can be obtained by calling us at (732) 367-0129.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.
•	“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.
•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.
•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.
•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.
•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES(1)

Table I provides a summary of the experience of The Lightstone Group as a sponsor in raising and investing funds in Lightstone Value Plus Real Estate Investment Trust, Inc. for the last three fiscal years ended December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

			Percentage of Total Dollar Amount Raised
Dollar Amount Offered (total equity)	$330,000,000	(1)
Dollar Amount Raised from Investors	$299,124,609
Dollar Amount Raised from Sponsor and Affiliates from sale of special partnership units, and $200,000 of common stock	$30,200,000	(2)
Total Dollar Amount Raised	$329,324,609
Less offering expenses:
Selling commissions and discounts	23,847,655		7.2%
Retained by affiliates
Organizational expenses	6,340,647		1.9%
Available for investment	292,153,769		90.8%
Acquisition costs and loans made secured by real estate:
Cash down payment – (deposit)	$89,209,273		27.1%
Proceeds from mortgage financings	233,054,537		0.0%
Acquisition expenses	17,295,105		5.3%
Acquisition fees paid to sponsor	28,317,300		8.6%
Total acquisition costs	$367,876,215		40.9	%(3)
Loans made to third parties secured by real estate(3)	$88,497,708		26.9%
Cash used for acquisition costs and loans made secured by real estate:	$223,319,386
Percent leverage (mortgage financing divided by total)	63.28%
Date Offering Began	5/22/2005
Number of Offerings in the Year	One
Length of offerings (in months)	42
Month(s) to invest 90% of amount available for investment	42

(1)	Lightstone Value Plus Real Estate Investment Trust, Inc. is the only other public program of the Lightstone Group. This offering was closed to new investors on October 10, 2008 when the maximum amount of shares were sold. The proceeds from the offering were fully invested as of August 2009.
(2)	Dollar amount includes $30.0 million of proceeds from the sale of special partnership interests.
(3)	The Company made three, one and three third party loans secured by interests in real estate in June of 2008, March 2009 and August 2009, respectively.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to The Lightstone Group and its affiliates from Lightstone Value Plus Real Estate Investment Trust, Inc. during the three years ended December 31, 2010.

	Lightstone Value Plus Real Estate Investment Trust, Inc.
Date Offering Commenced	5/22/2005
Dollar amount raised	$329,324,609	(1)
Amount paid to sponsor from proceeds of offering	—
Underwriting fees	—
Acquisition fees
Real estate commissions	—
Advisory fees
Advisory fees – acquisition fees	19,272,676
Other (identify and quantify)	—
Dollar amount of cash generated from operations before deducting payments to sponsor	$24,452,087
Actual amount paid to sponsor from operations:
Property management fees	$5,070,069
Partnership management fees	11,266,050
Reimbursements	2,169,545
Leasing commissions	1,623,843
Development fees	$847,084
Total amount paid to sponsor from operations	$20,976,591
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash(2)	$204,343,416
Notes	$—
Amount paid to sponsor from property dispositions and refinancing:
Real estate commissions	$—
Incentive fees(3)	$—
Other(2)	$14,083,377

(1)	Dollar amount includes $30.0 million of proceeds from the sale of special general partnership interests. Dollar amount raised is since inception to closing of the offering on October 10, 2008.
(2)	Cash amount represents net cash proceeds received in connection with Lightstone I’s contribution of its interests in certain unconsolidated affiliated real estate entities to Simon Property Group, Inc. pursuant to the terms of a contribution agreement on August 30, 2010. In addition, Lightstone I received marketable equity securities valued at approximately $59.5 as of the date of disposition. Our sponsor owned a residual interest in one of Lightstone I’s wholly owned subsidiaries that owned a portion of the interests in the unconsolidated affiliated real estate entities that were disposed. As a result of the sponsor’s residual ownership interest, the sponsor received a distribution of approximately $14.1 million (which is reflected as “Other”), representing the sponsor’s share of the net cash proceeds received in connection with the disposition.
(3)	The subordinated profits interests will entitle Lightstone SLP LLC, which is controlled and majority owned by our sponsor, to certain distributions from the operating partnership of Lightstone I, but only after their stockholders have received a stated preferred return.

TABLE III

OPERATING RESULTS OF PRIOR PUBLIC PROGRAM PROPERTIES

Table III summarizes the operating results of Lightstone Value Plus Real Estate Investment Trust, Inc. All figures are as of December 31 of the year indicated.

	Year Ended December 31,
	2006	2007	2008	2009(1)	2010(2)
Gross revenues	$8,262,667	$25,259,655	$41,138,102	$40,826,626	$32,393,298
Profit (loss) on sales of properties	$—	$—	$—	$—	$142,692,868	(3)
Less:
Operating expenses	$4,539,126	$12,319,696	$21,944,321	$20,503,768	$15,507,979
Interest expense	$2,587,527	$9,384,383	$13,818,263	$14,532,465	$11,589,231
Depreciation	$2,674,819	$6,163,437	$8,941,153	$9,743,360	$6,545,968
Net income (loss) from discontinued operations	$—	$—	$—	$—	$19,062,020
Net income (loss) – GAAP Basis	$(1,536,344)	$(9,242,390)	$(28,139,359)	$(65,194,653)	$129,930,504
Taxable income (loss)
From operations	$(576,290)	$1,286,647	$(2,697,618)	$1,201,805	$1,771,125	(4)
From gain (loss) on sale	$—	$—	$—	$—	$6,816,064
Cash generated from operations	$1,722,853	$6,651,989	$(3,303,624)	$1,377,693	$204,343,416	(5)
Cash generated from sales	$—	$—	$—	$—	$—
Cash generated from refinancing	$—	$—	$—	$—	$—
Cash generated from operations, sales and refinancing	$1,722,853	$6,651,989	$(3,303,624)	$1,377,693	$211,159,480
Less: Cash distribution to investors
From operating cash flow	$302,591	$3,298,407	$6,855,165	$12,315,168	$6,816,064
From sales and refinancing	$—	$—	$—	$—	$9,898,347
From other	$—	$—	$—	$—	$—
Cash generated after cash distributions	$1,420,262	$3,353,582	$(10,158,789)	$(10,937,475)	$194,445,069
Less: Special items(6)	$—	$512,334	$1,267,119	$4,728,771	(20,954,680)
Cash generated after cash distributions and special items	$1,420,262	$2,841,248	$(11,425,908)	$(15,666,246)	$173,490,389
Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
From operations	$(13.46)	$9.80	$(9.02)	$4.02	$5.92	(4)
From recapture	$—	$—	$—	$—	$—
Capital gain (loss)	$—	$—	$—	$—	$—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$—	$—	$—	$—
Return of capital(7)	$25.73	$54.30	$33.13	$91.38	$77.17
Source (on cash basis)
Sales	$—	$—	$—	$—	$54.38
Refinancing	$—	$—	$—	$—	$—
Operations	$25.73	$54.30	$33.13	$91.38	$22.79
Other	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	88%

(1)	During 2009, Lightstone I’s St. Augustine Outlet Center met the criteria for held for sale and discontinued operations. The 2009 results originally reflected the St. Augustine Outlet Center as discontinued operations. During 2010, the St. Augustine Outlet Center no longer met the criteria for held for sale and discontinued operations. Accordingly, the 2009 results have been restated to reflect the St. Augustine Outlet Center as held for use and continuing operations. All prior periods are presented as originally reported.
(2)	During 2010, Lightstone I disposed of three multi-family residential properties through foreclosure, which resulted in these properties being classified as discontinued operations. Accordingly, the 2010 results reflect these properties as discontinued operations. These operating results of these properties are presented in continuing operations for all prior periods as originally reported.
(3)	During 2010, Lightstone I recognized a gain on the disposition of approximately $142.7 million in connection with the contribution of its interests in certain unconsolidated affiliated real estate entities to Simon Property Group, Inc. pursuant to the terms of a contribution agreement on August 30, 2010. Additionally, Lightstone I deferred the recognition of an additional $32.2 million gain on disposition with respect to this transaction because its realization is subject to final adjustments and potential obligations associated with certain tax protection agreements.
(4)	Represents estimated amounts as 2010 tax returns are in the process of being finalized.
(5)	Net cash proceeds of approximately $204.3 million were received in connection with Lightstone I’s contribution of its interests in certain unconsolidated affiliated real estate entities to Simon Property Group, Inc. pursuant to the terms of a contribution agreement on August 30, 2010. In addition, Lightstone I received marketable equity securities valued at approximately $59.5 as of the date of disposition.
(6)	Amounts represent cash distributions paid to noncontrolling interests, including amounts paid to the sponsor. The amounts paid to the sponsor included in “Special Items” were zero, $0.5 million, $1.3 million, $2.1 million and $16.3 million for the years ended December 31, 20006, 2007, 2008, 2009 and 2010, respectively. The sponsor owned a residual interest in one of Lightstone I’s wholly owned subsidiaries that owned a portion of the interests in the unconsolidated affiliated real estate entities that were disposed during 2010 (see Notes 3 and 5). As a result of the sponsor’s residual ownership interest, the sponsor received a distribution of approximately $14.1 million in August 2010, representing the sponsor’s share of the net cash proceeds received in connection with the disposition.
(7)	Based on dividends declared in each year, over cumulative dollars raised per $1,000 invested.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales and/or disposals of properties of Lightstone Value Plus Real Estate Investment Trust, Inc. for the last three fiscal years ended December 31, 2010.

			Selling Price, Net of Closing Costs and GAAP Adjustments				Cost of Properties, Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received, Net of Closing Costs		Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) Cash over Cash Expenditures
Camden Multi-Family Portfolio – Apartment Property located Greensboro, NC(1)	November 2007	April 2010	$—		$14,560,000	$14,560,000	$14,560,000	$4,256,245	$18,816,245	$319,513
Camden Multi-Family Portfolio – Apartment Property located in Tampa, FL(2)	November 2007	May 2010	$—		$27,712,300	$27,712,300	$27,712,300	$8,507,926	$36,220,226	$(63,494)
Camden Multi-Family Portfolio – Apartment Property located in Charlotte, NC(3)	November 2007	December 2010	$—		$9,147,000	$9,147,000	$9,147,000	$2,863,901	$12,010,901	$230,811
Investment in affiliated real estate entities(4)	Various dates during 2008 and 2009	August 2010	$265,740,918	(5)	$560,191,855	$825,932,773	$582,114,587	$130,651,923	$712,766,510	$2,944,767

(1)	Property was disposed of through a foreclosure sale. No taxable gain reported on this disposal. Loss is estimated to be $2.9 million as 2010 tax return has not yet been finalized.
(2)	Property was disposed of through a foreclosure sale. No taxable gain reported on this disposal. Loss is estimated to be $5.6 million as 2010 tax return has not yet been finalized.
(3)	Property was disposed of through a foreclosure sale. No taxable gain reported on this disposal. Loss is estimated to be $1.8 million as 2010 tax return has not yet been finalized.
(4)	Lightstone I acquired an aggregate 40% and 36.8% membership interests in Prime Outlets Acquisition Company (“POAC”) and Mill Run, LLC (“Mill Run”), respectively, during 2008 and 2009. Lightstone I disposed of its interests in these entities through a tax-free transaction during 2010. The cash received, net of closing costs, includes $204.4 million of net cash proceeds and $59.5 million of marketable securities received, valued as of the date of the disposition. The mortgage balance at the time of disposal and original mortgage financing represents Lightstone I’s share of the debt outstanding of POAC and Mill Run on the respective dates. Lightstone I acquired the investment in affiliated real estate entities through the exchange of equity interests valued at $98.6 million in Lightstone I’s operating partnership which is included in the total acquisition costs.
(5)	Our sponsor owned a residual ownership interest in one of Lightstone I’s wholly owned subsidiaries that owned an interest in the investment in affiliated real estate entities disposed of. As a result of this ownership, our sponsor received a distribution of $14.1 million, which represents our sponsor’s portion of cash proceeds received.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC
PROGRAM PROPERTIES

NOT APPLICABLE

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

NOT APPLICABLE

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
DL-DW Holdings LLC

Table III summarizes the operating results of DL-DW Holdings LLC, which held Extended Stay Hotels. This non-public program property closed during the five years ended December 31, 2010. The figures shown for December 31, 2007 represent the seven months ended December 31, 2007. All figures are presented on a GAAP basis.

	2006	2007	2008	2009	2010(1)
Gross revenues	$—	$623,104,000	$1,032,945,000	$833,401,000	$656,619,000
Profit (loss) on sales of properties	$—	$—	$—	$—	$—
Less:
Operating expenses	$—	$296,487,000	$545,852,000	$525,487,000	$402,631,000
Interest expense	$—	$321,141,000	$469,151,000	$293,110,000	$155,426,000
Depreciation	$—	$236,310,000	$391,089,000	$378,882,000	$280,739,000
Net income – Tax basis	$—	$(230,352,000)	$(373,147,000)	$(364,078,000)	$(182,177,000)
Taxable income (loss)
From operations	$—	$(230,352,000)	$(373,147,000)	$(364,078,000)	$(182,177,000)
From gain (loss) on sale	$—	$—	$—	$—	$—
Cash generated from operations	$—	$44,711,000	$35,974,000	$32,907,000	$34,891,000 (2)
Cash generated from sales	$—	$—	$—	$—	$—
Cash generated from refinancing	$—	$—	$—	$—	$—
Cash generated from operations, sales and refinancing	$—	$44,711,000	$35,974,000	$32,907,000	$34,891,000
Less: Cash distribution to investors
From operating cash flow	$—	$21,933,000	$21,358,000	$18,796,000	$—
From sales and refinancing	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—
Cash generated after cash distributions	$—	$22,778,000	$14,616,000	$14,111,000	$34,891,000
Less: Special items	$—	$—	$—	$—	$—
Cash generated after cash distributions and special items	$—	$22,778,000	$14,616,000	$14,111,000	$34,891,000
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
From operations	$—	$(367)	$(594)	$(580)	$(290)
From recapture	$—	$—	$—	$—	$—
Capital gain (loss)	$—	$—	$—	$—	$—
Cash distributions to investors
Source (Income tax basis)
Investment income	$—	$35	$34	$30	$—
Return of capital	$—	$—	$—	$—	$—
Source (on cash basis)
Sales
Refinancing	$—	$—	$—	$—	$—
Operations	$—	$35	$34	$30	$—
Other	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	—%	100%	100%	100%	100%

(1)	Amounts obtained from the September 30, 2010 Corporate Monthly Operating Report (MOR) filed with the United States Bankruptcy Court. These amounts represent nine months of activity for 2010 and are unaudited as audited financial statements are not available as of the date of this filing.
(2)	Amount calculated as Gross Revenues less Operating Expenses, Interest Expense, and Reorganization costs of $63.671 million for the nine months ended September 30, 2010.

TABLE III

OPERATING RESULTS OF PRIOR NON-PUBLIC PROGRAM PROPERTIES
Williamsburg Mazel Outlets
(Unaudited)

Table III summarizes the operating results for the Williamsburg Mazel Outlets non-public program which have closed during the five years ended December 31, 2010. All figures are as of December 31 of the year indicated and are presented on the cash basis accounting method.

	2006	2007	2008	2009	2010
Gross revenues	$1,418,443	$1,587,714	$5,722,903	$7,734,505	$5,590,896
Profit (loss) on sales of properties	—	—	—	—	—
Less:
Operating expenses	$252,689	$399,256	$1,466,381	$1,906,189	$1,264,593
Interest expense	$1,055,205	$1,795,732	$2,567,272	$2,305,341	$1,376,765
Depreciation	$474,827	$504,683	$779,100	$1,788,036	$1,108,072
Net income – tax basis	$(364,278)	$(1,111,956)	$910,150	$1,734,939	$1,841,465
Taxable income (loss)
From operations	$(364,278)	$(1,111,956)	$910,150	$1,734,939	$1,841,465
From gain (loss) on sale	$—	$—	$—	$—	$—
Cash generated from operations	$110,549	$(607,274)	$1,689,250	$3,522,976	$2,949,538
Cash generated from sales	$—	$—	$—	$—	$—
Cash generated from refinancing	$406,878	$8,983,279	$33,391,825	$1,542,663	$200,280
Cash generated from operations, sales and refinancing	$517,427	$8,376,006	$35,081,075	$5,065,639	$3,149,818
Less: Cash distribution to investors
From operating cash flow	$172,200	$5,000,000	$6,213,798	$4,198,903	$(613,903)
From sales and refinancing	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—
Cash generated after cash distributions	$345,227	$3,376,006	$28,867,278	$866,736	$3,763,721
Less: Special items	$—	$—	$—	$—	$—
Cash generated after cash distributions and special items	$345,227	$3,376,006	$28,867,278	$866,736	$3,763,721
Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
From operations	$(34)	$(105)	$86	$164	$174
From recapture	$—	$—	$—	$—	$—
Capital gain (loss)	$—	$—	$—	$—	$—
Cash distributions to investors
Source (Income tax basis)
Investment income	$16	$473	$588	$397	$(58)
Return of capital	$—	$—	$—	$—	$—
Source (on cash basis)
Sales	$—	$—	$—	$—	$—
Refinancing	$—	$—	$—	$—	$—
Operations	$16	$473	$588	$397	$(58)
Other	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%	100%	100%	100%	100%

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes information for non-public programs which have completed operations (no longer held properties) during the five years ended December 31, 2010.

	Larchmont	Netherwood	Regency	International Village	Prime Outlets		Prime Outlets Barcolenta		Orlando Belz Outlet Malls		Williamsburg Prime Outlets Expansion (Ewell Station)		PREIT Industrial
Dollar Amount Raised	$2,562,631	$681,085	$2,639,095	$2,739,916	$16,034,445		$19,202,442		$42,593,223		$11,322,792		$1,047,443
Number of Properties Purchased	1	1	1	1	29		1		2		1		1
Date of Closing of Offering	December 2002	December 2003	October 2003	October 2003	December 2003		December 2002		May 2005		February 2006		August 2005
Date of First Sale of Property	July 2008	July 2008	November 2008	November 2008	July 2005		May 2010	(2)	August 2010	(2)	August 2010	(2)	August 2008
Date of Final Sale of Property	July 2008	July 2008	November 2008	November 2008	August 2010	(2)	May 2010	(2)	August 2010	(2)	August 2010	(2)	March 2010
Tax and distribution data per $1,000 invested
Investment thru sale date
Net Income – Tax Basis, before minority interests	$2,277	$11,918	$(1,047)	$(1,402)	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
Federal income tax results:					(1), (2)		(1), (2)		(1), (2)		(1), (2)			(1)
Ordinary income (loss)	$306	$508	$(1,129)	$(1,647)	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
from operations	$306	$508	$(1,129)	$(1,647)	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
from recapture	$—	$—	$—	$—	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
Capital Gain (loss)	$1,971	$11,410	$82	$245	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
Deferred Gain	$—	$—	$—	$—	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
Capital	$—	$—	$—	$—	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
Ordinary	$—	$—	$—	$—	$(1), (2)		$(1), (2)		$(1), (2)		$(1), (2)			$(1)
Cash distributions to investors:
Source (on Tax basis)
Investment Income	$—	$—	$—	$—	$—		$—		$—		$—		$—
Return of capital	$2,563	$681	$294	$333	$16,034		$19,202		$42,593		$11,323		$1,047
Other	$7,471	$4,694	$—	$—	$689,352		$82,571		$212,484		$16,765		$1,712
Source (on cash basis)
Sales	$7,302	$3,987	$—	$—	$449,810		$63,243		$201,705		$12,503		$2,332
Refinancing	$—	$—	$—	$—	$255,576		$38,529		$34,766		$15,585		$—
Operations	$2,732	$1,388	$294	$333	$—		$—		$18,606		$—		$427
Other	$—	$—	$—	$—	$—		$—		$—		$—		$—

(1)	2010 tax returns have not been finalized and are currently in the process of being prepared, so information is not currently available.
(2)	The members disposed of their interests in these entities through a tax-free transaction during 2010. The members’ interests were contributed to Simon Property Group, Inc. pursuant to the terms of a contribution agreement on August 30, 2010.

DL-DW Holdings LLC (Extended Stay Hotels) — Not included in the Table

In June 2007, the sponsor acquired Extended Stay Hotels, Inc. (“Extended Stay”) for approximately $8.0 billion, $7.4 billion of which was financed with mortgage and mezzanine loans. The acquisition of Extended Stay, which was included in the DL-DW Holdings LLC program, involved the acquisition of approximately 684 hotels located in 44 states and Canada. The sponsor contributed approximately $200 million of the total approximately $600 million of equity to finance the acquisition of Extended Stay. In addition, in consideration for the lenders providing the financing for the acquisition of Extended Stay, the sponsor entered into a non-recourse carve-out guaranty agreement customary in securitized financings with certain lenders to, among other things, in limited circumstances provide for the guaranty of certain indebtedness up to $100 million.

As a result of the downturn in the economy, Extended Stay experienced decline in revenues per available hotel room and resulting cash flows from operations. In anticipation of the amortization payments commencing in June 2009, Extended Stay engaged restructuring advisors in September 2008 to assist it in a comprehensive restructuring of its indebtedness. Extended Stay had sought every opportunity, and indeed reached an agreement with some lenders for an out-of-court debt restructuring, but it was unable to complete the restructuring outside of Chapter 11 under the United States Bankruptcy Code. On June 15, 2009, Extended Stay filed for Chapter 11 protection under the United States Bankruptcy Code. David Lichtenstein and Joseph Teichman were officers and/or directors of various Extended Stay subsidiaries that filed for Chapter 11 protection with Extended Stay. Bruno de Vinck and Peyton Owen were directors of some of the Extended Stay subsidiaries that filed for Chapter 11 protection with Extended Stay.

TABLE V SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

This table provides summary information on the results of sales or disposals of properties by Non-Public Prior Programs having similar investment objectives to ours. All figures below are through December 31, 2010.

			Selling Price, Net of Closing Costs and GAAP Adjustments			Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Cash Acquisition Costs, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) Cash over Cash Expenditures
PREIT Industrial-National(1)	August 2005	August 2008	$476,675	$763,700	$1,240,375	$763,700	$150,093	$913,793	$596,607
PREIT Industrial-Airport(1)	August 2005	October 2008	$118,293	$464,800	$583,093	$464,800	$14,211	$479,011	$170,231
PREIT Industrial-Allentown(1)	August 2005	October 2008	$(128,288)	$411,500	$283,212	$411,500	$(283,677)	$127,823	$72,507
LS Member II – Shawnee Lot 4A(2)	December 2004	September 2008	$(39,198)	$438,922	$399,725	$438,922	$11,078	$450,000	$—
Netherwood(3)	December 2003	June 2008	$3,827,871	$3,689,646	$7,517,517	$3,040,000	$899,008	$3,939,008	$4,770,653
Regency(4)	October 2003	November 2008	$(45,000)	$8,350,250	$8,305,250	$8,820,000	$1,591,544	$10,411,544	$(1,583,761)
International(5)	October 2003	November 2008	$(67,500)	$12,685,956	$12,618,456	$13,430,000	$2,030,472	$15,460,472	$(2,347,889)
PREIT Industrial-Lowell	August 2005	March 2010	$1,865,691	$1,860,000	$3,725,691	$1,860,000	$1,011	$1,861,011	$(955,708)
Barceloneta Prime Outlets(6)	December 2002	May 2010	$63,243,234	$75,161,459	$138,404,693	$32,500,000	$41,801,152	$74,301,152	$18,755,309
Prime Outlets Portfolio(6)	December 2003	August 2010	$449,809,716	$1,166,743,834	$1,616,553,550	$406,909,858	$580,579,808	$987,489,666	$416,288,936
Orlando Belz Outlet Malls(6)	May 2005	August 2010	$201,704,965	$254,060,655	$455,765,621	$87,050,143	$177,483,975	$264,534,118	$(440,573)
Williamsburg Prime Outlets Expansion (Williamsburg Mazel Outlets)(6)	February 2006	August 2010	$12,502,958	$56,664,426	$69,167,384	$12,139,500	$39,376,278	$51,515,778	$7,367,355

(1)	Properties were sold as a portfolio. Total Section 1231 gain reported was $831,271 and unrecaptured Section 1250 gain reported was $105,288.
(2)	LS Member II Shawnee Land — small parcel of land near Shawnee mall sold. No taxable gain reported on this sale, loss was $6.5 million.
(3)	Section 1231 gain was $641,566 and unrecaptured Section 1250 gain reported was $4.3 million.
(4)	$1.5 million of unrecaptured Section 1250 gain reported.
(5)	$2.5 million of unrecaptured Section 1250 gain reported.
(6)	The members disposed of their interests in these entities through a tax-free transaction during 2010. The members’ interests were contributed to Simon Property Group, Inc. pursuant to the terms of a contribution agreement on August 30, 2010.

APPENDIX B

DISTRIBUTION REINVESTMENT PROGRAM

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (“Lightstone”), has adopted this Distribution Reinvestment Program (the “Program”), to be administered by Lightstone, Lightstone Securities, LLC (“the Dealer Manager”) or an unaffiliated third party (the “Administrator”) as agent for participants in the Program (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of Lightstone, par value $0.01 per share (the “Share”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Program may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants are generally required to have the full amount of their cash distributions with respect to their Shares (the “Distributions”) reinvested pursuant to the Program. However, the Administrator shall have the sole discretion, upon request by the Participant, to accommodate the Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Program.

2. Distribution Reinvestment.  The Administrator will receive all Distributions paid by Lightstone. Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter.

3. General Terms of Program Investments.

(a) Lightstone intends to offer Shares pursuant to the Program at the higher of (i) 95% of the then current net asset value as estimated by Lightstone’s board of directors or (ii) $9.50 per share, regardless of the price per Share paid by the Participant. A stockholder may not participate in the Program through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to Lightstone’s prospectus outside of the Program at prices below $9.50 per share.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Program.

(c) Dealer manager fees will not be paid for the Shares purchased pursuant to the Program.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Program. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to Lightstone and will become property of the company.

(f) Participants may acquire fractional Shares, computed to four decimal places. The ownership of the Shares shall be reflected on the books of Lightstone or its transfer agent.

(g) a Participant will not be able to acquire Shares under the Program to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Lightstone’s Amended and Restated Charter. For purposes of this Program, “Ownership Limit” shall mean the prohibition on beneficial ownership of no more than 9.8%, in number of shares or value, of outstanding equity securities of Lightstone.

4. Absence of Liability.  Lightstone, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Lightstone, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Program, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in Lightstone’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Program during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Securities becomes inaccurate. Tax information regarding a Participant’s participation in the Program will be sent to each Participant by the company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Program.

8. Termination.

(a) A Participant may terminate or modify his participation in the Program at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Program with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

9. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Program to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Program that conflict with the general terms and provisions of this Program, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Program.

10. Amendment to or Termination of the Program.

(a) The terms and conditions of this Program may be amended by Lightstone at any time, including but not limited to an amendment to the Program to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may terminate a Participant’s individual participation in the Program and Lightstone may terminate the Program itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Program or termination of a Participant’s participation in the Program, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

11. Governing Law.  This Program and the Participants’ election to participate in the Program shall be governed by the laws of the State of Maryland.

12. Notice.  Any notice or other communication required or permitted to be given by any provision of this Program shall be in writing and, if to the Administrator, addressed to ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5, Floor 2, Dallas, Texas 75024, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

13. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. Lightstone will not issue share certificates except to stockholders who make a written request to the Administrator.

APPENDIX C

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUBSCRIPTION AGREEMENT

CURRENTLY NOT AVAILABLE TO RESIDENTS OF OHIO

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

PLEASE MAIL the properly completed and executed ORIGINALS of the subscription agreement with your check made payable to: “Wells Fargo Bank, NA, Escrow Agent for Lightstone II.”

Mail completed documents to:

ACS SECURITIES SERVICES, INC
3988 N. CENTRAL EXPWY
BLDG 5, FLR 2
DALLAS, TX 75204

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Lightstone Securities at (888) 808-7348 (REIT)

Instructions to Subscribers

Section 1:	Indicate investment amount. Make all checks payable to “Wells Fargo Bank, NA, Escrow Agent for Lightstone II.”
Section 2:	Choose type of ownership

Non-Custodial Ownership

— Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.

— Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts — Please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

Existing IRA Accounts and other Custodial Accounts

— Information must be completed BY THE CUSTODIAN.  Have all documents signed by appropriate officers as indicated in their Corporate Resolution (also, to be included).

Section 3:	All names addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees
Section 4:	Choose Dividend Allocation option
Section 5:	To be signed and completed by your Financial Advisor Be sure to include CRD number for FA and BD Firm Branch Manager signature
Section 6:	Have ALL owners initial and sign where indicated on Page 3
Section 7:	Have investors complete and sign the substitute W-9

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUBSCRIPTION AGREEMENT

1.	YOUR INITIAL INVESTMENT Make all checks payable to “Wells Fargo Bank, NA, Escrow Agent for Lightstone II”

Investment Amount $	Brokerage Account Number
The minimum initial investment is 200 shares ($2,000)	(If applicable)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

☐	I/WE AM/ARE EMPLOYEE(S) OF LIGHTSTONE SECURITIES, AN AFFILIATE, BROKER AND OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I ACKNOWLEDGE THAT I WILL NOT BE PAID A COMMISSION FOR THIS PURCHASE, BUT WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.
☐	CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.
2.	FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership
Individual
Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)
Tenants in Common
TOD – Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties. (Please complete Transfer on Death Registration Form. You may download the form at www.lightstonereit.com)
Uniform Gift/Transfer to Minors (UGMA/UTMA)

Under the UGMA/UTMA of the State of _______________

Pension Plan (Include Plan Documents)
Trust (Include title and signature pages of Trust Documents)   Corporation or Partnership (Include Corporate Resolution or Partnership Agreement)
Other ________________ (Include title and signature pages)	Third Party Administered Custodial Plan
(new IRA accounts will require an additional application)
☐ IRA ☐ ROTH/IRA
☐ SEP/IRA ☐ SIMPLE
☐ OTHER

Name of Custodian

Mailing Address
City State Zip
Custodian Information (To be completed by Custodian above)
Custodian Tax ID #
Custodian Account #

Custodian Phone
3.	INVESTOR INFORMATION Please print name(s) in which Shares are to be registered.
A.	Individual/Trust/Beneficial Owner

First Name:	Middle:
Last Name:	Tax ID or SS#
Street Address:	City:	State:	Zip
Date of Birth: (mm/dd/yyyy) / /	If Non-U.S. Citizen, specify Country of Citizenship:
Daytime Phone #: U.S. Drivers License Number (if available)			State of Issue:

CURRENTLY NOT AVAILABLE TO RESIDENTS OF OHIO.

CALIFORNIA INVESTORS:  ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

B.	Joint Owner/Co-Trustee/Minor

First Name:	Middle:
Last Name:	Tax ID or SS#
Street Address:	City:	State:	Zip:
Date of Birth: (mm/dd/yyyy) / /	If Non-U.S. Citizen, Specify Country of Citizenship:
Daytime Phone Number:
C.	Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address:
City:	State:	Zip:
D.	Trust/Corporation/Partnership/Other (Trustee’(s) information must be provided in sections 3A and 3B) Date of Trust------/------/-------

Entity Name/Title of Trust:	Tax ID Number:
E.	Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of birth:
	City	State/Providence	Country

Immigration Status ☐	Permanent resident ☐	Non-permanent resident ☐	Non-resident ☐
Check which type of document you are providing:

☐ US Driver’s License	☐ INS Permanent resident alien card	☐ Passport with U.S. Visa	☐ Employment Authorization Document

☐ Passport without U.S. Visa	Bank Name required:	Account No. required:

☐ Foreign national identity documents	Bank address required:	Phone No. required:

Documents number and country of issuance	Number for the document checked above:
F.	Employer: Retired: ☐

4.	DISTRIBUTIONS (Select only one)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions
IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Shares of Lightstone Value Plus REIT II and elect the distribution option indicated below:

A.	Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)
B.	Mail Check to the address of record
C.	Credit Dividend to my IRA or Other Custodian Account
D.	Cash/Direct Deposit. Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize Lightstone Value Plus REIT II or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Lightstone Value Plus REIT II in writing to cancel it. In the event that Lightstone Value Plus REIT II deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution:
Mailing Address:	City:	State:	Zip:
Account Number:	Your Bank’s ABA/Routing Nbr:
Your Bank’s Account Number:	Checking Acct:	Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature    Signature

5.	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

Broker Dealer		Financial Advisor Name/RIA
Advisor Mailing Address
City		State	Zip code
Advisor No.	Branch No.	Telephone No.
Email Address		Fax No.
Broker Dealer CRD Number		Financial Advisor CRD Number
☐	AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA): All sales of securities must be made through a Broker-Dealer. If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker-Dealer (Section 5 must be filled in). I acknowledge that by checking the above box I WILL NOT RECEIVE A COMMISSION.

The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and/or RIA Signature:	Date:
Branch Manager Signature:	Date:

6.	SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to Lightstone Value Plus REIT II, Inc.) I/We have a gross income due in the current year of at least $70,000; or have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) I/We have received the final prospectus of Lightstone Value Plus REIT II.
Owner	Co-Owner	c) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	d) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	e) If an affiliate of Lightstone Value Plus REIT II, I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.

Owner Signature:	Date:
Co-Owner Signature:	Date:

Signature of Custodians(s) or Trustees(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee)	Date:

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY
STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

Arkansas

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas resident that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Oregon, Pennsylvania or Washington resident’s net worth.

Iowa

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Iowa residents that have a combined liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Kansas, Missouri, and California

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Alabama

•	In addition to the general suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Tennessee

•	In addition to the general suitability standards described above, Tennessee residents’ maximum investment in the issuer and its affiliates must not exceed ten percent (10%) of their liquid net worth. Further, the minimum closing amount for Tennessee investors is $10,000,000 or 1,000,000 shares subscribed. We will only sell shares of our common stock to Tennessee investors who initially purchase a minimum of 500 shares for a total purchase price of $5,000, except tax-exempt entities may initially purchase a minimum of 250 shares for a total purchase price of $2,500.

Currently Not Open to Residents of Ohio

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. AS USED IN THIS SUBSCRIPTION AGREEMENT, “LIGHTSTONE” REFERS TO THE LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND ITS AFFILIATES. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

7.	SUBSTITUTE W-9

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. — Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” is the Internal Revenue Service.

For this type of account:	Give the SSN of:	For this type of account:	Give the EIN of:
1. An individual’s account	The individual	6. Sole proprietorship or single-owner LLC	The owner(3)
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	7. A valid trust, estate, or pension trust	The legal entity(4)
		8. Corporate or LLC electing corporate status on Form 8832	The corporation
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
		10. Partnership or multi-member LLC	The partnership
4. (a) The usual revocable savings trust account (grantor is also trustee.	The grantor-trustee(1)	11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5. Sole proprietorship or single-owner LLC	The owner(3)	12. A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you may also enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note.  If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under Section 501 (a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
•	The United States or any of its agencies or instrumentalities.
•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
•	A foreign government or any of its political subdivisions, agencies or instrumentalities.
•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under Section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding.  Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, furnish your TIN, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

•	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. Civil Penalty for False Information With Respect to
•	Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
•	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
•	Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. SEE THE GUIDELINES BELOW FOR INSTRUCTIONS ON HOW TO FILL OUT THE SUBSTITUTE W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1 — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Numbers
Part 2 — Certification-Under — penalties of perjury, I certify that:
(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien)
	CERTIFICATION INSTRUCTIONS — YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT TIME (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.	Part 3 — Awaiting TIN ☐ Part 4 — Exempt TIN ☐
SIGNATURE: DATE: , 2009
Name (Please Print):
Address (Please Print):

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT, PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE:	Date:

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC.

Common Stock

51,000,000 SHARES — MAXIMUM OFFERING

PROSPECTUS

May 2, 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Lightstone Value Plus Real Estate Investment Trust II, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Until July 31, 2011 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.